     As filed with the Securities and Exchange Commission on July 13, 2001
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------
                                    FORM F-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ---------------
                          ANTENNA TV AN-NYMO- ETAIPEIA
             (Exact name of registrant as specified in its charter)

                                ANTENNA TV S.A.
                 (Translation of registrant name into English)

                                       4833                      None
Prefecture of Athens Attica,
     Hellenic  Republic         (Primary Standard          (I.R.S. Employer
                                    Industrial          Identification Number)
     (State or other            Classification Code
     jurisdiction of                  Number)

                             Kifissias Avenue 10-12
     incorporation or           Maroussi 151 25
      organization)              Athens, Greece
                                (30-1) 685-0370
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                          Antenna (North America) Inc.
                                645 Fifth Avenue
                                   Suite 406
                               New York, NY 10022
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                With a copy to:
                             MARK S. BERGMAN, Esq.
                    Paul, Weiss, Rifkind, Wharton & Garrison
                          1285 Avenue of the Americas
                         New York, New York 10019-6064
                                 (212) 373-3000

                                ---------------
   Approximate date of commencement of sale to the public: As soon as practicable after this Registration Statement is declared effective.
                                ---------------
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
 Title of Each Class of                 Proposed Maximum  Proposed Maximum
    Securities to be      Amount to be   Offering Price  Aggregate Offering    Amount of
       Registered         Registered(1)   Per Unit(2)       Price(1)(2)     Registration Fee
--------------------------------------------------------------------------------------------
9 3/4% notes due 2008 ..  $127,110,000        100%          $127,110,000        $31,778
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

(1) Based on an aggregate offering price of (Euro)150,000,000 translated at an exchange rate of $1.00 =(Euro)1.18, which is the Federal Reserve Bank of New York's Noon Buying Rate for Euro's on July 9, 2001.
(2) Determined solely for the purpose of calculating the registration fee in accordance with Rule 457 promulgated under the Securities Act of 1933, as amended.

                                ---------------
   The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities or accept any offer to buy these securities until +
+we deliver this prospectus to you in final form. We are not using this        +
+prospectus to offer to sell these securities or to solicit offers to buy + +these securities in any place where the offer or sale of the securities is +
+not permitted.                                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 13, 2001
PRELIMINARY PROSPECTUS

[LOGO ANTENNA TV S.A.]

                                Antenna TV S.A.

                  Exchange Offer for (Euro)150,000,000 of our
                          9 3/4% Senior Notes due 2008

                                  -----------

  Terms of the exchange offer:

  .  It will expire at 5:00 p.m., London time, on      , 2001, unless
     extended.

  . All initial notes that are validly tendered and not withdrawn will be exchanged.

  . Tenders of notes may be withdrawn at any time before the expiration of the exchange offer.

  . The terms of the exchange notes we will issue in the exchange offer are substantially identical to those of our initial notes, except that transfer restrictions and registration rights relating to the initial notes will not apply to the exchange notes.

  . The exchange notes are new securities and there is currently no established market for them.

  . The exchange notes will be our senior unsecured obligations and will rank equally with all of our other unsecured senior indebtedness, including our existing 9% senior notes due 2007.

                                  -----------

  Before participating in the exchange offer, please refer to the section in this prospectus entitled "Risk Factors" beginning on page .

  Neither the Securities and Exchange Commission nor any state commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                  The date of this prospectus is      , 2001.

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                 ------------

                               Table of Contents

Currency and Financial Statement Presentation.............................   ii
Market Information........................................................   ii
Summary...................................................................    1
Risk Factors..............................................................   12
Forward-Looking Statements................................................   20
Exchange Rate Information.................................................   21
Use of Proceeds...........................................................   22
Capitalisation............................................................   23
Selected Historical Financial and Other Information.......................   24
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   26
Business..................................................................   44

Management..................................................................  71
Principal Shareholders......................................................  75
Related Party Transactions..................................................  76
The Exchange Offer..........................................................  78
Description of the Exchange Notes...........................................  85
Description of the Initial Notes............................................ 109
Form of the Notes, Clearance and Settlement................................. 110
Taxation.................................................................... 113
Plan of Distribution........................................................ 119
Legal Matters............................................................... 119
Where You Can Find More Information......................................... 119
Independent Public Accountants.............................................. 120
Index to Consolidated Financial Statements.................................. F-1

                Incorporation of Certain Documents by Reference

   This prospectus incorporates by reference important business and financial information about our company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Any statement modified or superseded by subsequently filed materials shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Subject to the preceding, the information in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference. We incorporate by reference the documents listed below and any other filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to termination of this offering:

  .  Our Annual Report on Form 20-F for the fiscal year ended December 31,
     2000.

  .  Our Quarterly Report on Form 6-K for the quarter ended March 31, 2001.

   You may request a copy of any of these documents, at no cost, by contacting us in writing or by telephone at our principal executive office: Kifissias Avenue 10-12, Maroussi 151 25, Greece, Telephone: (30-1) 688-6100. To obtain timely delivery of any copies of filings requested, please write or telephone no later than five days prior to the termination of this exchange offer.

   Except as described above, no other information is incorporated by reference in this prospectus (including, without limitation, information on our website).

                 Currency and Financial Statement Presentation

   We publish consolidated financial statements prepared under U.S. GAAP. We maintain our accounting records and publish our statutory financial statements under Greek tax and corporate regulations. We made certain adjustments to our accounting records to prepare the financial statements and other information in this prospectus under U.S. GAAP. We have included in this prospectus our audited financial statements for 1998, 1999 and 2000 and our unaudited financial statements for the three months ended March 31, 2000 and 2001.

   We publish our consolidated financial statements in Greek drachmae. Unless we note otherwise, all amounts in this prospectus are expressed in Greek drachma. For your convenience, except for translations of Greek drachma amounts for the period ended March 31, 2001, which amounts are translated into U.S. dollars at GRD 387.48 = $1.00, or unless otherwise indicated, this prospectus contains translations of Greek drachma amounts into U.S. dollars at GRD 362.95 = $1.00, the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 2000. Also for your convenience, unless otherwise indicated, this prospectus contains translations of Greek drachma amounts into euros at GRD 340.75 = (Euro)1.00 the Bank of Greece's average euro-drachma fixing rate on December 29, 2000. As of January 1, 2001, the drachma became the 12th currency in the European Monetary Union and the exchange rate between the drachma and the euro was fixed at (Euro)1.00 = GRD 340.75. The translations of Greek drachma amount for the period ended March 31, 2001 of GRD 387.48 = $1.00 is based on the noon buying rate for euros of (Euro)1.14 = $1.00 then translated based on the legal rate of exchange from euros to drachmae. See "Exchange Rate Information" for historical information about exchange rates. You should not construe these translations as representations that the amounts referred to actually represent translated amounts or that you could convert these amounts into the translated currency at the rates indicated.

   Unless otherwise specified or the context requires, references to "$," "U.S. $" and "U.S. dollars" are to United States dollars, to "GRD" and "drachmae" are to Greek drachmae and to "(Euro)" and "euros" are to the European Monetary Union euro.

                               Market Information

   Except where we otherwise attribute market or market share data to another source, all market and market share data included in this prospectus are our own estimates. These estimates are based upon our experience in the media industry and our familiarity with the relevant Greek markets. While we believe these estimates to be reliable, we have not verified them with independent sources.

                               Prospectus Summary

   This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read the entire prospectus carefully including the "Risk Factors" section, our consolidated financial statements and the notes to those financial statements. Unless the context otherwise requires, "Company," "Antenna," "we," "our" and "us" refer to Antenna TV S.A.

Company Overview

   We are a leading media group in Greece. We own and operate Antenna TV, which is the leading television broadcast network and producer of television programming in Greece. Antenna has achieved its position through emphasizing quality and innovative programming that appeals to a variety of audience segments representing a broad cross-section of the Greek population and enjoys strong brand recognition. We also own and operate a leading radio station, Antenna FM, and have a controlling interest in a publishing company, Daphne Communications. We intend to use digital satellite television and the internet as further distribution channels for our programming and publishing content and to leverage our brand. We also intend to take advantage of opportunities for cross-promotion and synergies across our media group, as well as through cooperative relationships with third parties.

   For the twelve months ended March 31, 2001, we generated revenue of GRD 55,877 million ($144.2 million or (Euro)164.0 million) and generated EBITDA of GRD 31,213 million ($80.5 million or (Euro)91.6 million) and EBITD of GRD 17,503 million ($45.2 million or (Euro)51.4 million).

Market Opportunities

   The Greek advertising industry, and television advertising in particular, has grown significantly in recent years. Greek television net advertising expenditures have experienced 21% average annual real growth since 1989 and 10.1% since 1997, reaching approximately GRD 107 billion ($294.8 million) in 2000. This growth was due primarily to the privatisation of Greek television, where increased average television viewing time was driven by the higher quality and greater variety of programming. Although there has been a decrease in advertising expenditures relative to comparable periods in prior years beginning in the fourth quarter of 2000, we expect the growth in advertising expenditures to continue over the medium to long-term, although at a more moderate pace, as a result of several factors, including:

  . the expected strong Greek gross domestic product growth;

  . a greater commercial emphasis on the part of an increased number of privatized Greek companies;

  . increased competition generally and the further entry of multinational corporations into Greece;

  . specific industry factors such as the expected reduction in taxes imposed on the sale of automobiles in Greece and the expected liberalization of regulatory regimes governing the advertising of over-the-counter drugs; and

  . the 2004 Athens Olympic Games.

   We estimate that in 2000 the proportion of net Greek advertising, other than outdoor advertising, which we believe is immaterial, represented by television was approximately 62%, by magazines was approximately 17% and by radio was approximately 8%.

   There are approximately 11 million people and approximately 3.2 million television households in Greece. Daily viewing time in Greece has increased significantly since the introduction of private commercial television broadcasting in 1989. In 2000, Greek daily viewing time was 219 minutes, compared to 131 minutes in 1990.

Our Competitive Strengths

 Leading market share in key areas

   We hold leading market positions in television, radio and magazine publishing:

  . we operate the leading broadcast network in Greece, Antenna TV. We hold the number one position in Greece in terms of ratings and audience share and, we believe, television advertising revenues. We have also entered into a cooperation agreement with Makedonia TV, one of the other six Greek commercial television broadcasters with a nationwide license, under which we receive 20% of the station's revenues;

  . we operate a leading radio station, Antenna FM, which holds, we believe, the number two position in terms of advertising share and ratings. We also have an agreement with Rythmos FM under which we receive a 55% share of the station's revenues; and

  . through our majority position in Daphne Communications, we publish 13 leading magazines including magazines for women, sports magazines, automotive magazines and entertainment magazines.

 Leading producer of Greek televisual content

   We are the leading producer of Greek language programming:

  . as of March 31, 2001, we produce approximately 80% of our programming, tailored to increase audience share and advertising revenues, by targeting key demographic groups;

  . our programming library includes top-rated sitcoms, soap operas, talk shows, dramas and comedies; and

  . our programming benefits from our ability to attract and retain key Greek talent, some of whom attended our media school.

 Extensive programming library

   We have developed an extensive library of programming consisting of approximately 42,000 hours of in-house produced programming and approximately 4,500 hours of acquired programming. We:

  . continue to derive revenues from our programming library through airing reruns of programs and through the distribution and syndication of this programming to Greek-speaking audiences elsewhere, such as Cyprus, the United States, Canada and Australia; and

  . continue to generate further revenues by selling programming from our library to countries neighboring Greece, particularly to the Balkan countries, whose populations share cultural and other similarities with Greeks.

 Complementary business mix

   We operate a unique group of businesses in Greece, across a range of complementary media sectors. This combination allows us to capitalize on our brand identity and:

  . derive synergies and cost savings from the effective use of our merged advertising sales force and content production units;

  . capitalize on relationships with key advertisers;

  . cross-promote activities between television, radio and publishing through effective use of our strong brand identity; and

  . generate additional revenue through infomercials, audiotext, home shopping and merchandising.

Our Strategy

   Our objective is to become the leading media group in Greece and for Greek-speaking audiences outside of Greece. To further this objective, we intend to:

  . reinforce our leadership position in the terrestrial television broadcasting market;

  . leverage our leading position in the production of Greek language televisual content;

  . broaden our presence in other media-related businesses such as radio and publishing;

  . use digital satellite television and the internet as further distribution channels for our content and to leverage our brand;

  . pursue complementary business opportunities; and

  . reinforce our position outside Greece and further expand geographically in the Balkan countries.

                                ----------------

   Our principal executive offices are located at Kifissias Avenue 10-12, Maroussi 151 25, Greece. Our telephone number there is (30-1) 688-6100. We maintain an internet site address at www.antenna.gr. Information on our internet site is not part of this prospectus.

                         Summary of the Exchange Offer

   This exchange offer is being made to fulfill our obligations under the registration rights agreement that we entered in connection with the offering of our 9 3/4% Senior Notes due 2008 that we completed on June 18, 2001.

   We are offering to exchange (Euro)150,000,000 aggregate principal amount of our new 9 3/4% Senior Notes due 2008, which we refer to as "exchange notes," for the same aggregate principal amount of substantially identical to 9 3/4% Senior Notes due 2008 that we issued in a private transaction on June 18, 2001. We refer to the notes that we are offering to acquire as "initial notes." We refer to the initial notes and the exchange notes together as the "notes" or the "Notes."

   In order to exchange your initial notes for exchange notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn. We refer to the offer to exchange the initial notes for exchange notes as the "exchange offer."

Expiration Date.........  The exchange offer will expire at 5:00 p.m., London
                          time, on      , 2001, unless we decide to extend it.

Resale of the Exchange    Based on existing interpretations of the Securities
Notes...................  Act by the staff of the SEC in several no-action letters issued to third parties, and subject to the following paragraph, we believe that the exchange notes issued as part of the exchange offer may be offered for resale, resold and otherwise transferred by each holder of exchange notes without further compliance with the registration and prospectus delivery provisions of the Securities Act, so long as the holder:

                          . is acquiring the exchange notes in the ordinary course of its business;

                          . is not participating in, and does not intend to participate in, a distribution of the exchange notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act; and

                          . is not an "affiliate" of ours. An affiliate is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, us.

                          The previous paragraph does not apply to:

                          . a broker-dealer who acquires the initial notes directly from us for resale under Rule 144A under the Securities Act or any other available exemption under the Securities Act; and

                          . any holder that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, us.

                          By tendering the initial notes in exchange for exchange notes, each holder, other than a broker-dealer, will be required to make representations that it complies with the conditions contained in the preceding two paragraphs. If a holder of initial notes is our affiliate or is participating in, or intends to participate in, a distribution of the exchange notes, or has any arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired in these exchange offers, the holder may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the SEC. That holder will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

                          Each broker-dealer that acquired initial notes for its own account as a result of market-making activities or other trading activities and that receives exchange notes in connection with the exchange offer may be deemed to be an underwriter within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. The letter of transmittal states that by acknowledging that a prospectus must be delivered and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. The staff of the SEC has taken the position that those broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the initial notes) with this prospectus, as it may be amended or supplemented from time to time. We have agreed that we will make this prospectus available for this purpose to any broker-dealer for a period of 90 days after the consummation of the exchange offer.

                          The exchange offer is not being made, nor will we accept surrenders for exchange from, holders of outstanding initial notes in any jurisdiction in which this exchange offer or the acceptance of this exchange offer would not be in compliance with the securities or blue sky laws of the jurisdiction.

Conditions to the
Exchange Offer..........
                          The exchange offer is subject to the following customary conditions:

                          . there is no change in the laws and regulations which would impair our ability to proceed with the exchange offer;

                          . there is no change in the current interpretation of the staff of the SEC permitting resales of the exchange notes;

                          . there is no stop order issued by the staff of the SEC that would suspend the effectiveness of the registration statement of which this prospectus is a part;

                          . there is no litigation that would impair our ability to proceed with the exchange offer;

                          . we obtain all the governmental approvals we deem necessary for the exchange offer; and

                          . there is no change or development involving a prospective change in our business or financial affairs that might materially impair our ability to proceed with the exchange offer.

Procedures for
Tendering Initial         To participate in the exchange offer, you must
Notes...................  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal, including the initial notes to be exchanged, to The Bank of New
                          York, as exchange agent, at the address indicated on cover page of the letter of transmittal.
                          Alternatively, you may tender your initial notes by following the procedure for book-entry transfer described in this prospectus. If your initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly to tender your initial notes in the exchange offer.

Special Procedures for
Beneficial Owners.......  If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Withdrawal Rights.......  You may withdraw the tender of your initial notes at any time before 5:00 p.m., London time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated elsewhere in this prospectus before the expiration of the exchange offer.

Acceptance of Initial
Notes and Delivery of     If all conditions required for proper acceptance of
Exchange Notes..........  initial notes are fulfilled, we will accept any and all initial notes that are properly tendered in the exchange offer on or before 5:00 p.m., London time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense to you as promptly as practicable after the expiration date. We will deliver the exchange notes as promptly as practicable after the expiration date and the acceptance of the initial notes for exchange.

Federal Income Tax
Considerations Relating   Exchanging your initial notes for exchange notes will
to the Exchange Offer...  not be a taxable event to you for U.S. federal income tax purposes.

Exchange Agent..........  The Bank of New York is serving as exchange agent in the exchange offer.

Fees and Expenses.......  We will bear all expenses related to the exchange offer.

Use of Proceeds.........  We will not receive any proceeds from the issuance of the exchange notes. We are making the exchange offer solely to satisfy some of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences of Not
Exchanging Initial        If you do not exchange your initial notes in this
Notes...................  exchange offer, or if you do not properly tender your initial notes in the exchange offer:

                          . you will no longer be able to obligate us to register the initial notes under the Securities Act, except in the limited circumstances provided under our registration rights agreement;

                          . you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act;

                          . the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer; and

                          . If initial notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected.

                     Summary of Terms of the Exchange Notes

   The summary below describes the principal terms of the exchange notes offering. Many of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Exchange Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes offering.

Issuer..................  Antenna TV S.A.

Exchange Notes..........  (Euro)150,000,000 aggregate principal amount of 9
                          3/4% Senior Notes due 2008.

Maturity Date...........  July 1, 2008.

Interest Payments.......  Semiannually on January 1 and July 1 of each year commencing January 1, 2002.

Optional Redemption.....  On or after July 1, 2005, we may redeem some or all of the exchange notes at any time at the redemption prices listed in the section entitled "Description of the Exchange Notes" under the heading "Redemption-- Optional Redemption."

                          At any time and from time to time prior to July 1, 2004, we may redeem up to 35% of the aggregate principal amount of the exchange notes, at a redemption price equal to 109.75% of the principal amount thereof plus accrued and unpaid interest, if any, through the date redemption, if:

                          . we use the net proceeds of public equity offerings; and

                          . at least 65% of the aggregate principal amount of the notes issued pursuant to the indenture remain outstanding immediately after giving effect to the redemption.

Ranking.................  The exchange notes will be our senior unsecured obligations. The exchange notes will:

                          . rank equally with all of our existing and future
                            senior indebtedness, including our existing 9% senior notes due 2007; and

                          . rank senior to all of our existing and future
                            subordinated indebtedness.

                          The exchange notes will not be guaranteed by or otherwise be obligations of our subsidiaries.

Change of Control.......  Upon a change of control, as defined under the section entitled "Description of the Exchange Notes," you will have the right, as a holder of exchange notes, to require us to repurchase all of your exchange notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. We might not be able to pay you the required price for exchange notes you request us to purchase at that time because we may not have enough funds or the terms of our other debt may prevent us from paying you.

Optional Tax              We may redeem the exchange notes at any time, in
Redemption..............  whole but not in part, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption, in the event of a change in tax law which would require us to pay additional amounts with respect to the notes. See "Description of the Exchange Notes--Redemption--Redemption for Changes in
                          Greek Withholding Tax."

Withholding Taxes.......  We will make all payments of principal and interest for the exchange notes free and clear of, and without withholding or deduction for, Greek taxes. In the event that we are required to deduct or withhold Greek taxes, we will pay additional amounts for that withholding tax on those principal and interest payments. This obligation is subject to some exceptions which are described in "Description of the Exchange Notes--Additional Amounts."

Asset Sale Proceeds.....  We will be obligated in certain circumstances to offer to purchase exchange notes at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, with the net cash proceeds of certain sales or other dispositions of assets. See "Description of the Exchange Notes-- Certain Covenants--Disposition of Proceeds of Asset Sales."

Certain Covenants.......  The indenture governing the exchange notes will limit our ability and the ability of our subsidiaries to:

                          . incur more debt;

                          . create liens;

                          . pay dividends and make distributions or repurchase
                            stock;

                          . make investments;

                          . sell assets;

                          . enter into new businesses;

                          . enter into sale-leaseback transactions;

                          . merge or consolidate or transfer and sell
                            substantially all of our assets; and

                          . engage in transactions with affiliates.

                          These covenants are subject to a number of important exceptions and limitations, which are described in the section entitled "Description of the Exchange Notes."

Registration Rights       Under a registration rights agreement, we have agreed
 Agreement..............  to file a registration statement on an appropriate form with respect to this offer to exchange the initial notes for the exchange notes, which will be registered under the Securities Act. This prospectus is part of that registration statement

                          If the registration statement does not become effective, or if the exchange offer is not completed, in each case within the specified time periods, special interest will accrue and will be payable.

Exchange Agent..........
                          The Bank of New York.

Luxembourg Paying         Banque Internationale a Luxembourg.
Agent...................

Listing.................  Luxembourg Stock Exchange.

Governing Law...........
                          The notes and the indenture governing the notes will be governed by the laws of the State of New York.

   Investing in the notes involves certain risks. See "Risk Factors" for a description of some of the risks you should consider before investing in the notes.

                                ----------------

               Summary Historical and Other Financial Information

                                                           Three Months
                          Fiscal Year Ended December       Ended March         Twelve Months
                                      31,                      31,            Ended March 31,
                          ------------------------------  ---------------  -----------------------
                           1997    1998    1999    2000    2000    2001     2001    2001    2001
                          ------  ------  ------  ------  ------  -------  -------  ----  -------- ---
                          (GRD)   (GRD)   (GRD)   (GRD)   (GRD)    (GRD)    (GRD)   ($)   ((Euro))
                          ------  ------  ------  ------  ------  -------  -------  ----  --------
                                                           (unaudited)          (unaudited)
                                            (in millions, except ratios)
Statement of Operations
 Data
Advertising revenue.....  23,242  29,288  35,126  39,591   8,925    8,610   39,276   101     115
Related party revenue...   2,317   2,613   2,006   1,653     312      278    1,619     4       5
Publication revenue.....     --      --    1,806   7,706   1,946    2,378    8,138    21      24
Other revenue...........     192     422     842   6,315     332      861    6,844    18      20
                          ------  ------  ------  ------  ------  -------  -------  ----    ----
Total net revenue.......  25,751  32,323  39,780  55,265  11,515   12,127   55,877   144     164
                          ======  ======  ======  ======  ======  =======  =======  ====    ====
Cost of sales...........   5,394   5,392   7,976  16,254   3,517    4,451   17,188    44      50
Selling, general and
 administrative
 expenses...............   3,716   4,026   4,780   7,197   1,523    1,802    7,476    19      22
Amortization of
 programming costs......  12,434  12,383  12,096  13,572   3,149    3,287   13,710    36      40
Depreciation and
 amortization...........     494     628     853   1,419     381      613    1,651     4       5
                          ------  ------  ------  ------  ------  -------  -------  ----    ----
Operating income........   3,713   9,894  14,075  16,823   2,945    1,974   15,852    41      47
Interest (expense),
 net....................  (2,533) (2,858) (2,700) (3,306)   (364)    (879)  (3,821)  (10)    (11)
Foreign exchange
 (losses) gains,
 net(1).................    (698) (4,024) (1,973) (2,984) (1,409)  (1,742)  (3,317)   (9)    (10)
Equity in net income of
 unconsolidated
 affiliate..............     --       21      25       2       3      --        (1)  --      --
Related party commission
 income.................     --      143     434      48      48      --       --    --      --
Other income (expense),
 net(2).................      19      10   1,529    (435)     (7)    (101)    (529)   (1)     (2)
Minority interest in
 (profit) losses of
 consolidated
 subsidiaries...........     --      --      (58)    (85)     38       16     (107)  --      --
                          ------  ------  ------  ------  ------  -------  -------  ----    ----
Earnings (losses) before
 income taxes...........     501   3,186  11,332  10,063   1,254     (732)   8,077    21      24
Provision (benefit) for
 income taxes(1)(3).....     248   2,085   4,570   3,012     504     (462)   2,046     5       6
Extraordinary gain on
 repurchase of senior
 notes (net of income
 taxes of GRD 83 for the
 year ended December 31,
 2000 and GRD 794 for
 the three months ended
 March 31, 2001)........     --      --      --      125     --         1      126   --      --
Cumulative effect at a
 change in accounting
 principle (net of
 income taxes at GRD
 118)...................     --      --      --      --      --      (197)    (197)   (1)     (1)
                          ------  ------  ------  ------  ------  -------  -------  ----    ----
Net income (loss).......     253   1,101   6,762   7,176     750     (466)   5,960    15      17
                          ======  ======  ======  ======  ======  =======  =======  ====    ====
Balance Sheet Data (at
 period end)
Total assets............  52,081  60,240  91,619  95,288  93,413  100,355  100,355   259     295
Net assets..............   5,385  (6,484) 25,548  25,867  26,298   26,139   26,139    67      77
Share capital...........   1,677   1,677   1,985   1,985   1,985    1,985    1,985     5       6
Long-term obligations...  32,718  32,963  37,185  33,239  39,580   34,367   34,367    89     101
Total debt(4)...........  32,790  34,539  40,849  46,845  43,719   52,722   52,722   136     155
Shareholders' equity....   5,385  (6,484) 25,548  25,867  26,298   26,139   26,139    67      77
Other Data
EBITDA(5)...............  16,641  22,905  27,024  31,814   6,475    5,874   31,213    81      92
EBITD(6)................   4,207  10,522  14,928  18,242   3,326    2,587   17,503    45      51
Adjusted EBITDA(7)......  16,641  22,905  27,024  28,424   6,475    5,874   27,823    72      82
Capital expenditures....     242     397     916   3,688     868      773    3,593     9      11
Ratio of pro forma net
 debt to EBITDA(5)(8)...                                                      1.5x  1.5x    1.5x
Ratio of pro forma net
 debt to EBITD(6)(8)....                                                      2.8x  2.8x    2.8x
Ratio of pro forma net
 debt to Adjusted
 EBITDA(7)(8)...........                                                      1.7x  1.7x    1.7x
Ratio of Adjusted EBITDA
 to pro forma net cash
 interest
 expense(7)(8)..........                                                      4.4x  4.4x    4.4x

-------
(1) During 1998, the drachma appreciated against the U.S. dollar, which resulted in a foreign exchange loss on a forward contract for which no tax benefit has been recognized due to the uncertainty of the ultimate ability to realize such tax benefit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quantitative and Qualitative Disclosures About Market Risk."
(2) Other income in 1999 resulted principally from the sale of marketable securities partially offset by startup expenses related to direct-to-home television (see Note 25 of the notes to our consolidated financial statements).
(3) During 2000, the conditions of SFAS 53 were satisfied with respect to certain license and distribution fees (as cash collections were received) and the valuation allowance established on the deferred tax asset relating to such fees was reversed.
(4) Total debt includes bank overdrafts and short-term borrowings, long-term indebtedness (including the current portion thereof) and long-term obligations under capital leases (including the current portion thereof).
(5) EBITDA represents earnings before interest expense (net), income taxes, depreciation and amortization, amortization of programming costs, minority interests and non-operating income (expenses). Management believes that EBITDA is also a useful measure of operating performance. EBITDA does not represent cash flow from operations as defined by U.S. GAAP, is not necessarily indicative of cash flow available to fund all cash flow needs and should not be considered as an alternative to net income under U.S. GAAP for purposes of evaluating our results of operations.
(6) EBITD represents earnings before interest expense (net), income taxes, depreciation and amortization, minority interests and non-operating income (expenses). It is calculated after amortization of programming costs. Management believes that EBITD is a useful measure of operating performance because it is industry practice to evaluate operations based on operating income before interest and depreciation, which is generally equivalent to EBITD and EBITD is unaffected by the debt and equity structure of a company. EBITD does not represent cash flow from operations as defined by U.S. GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under U.S. GAAP for purposes of evaluating our results of operations.
(7) Adjusted EBITDA represents earnings before interest expense (net), income taxes, depreciation and amortization, minority interests, amortization of programming costs and non-operating income and expenses adjusted for one-off license and distribution fees of GRD 3,390 million for the year ended December 31, 2000. Management believes that Adjusted EBITDA is also a useful measure of operating performance. Adjusted EBITDA does not represent cash flow from operations as defined by U.S. GAAP, is not necessarily indicative of cash flow available to fund all cash flow needs and should not be considered as an alternative to net income under U.S. GAAP for purposes of evaluating our results of operations.
(8) Pro forma financial data give effect to the offering of the initial notes and the application of a portion the net proceeds to repay short-term indebtedness under a repurchase facility. Pro forma net cash interest expense reflects pro forma cash interest expense net of historical interest income and assumed interest income on that portion of the net proceeds of the offering not used to repay indebtedness, at an assumed interest rate of approximately 5.0%. See "Use of Proceeds."

                                  Risk Factors

   You should carefully consider the following risk factors and the other information in this prospectus before tending your initial notes in the exchange offer. Information contained in this prospectus contains "Forward-Looking Statements," which are qualified by the information contained in the section of this prospectus entitled "Forward-Looking Statements." If any of the risks described below materialize, our ability to satisfy our obligations to the holders of the exchange notes and the trading price of the exchange note would be adversely affected.

Risks Relating to our Operations

   Our operating results will depend on the prevailing economic conditions in Greece, including the rate of inflation

   We generate a significant portion of our revenues from the sale of advertising airtime. Historically, advertising in most forms of media, including television, has been correlated to general economic conditions. Since almost all of our business is conducted in Greece, our operating results will depend to a certain extent on the prevailing economic conditions in Greece. In the past, the advertising market has shown above average growth as compared to growth in Greece's gross domestic product. There has been a decrease in advertising expenditures relative to comparable periods in prior years beginning in the fourth quarter of 2000, and although we believe that advertising expenditures will continue to grow over the medium to long-term, we cannot assure you that the Greek advertising market will continue to grow at historical levels. Additionally, Greece has experienced high annual rates of inflation in the past. Although the rate of inflation has lessened in recent years, we cannot assure you that these lower levels of inflation will continue nor can we assure you that inflation will not adversely affect our business. For a discussion of the impact of inflation on our business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Inflation."

   We are subject to risks specific to the television and radio broadcasting industry and to the magazine publishing industry that could impact our results

   The following factors, specific to the broadcast industry, may affect our profitability:

  . changes in audience tastes;

  . changes in priorities of advertisers;

  . new laws or governmental regulations and policies affecting broadcasters;

  . changes in the tax laws affecting advertisers; and

  . technological advances.

We cannot predict which, if any, of these or other factors might have a significant impact on the Greek television and radio broadcast industry or magazine publishing industry in the future, nor can we predict what impact, if any, the occurrence of any of these factors or other developments might have on our business.

   There is intense competition in the Greek media sectors in which we operate, which we expect to continue

   We:

  . compete for revenue, viewers and programming primarily with other private television networks, government owned and operated television stations, a subscription television channel and a new Greek digital platform, and with other radio stations and magazine publishers;

  . also compete for revenue with other advertising media, such as newspapers and outdoor advertising;

  . expect to compete in the future with other distribution channels for television programming such as cable and direct broadcast satellite; and

  . compete with alternative sources of entertainment that reduce the number of people watching television, listening to radio or reading magazines.

For a further discussion of our competitive position, see "Business-- Competition."

   Current and future technological developments will affect competition within the television industry

   Further advances in technology such as video compression, which would permit the same broadcast or cable channel or satellite transponder to carry multiple video and data services, and programming delivered through telephone lines or direct broadcast satellites, could result in lower entry barriers for new channels and an expanded field of competing services. In addition, the introduction of digital television, which can be transmitted by satellite, cable or a terrestrial network, could result in new competitors, particularly cable and satellite operators, for our current operations as well as the operations of any digital satellite television venture in which we may choose to participate. If we were unable to pursue digital satellite television opportunities on acceptable terms or at all, we could be at a competitive disadvantage. Potential competitors may have substantially greater financial, marketing and other resources, and we cannot assure you that we will be able to compete effectively against our existing or future competitors. For a further discussion of our competitive position, see "Business--New Media Markets" and "Business--Competition."

   Seasonality of advertising expenditures could impact our business

   Our revenue reflects seasonal patterns of advertising expenditures, which is common in the broadcast industry. Advertising revenue, which in 2000 represented 71.6% of total net revenue, is usually lowest in the third quarter and highest in the fourth quarter. During 2000, 14.7% of our advertising revenue was generated in the third quarter and 30.3% in the fourth quarter. Consequently, our business depends substantially on advertising revenue generated in the first, second and fourth quarters which represented 85.3% of our advertising revenue in 2000. Unsatisfactory revenue during these periods, particularly the fourth quarter, could harm our business. For a further discussion of our advertising revenues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Television Advertising--General."

   Our success in attracting viewers, listeners and readers will have an effect on our business

   Our ability to attract advertisers and generate revenue and profits is dependent in large part on our success in attracting viewers, listeners and readers through the programming we broadcast and the magazines we publish. Although we make significant investments in programming and in our magazines, we cannot assure you that our programming will maintain satisfactory viewership or listenership levels, or that our magazines will maintain satisfactory readership levels, in the future.

   Costs of producing and acquiring television programming and the timing of such expenditures may cause our operating results and cash flow to vary widely

   Our most significant operating costs are the costs of television programming, including studio rental, payroll and program rights, whether it is programming we produced or programming produced by third parties. We cannot assure you that we will be able to contain the costs of producing programs or the costs of acquiring exhibition rights. As a result, our costs of programming production and programming acquisition may increase at a faster rate than our advertising revenue and the timing of such expenditures may cause our operating results and cash flow to vary widely. In acquiring programming from third parties, we compete against other broadcasters, typically on the basis of price. To produce programming, we rely on our personnel and we compete with other Greek broadcasters and independent production companies to attract and retain qualified personnel.

   Because of the accounting policies we follow, we could underestimate our reporting of costs

   We follow Statement of Position 00-2 "Accounting by Procedures or Distributors of Films" (or SOP 00-2). Consequently, all direct and certain indirect production costs incurred, other than relating to news and similar programming, are capitalized as investment in programs. Under SOP 00-2, estimated total production costs or accrued expenses for an individual program or series are amortized in the same ratio that current period actual revenue bears to estimated remaining unrecognized ultimate revenue. Amortization of program costs commences when a program is released and begins to recognize revenue. Ultimate revenue includes estimates of revenue expected to be generated from the exploitation, exhibition and sale of a program, over a period not exceeding ten years from the date of delivery of the first episode or, if still in production, five years from the date of delivery of the most recent episode. Estimates of future revenues are reviewed periodically and could be revised. To the extent such estimates are revised the amortization of the programming costs is adjusted accordingly. We can not assure you that these estimates will not change or that any resulting write-down of capitalized costs will not have a significant impact on our financial condition and results of operation. For a further discussion of SOP 00-2 see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Costs and Expenses."

   We are dependent on a number of key personnel and creative talent

   Our performance depends largely on the efforts and abilities of senior management and other personnel, including our present officers. Our performance also depends on our ability to identify, attract and retain talent such as actors and directors. We also must be able to identify, attract and retain journalists, some of whom must work under life-threatening situations. The loss of the services of, or injury to, some of these individuals may harm our business. We generally have employment agreements with terms of three to five years with our key personnel which contain non-competition provisions. We do not maintain key man life insurance policies on any of our personnel. For a further discussion of our talent and key personnel, see "Management" and "Business--Programming--Programming Produced by Antenna."

   Exchange rate fluctuations impact our results

   We generate a significant proportion of our revenue in drachmae. Our 9% senior notes due 2007 (or, our existing notes) are denominated, and we are required to make all principal and interest payments, in dollars. Consequently, we are subject to significant foreign exchange risks. We have in the past, and may from time to time in the future, hedge elements of our currency exposure through use of derivative instruments such as forward exchange agreements and currency options. We have experienced net foreign exchange losses in the past and could experience them in the future if foreign exchange rates shift in excess of the risk covered by our hedging arrangements. During 2000, the drachma-dollar noon buying rate varied from a low of GRD 320.10 per dollar to a high of GRD 410.30 per dollar. For a discussion on the impact of changes in foreign exchange rates on our business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quantitative and Qualitative Disclosures About Market Risk."

   We may need additional capital in the future

   As we continue to develop and expand our business, we may require additional capital to fund our capital expenditures, potential acquisitions, research and development and working capital needs, as well as our debt service requirements and cash flow deficits. In addition, we continually reevaluate our business plan in our rapidly changing industry. Our business plan may change in material respects in the intermediate term. Any such change could result in unforeseen needs for additional financing. Our revenues and costs are dependent on factors that are largely beyond our control, such as changes in technology, increased competition, regulatory developments, fluctuation in interest or currency exchange rates and various other factors. Due to the uncertainty of these factors, our actual revenues and costs may vary significantly from our forecasts. Any such significant variation will affect our future capital requirements.

Risks relating to our entry into digital satellite television and the internet

   As we enter into new media, we are faced with new operational challenges

   We expect to use digital satellite television and the internet as further distribution channels of our programming and publishing content. We generally have no prior history of operations in these media. Expansion of our existing broadcast operations into such new media could:

  . divert the use of our resources and systems;

  . require additional resources that might not be available;

  . result in new or more intense competition;

  . require different marketing strategies or greater start-up expenditures than anticipated; or

  . otherwise fail to achieve anticipated results in a timely fashion, if at all.

We cannot assure you that we will be able to expand our existing business into, or compete successfully in, any new media sector. Our ability to successfully manage our entry into new media will require continued enhancement of our operational, management and financial resources and controls. Our failure to manage effectively our entry into new media could adversely harm our business.

   The digital satellite television sector in Greece is new and underdeveloped

   Potential demand for direct broadcast via satellite, and the degree to which any platform's service will meet that demand, cannot be estimated with certainty. Consequently, we cannot assure you that any digital television operations will achieve market acceptance or that there will be sufficient demand for direct broadcast satellite services to enable any digital satellite television venture to achieve significant revenues, cash flow or profits. Numerous factors beyond our control will affect any digital television platform's ability to gain market acceptance. These include:

  . the willingness of consumers to pay subscription fees to obtain digital broadcasts;

  . the cost, availability and consumer acceptance of the proposed receiver systems;

  . the marketing and pricing strategies of competitors;

  . programming and content provided by our competitors;

  . the development of alternative technologies or services; and

  . general economic conditions.

Further, if the satellite receiver technology of our potential platform's competitors becomes commonly accepted as the standard for satellite receivers in Greece, our potential platform would be at a significant technological disadvantage. Finally, our ability to participate in this area will depend in part on the opportunities that present themselves. We cannot assure you that appropriate opportunities will arise.

   To fund our entrance into new media, we expect to incur losses

   As we begin to use digital satellite television and the internet as further distribution channels of our programming and publishing content, we expect to incur losses from these operations over the short- and intermediate-term. We cannot assure you when, or to what extent, these operations will become profitable. Our success in achieving profitability in these new media is largely dependent upon effectively carrying out our digital satellite television and internet strategy. If we are unable to achieve profitability, it may harm our business.

   We have yet to negotiate entry into the digital satellite television market

   We have been evaluating our options for entering the digital satellite television market since early 1999. We expect that we will proceed in partnership with one or more parties to pursue digital satellite television opportunities. We have been in negotiations with various parties concerning possible joint ventures; however, to date we have not reached final agreement with any such parties. We cannot assure you that we will be successful in negotiating our entry into the market.

   To the extent we enter the digital satellite television market with other partners, we are not likely to hold a controlling interest

   To the extent we do proceed with other partners, we are not likely to hold a controlling interest in the joint venture. Thus, we do not expect we will have the ability to control the management of that venture or to unilaterally implement strategies we deem necessary or desirable to achieve satisfactory operating or financial results. Although we could have a significant role in the management, operations and strategies of this type of venture, we cannot assure you that we would be able to exercise operational control over the venture or that we could influence the strategic direction of the venture. We cannot assure you that a venture in which we have a minority interest will operate in a manner consistent with our interests, including the purchase and distribution of programming from our library. The proposed capital and other requirements for any digital television venture will be determined based on our evaluation of the market and prospects of a digital television platform in Greece. We cannot assure you that capital and other resources will be available to meet these business objectives.

   The regulatory regime for digital satellite television is new

   The regulatory framework for direct broadcast satellite operations in Greece, the Subscription Broadcast Law, is new and we cannot assure you that operations of any platform of which we are a part can be undertaken within the newly established framework for such a medium. For a further discussion of the regulatory regime under which such platform would operate, see "Business-- Regulation."

   The acceptance of the internet as a means of delivery of content remains highly uncertain

   We plan to establish a position in the internet marketplace in Greece. The success of this element of our strategy will depend upon the expansion of the internet, generally and in Greece, as a platform for communication and commerce. If the internet does not continue to become a widespread communications medium and commercial marketplace, the demand for the delivery of our content via the internet and other internet-related services could be significantly reduced, and any future internet-based features may not be commercially successful. Conversely, the internet infrastructure may not be able to support the demands placed on it by continued growth. The internet could lose its viability due to delays in the development or adoption of new equipment, standards and protocols to handle increased levels of internet activity, security, reliability, cost, ease of use, accessibility and quality of service.

Impact of regulation

   We are subject to extensive regulation

   Extensive Greek government and EU regulations govern broadcast operations in Greece. These regulations address numerous matters, including:

  . the issuance, renewal, transfer and ownership of station licenses;

  . the timing and content of programming;

  . the timing, content and amount of commercial advertising permitted; and

  . the percentages of programming to be produced or originated in local markets.

   The regulatory regime for broadcasters in Greece has yet to be formalized

   Since private commercial television stations began operating in Greece in 1989, various governmental actions and pronouncements, short of the outright grant of licenses, have been taken or made. Similarly, no radio stations in Greece have formally received licenses. We believe that:

  . we have all approvals necessary for our operations;

  . we satisfy all requirements for the continuing renewal of our approvals;
    and

  . we are in compliance in all material respects with all applicable laws, rules and regulations governing our operations.

However, we cannot assure you that more restrictive laws, rules or regulations will not be adopted in the future, or that the interpretation or policy concerning enforcement of existing laws, rules or regulations will not shift in such a manner that could make compliance more difficult or expensive or otherwise adversely affect our business or prospects. For a further discussion concerning the regulatory framework in the television and radio broadcast industries, see "Business--Regulation."

Risks relating to our existing notes and the exchange notes

   Our substantial amount of debt could impair our financial health and prevent us from fulfilling our obligation under the notes.

   On March 31, 2001, after giving effect to the offering of our initial notes and our intended use of proceeds from that offering, our consolidated indebtedness would have been approximately GRD 95,294 million ($245.9 million). Our large amount of debt and our obligations to make principal and interest payments on the exchange notes, our other indebtedness and any additional indebtedness, could have important consequences for you as a holder of the exchange notes. For example:

  . we may have more debt than our competitors, which could put us at a competitive disadvantage;

  . our debt levels may reduce our flexibility in responding to changing economic and industry conditions;

  . our debt levels may make us more vulnerable to general economic and industry specific downturns; and

  . our debt levels may limit our ability to pursue business opportunities, to borrow more money for operations, development of programming, or capital expenditures in the future, to compete effectively in our industry and to implement our business strategy.

Any inability to repay our debt or obtain additional financing, as needed, could harm our business.

   The indenture relating to our existing notes and the indenture relating to the exchange notes contain a number of significant covenants

   The restrictions contained in the indentures limit our ability to, among other things:

  .incur more debt;

  . create liens;

  . pay dividends and make distributions or repurchase stock;

  . make investments;

  . sell assets;

  . enter into new businesses;

  . enter into sale-leaseback transactions;

  . merge or consolidate or transfer and sell substantially all of our assets; and

  . engage in transactions with affiliates.

   These restrictions may adversely affect our ability to finance our future operations or capital needs, or to engage in other business activities that may be in our interest.

   Our operations may be impacted if cash flow is insufficient to repay our indebtedness

   Our ability to pay interest on the notes and to satisfy our other debt obligations depends on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. If our cash flow and capital resources are insufficient to repay our indebtedness, we may need to reduce or delay capital expenditures or programming expenditures, sell assets, obtain additional equity capital or restructure our indebtedness. We cannot assure you that our cash flow and capital resources will be sufficient for payment of our indebtedness in the future. In the absence of sufficient operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to repay our indebtedness, and we cannot assure you of the timeliness of any sales or the proceeds which we could realize from any sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

   If we comply with the requirement under Greek corporate law that we pay an annual dividend we may be in default under the indenture relating to our existing notes

   Greek corporate law requires that we pay an aggregate annual dividend equal to the greater of 6% of our paid in share capital or 35% of our net profits for the previous financial year. All such amounts are based on our Greek GAAP financial statements approved by our shareholders. The indenture governing our existing notes restricts our ability to pay dividends to amounts tied to our net income or to proceeds of equity issuances, in either case, as measured under U.S. GAAP. As a result, we might be required under Greek corporate law to pay dividends even though under U.S. GAAP we do not have sufficient funds from which such dividends can be paid under our indenture governing our existing notes. Were this to occur, we would either need to obtain a waiver of the required dividends (which would require the unanimous approval of our shareholders) or default under the indenture governing our existing notes. Any default under the indenture relating to our existing notes could harm our business.

   We may not be able to obtain enough funds to repurchase the exchange notes if a change of control takes place

   A "change of control" is an event (defined in the indenture) which includes certain changes in ownership of or voting rights with respect to us. If a change of control occurs, you may require us to purchase any or all of the exchange notes at 101% of their principal amount together with accrued and unpaid interest. We may not have enough money, however, to purchase the exchange notes upon a change of control and also may not be able to raise the money to do so. Restrictions on a change of control contained in the indenture may make it more difficult for others to obtain control of our company. Our existing notes have a similar change of control provision.

   The change of control provisions may not protect you in a transaction in which we incur a large amount of debt, including a reorganization, restructuring, merger or other similar transaction, because that kind of transaction may not involve any shift in voting power or beneficial ownership, or may not involve a shift large enough to trigger a change of control.

   An active liquid trading market for the exchange notes may not develop

   There has been no public market for the exchange notes. The exchange notes are a new class of securities which have never been traded. We have applied to list the exchange notes on the Luxembourg Stock Exchange.

However, we cannot assure you that the exchange notes will be listed on any exchange at the time the exchange notes are delivered to you or at any other time.

   Historically, the market for non-investment grade debt has been highly volatile in terms of price. It is possible that the market for the exchange notes will also be volatile. This volatility in price may affect your ability to resell your exchange notes or exchange exchange notes or the timing of their sale.

   The issuance of the exchange notes may adversely affect the market for the initial notes.

   If initial notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Please refer to the section in this prospectus entitled "--Your failure to participate in the exchange offer will have adverse consequences."

   Your failure to participate in the exchange offer will have adverse consequences.

   The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes pursuant to this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you may no longer be able to obligate us to register the initial notes under the Securities Act.

   Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales or the exchange notes, which subjects you to potential liability under the Securities Act.

   In some instances described in this prospectus under "The Exchange Offer-- Resales of Exchange Notes", you will be obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In those cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume or indemnify you against this liability.

   You might have difficulty enforcing civil liabilities against us in the United States because we are a Greek corporation, all of our directors and officers reside outside of the United States and all or a substantial portion of our assets are outside the United States. In addition, Greek courts might not enforce liabilities based on United States federal securities laws.

   Antenna TV S.A. is a Greek societe anonyme. All of our executive officers, directors, and the experts named in this prospectus reside outside of the United States. Consequently, it may not be possible for you to bring about service of process within the United States upon these persons or to enforce civil judgments obtained in United States courts and based upon the laws of the United States, including the civil liability provisions of the federal securities laws, against them. Our Greek counsel, Constantine Xydias & Partners, Athens, Greece, has advised us that strict conditions apply to, and, consequently, there is doubt whether Greek courts would apply, the civil liability provisions of the U.S. federal securities laws in original actions in Greek courts. Constantine Xydias & Partners has also advised us that there is doubt whether Greek courts would enforce a judgment of a U.S. court based solely upon the civil liability provisions of the U.S. federal securities laws.

                           Forward-Looking Statements

   The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "will likely result," "are expected to," "will continue," "believe," "is anticipated," "estimated," "intends," "expects," "plans," "seek," "projection" and "outlook." These statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Among the key factors that have a direct bearing on our results of operations are:

  . changes in economic conditions in general and the impact of such changes on advertising expenditures;

  . our ability to successfully implement our growth and operating strategies;

  . competition from other broadcast companies, media and new technologies;

  . fluctuation of exchange rates; and

  . changes in law and government regulations.

These and other factors are discussed in "Risk Factors" and elsewhere in this prospectus.

   Because the risk factors referred to in this prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made in this prospectus by us or on our behalf, you should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors will emerge in the future, and it is not possible for us to predict which factors they will be. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those described in any forward-looking statements.

                           Exchange Rate Information

   On January 1, 1999, 11 member states of the European Union introduced the euro as their common currency. These euro zone countries established fixed conversion rates between their sovereign currencies and the euro. Currency exchanges traded the euro beginning on January 4, 1999. As of January 1, 2001, the drachma became the 12th currency in the European Monetary Union and the exchange rate between the drachma and the euro was fixed at (Euro)1.00 = GRD 340.75.

   The following table sets forth, for the period indicated, certain information concerning the exchange rates based on the noon buying rates for drachmae and euros, expressed in drachmae and euros, respectively, per dollar. We have provided such rates solely for your convenience and you should not construe these translations as a representation that drachmae or euro amounts actually represent such dollar amounts or that such drachmae or euro amounts could have been, or could be, converted into dollars at that rate or at any other rate. We did not use such rates in the preparation of our combined financial statements included elsewhere in this prospectus. The rows entitled "Average Rate" represent the exchange rates based on the average noon buying rates for drachmae and euro, in each case on the last business day of each month during the relevant period.

Drachmae-Dollar Exchange Rate

                                 Year Ended December 31,         Three Months
                            ----------------------------------       Ended
                             1996   1997   1998   1999   2000  March 31, 2001(1)
                            ------ ------ ------ ------ ------ -----------------
   High.................... 247.80 293.60 323.13 327.90 410.30      357.45
   Low..................... 234.58 244.60 276.60 282.25 320.10      387.48
   Average Rate............ 240.82 274.47 295.70 308.46 367.01      369.71
   Rate at end of period... 246.96 284.02 279.90 327.90 362.95      387.48

(1) The Drachmae-Dollar Exchange Rate for the three months ended March 31, 2001 are based on the applicable Euro-Dollar Exchange Rate then converted based on the legal rate of exchange from euros to drachmae.

Euro-Dollar Exchange Rate

                                                      Year Ended
                                                       December
                                                          31,      Three Months
                                                      -----------     Ended
                                                      1999  2000  March 31, 2001
                                                      ----- ----- --------------
   High.............................................. 0.993 0.968     1.049
   Low............................................... 0.847 1.209     1.137
   Average Rate...................................... 0.945 1.086     1.085
   Rate at end of period............................. 0.993 1.065     1.137

   On July 11, 2001, the noon buying rate was $1.00 = (Euro)1.1609.

                                Use of Proceeds

   We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange initial notes in the same principal amount. The initial notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

   The net proceeds we received from the offering of the initial notes were approximately (Euro)145.5 million ($128 million) after deducting the initial purchaser's commission and various expenses payable by us.

   For a description of the use of proceeds of the offering of the initial notes and of our existing indebtedness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 Capitalisation

   The table below presents our cash and cash equivalents and our capitalisation as of March 31, 2001 and as adjusted to reflect the issuance of the initial notes and the application of a portion of the net proceeds of that offering to repay a portion of our short-term debt. You should read this table together with our consolidated financial statements and the notes to those consolidated financial statements, and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

                                    Actual At             As Adjusted At
                                 March 31, 2001           March 31, 2001
                              ----------------------- ------------------------
                              (GRD)    ($)   ((Euro))  (GRD)    ($)   ((Euro))
                              ------  -----  -------- -------  -----  --------
                                  (in millions)            (in millions)
Cash and cash equivalents....  6,086   15.7    17.9    47,134  121.6   138.3
                              ======  =====   =====   =======  =====   =====
Short-term debt(1)........... 18,050   46.6    53.0     9,509   24.5    27.9
                              ======  =====   =====   =======  =====   =====
Current portion of
 obligations under capital
 leases......................    305    0.8     0.9       305    0.8     0.9
                              ======  =====   =====   =======  =====   =====
Long-term debt:
  Long-term obligations under
   capital leases............    567    1.5     1.7       567    1.5     1.7
  9% senior notes due
   2007(2)................... 33,434   86.3    98.1    33,434   86.3    98.1
  Long-term debt.............    366    0.9     1.1       366    0.9     1.1
  Notes hereby offered.......    --     --      --     51,113  131.9   150.0
                              ------  -----   -----   -------  -----   -----
    Total long-term debt..... 34,367   88.7   100.9    85,480  220.6   250.9
Shareholders' equity:
  Share capital(3)...........  1,985    5.1     5.8     1,985    5.1     5.8
  Additional paid-in
   capital................... 28,715   74.1    84.3    28,715   74.1    84.3
  Accumulated retained
   earnings..................  1,559    4.0     4.6     1,559    4.0     4.6
  Accumulated other
   comprehensive loss........ (6,120) (15.8)  (18.0)   (6,120) (15.8)  (18.0)
                              ------  -----   -----   -------  -----   -----
    Total shareholders'
     equity.................. 26,139   67.4    76.7    26,139   67.4    76.7
                              ------  -----   -----   -------  -----   -----
      Total capitalisation... 60,506  156.1   177.6   111,619  288.0   327.6
                              ======  =====   =====   =======  =====   =====

--------
(1) Short-term debt represents borrowings under lines of credit with various banks. All the lines of credit require repayment in less than one year.
(2) As adjusted figures do not give effect to repurchases of our existing notes from time to time. See "Use of Proceeds."
(3) Our share capital consists of 19,849,440 common shares, par value GRD 100 per share.

   There has been no material change in our capitalisation or indebtedness since March 31, 2001. None of our long-term debt, other than capital lease obligations and certain long-term debt of Daphne and Blues Hall, are secured or guaranteed.

              Selected Historical Financial and Other Information

  You should read the following selected consolidated financial data together with our consolidated financial statements, the notes to those financial statements and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data as and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 are derived from our audited financial statements. The financial statements as of December 31, 1999 and 2000 and for the fiscal years ended December 31, 1998, 1999 and 2000 are included elsewhere in this prospectus and have been audited by KPMG Kyriacou Certified Auditors S.A., independent auditors. Our 1998 financial statements have been restated to reflect the acquisition of certain businesses under common control. The selected consolidated financial data as of and for the three months ended March 31, 2000 and 2001 and for the twelve months ended March 31, 2001 have been derived from our unaudited consolidated financial statements. In the opinion of our management, our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements included herein and include all adjustments necessary for the fair presentation of our financial position and results of operations at these dates and for these periods, which adjustments are only of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of results that may be expected for the full year.

                                                                      Three Months      Twelve Months Ended
                             Fiscal Year Ended December 31,         Ended March 31,          March 31,
                          ----------------------------------------  -----------------  ------------------------
                           1996    1997    1998    1999     2000     2000      2001     2001    2001     2001
                          ------  ------  ------  -------  -------  -------  --------  -------  -----  --------
                          (GRD)   (GRD)   (GRD)    (GRD)    (GRD)    (GRD)    (GRD)     (GRD)    ($)   ((Euro))
                          ------  ------  ------  -------  -------  -------  --------  -------  -----  --------
                                                                      (unaudited)           (unaudited)
                                                  (in millions, except ratios)
Statement of Operations
 Data
Advertising revenue.....  22,086  23,242  29,288   35,126   39,591    8,925     8,610   39,276    101     115
Related party revenue...   3,139   2,317   2,613    2,006    1,653      312       278    1,619      4       5
Publication revenue.....     --      --      --     1,806    7,706    1,946     2,378    8,138     21      24
Other revenue...........     141     192     422      842    6,315      332       861    6,844     18      20
                          ------  ------  ------  -------  -------  -------  --------  -------  -----   -----
Total net revenue.......  25,366  25,751  32,323   39,780   55,265   11,515    12,127   55,877    144     164
                          ======  ======  ======  =======  =======  =======  ========  =======  =====   =====
Cost of sales...........   7,562   5,394   5,392    7,976   16,254    3,517     4,451   17,188     44      50
Selling, general and
 administrative
 expenses...............   3,117   3,716   4,026    4,780    7,197    1,523     1,802    7,476     19      22
Amortization of
 programming costs......  11,565  12,434  12,383   12,096   13,572    3,149     3,287   13,710     36      40
Depreciation and
 amortization...........     467     494     628      853    1,419      381       613    1,651      4       5
                          ------  ------  ------  -------  -------  -------  --------  -------  -----   -----
Operating income........   2,655   3,713   9,894   14,075   16,823    2,945     1,974   15,852     41      47
Interest (expense),
 net....................  (2,049) (2,533) (2,858)  (2,700)  (3,306)    (364)     (879)  (3,821)   (10)    (11)
Foreign exchange
 (losses) gains,
 net(1).................     276    (698) (4,024)  (1,973)  (2,984)  (1,409)   (1,742)  (3,317)    (9)    (10)
Equity in net income of
 unconsolidated
 affiliate..............     --      --       21       25        2        3       --        (1)   --      --
Related party commission
 income.................     --      --      143      434       48       48       --       --     --      --
Other income (expense),
 net(2).................      21      19      10    1,529     (435)      (7)     (101)    (529)    (1)     (2)
Minority interest in
 (profit) losses of
 consolidated
 subsidiaries...........     --      --      --       (58)     (85)      38        16     (107)   --      --
                          ------  ------  ------  -------  -------  -------  --------  -------  -----   -----
Earnings (losses) before
 income taxes...........     903     501   3,186   11,332   10,063    1,254      (732)   8,077     21      24
Provision (benefit) for
 income taxes(1)(3).....     431     248   2,085    4,570    3,012      504      (462)   2,046      5       6
Extraordinary gain on
 repurchase of senior
 notes (net of income
 taxes of GRD 83 for
 year ended December 31,
 2000 and GRD 794 for
 the three months ended
 March 31, 2001)........     --      --      --       --       125      --          1      126    --      --
Cumulative effect of a
 change in accounting
 principle (net of
 income taxes of GRD
 118)...................     --      --      --       --       --       --       (197)    (197)    (1)     (1)
                          ------  ------  ------  -------  -------  -------  --------  -------  -----   -----
Net income (loss).......     472     253   1,101    6,762    7,176      750      (466)   5,960     15      17
                          ======  ======  ======  =======  =======  =======  ========  =======  =====   =====
Basic and diluted
 earnings (loss) per
 share before
 extraordinary gain(4)..    28.1    15.1    65.6    354.4    355.2     37.8     (13.6)   303.8   0.78    0.89
                          ======  ======  ======  =======  =======  =======  ========  =======  =====   =====
Basic and diluted
 extraordinary earnings
 per share on repurchase
 of senior notes........     --      --      --       --       6.3      --        --       6.3   0.02    0.02
Basic and diluted loss
 per share of the change
 in accounting
 principle..............     --      --      --       --       --       --       (9.9)    (9.9) (0.03)  (0.03)
                          ======  ======  ======  =======  =======  =======  ========  =======  =====   =====
Basic and diluted
 earnings (loss) per
 share(4)...............    28.1    15.1    65.6    354.4    361.5     37.8     (23.5)   300.2   0.77    0.88
                          ======  ======  ======  =======  =======  =======  ========  =======  =====   =====
Balance Sheet Data (at
 period end)
Total assets............  35,504  52,081  60,240   91,619   95,288   93,413   100,355  100,355    259     295
Net assets..............   5,131   5,385  (6,484)  25,548   25,867   26,298    26,139   26,139     67      77
Share capital...........   1,677   1,677   1,677    1,985    1,985    1,985     1,985    1,985      5       6
Long-term obligations...   2,001  32,718  32,963   37,185   33,239   39,580    34,367   34,367     89     101
Total debt(5)...........  14,780  32,790  34,539   40,849   46,845   43,719    52,722   52,722    136     155
Shareholders' equity....   5,131   5,385  (6,484)  25,548   25,867   26,298    26,139   26,139     67      77
Other Data
EBITDA(6)...............  14,687  16,641  22,905   27,024   31,814    6,475     5,874   31,213     81      92
EBITD(7)................   3,122   4,207  10,522   14,928   18,242    3,326     2,587   17,503     45      51
Adjusted EBITDA(8)......  13,333  16,641  22,905   27,024   28,424    6,475     5,874   27,823     72      82
Net cash provided by
 (used in) operating
 activities.............   1,857  (4,785)  2,684    4,334   (4,680)  (4,729)   (7,458)  (7,409)   (19)    (22)
Net cash (used in)
 investing activities...    (226)   (240)   (365) (12,037) (24,629)  (3,839)     (781) (21,571)   (56)    (63)
Net cash provided by
 (used in) financing
 activities.............  (4,463) 16,609  (2,500)  23,055    2,961      543     3,639    6,057     16      18
Capital expenditures....     193     242     397      916    3,688      868       773    3,593      9      11
Ratio of pro forma net
 debt to EBITDA(6)(9)...     --      --      --       --                                  1.5x   1.5x    1.5x
Ratio of pro forma net
 debt to Adjusted
 EBITDA(8)(9)...........     --      --      --       --                                  1.7x   1.7x    1.7x
Ratio of pro forma net
 debt to EBITD(7)(9)....     --      --      --       --                                  2.8x   2.8x    2.8x
Ratio of Adjusted EBITDA
 to pro forma net cash
 interest
 expense(8)(9)..........     --      --      --       --                                  4.4x   4.4x    4.4x
Ratio of earnings to
 fixed charges(10)......    1.4x    1.2x    1.9x     4.0x     3.2x     2.1x      0.2x     2.7x   2.7x    2.7x
Cash dividends per
 share..................     --      --     59.6      --       --       --        --       --     --      --

                                                   (footnotes on following page)

--------
(1) During Fiscal 1998, the drachma appreciated against the U.S. dollar, which resulted in a foreign exchange loss on a forward contract for which no tax benefit has been recognized due to the uncertainty of the ultimate ability to realize such tax benefit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quantitative and Qualitative Disclosures About Market Risk."
(2) Other income in 1999 resulted principally from the sale of marketable securities partially offset by start up costs related to direct-to-home television (see note 25 of the notes to our consolidated financial statements).
(3) During 2000, the conditions of SFAS 53 were satisfied with respect to certain license and distribution fees (as cash collections were received) and the valuation allowance established on the deferred tax asset relating to such fees was reversed.
(4) The earnings per share for the year ended December 31, 1999 have been recalculated to reflect the weighted average number of shares for that year.
(5) Total debt includes bank overdrafts and short-term borrowings, long-term indebtedness (including the current portion thereof) and long-term obligations under capital leases (including the current portion thereof).
(6) EBITDA represents earnings before interest expense (net), income taxes, depreciation and amortization, minority interests and non-operating income (expenses) and amortization of programming costs. Management believes that EBITDA is also a useful measure of operating performance. EBITDA does not represent cash flow from operations as defined by U.S. GAAP, is not necessarily indicative of cash flow available to fund all cash flow needs and should not be considered as an alternative to net income under U.S. GAAP for purposes of evaluating our results of operations.
(7) EBITD represents earnings before interest expense (net), income taxes, depreciation and amortization, minority interests and non-operating income (expenses). It is calculated after amortization of programming costs. Management believes that EBITD is a useful measure of operating performance because it is industry practice to evaluate operations based on operating income before interest and depreciation, which is generally equivalent to EBITD and EBITD is unaffected by the debt and equity structure of a company. EBITD does not represent cash flow from operations as defined by U.S. GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under U.S. GAAP for purposes of evaluating our results of operations
(8) Adjusted EBITDA represents earnings before interest expense (net), income taxes, depreciation and amortization, minority interests, amortization of programming costs and non-operating income and expenses adjusted for one-off license and distribution fees of GRD 1,354 million in 1996 and GRD 3,390 million for the year ended December 31, 2000. Management believes that Adjusted EBITDA is also a useful measure of operating performance. Adjusted EBITDA does not represent cash flow from operations as defined by U.S. GAAP, is not necessarily indicative of cash flow available to fund all cash flow needs and should not be considered as an alternative to net income under U.S. GAAP for purposes of evaluating our results of operations.
(9) Pro forma financial data as of and for the twelve months ended March 31, 2001 give effect to the offering of the initial notes and the application of a portion of the net proceeds to repay short-term indebtedness under a repurchase facility. Pro forma net cash interest expense reflects pro forma cash interest expense net of historical interest income and assumed interest income on that portion of the net proceeds of the offering not used to repay indebtedness, at an assumed interest rate of approximately 5.0%. See "Use of Proceeds."
(10) Earnings consist of income before taxes, plus fixed charges. Fixed charges consist of interest expense and the portion of rental expense that represents interest expense.

               Management's Discussion and Analysis of Financial
                      Condition and Results of Operations

   You should read the following together with our consolidated financial statements and the notes to those financial statements. We maintain our accounting records and publish our statutory financial statements following Greek tax and corporate regulations. Certain adjustments have been made to these records to prepare the consolidated financial statements and other financial information in this prospectus. You should read the information under "Forward-Looking Statements" for special information about our interpretation of forward-looking information.

General

   We derive a substantial portion of our revenue from the sale of television advertising time. Total advertising revenue made up 71.6% of total net revenue in 2000 and 71% total net revenue in the three months ended March 31, 2001. In 2000, we began reporting revenue from publishing due to our acquisition in 1999 of our interest in Daphne Communications S.A. (or Daphne).

   Our revenue fluctuates throughout the year, with advertising revenue usually at its lowest level during the third fiscal quarter (14.7% of total net revenue in 2000), and usually at its highest level during the fourth fiscal quarter (30.3% of total net revenue in 2000). Due in large part to the overall decrease in advertising expenditures in the Greek market and to a lesser extent to competitive conditions, our television advertising revenue was down 12% in the fourth quarter 2000 relative to the fourth quarter of 1999 and was down 9% in the first quarter 2001 relative to first quarter 2000. We do, however, expect advertising revenue to grow, year-on-year, during the second half of 2001.

Revenue

 Advertising

   Television advertising is sold in time increments and is priced primarily on the basis of the program's popularity, as demonstrated by its ratings, within the demographic group that an advertiser desires to reach. In addition, advertising rates are affected by such factors as the number of advertisers competing for the available time and the availability of alternative advertising media.

   Substantially all of our television advertising revenue is generated from national advertising arrangements and contracts with local and international branches of advertising agencies, representing both multinational and national advertisers. Examples are:

   Multinational Advertisers              National Advertisers


   . Procter & Gamble                      . The Hellenic Telecommunications
                                             Organization (OTE)

   . Unilever


                                           . Stet Hellas, a Greek mobile
   . Estee Lauder (Group Sarantis)           telecommunications company


   . Coca-Cola Hellas                      . Panafon/Vodafone, a Greek mobile
                                             telecommunications company

   . Colgate-Palmolive

                                           . Fage and Delta, Greek dairy
                                             companies

   We currently use our own sales force to sell advertising time. Arrangements for advertising are reached during the first quarter of each year, at which time estimates of annual revenue are determined. Advertising time generally is reserved on a monthly basis, with a small proportion booked on a spot basis. Advertising revenue is recorded when the advertisement is aired. As is common in the industry, we provide certain advertising agencies with an incentive rebate of up to a maximum of 9.9% of the cost of the airtime purchased, as permitted by law. At the end of each year, the rebates are calculated and the advertising agencies which are entitled to a rebate then invoice us for an airtime credit for the following year that reflects the rebate. These rebates are estimated and accrued on a quarterly basis as the related revenues are earned. Revenue is recorded net of the rebates. While most advertising arrangements tend to be reviewed on an annual basis, and typically are renewed, we seek to develop and maintain long-term relationships with the agencies and advertisers.

   Regulatory changes effective January 1, 1996 had the effect of greatly reducing discounts and free airtime offered to advertisers, requiring advertisers to pay the full cost, and taxes based on such full cost, contained in the broadcaster's price list for a particular time slot, as filed with the Greek tax authorities. A joint directive of the Greek Ministry of Press and Mass Media and Ministry of Finance, for the purpose of clarifying the term "advertising" under Greek tax law, broadened the definition beyond spots aired in return for cash payments to cover all publicity aired. The directive also clarified a number of procedures relating to collection of taxes relating to advertising. See "Business--Regulation."

   While we sell a significant portion of our available television advertising time, we do not sell all of it. In 2000 we sold approximately 99% (approximately 98% in the three month period ended March 31, 2001) of total available advertising time during prime time broadcasts and approximately 80% (approximately 88% in the three month period ended March 31, 2001) of total available advertising time, including dead time allocated to audiotext, our magazines, infomercials and home shopping. See "Business--Television Advertising--General." We use a variety of means to utilize unsold advertising time in all time periods (commonly referred to as "dead time") to improve our operating results and cash flows. These other sources are audiotext and infomercials. We derive revenue from our majority-owned subsidiary, Audiotex, which generates audiotext revenue, and from Epikinonia Ltd, which produces infomercials and pays us for production and technical support.

 Programming

   We also derive revenue from royalties received from syndicating our own programming. These programming sales are made to a variety of users, including a television network in Cyprus operated by Antenna TV Ltd. (Cyprus) (or Antenna Cyprus) and broadcasters targeting Greek-speaking viewers in the United States, Canada and Australia. Sales of programming to Greek-speaking viewers are made in the United States and Canada through an affiliated entity, Antenna Satellite TV (USA) Inc. (or Antenna Satellite), and in Australia through our wholly-owned subsidiary, Pacific Broadcast. Revenue derived from Antenna Satellite, Antenna Cyprus and Pacific Broadcast represented revenue from sources outside Greece. See note 31 to our consolidated financial statements. In addition, we sell selected news footage to other news broadcasters around the world. See "Business--Our Strategy" and "Business--Other Sources of Revenue."

 Publishing and Other Revenue

   Since acquiring Daphne in October 1999, we have derived circulation and advertising revenue from the publication of a wide variety of Greek magazines. These magazines cover subject matter ranging from style and fashion to parenting, from politics to astrology and from entertainment to shipping and defense. We also derive revenue from the printing of books, magazines, pamphlets and other publications for third parties.

Costs and Expenses

   Cost of sales includes the costs of acquiring foreign programming and Greek features, together with the cost of gathering, producing and broadcasting news. Since the acquisition of Daphne, cost of sales also includes publication costs. Selling, general and administrative expenses (or SG&A) includes payroll costs and sales, marketing and promotion costs, broadcast license fees and other operating and administrative expenses.

   Programming costs generally either are expensed as cost of sales in the year incurred or capitalized and amortized over a period of three to four years. Programs that are expensed in the current period include news programs and a portion of acquired programming, principally Greek features. For such programming, substantially all of the value is realized upon the initial broadcast, either because of the topical nature of the programming or, in the case of acquired programming, contractual limitations on subsequent broadcasts. Acquired foreign programs, which have contracts limiting our broadcasts to a specific number during their term (usually two broadcasts during a two- or three-year period), are expensed in equal portions each time the program is broadcast. The costs of other programming, such as series, soap operas, shows, and made-for-television movies, where substantial value can be realized through multiple broadcasts or syndication, are capitalized as an asset and amortized, unless we determine during the current period that a program is unlikely to generate revenue in future periods, in which case the associated costs are expensed in the current period.

   We had followed SFAS 53 concerning the amortization of programming production and acquisition costs. Consequently, all direct and certain indirect production costs, other than those relating to news and similar programming, were capitalized as investment in programs. These costs are stated at the lower of unamortized cost or estimated net realizable value. Under SFAS 53, estimated total production costs for an individual program or series were amortized in the proportion that the revenue realized relates to management's estimate of the total future revenue expected to be generated from such program or series based upon past experience. Estimates of future revenues were reviewed periodically in relation to historical revenue trends and the amortization of programming costs was adjusted accordingly. To the extent such estimates differ from the actual results, such amortization periods would be adjusted. Such adjustments could have had a material adverse effect on our financial condition and results of operations.

   SOP 00-2 establishes new accounting standards for producers and distributors of films, including changes in revenue recognition and accounting for advertising, development and overhead costs. It requires advertising costs for television products to be expensed as incurred, certain indirect overhead costs to be charged directly to expense instead of being capitalized to film costs, and all film costs to be classified on the balance sheet as noncurrent assets. Under SOP 00-2 estimated total production costs or accrued expenses for an individual program or series are amortized in the same ratio that current period actual revenue bears to estimated remaining unrecognized ultimate revenue as of the beginning of the current fiscal year. Amortization of capitalized film (program) costs generated and accrual (expensing) of participation costs commences when a film (program) is released and it begins to recognize revenue from that film (program). Ultimate revenue includes estimates of revenue expected to be generated from the exploitation, exhibition and sale of a film (program) over a period not exceeding ten years from the date of delivery of the first episode or, if still in production, five years from the date of delivery of the most recent episode. Estimates of future revenues are reviewed periodically and could be revised. To the extent such estimates are revised the amoritazation of programming costs is adjusted accordingly. Such adjustments could significantly harm our financial condition and results of operation. For the quarter ended March 31, 2001, we recorded a one-time after tax charge for the initial adoption of the standard of GRD 197 million ($0.5 million). This charge has been recorded as a cumulative effect of a change in accounting principle.

   An important component of our strategy for maximizing operating performance and long-term profitability is to continue making investments in programming to build up our own programming library. This strategy has been implemented over the past few years by significantly increasing our programming expenditures. We retain all rights to the programming in our library and believe that these rights may represent values in excess of net book value. This value is demonstrated by the advertising revenue generated from rebroadcasting programming produced in prior years and from programming syndicated to other networks, including programming for which the production costs have been fully amortized. In certain cases, advertising revenue has exceeded the advertising revenue generated from the initial broadcast. We expect to continue to expand our programming library and to exploit the library through the airing of reruns and the distribution and syndication of broadcast rights to third parties. Programming from the library is broadcast to Greeks abroad through third parties and in the future will also be broadcast directly. Management will continue to evaluate the total estimated revenues as new markets are entered and revenues are realized.

Acquisitions

   In March 1999, we raised net proceeds of $86.5 million in our initial public offering. In May 1999, we used a portion of the net proceeds we received from our initial public offering to acquire:

  . a 51% interest in Audiotex for a purchase price of $7.25 million;

  . a 99.97% interest in Antenna Radio, which owns Antenna FM (97.1 FM), a combination news/talk and music radio station serving the greater Athens area, for a purchase price of $16.25 million plus the assumption of approximately $5.2 million of indebtedness;

  . a 100% interest in Antenna Spoudastiki Ltd. (or Antenna Spoudastiki), which operates a training center for journalists and other media personnel for a purchase price of $6.0 million; and

  . a 100% interest in Pacific Broadcast, which rebroadcasts our programming in Australia through a joint venture, for a purchase price of $3.5 million.

Each of these companies was previously affiliated with or controlled by members of the family of Mr. Minos Kyriakou, our Chairman. See note 2 of the notes to our consolidated financial statements. See also "Related Party Transactions."

   These business combinations were among companies under common control and have been accounted for "as if" a pooling of interest had occurred for periods after September 1, 1998, the date that the companies came under common control for accounting purposes (or the Consolidation Date). Consequently, our balance sheet as at December 31, 1998 and our consolidated statements of operations, cash flows and shareholders' equity for the year ended December 31, 1998 have been restated. Because the business combinations were among companies under common control, they have been consolidated based upon the companies' book values and historical results of operations. The cash amounts paid for the companies acquired, in excess of their book values, have been treated as a dividend to the selling shareholders.

   We also undertook the following transactions:

  . in October 1999, we acquired a 51% interest in Daphne for total consideration of approximately GRD 1.2 billion ($3.3 million);

  . in February 2000, we acquired the 49% interest in Audiotex from Legion
    International that we did not already own for total consideration of GRD 55 million ($0.1 million) and an increase of the royalty fees to Legion International from 7.5% to 12.0% on Audiotex's annual revenue for 10 years. Based on the 2000 net revenues of Audiotex, the royalty fee paid to Legion International computed at 12% of net revenues was GRD 109.8 million ($0.3 million). If computed at 7.5% of net revenues, the royalty payment would have been GRD 68.4 million ($0.2 million). See "Business-- Other Sources of Revenue--Audiotex;"

  . in February 2000, we advanced GRD 3 billion ($8.3 million) in exchange for the right to acquire a controlling interest in Makedonia TV, one of the six other Greek commercial TV broadcasters with a nationwide license. This right gives us the ability to acquire, when and if such acquisition is allowed under applicable law, a 51% interest in Makedonia TV from its three shareholders for a total consideration equal to the advance payment. We also entered into a cooperation agreement to provide a variety of services to Makedonia TV. See "Business--Distribution of Programming;"

  . in April 2000, we entered into a memorandum of understanding with Internet Gold International Ltd., a subsidiary of Internet Gold, an Israeli internet company, to jointly undertake various internet-related activities. Internet Gold agreed to use its best efforts to cause one or more of the shareholders of CompuLink Networks S.A., a Greek internet service provider, to transfer to us a 20% stake in CompuLink for consideration of $1 million, $200,000 of which will be paid in cash and $800,000 of which will be paid in the form of advertising time on television and radio and in magazines. See "Business--New Media Markets-- Internet;"

  . in August 2000, we acquired interests in three Bulgarian media companies for total consideration, including related expenses, of $3.7 million. The acquisition includes a 100% interest in Nova Television, a 100% interest in Multimex and a 92% interest in Radio Express. In November 2000, we acquired a 7% minority interest in Radio Express for (Euro)35,000. See "Business--Distribution of Programming;"

  . in October 2000, we acquired a 100% interest in Part Time S.A. (now Part
    Time Simvouleftiki S.A.) for total cash consideration of GRD 883.4 million ($2.4 million). This entity owns a portion of the land on which we intend to relocate our offices and production facilities; and

  . during 2000, we purchased in various open market transactions shares of Athenian Capital Holdings S.A. for an aggregate purchase price of GRD 15,543 million ($42.8 million). Athenian is a diversified investment company listed on the Athens Stock Exchange. We currently own approximately 14.5% of Athenian's share capital. Our principal shareholders own an additional approximately 15% of Athenian. Seven of Athenian's 11 directors are directors of ours, including our Chairman, our Chief Executive Officer and our Chief Financial Officer. Our investment in Athenian has been adversely impacted in line with the general decline in prices on the Athens Stock Exchange. On March 5, 2001, we announced that, in order to protect the value of this investment, our Chairman, Mr. Minos Kyriakou, has agreed to underwrite our investment such that in the event that we continue to hold shares in Athenian on December 31, 2003, and the value of the investment on such day (as measured based on average closing prices for the preceding 20 trading days) does not exceed our aggregate purchase price, our Chairman will purchase our entire stake in Athenian for an amount equal to such purchase price. Furthermore, if we elect at any time prior to December 31, 2003 to dispose of the investment, and the sale price at that time is less than our purchase price, our Chairman will pay us the difference between the sale price and our purchase price. In all cases our Chairman will pay these amounts plus interest reflecting our return on bank deposits. The Greek Capital Markets Commission (or the CMC) recently announced that it has investigated insider trading violations by Athenian and certain individuals who are now former officers of Athenian and has imposed a fine on Athenian and such individuals. Athenian has informed us that it believes that it has not violated any Greek securities laws and it intends to vigorously contest the CMC's allegations. To our knowledge, all such actions which were the subject of the CMC investigation took place prior to our investment in Athenian. Subsequent to our investment, our Chairman, Mr. Minos Kyriakou, assumed the position of Chairman of Athenian. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Related Party Transactions."

   Our consolidated financial statements include all of our significant majority-owned subsidiaries. Affiliated companies in which we do not own a controlling interest or for which the minority shareholders have significant veto rights over operating decisions (participating rights requiring unanimous shareholder approval, including transactions in excess of GRD 20 million, operating budgets, senior management positions, borrowing and amendments to contractual obligations) are accounted for using the equity method.

Results of Operations

   The table below presents, for the periods indicated, certain statement of operations data as a percentage of total net revenue:

                           Fiscal Year Ended December         Three Months
                                       31,                   Ended March 31,
                          ---------------------------------  ----------------
                          1996   1997   1998   1999   2000    2000     2001
                          -----  -----  -----  -----  -----  -------  -------
                                                               (unaudited)
                                             (in percent)
Net Revenue
  Advertising revenue...   87.1   90.3   90.6   88.3   71.6     77.5     71.0
  Related party
   revenue..............   12.4    9.0    8.1    5.0    3.0      2.7      2.3
  Publication revenue...    --     --     --     4.6   14.0     16.9     19.6
  Other revenue.........    0.5    0.7    1.3    2.1   11.4      2.9      7.1
                          -----  -----  -----  -----  -----  -------  -------
    Total net revenue...  100.0  100.0  100.0  100.0  100.0    100.0    100.0
Cost of sales...........   29.8   21.0   16.7   20.1   29.4     30.5     36.7
Selling, general and
 administrative
 expenses...............   12.3   14.4   12.5   12.0   13.0     13.2     14.9
Amortization of
 programming costs......   45.6   48.3   38.3   30.4   24.6     27.3     27.1
Depreciation and
 amortization...........    1.8    1.9    1.9    2.1    2.6      3.3      5.0
                          -----  -----  -----  -----  -----  -------  -------
Operating income........   10.5   14.4   30.6   35.4   30.4     25.7     16.3
Interest (expense),
 net....................   (8.1)  (9.8)  (8.8)  (6.8)    (6)    (3.2)    (7.2)
Foreign exchange
 (losses) gains, net....    1.1   (2.7) (12.4)  (5.0)  (5.4)   (12.2)   (14.4)
Equity in net income of
 unconsolidated
 affiliate..............    --     --     --     --     --       --       --
Related party commission
 income.................    --     --     0.5    1.1    0.1      0.4      --
Other income (expense),
 net....................    0.1    --     --     3.9   (0.8)    (0.1)    (0.8)
Minority interest in
 (profit) loss of
 consolidated
 subsidiaries...........    --     --     --    (0.1)  (0.1)     0.3      0.1
                          -----  -----  -----  -----  -----  -------  -------
Earnings (loss) before
 income taxes...........    3.6    1.9    9.9   28.5   18.2     10.9     (6.0)
Provision (benefit) for
 income taxes...........    1.7    1.0    6.5   11.5    5.4     (4.4)    (3.8)
Extraordinary gain on
 repurchase of existing
 notes, net of taxes....    --     --     --     --     0.2      --       --
Cumulative effect of a
 change in accounting
 principle, net of
 taxes..................    --     --     --     --     --       --      (1.6)
                          -----  -----  -----  -----  -----  -------  -------
Net income (loss).......    1.9    0.9    3.4   17.0   13.0      6.5     (3.8)
                          =====  =====  =====  =====  =====  =======  =======

 Three Months Ended March 31, 2001 (unaudited)
 Compared to Three Months Ended March 31, 2000 (unaudited)

   Revenues. Total net revenue increased GRD 612 million ($1.6 million), or 5.3%, from GRD 11,515 million ($29.7 million) in the three months ended March 31, 2000 to GRD 12,127 million ($31.3 million) in the three months ended March 31, 2001. This increase was attributable primarily to an increase of GRD 759 million ($2.0 million) of revenue from Daphne (primarily representing publication revenue) and, to a lesser extent, the addition of GRD 257 million ($0.7 million) of revenue from Nova Bulgaria, the addition of GRD 212 million ($0.5 million) of revenue from Audiotex (primarily representing telephone services revenue), which was accounted for using the equity method prior to February 7, 2000, and the addition of GRD 101 million ($0.3 million) of revenue from Blues Hall EPE (primarily representing ticket sales for concerts and theatrical performances), partially offset by a decrease of GRD 692 million ($1.8 million) in revenue from Antenna TV's operations.

   Advertising revenue, which comprised 71% of total net revenue for the three months ended March 31, 2001, decreased GRD 315 million ($0.8 million), or 3.5%, from GRD 8,925 million ($23.0 million) in the three months ended March 31, 2000 to GRD 8,610 million ($22.2 million) in the three months ended March 31,

2001. This decrease principally reflected a decrease in Antenna TV advertising revenue of GRD 743 million ($1.9 million) due principally to the overall decrease in advertising expenditures in the Greek market. The decrease in underlying advertising revenue was partially offset by an increase of GRD 211 million ($0.5 million) of advertising revenue from Daphne and the addition of GRD 256 million ($0.7 million) of advertising revenue from Nova Bulgaria.

   Related party revenue decreased GRD 34 million ($0.1 million), or 10.9%, from GRD 312 million ($0.8 million) in the three months ended March 31, 2000 to GRD 278 million ($0.7 million) in the three months ended March 31, 2001.

   Publication revenue increased GRD 431 million ($1.1 million), or 22.1%, from GRD 1,946 million ($5.0 million) in the three months ended March 31, 2000 to GRD 2,377 million ($6.1 million) in the three months ended March 31, 2001, reflecting an increase in publication income from Daphne.

   Other revenue, representing revenue from program sales, Visa(R) card fees and commissions, and revenue from the provision of technical services and from infomercials, increased GRD 529 million ($1.3 million), or 159.3%, from GRD 332 million ($0.9 million) in the three months ended March 31, 2000 to GRD 861 million ($2.2 million) in the three months ended March 31, 2001. This increase was principally the result of an increase of GRD 212 million ($0.5 million) of other revenue from Audiotex, which was accounted for using the equity method prior to February 7, 2000, and, to a lesser extent, an increase of GRD 117 million ($0.3 million) of other revenue from Daphne and the addition of GRD 100 million ($0.3 million) of other revenue from Blues Hall.

   Cost of Sales. Cost of sales increased GRD 934 million ($2.4 million), or 27%, from GRD 3,517 million ($9.1 million) in the three months ended March 31, 2000 to GRD 4,451 million ($11.5 million) in the three months ended March 31, 2001. This increase was attributable primarily to an increase of GRD 528 million ($1.4 million) of cost of sales from Daphne, representing approximately 52% of total cost of sales for the three months ended March 31, 2001, as a result of the launch of three new magazine titles and an increase in the cost of paper, and, to a lesser extent, the addition of GRD 240 million ($0.6 million) of cost of sales from Nova Bulgaria, and the addition of GRD 89 million ($0.2 million) of cost of sales from Blues Hall. Antenna TV cost of sales, representing approximately 33% of total cost of sales for the three months ended March 31, 2001, increased GRD 34 million ($0.1 million) or 2.4% in the three months ended March 31, 2001, reflecting an increase in cost of foreign programming.

   SG&A. SG&A increased GRD 280 million ($0.7 million), or 18.4%, from GRD 1,523 million ($3.9 million) in the three months ended March 31, 2000 to GRD 1,803 million ($4.7 million) in the three months ended March 31, 2001. This increase was attributable principally to the addition of SG&A of GRD 94 million ($0.2 million) from Nova Bulgaria and, to a lesser extent, an increase in SG&A of GRD 59 million ($0.2 million) from Daphne, representing 18.2% of SG&A for the three months ended March 31, 2001. The Antenna TV SG&A expense, representing 61.1% of total SG&A for the three months ended March 31, 2001, increased 3.5% from GRD 1,065 million ($2.7 million) to GRD 1,102 million ($2.8 million).

   Amortization. Amortization of programming costs increased GRD 138 million ($0.4 million), or 4.4%, from GRD 3,149 million ($8.1 million) in the three months ended March 31, 2000 to GRD 3,287 million ($8.5 million) in the three months ended March 31, 2001, primarily attributable to higher programming costs.

   Depreciation. Depreciation increased GRD 232 million ($0.6 million), or 61%, from GRD 381 million ($1.0 million) in the three months ended March 31, 2000 to GRD 613 million ($1.6 million) in the three months ended March 31, 2001. Of the increase in depreciation, GRD 90 million ($0.2 million) was attributable to the addition of depreciation from Nova Bulgaria, GRD 76 million ($0.2 million) was attributable to the increase of depreciation from Daphne and GRD 53 million ($0.1 million) was attributable to the increase of depreciation from Antenna TV.

   Operating Income. Operating income decreased GRD 972 million ($2.5 million), or 33%, from GRD 2,946 million ($7.6 million) in the three months ended March 31, 2000 to GRD 1,974 million ($5.1 million) in the three months ended March 31, 2001, principally reflecting a decrease in Antenna TV revenue and an increase in cost of sales as well as an increase in SG&A expense and an increase in program amortization.

   Interest Expense. Interest expense, net increased GRD 515 million ($1.3 million), or 141.5%, from GRD 364 million ($0.9 million) in the three months ended March 31, 2000 to GRD 879 million ($2.3 million) in the three months ended March 31, 2001, reflecting a decrease in interest income of GRD 683 million ($1.8 million) due to lower cash balances, partially offset by a decrease in interest expense of GRD 169 million ($0.4 million) principally attributable to the partial replacement of existing notes with lower-interest debt.

   Foreign Exchange. Foreign exchange losses increased GRD 333 million ($0.9 million) from a loss of GRD 1,409 million ($3.6 million) to a loss of GRD 1,742 million ($4.5 million), primarily reflecting the appreciation of the U.S. dollar against the drachma offset by lower U.S. dollar denominated debt as a result of the partial repurchase of certain of our existing notes.

   Benefit for Income Taxes. Benefit for income taxes increased GRD 965 million ($2.5 million) from a provision of GRD 504 million ($1.3 million) in the three months ended March 31, 2000 to a benefit of GRD 461 million ($1.2 million) in the three months ended March 31, 2001, principally as a result of a decrease in pre-tax profits and the reduction in the Greek corporate tax rate from 40% to 37.5% which resulted in a tax benefit of GRD 246 million ($0.6 million)

   Cumulative Effect of a Change in Accounting Principle. As a result of the adoption of SOP 00-2, a one-time after tax charge of GRD 197 million ($0.5 million) representing a change in accounting policy was recorded.

   Net income. Net income decreased GRD 1,216 million ($3.1 million) from net income of GRD 750 million ($1.9 million) in the three months ended March 31, 2000 to a net loss of GRD 466 million ($1.2 million) in the three months ended March 31, 2001, principally attributable to a decrease in Antenna TV operating income of GRD 954 million ($2.5 million), an increase in foreign exchange losses of GRD 333 million ($0.9 million) and interest expense of GRD 515 million ($1.3 million) and a one-time after tax charge of GRD 197 million ($0.5 million) resulting from the adoption of SOP 00-2.

 Fiscal Year Ended December 31, 2000
 Compared to Fiscal Year Ended December 31, 1999

   Revenue. Net revenue increased GRD 15,485 million ($42.7 million), or 39%, from GRD 39,780 million ($109.6 million) in 1999 to GRD 55,265 million ($152.3 million) in 2000. This increase was attributable primarily to the addition of GRD 8,767 million ($24.2 million) of revenue from Daphne (primarily representing publication revenue included for all of 2000, as compared to only two months in 1999), and an underlying increase in revenue of GRD 5,336 million ($14.7 million), GRD 3,390 million ($9.3 million) of which was attributable to a non-recurring license and distribution fee recorded as part of other revenue. To a lesser extent, the increase reflected the addition of GRD 823 million ($2.3 million) of revenue from Audiotex and the addition of GRD 627 million ($1.7 million) of revenue from Nova Bulgaria.

   Advertising revenue, which comprised 71.6% of total net revenues for 2000 (88.3% in the prior period), increased GRD 4,465 million ($12.3 million), or 12.7%, from GRD 35,126 million ($96.8 million) in 1999 to GRD 39,591 million ($109.1 million) in 2000, reflecting a 5.6% underlying increase in advertising revenue due to increases principally in volume. The total increase in advertising revenue also reflected GRD 2,354 million ($6.5 million) of advertising revenue from Daphne and the addition of GRD 621 million ($1.7 million) of advertising revenue from Nova Bulgaria. Rebates granted to advertisers in 2000 totaled GRD 2,748 million ($7.6 million) and in 1999 totaled GRD 2,851 million ($7.8 million).

   Related party revenue decreased GRD 353 million ($1.1 million), or 17.6%, from GRD 2,006 million ($5.5 million) in 1999 to GRD 1,653 million ($4.6 million) in 2000. The decrease was attributable principally to the decrease in programming fees charged to Antenna Satellite.

   Publication revenue increased GRD 5,900 million ($16.3 million) from GRD 1,806 million ($5.0 million) in 1999 to GRD 7,706 million ($21.2 million) in 2000. The increase was attributable to the addition of publication income from Daphne (for all of 2000).

   Other revenue, representing revenue from program sales, Visa(R) card fees and commissions, and revenue from the provision of technical services and from infomercials, increased GRD 5,473 million ($15.1 million) from GRD 842 million ($2.3 million) in 1999 to GRD 6,315 million ($17.4 million) in 2000. This increase was attributable primarily to an increase in underlying other revenues of GRD 3,884 million ($10.7 million), which was due principally to a non-recurring fee reflecting the recognition of revenue associated with license and distribution fees for programming for which the conditions of SFAS 53 were not previously met. To a lesser extent, the increase reflected the addition of other revenue from Daphne (for all of 2000) of GRD 870 million ($2.4 million) and the addition of GRD 823 million ($2.3 million) of other revenue from Audiotex, which was accounted for using the equity method prior to February 7, 2000.

   Cost of Sales. Cost of sales increased GRD 8,277 million ($22.8 million), or 104%, from GRD 7,976 million ($22.0 million) in 1999 to GRD 16,254 million ($44.8 million) in 2000. This increase was attributable primarily to the addition of GRD 6,893 million ($19 million) of cost of sales from Daphne (for all of 2000) and, to a lesser extent, the addition of cost of sales from Nova Bulgaria and Audiotex. The underlying cost of sales increased GRD 664 million ($1.8 million) in 2000.

   SG&A. SG&A increased GRD 2,417 million ($6.6 million), or 50.6%, from GRD 4,780 million ($13.2 million) in 1999 to GRD 7,197 million ($19.8 million) in 2000. This increase was attributable principally to an increase in underlying SG&A of GRD 949 million ($2.6 million) which was primarily due to an increase in payroll costs associated with an increased level of personnel, and an increase in sales promotion activities and other operating costs. The increase also reflected the addition of GRD 1,106 million ($3.0 million) from Daphne (for all of 2000) and GRD 205 million ($0.6 million) from Nova Bulgaria.

   Amortization. Amortization of programming costs increased GRD 1,476 million ($4.1 million), or 12.2%, from GRD 12,096 million ($33.3 million) in 1999 to GRD 13,572 million ($37.4 million) in 2000. This increase was attributable to the increase in programming costs for 2000 as a result of higher average costs per show.

   Depreciation. Depreciation increased GRD 566 million ($1.6 million), or 66.4%, from GRD 853 million ($2.3 million) in 1999 to GRD 1,419 million ($3.9 million) in 2000. Of the increase in depreciation, GRD 288 million ($0.8 million) was attributable to the addition of depreciation from Daphne (for all of 2000) and GRD 111 million ($0.3 million) for the addition of depreciation from Nova Bulgaria.

   Operating Income. Operating income increased GRD 2,749 million ($7.6 million), or 19.5%, from GRD 14,075 million ($38.8 million) in 1999 to 16,824 million ($46.4 million) in 2000, principally reflecting an underlying increase in total net revenue during the period and, to a lesser extent, the addition of operating income from Daphne (for all of 2000) and the addition of operating income from Audiotex, partially offset by an increase in cost of sales.

   Interest Expense, Net. Interest expense, net increased GRD 606 million ($1.7 million), or 22.5% from GRD 2,700 million ($7.4 million) in 1999 to GRD 3,306 million ($9.1 million) in 2000, reflecting an increase in gross interest expense during the period, principally attributable to an increase in underlying expense of GRD 451 million ($1.2 million) attributable to the appreciation of the U.S. dollar against the drachma in 2000 compared to 1999, partially offset by the lower interest rate paid on the repurchase facility in drachma which was used to replace approximately $20 million face amount of our existing notes, and the addition of GRD 466 million ($1.3 million) of gross interest expense from Daphne (for all of 2000) offset by an increase of GRD 213 million ($0.6 million) in underlying interest income.

   Foreign Exchange. Foreign exchange losses increased GRD 1,011 million ($2.8 million) from GRD 1,973 million ($5.4 million) to GRD 2,984 million ($8.2 million), primarily reflecting loss resulting from the translation of our existing notes denominated in U.S. dollars due to the U.S. dollar appreciation against the drachma, partially offset by unrealized gains and losses from our U.S. dollars cash holdings and receivables/payables denominated in foreign currencies and realized gains and losses on transactions denominated in foreign currencies.

   Other Expense, net. Other expense, net, increased GRD 1,964 million ($5.4 million) from income of GRD 1,529 million ($4.2 million) in 1999 to a loss of GRD 435 million ($1.2 million) in 2000. The increase was attributable principally to the fact that in 1999 we had a gain from the sale of marketable securities.

   Equity in Net Income of Unconsolidated Affiliates. Equity in net income of unconsolidated affiliates decreased from GRD 25 million ($0.1 million) in 1999 to GRD 2 million ($6,000) in 2000, due to the acquisition of the remaining interest in Audiotex, which was accounted for using the equity method before February 7, 2000.

   Related Party Commission Income. Related party commission income decreased from GRD 435 million ($1.2 million) in 1999 to GRD 48 million ($0.1 million) in 2000, due to the reclassification of revenue earned from Audiotex.

   Provision for Income Taxes. Provision for income taxes decreased GRD 1,559 million ($4.3 million) from GRD 4,570 million ($12.6 million) in 1999 to GRD 3,011 million ($8.3 million) in 2000, principally because of lower pre-tax profits and the reversal of a valuation allowance taken on deferred tax assets in the prior year of GRD 1,193 million ($3.3 million) as a result of cash collections in 2000 which satisfied the conditions of SFAS 53 with respect to license and distribution fees. Of the decrease in provision for income taxes, GRD 1,160 million ($3.2 million) was attributable to the decrease in underlying provision for income taxes and GRD 186 million ($0.5 million) was attributable to the decrease of provision for income taxes for Daphne.

   Net Income. Net income increased GRD 414 million ($1.1 million) from GRD 6,762 million ($18.6 million) in 1999 to GRD 7,176 million ($19.8 million) in 2000, principally reflecting an underlying increase in operating income and the non-recurring license and distribution fees and the reversal of the valuation allowance taken on deferred tax assets taken in the prior year, partially offset by the increase in foreign exchange losses and other expenses. As a percentage of total net revenue, net income decreased from 17% to 13%.

 Fiscal Year Ended December 31, 1999
 Compared to Fiscal Year Ended December 31, 1998

   Revenue. Net revenue increased GRD 7,457 million ($20.5 million), or 23.1%, from GRD 32,323 million ($89.1 million) in 1998 to GRD 39,780 million ($109.6 million) in 1999. This increase was attributable primarily to an underlying increase in advertising revenue and, to a lesser extent, the addition of GRD 2,169 million ($6.0 million) of revenue from Daphne (primarily representing publication revenue) and the addition of GRD 1,955 million ($5.4 million) of revenue from Antenna Radio, whose revenue was included for all of 1999, as compared to only four months in 1998.

   Advertising revenue, which comprised 88.3% of total net revenues for 1999 (90.6% in the prior period), increased GRD 5,838 million ($16.1 million), or 19.9%, from GRD 29,288 million ($80.7 million) in 1998 to GRD 35,126 million ($96.8 million) in 1999, reflecting a 14.5% underlying increase in advertising revenue due to increases principally in volume. The total increase in advertising revenue also reflected GRD 1,920 million

($5.3 million) of advertising revenue from Antenna Radio, whose advertising revenue was included for all of 1999, as compared to only four months in 1998, and the addition of GRD 357 million ($1.0 million) of advertising revenue from Daphne. Rebates granted to advertisers in 1999 totaled GRD 2,851 million ($7.9 million) and in 1998 totaled GRD 2,177 million ($6.0 million).

   Related party revenue decreased GRD 607 million ($1.7 million), or 23.2%, from GRD 2,613 million ($7.2 million) in 1998 to GRD 2,006 million ($5.5 million) in 1999. The decrease was attributable principally to the elimination upon consolidation and reclassification of related party revenue from Antenna Radio, Antenna Spoudastiki and Pacific Broadcast for all of 1999, as compared to the elimination and reclassification of related party revenue for only four months in 1998.

   We earned publication revenue of GRD 1,806 million ($5.0 million) for the first time because of the addition of publication income from Daphne.

   Other revenue, representing revenue from program sales, Visa card fees and commissions, and revenue from the provision of technical services and from infomercials, increased GRD 420 million ($1.1 million), or 99.6%, from GRD 422 million ($1.1 million) in 1998 to GRD 842 million ($2.2 million) in 1999. This increase was principally the result of increases in other revenue totaling GRD 631 million ($1.6 million) from Pacific Broadcast and Antenna Spoudastiki (representing revenue from subscriptions and tuition), whose other revenue was included for all of 1999, as compared to only four months in 1998, partially offset by an underlying decrease in other revenue.

   Cost of Sales. Cost of sales increased GRD 2,584 million ($7.2 million), or 48.0%, from GRD 5,392 million ($14.8 million) in 1998 to GRD 7,976 million ($22.0 million) in 1999. This increase was attributable primarily to the addition of GRD 1,409 million ($3.7 million) of cost of sales from Daphne and, to a lesser extent, increases in cost of sales from Antenna Radio, Antenna Spoudastiki and Pacific Broadcast, whose cost of sales was included for all of 1999, as compared to only four months in 1998. The underlying cost of sales increased GRD 416 million ($1.1 million) in 1999.

   SG&A. SG&A increased GRD 754 million ($2.1 million), or 18.7%, from GRD 4,027 million ($11.1 million) in 1998 to GRD 4,781 million ($13.2 million) in 1999. This increase was attributable principally to an increase in SG&A of GRD 325 million ($0.9 million) from Antenna Radio, whose SG&A expense was included for all of 1999, as compared to only four months in 1998. The addition of GRD 261 million ($0.7 million) from Daphne and GRD 137 million ($0.4 million) from Antenna Spoudastiki, whose SG&A expense was included for all of 1999, as compared to only four months in 1998. The underlying SG&A expense was essentially unchanged.

   Amortization. Amortization of programming costs decreased GRD 287 million ($0.8 million), or 2.3%, from GRD 12,383 million ($34.1 million) in 1998 to GRD 12,096 million ($33.3 million) in 1999. In September 1998, the contract to broadcast basketball games of a National Greek Championship league terminated and was not renewed. Such decision resulted principally in lower programming costs and a change in the average amortization factor, which in turn resulted in lower amortization.

   Depreciation. Depreciation increased GRD 225 million ($0.6 million), or 35.7%, from GRD 628 million ($1.7 million) in 1998 to GRD 853 million ($2.3 million) in 1999. Of the increase in depreciation, GRD 156 million ($0.4 million) was attributable to the addition of depreciation from Daphne. The underlying depreciation was essentially unchanged.

   Operating Income. Operating income increased GRD 4,181 million ($11.5 million), or 42.3%, from GRD 9,894 million ($27.3 million) in 1998 to GRD 14,075 million ($38.8 million) in 1999, principally reflecting an underlying increase in total net revenue during the period and, to a lesser extent, increase in operating income from Antenna Radio and Pacific Broadcast, whose operating income was included for all of 1999, as compared to only four months in 1998, and the addition of operating income from Daphne, partially offset by an increase in cost of sales.

   Interest Expense. Interest expense, net decreased GRD 158 million ($0.5 million), or 5.5%, from GRD 2,858 million ($7.9 million) in 1998 to GRD 2,700 million ($7.4 million) in 1999, resulting from an increase in interest income of GRD 553 million ($1.5 million) due to higher cash balances which more than offset the increase in underlying interest expense and the addition of interest expense from Daphne.

   Foreign Exchange. Foreign exchange losses decreased GRD 2,051 million ($5.7 million) from GRD 4,024 million ($11.1 million) in 1998 to GRD 1,973 million ($5.4 million) in 1999, primarily due to unrealized gains from our (U.S. dollar) cash holdings, receivables/payables (in foreign currencies) and a gain on the forward contract resulting from a favorable movement in the exchange rate, partially offset by unrealized losses resulting from the translation of our existing notes denominated in U.S. dollars, the realized loss on the forward contract and the addition of GRD 261 million ($0.7 million) of foreign exchange losses from Antenna Radio and Pacific Broadcast, whose losses were included for all of 1999, as compared to only four months in 1998. The exchange rate for converting drachmae to dollars ranged from 282.25 to 327.90, with the drachma depreciating to 327.90 at period-end. See "--Quantitative and Qualitative Disclosures About Market Risk."

   Other Income. Other income increased GRD 1,519 million ($4.17 million) from GRD 10 million ($0.03 million) in 1998 to GRD 1,529 million ($4.2 million) in 1999. The increase was attributable principally to the gain on marketable securities of GRD 2,228 million ($6.1 million) offset by expenditures related to digital satellite television of approximately GRD 682 million ($1.9 million).

   Equity in Net Income of Unconsolidated Affiliates. Equity in net income of unconsolidated affiliates increased from GRD 21 million ($0.06 million) in 1998 to GRD 25 million ($0.07 million) in 1999, due to accounting for Audiotex using the equity method for all of 1999, as compared to only using the equity method of accounting for four months in 1998.

   Related Party Commission Income. Related party commission income increased from GRD 143 million ($0.4 million) in 1998 to GRD 435 million ($1.2 million) in 1999, due to the reclassification of revenue earned from Audiotex as related party commission income for all of 1999, as compared to only being reclassified as such for four months in 1998.

   Provision for Income Taxes. Provision for income taxes increased GRD 2,485 million ($6.8 million) from GRD 2,085 million ($5.7 million) in 1998 to GRD 4,570 million ($12.5 million) in 1999 due principally to higher income before taxes. Of the increase in provision for income taxes, GRD 2,374 million ($6.5 million) was attributable to the underlying provision for income taxes, GRD 93 million ($0.3 million) was attributable to the addition of provision for income taxes for Daphne and GRD 25 million ($0.07 million) was attributable to the inclusion of provision for income taxes for Antenna Radio and Antenna Spoudastiki for all of 1999, as compared to only being included for four months in 1998.

   Net Income. Net income increased GRD 5,661 million ($15.6 million) from GRD 1,101 million ($3.0 million) in 1998 to GRD 6,762 million ($18.6 million) in 1999. As a percentage of total net revenue, net income increased from 3.4% to 17.0%.

Liquidity and Capital Resources

   We have historically funded our operations, expenditures for programming, working capital requirements and capital expenditures principally through a combination of equity contributions, indebtedness and cash flow from operations. In 1999, we raised $86.5 million in our initial public offering.

   As of March 31, 2001, we had approximately GRD 34,367 million ($88.7 million) of total long-term debt which consists principally of our existing notes and long-term obligations under capital leases and GRD 33 million ($0.08 million) of debt which was assumed as part of the acquisition of Blues Hall. In addition, short-term borrowings of Daphne amounting to GRD 333 million ($0.9 million) were converted to long-term debt.

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

   As of March 31, 2001, we had approximately GRD 18,050 million ($46.6 million) of bank overdrafts and short-term borrowings, which included borrowings of approximately GRD 8,541 million ($22 million) under a repurchase facility, the proceeds of which were used to repurchase $24.8 million face amount of our existing notes. The amounts outstanding under this facility bear interest at a blended interest rate of 6.1% for the three month period ended March 31, 2001 and are due May 31, 2001. Bank overdrafts and short-term borrowings also included GRD 624 million ($1.6 million) of debt under a bridge facility assumed as part of the acquisition of Antenna Radio, and GRD 6,029 million ($15.6 million) of debt of Daphne, both of which are due in March 2002. We have unused bank lines at March 31, 2001 of GRD 10.7 billion ($27.6 million), of which Antenna TV had unused bank lines at March 31, 2000, of GRD
6.6 billion ($17 million).

   Our principal use of funds are payments for programming (which includes cash expenditures for programming aired during the period plus cash expenditures for programming to be aired in the future), which expenditures totaled GRD 3,593 million ($9.3 million) in the three months ended March 31, 2000 and GRD 4,344 million ($11.2 million) in the three months ended March 31, 2001. The increase in programming costs was attributable principally to the production cost associated with the greater number of programs we produced. These expenditures totalled GRD 20,803 million ($57.3 million) in 2000 and GRD 12,690 million ($35.0 million) in 1999.

   We have used or will use the net proceeds of the offering of the initial notes, which were approximately (Euro)145.5 million ($128.0 million), and available cash at March 31, 2001 of approximately GRD 6,086 million ($15.7 million):

    .  to repay certain indebtedness;

    .  to fund a portion of our capital expenditure program; and

    .  for general corporate purposes.

   With respect to our indebtedness, we:

    . have repaid short-term indebtedness incurred under a repurchase facility.

    . will repurchase from time to time certain of our existing notes, based on market conditions and available terms; and

   With respect to our capital expenditure program, we have funded or will fund:

    . the construction of new offices and production facilities and our investments in digital production, news gathering and transmission equipment;

    . the development of thematic channels for digital satellite television;

    .  our investment in a digital satellite television platform;

    .  our further expansion in the Balkan countries;

    .  the development and implementation of our internet strategy; and

    .  the distribution of programming in Europe and South Africa.

We also have used or will use the net proceeds of the offering of the initial notes for general corporate purposes.

   Pending such use, these funds will be held in cash or cash equivalents.

   Factors beyond our control may cause our anticipated cash flow needs and the application of available cash to vary. See "Forward-Looking Statements."

   Operating Activities. Net cash used in operating activities was GRD 4,729 million ($12.2 million) in the three months ended March 31, 2000 compared to GRD 7,458 million ($19.2 million) in the three months ended March 31, 2001. This principally reflected an increase in programming cost and advances to third parties of GRD 1,500 million ($3.9 million). Net cash provided by operating activities was GRD 4,334 million ($11.9 million) in 1999 compared to net cash used of GRD 4,680 million ($12.9 million) in 2000, reflecting an increase in programming expenditures. Net cash provided by operating activities was GRD 2,684 million ($7.4 million) in 1998.

   Investing Activities. Net cash used in investing activities was GRD 3,839 million ($9.9 million) in the three months ended March 31, 2000, reflecting purchases of fixed assets and the advance paid to acquire an interest in Makedonia TV, and GRD 781 million ($2.0 million) in the three months ended March 31, 2001, reflecting the purchase of fixed assets (digital network, trucks and computer equipment) and the acquisition of an interest in Blues Hall. Net cash used in investing activities was GRD 12,037 million ($33.2 million) in 1999 and GRD 24,629 million ($67.9 million) in 2000, reflecting our acquisition of Nova Television and Radio Express (GRD 1,368 million or $3.8 million), the option to acquire 51% of Makedonia TV (GRD 3 billion or $8.3 million), the acquisition of Part-Time S.A. (now Part Time Simvouleftiki S.A.) which owns a portion of the land on which we will relocate our offices and production facilities (GRD 883.4 million or $2.4 million) and the acquisition of marketable securities (discussed below), as well as a new building in Thessaloniki and its improvements (GRD 750 million or $2.1 million) and other purchases of fixed assets such as technical, computer and office equipment. Net cash used in investing activities was GRD 365 million ($1.0 million) in 1998.

   During 2000, we purchased in various open market transactions shares of Athenian Capital Holdings S.A. for an aggregate purchase price of GRD 15,543 million ($42.8 million). Athenian is a diversified investment company listed on the Athens Stock Exchange, whose investments include majority investments in three Greek companies. We currently own approximately 14.5% of Athenian's share capital. Our principal shareholders own an additional approximately 15% of Athenian. Seven of Athenian's 11 directors are directors of ours, including our Chairman, our Chief Executive Officer and our Chief Financial Officer. The value of our investment in Athenian has been adversely impacted in line with the general decline in prices on the Athens Stock Exchange. At March 31, 2001, our investment in Athenian was valued at GRD 5,749 million ($14.8 million). We have accounted for this investment on our balance sheet as available-for-sale marketable equity securities, with the unrealized loss, net of tax, being recorded in other comprehensive income in shareholders' equity. On March 5, 2001, we announced that, in order to protect the value of this investment, our Chairman, Mr. Minos Kyriakou, has agreed to underwrite our investment such that in the event that we continue to hold shares in Athenian on December 31, 2003, and the value of the investment on such day (as measured based on average closing prices for the preceding 20 trading days) does not exceed our aggregate purchase price, our Chairman will purchase our entire stake in Athenian for an amount equal to such purchase price. Furthermore, if we elect at any time prior to December 31, 2003 to dispose of the investment, and the sale price at that time is less than our purchase price, our Chairman will pay us the difference between the sale price and our purchase price. In all cases our Chairman will pay these amounts plus interest reflecting our return on bank deposits. We will continue to monitor opportunities to maximize the value of this investment.

   Financing Activities. Net cash provided by financing activities was GRD 544 million ($1.4 million) in the three months ended March 31, 2000 compared to GRD 3,639 million ($9.4 million) in the three months ended March 31, 2001. The increase in funds from financing activities principally reflected an increase in bank overdrafts and short term borrowings, partially offset by the partial repurchase of certain of our existing notes. Net cash provided by financing activities was GRD 23,055 million ($63.5 million) in 1999 compared to net cash provided by financing activities of GRD 2,961 million ($8.2 million) in 2000. The decrease in funds from financing activities in 2000 principally reflected the fact that, in 1999, we raised the proceeds of our initial public offering. Net cash used in financing activities was GRD 2,450 million ($6.7 million) in 1998.

   Distributable Reserves. We had distributable reserves in our Greek statutory accounts of approximately GRD 594 million ($1.5 million) as of March 31, 2001.

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

   Other Long-term Liability. We have an outstanding liability to the Pension Fund for Athens and Thessaloniki Newspaper Employees for advertiser contributions. The amount is payable in monthly installments until July 2001. Installments of approximately GRD 284 million ($0.7 million) were paid during the three month period ended March 31, 2001, GRD 822 million ($2.3 million) were paid during 1999 and GRD 976 million ($2.7 million) were paid during 2000.

Euro Conversion

   Our revenues and expenses are denominated in drachmae and dollars. On January 1, 2001, Greece became the 12th member of the European Monetary Union and the exchange rate between the euro and the drachma was fixed at (Euro)1.00 = GRD 340.75. Our management information systems are able to support currency translation into euros and to date we have not had any significant disruptions in our business as a result of euro compliance.

Inflation

   Although the Greek economy has long been subject to both high levels of inflation and the effects of the Greek government's measures to curb inflation such as high real interest rates, we do not believe inflation has had a material effect on our business for the periods presented. Greece experienced average annual rates of inflation of 8.9% during 1995, 8.2% during 1996, 5.6% during 1997, 4.8% during 1998, 2.6% during 1999 and 3.2% during 2000.

Recent Accounting Pronouncements

 Derivative Instruments

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This statement requires that we recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value though earnings. If the derivative is an effective hedge, changes in its fair value will be offset against the change in the fair value of the hedged item in either other comprehensive income or earnings. The ineffective portion of a derivative classified as a hedge will be immediately recognized in earnings. This statement, as amended, is effective for all fiscal years beginning after June 15, 2000 and is not required to be applied retroactively to financial statements of prior periods. The adoption of this standard did not have a material impact on our consolidated financial statements, as we do not have any derivatives.

 Accounting for Film Producers

   The AICPA issued Statement of Position 00-2, "Accounting by Producers or Distributors of Films" (or SOP 00-2), in June 2000, effective for fiscal years beginning after December 15, 2000, with earlier application encouraged. SOP 00-2 establishes new accounting standards for producers and distributors of films, including changes in revenue recognition and accounting for advertising, development and overhead costs. It requires advertising costs for television products to be expensed as incurred, certain indirect overhead costs to be charged directly to expense instead of being capitalized to film costs, and all film costs to be classified on the balance sheet as noncurrent assets. For the quarter ended March 31, 2001, we recorded a one-time charge for the initial adoption of the standard of GRD 197 million ($0.5 million) which has been recorded as a cumulative effect of a change in accounting principle.

 Accounting for Transfers and Servicing in Financial Assets and
 Extinguishments of Liabilities

   In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing in Financial Assets and Extinguishments of Liabilities (A Replacement of SFAS No. 125)". SFAS No. 140 provides guidance on accounting for securitization transactions involving financial assets; sales of financial assets (including loan participations); factoring transactions; wash sales; servicing assets and liabilities; collateralized borrowing arrangements; securities lending transactions; repurchase agreements; and extinguishment of liabilities. While most of the provisions of SFAS No. 140 will become effective for transactions entered into after March 31, 2001, companies with calendar fiscal year-ends that hold beneficial interests from previous securitizations will be required to make additional disclosures in their December 31, 2000 financial statements. We do not believe that the adoption of SFAS No. 140 will have a significant impact on our consolidated financial statements.

 Accounting for Shipping and Handling Fees and Costs

   In October 2000, the Emerging Issues Task Force (EITF) of FASB issued EITF 00-10, "Accounting for Shipping and Handling Fees and Costs," and EITF 00-14, "Accounting for Certain Sales Incentives". EITF 00-10 addresses the income statement classification for shipping and handling fees and costs. EITF 00-14 addresses recognition, measurement, and income statement classification for certain sales incentives including discounts, coupons, rebates, and free products or services. The adoption of EITF 00-10 and EITF 00-14 did not have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

 Foreign Exchange Risk Management

   Our functional currency is the drachma, but certain of our revenue, operating costs and expenses are denominated in foreign currencies. Transactions involving other currencies are converted into drachmae using the exchange rates in effect at the time of the transactions. Assets and liabilities denominated in other currencies are stated at the drachma equivalent using exchange rates in effect at period-end. Non-drachma denominated revenue, principally from licensing and distribution of programming outside Greece, accounted for GRD 457 million ($1.2 million) or 3.8% of total net revenue in the three month period ended March 31, 2001, GRD 5,095 million ($14.0 million) or 9.2% of total net revenue in 2000 and GRD 1,856 million ($5.1 million), or 4.7%, of total net revenue in 1999. Our non-drachma denominated operating costs, principally foreign-produced programming invoiced in U.S. dollars, accounted for 4.3% of total net revenue in the three month period ended March 31, 2001, 3.6% of total net revenue in 2000 and 4.5% of total net revenue in 1999. Non-drachma denominated indebtedness (primarily U.S. dollars) totaled GRD 34,175 million ($88.2 million) or 99% of total long-term indebtedness for the three month period ended March 31, 2001, GRD
33,538 million ($92.4 million) or 100% of total long-term indebtedness at December 31, 2000, and GRD 37,264 million ($102.6 million), or 100% of total long-term indebtedness, at December 31, 1999. Gains and losses resulting from exchange rate fluctuations are reflected in the statements of operations.

   Historically, advertising in most forms of media has been correlated to general economic conditions. Since substantially all of our operations are conducted in Greece, our operating results will depend to a certain extent on the prevailing economic conditions in Greece. In addition, a significant proportion of our revenue is in drachmae. We expect to increase modestly the level of non-drachma denominated revenue as result of our strategy of increasing our sales of programming to Greek-speaking audiences residing outside Greece and to other markets.

   We hedge elements of our currency exposure through use of derivative instruments such as forward exchange agreements and currency options, though we might also consider interest rate swaps. We are currently evaluating alternatives for future hedging opportunities. Derivatives involve, to varying degrees, market exposure and credit risk. Market exposure means that changes in interest rates or currency exchange rates cause the value of financial instruments to decrease or increase or its obligations to be more or less costly to settle. When used for risk management purposes, any gains or losses on the derivatives will offset losses or gains on the asset, liability or transaction being hedged. We have experienced net foreign exchange losses in the past, and we could experience them in the future if foreign exchange rates shift in excess of the risk covered by hedging arrangements. Credit risk will arise if a counterparty fails to perform its obligations. We intend to minimize credit risk by entering into contracts only with highly credit rated counterparties and through internal limits and monitoring procedures.

   We record financial instruments to which we are a party in the balance sheet at fair value unless, for accounting purposes, they meet the criteria for a hedge of an identifiable foreign currency commitment. A foreign exchange contract is considered a hedge of an identifiable foreign currency commitment if (1) the contract is designated, and effective, as a hedge of a foreign currency commitment; and (2) the foreign currency commitment is firm. Gains and losses on foreign exchange contracts meeting these criteria are deferred and included in the measurement of the related foreign currency transaction, unless it is estimated that the deferral would lead to recognition of losses in a later period, in which case the losses are not deferred.

   The tables below presents the principal, cash flows and related weighted average interest rates by expected maturity date of our indebtedness that may be sensitive to foreign currency exchange rate fluctuations:

                                                          December 31, 1999
                                                       -------------------------
                                                         Maturity
   Financial Instrument                                   (2007)     Fair Value
   --------------------                                ------------- -----------
                                                       (GRD)    ($)  (GRD)  ($)
                                                            (in millions)
   Existing notes ($111.1 million).................... 36,480  111.1 34,291 94.5
   Average interest rate..............................    9.4%          --

                                                           December 31, 2000
                                                        ------------------------
                                                         Maturity
                                                          (2007)     Fair Value
                                                        ------------ -----------
                                                        (GRD)   ($)  (GRD)  ($)
                                                             (in millions)
   Existing notes ($90.3 million)...................... 32,634  90.3 30,639 84.4
   Average interest rate...............................    9.4%         --

                                                            March 31, 2001
                                                        ------------------------
                                                         Maturity
                                                          (2007)     Fair Value
                                                        ------------ -----------
                                                        (GRD)   ($)  (GRD)  ($)
                                                             (in millions)
   Existing notes ($86.3 million)...................... 33,434  86.3 32,277 83.3
   Average interest rate...............................    9.5%         --

   The average interest rate represents the stated interest rate of 9% plus amortization of deferred issuance costs.

Interest Rate Risk Management

   We manage interest rate risk by financing non-current assets and a portion of current assets with equity, long-term liabilities and long-term debt with fixed interest rates.

   The tables below presents the principal, cash flows and related weighted average interest rates by expected maturity date of our indebtedness that may be sensitive to interest rate fluctuations:

                                                          December 31, 1999
                                                       -------------------------
                                                         Maturity
   Financial Instrument                                   (2007)     Fair Value
   --------------------                                ------------- -----------
                                                       (GRD)    ($)  (GRD)  ($)
                                                            (in millions)
   Existing notes ($111.1 million).................... 36,480  111.1 34,291 94.5
   Average interest rate..............................    9.4%          --

                                                           December 31, 2000
                                                        ------------------------
                                                         Maturity
                                                          (2007)     Fair Value
                                                        ------------ -----------
                                                        (GRD)   ($)  (GRD)  ($)
                                                             (in millions)
   Existing notes ($90.3 million)...................... 32,634  90.3 30,639 84.4
   Average interest rate...............................    9.4%         --

                                                            March 31, 2001
                                                        ------------------------
                                                         Maturity
                                                          (2007)     Fair Value
                                                        ------------ -----------
                                                        (GRD)   ($)  (GRD)  ($)
                                                             (in millions)
   Existing notes ($86.3 million)...................... 33,434  86.3 32,277 83.3
   Average interest rate...............................    9.5%         --

   The average interest rate represents the stated interest rate of 9% plus amortization of deferred issuance costs.

                                    Business

Company Overview

   We are a leading media group in Greece. We own and operate Antenna TV, which is the leading television broadcast network and producer of television programming in Greece. We also own and operate a leading radio station, Antenna FM, and have a controlling interest in a publishing company, Daphne Communications. We intend to use digital satellite television and the internet as further distribution channels for our programming and publishing content and to leverage our brand. We also intend to take advantage of opportunities for cross-promotion and synergies across our media group, as well as through cooperative relationships with third parties. For example, we entered into a cooperation agreement with another Greek television broadcaster with a nationwide license, Makedonia TV, and a consulting agreement with another Greek radio station, Rythmos FM.

   Antenna TV was founded by Mr. Minos Kyriakou, our current Chairman, and began operating in December 1989 shortly after the introduction of private commercial television in Greece. Among Greek television networks, Antenna has the leading position in terms of ratings and audience share and, we believe, the leading share of television advertising revenue. Our position has been achieved through emphasizing quality and innovative programming that appeals to a variety of audience segments representing a broad cross-section of the Greek population. Our network, as well as our programming, benefit from strong brand recognition. Antenna TV:

  . operates 24 hours a day, seven days a week through a network of approximately 500 transmission towers and relay stations located throughout Greece; and

  . provides television broadcasting services that reach over 99% of Greece's
    3.2 million television households giving us access to an audience of approximately 10.5 million people.

   We have positioned ourselves as a provider of high quality innovative television programs and as the authoritative voice in Greece for news and current affairs programs. We produce a significant proportion of our own programming. For example, we are the only Greek network to consistently produce two of our own daily soap operas, which are among the most popular television programs in Greece. This enables us to respond effectively to the viewing tastes of our target audiences and to control costs through test marketing pilot programs. This strategy is designed to maximize audience share and ratings. For the three month period ended March 31, 2001, based on hours of broadcast, we produced approximately:

  . 63% of our weekly, prime time programming (9:00 p.m.-11:00 p.m.); and

  . 80% of programming aired between 7:00 a.m. and 1:00 a.m.

We acquired the balance of our programming from a variety of suppliers, principally U.S. studios and programming distributors. Since 1990, we have been a principal contributor from Greece to foreign news services for news relating to Greece, a regular contributor to CNN's Sunday World Report and a contributor of news feeds to a number of networks relating to certain areas outside of Greece, such as the Balkan countries.

   During 1999, as part of our strategy of expanding into media-related businesses, we acquired Antenna FM and a controlling interest in Daphne. In February 2000, we entered into a cooperation agreement with Makedonia TV, one of the other six Greek commercial TV broadcasters with a nationwide license, under which we advise on staffing, scheduling, broadcasting and advertising sales. We also acquired an option to acquire a 51% interest in Makedonia TV, when and if such acquisition is allowed under applicable law. In August 2000, we acquired interests in two Bulgarian media businesses, including the leading private television network in Bulgaria holding one of three nationwide licenses and a radio station. Also in August 2000, we entered into a consulting agreement with Rythmos FM, effective June 1, 2000, to provide expertise in production, advertising sales, promotion and financial activities.

Our Strategy

   Our objective is to become the leading media group in Greece and for Greek-speaking audiences outside of Greece. To further this objective, we intend to:

   Reinforce our leadership position in the terrestrial television broadcasting market

   We intend to continue to:

  . produce and broadcast programming that enables us to maintain and enhance our leading position in the Greek multi-channel television market;

  . seek to maximize our audience share and be a market innovator in programming formats and scheduling;

  . seek to maximize advertising revenue by broadcasting and producing programming that appeals to a variety of audience segments and targeting viewers that are most attractive to advertisers; and

  . seek growth opportunities through selective acquisitions and cooperation arrangements such as our recent cooperation agreement with Makedonia TV.

   Leverage our leading position in the production of Greek language televisual content

   We are one of the leading producers of Greek language media content. We intend to develop and leverage that content across our multiple distribution channels. In furtherance of this strategy, we intend to:

  . continue to make investments in programming to build up our programming library. We intend to exploit this library through the airing of reruns (many of which are fully amortized) and the distribution and syndication of broadcast rights to third parties;

  . convert our production facilities and our content to digital as part of our cost containment efforts and as part of our efforts to develop theme channels for our intended move into digital satellite television and other media;

  . reinforce our leading position in producing content by continuing to attract media talent through our investment in programming and our training center for media personnel, as well as through investments in Greek motion pictures, investments in film distribution and our investment in a theatre production company; and

  . streamline the production of our content for cross-promotion and for use across all of our distribution channels.

   Broaden our presence in other media-related businesses such as radio and publishing

   In 1999, we acquired Antenna FM and a 51% interest in Daphne. Our expansion into radio and publishing allows us to capitalize on our relationships with advertisers and derive synergies and cost savings from cross-promotions, brand strengthening and merged advertising sales forces. We intend to reinforce our position as a leading participant in the radio sector in terms of both ratings and advertising share. We also intend, through collaboration with existing stations (such as Rythmos FM) and new stations in Greece, to explore opportunities arising from industry consolidation.

   We plan to launch or acquire additional magazine titles to complement the 13 magazine titles published by Daphne. We expect that many of these will cover subject matter tied to our proposed internet portals and digital thematic channels.

   Use digital satellite television and the internet as further distribution channels for our content and to leverage our brand

   We intend to capitalize on our market leadership as an advertising medium and producer, owner and broadcaster of programming, and our strong brand identity, to expand our distribution of content. We will focus on creating digital thematic channels and will continue our efforts to enter the digital satellite television market through participation in a Greek platform.

   We also intend to consolidate and expand our position as the leading Greek language content provider to enhance usage of the internet in Greece and become a major participant in the Greek internet market. We will seek to deliver the content produced across the group--in television, radio and publishing--and provide for access to our content through all internet access platforms, including personal computers, mobile telephones and digital television. We are leveraging our relationships with strategic partners such as CosmOTE and Stet Hellas, providers of mobile telephony services, to make our content available to mobile telephone subscribers. We are establishing a broad-based portal to provide news, entertainment and search engines, as well as sites for auctions and shopping malls. We also expect to establish vertical portals including Exodos (using our Exodos magazine's brand and content), that will provide an interactive guide of events and attractions in and around Athens.

   Pursue complementary business opportunities

   In addition to the sale of broadcast rights of our own programming, we also seek to generate incremental revenue through infomercials, audiotext programming, home shopping sales and merchandising, which are promoted during dead time. Our merchandising operations include a co-branded Visa(R) credit card issued by the Commercial Bank of Greece, one of the largest banks in Greece, sales of our popular programming, series and sporting events on video cassettes and sales of merchandise bearing our logo. Moreover, as part of our content distribution strategy, we intend to produce new music content and continue to leverage the music content of our television programming. We will also seek to take advantage of opportunities that may present themselves, if and when media and other regulated sectors are further liberalized.

   Reinforce our position outside Greece and further expand geographically in the Balkan countries

   Approximately five million Greeks live outside Greece, compared to approximately 11 million in Greece. We will seek to strengthen our presence in the United States, where we currently distribute programming through Antenna Satellite, and Australia, where we currently distribute programming through Pacific Broadcast, and enter new markets with high concentrations of Greek-speaking audiences. We expect to distribute programming to Greek speaking audiences elsewhere in Europe, including Germany, Belgium and the United Kingdom, and in South Africa. We intend to sell programming to neighboring countries, particularly countries in the Balkan region, whose populations share cultural and other similarities with Greeks and have experienced an influx of investment by Greek companies, including a number of our principal advertisers. In August 2000, we acquired interests in two Bulgarian media businesses: Nova Television, the leading private television network in Bulgaria holding one of three nationwide licenses, and a radio station, Radio Express.

Greek Television Broadcasting Industry

   The private commercial television industry in Greece began in late 1989. At that time, the Greek television industry consisted of three government-owned television stations, ET1, NET (formerly ET2) and ET3, each operated by ERT S.A. (or ERT), the state-owned radio and television broadcaster in Greece. Antenna was launched in December 1989, shortly after the introduction of private commercial broadcasting in Greece. Six other private commercial national networks and a number of regional stations covering different geographical areas of Greece are currently operational. The six other national networks are:

  . Mega Channel (launched in November 1989);

  . Tempo (formerly New Channel) (launched in April 1990);

  . Star Channel (launched in September 1993);

  . Alpha (formerly Skai TV) (launched in October 1993);

  . Makedonia TV (launched in April 1994); and

  . Alter 5 (formerly Channel 5) (launched in November 1994).

   In addition, a number of small local stations broadcast without regulatory approval, but are not considered to have a significant impact on the national or regional advertising market. Government efforts to close down such stations have been undertaken and are continuing. In 2000, the nine national television broadcasters ranked by AGB Hellas (or AGB), a subsidiary of AGB Group International, an Italian company, accounted for approximately 88% of the audience share and 98% of the television advertising expenditures in Greece.

   NetMed Hellas, an indirect subsidiary of MIH Ltd., currently offers terrestrial subscription television services through a contractual arrangement with ERT. In October 1999, this arrangement was extended until the licenses for the provision of terrestrial subscription television services are granted in accordance with a new subscription television broadcast law. NetMed Hellas submitted an application for such a license on February 1, 2000. In December 1999, NetMed Hellas also launched a digital satellite subscription service in Greece, Nova. In addition, several international programmers, such as CNN, Euronews, Eurosport/TV5 Europe and RIK, currently have their programming retransmitted in Greece by ERT. We believe that these broadcasts have a negligible impact on the national advertising market.

Greek Television Advertising Market

   There are approximately 11 million people and approximately 3.2 million television households in Greece. Daily viewing time in Greece has increased significantly since the introduction of private commercial television broadcasting in 1989. In 2000, Greek daily viewing time was 219 minutes, compared to 131 minutes in 1990. This increase was primarily the result of higher quality programming and greater programming variety.

   The Greek advertising industry, and television advertising in particular, has grown significantly in recent years. Greek television net advertising expenditures have experienced approximately 21% average annual real growth since 1989, approximately 10.1% since 1997, reaching approximately GRD 107 billion ($294.8 million) in 2000. This growth was due primarily to the privatization of Greek television, where increased average television viewing time was driven by the higher quality and greater variety of programming. Although there has been a decrease in advertising expenditures relative to comparable periods in prior years beginning in the fourth quarter of 2000, we expect the growth in advertising expenditures to continue over the medium to long-term, although at a more moderate pace, as a result of several factors, including:

  . the expected strong Greek gross domestic product growth;

  . a greater commercial emphasis on the part of an increased number of privatized Greek companies;

  . increased competition generally and the further entry of multinational corporations into Greece;

  . specific industry factors such as the expected reduction in taxes imposed on the sale of automobiles in Greece and the expected liberalization of regulatory regimes governing the advertising of over-the-counter drugs; and

  . the 2004 Athens Olympic Games.

   Television advertising in Greece accounts for a significant proportion of total display advertising (GRD 173 billion ($476.7 million) in 2000). We estimate that the proportion of net Greek advertising, other than outdoor advertising, which we believe is immaterial, represented by television advertising in 2000 was approximately 62%, as compared to approximately 43% in 1989. In contrast, for 2000 we estimate that the proportion of Greek advertising represented by magazine advertisements was approximately 17%, newspaper advertisements was approximately 13% and advertisements aired over radio was approximately 8%. Regulatory changes that took effect at the beginning of 1996 caused television broadcasters to cease offering free advertising. These regulatory changes did not affect other media. See "--Television Advertising-Advertising Share." Consequently, the reported 1997 and 1998 advertising figures for television advertising, on the one hand, and other media, on the other, are not fully comparable. The proportion of advertising in Greece represented by television advertising is one of the highest in the EU.

   The high proportion of advertising in Greece that is represented by television advertising is attributable to a number of factors. These factors include:

  . the relative popularity of television and its potential to deliver more value to advertisers than other forms of advertising. Generally, television's cost per 1,000 individuals reached (known as CPT) is significantly lower than the CPT for newspaper and print advertising;

  . the fact that television is able to achieve more rapid "reach and frequency" build-up, the criteria for evaluating the level of cumulative audience exposure for advertising campaigns on the basis of the percentage of persons exposed to an advertisement and the average number of exposures, than other media; and

  . the fact that broadcast has the potential to be more flexible, in terms of deadlines and bookings, than print media.

Programming

   We have positioned our television broadcasting channel as a general audience programmer, offering a full range of programming, including:

  . national and international news
    programs

                                          . situation comedies

  . foreign and Greek drama

                                          . sporting events

  . variety shows

                                          . game shows

  . Greek films

                                          . foreign feature films

  . talk shows and current affairs
    programs

   Since our launch, we have been, and expect to continue to be, a market innovator in Greek program formats and scheduling. We were the first network in Greece to:

  . introduce an entertainment and news program in the early evening;

  . introduce daytime talk shows dedicated to contemporary social issues;

  . introduce a morning talk show;

  . introduce 24-hour programming coincident with the outbreak of the Gulf
    War; and

  . produce our own daily soap operas.

   We also distribute programming for broadcast to Greek-speaking audiences in Cyprus, the United States, Canada and Australia, and expect to distribute programming to Greek-speaking audiences elsewhere in Europe, including Germany, Belgium and the United Kingdom as well as in South Africa.

   The table below presents a breakdown of our own programming and of acquired programming for 1999 and 2000 aired between 7:00 a.m. and 1:00 a.m.:

                                             1999                 2000
                                     -------------------- --------------------
                                      Yearly               Yearly
                                       Hours                Hours
                                     Broadcast Percentage Broadcast Percentage
                                     --------- ---------- --------- ----------
Own Programming:
Type of Program
News................................     821      15.9%       903      15.6%
Talk shows and current affairs......     926      18.0      1,323      22.9
Greek prime time dramas, situation
 comedies and soap operas...........   1,126      21.9      1,132      19.6
Sports programs and live sporting
 events.............................      95       1.8         87       1.5
Variety shows.......................     797      15.5        700      12.1
Game shows..........................     117       2.3        116       2.0
Other...............................     151       2.9        170       3.0
                                       -----     -----      -----     -----
  Total own programming.............   4,033      78.3%     4,431      76.7%
                                       -----     -----      -----     -----
Acquired Programming:
Type of Program
Foreign series......................     426       8.3%       429       7.4%
Children's programming..............     293       5.7        276       4.8
Foreign movies......................     122       2.4        243       4.2
Other...............................       0         0          9       0.2
Greek movies........................     274       5.3        388       6.7
                                       -----     -----      -----     -----
  Total acquired programming........   1,115      21.7%     1,345      23.3%
                                       -----     -----      -----     -----
    Total...........................   5,148     100.0%     5,776     100.0%
                                       =====     =====      =====     =====

   During the past few years, we have invested significantly in the development of our programming library. The programming library represents approximately 42,000 hours of owned programming and approximately 4,500 hours of acquired programming. We continue to derive revenue from the airing of this programming, either through reruns or the distribution and syndication of this programming outside Greece. As of December 31, 2000, 46% of our programming library was fully amortized.

 Programming Produced by Antenna

   We produce a variety of programs including news programs, talk shows and current affairs programs, dramas, situation comedies, soap operas, sports programs, variety shows and game shows. In 2000, we produced all of our ten most highly rated, regularly scheduled programs.

   As of March 31, 2001, approximately 80% of the programs we produce are produced directly at our own facilities with the balance produced under contract with third-party production companies that provide us with production facilities and equipment. In both cases, we use our own employees or hire part-time personnel, including screenwriters, actors, producers and directors, for most of our production needs. Sub-contracting with third-party production companies provides us with additional production facilities when needed. This reduces the fixed cost base which would be required to maintain additional production facilities that may not be fully utilized on a daily basis. The majority of programming produced at our own facilities consists of news, current affairs and talk shows that are broadcast live, and soap operas and variety shows. Programming produced under contract includes dramas, situation comedies and game shows.

   We intend to continue to produce a substantial portion of our own programming as part of our strategy to increase audience share and attract viewers from the demographic groups that are most attractive to advertisers and to provide programming for foreign distribution. Our on-going efforts to ensure high quality, popular programming include a wide range of initiatives with regard to marketing, personnel and production. With the aid of professional research companies, we use audience focus groups in determining which programs to broadcast and when (pilot testing) in order to determine their viability before committing significant financial and other resources. We carry out a number of qualitative and quantitative research projects to ascertain general market trends and the popularity of television personalities. We place great emphasis on attracting and retaining leading television scriptwriters, producers, directors, actors, game-show hosts, journalists and newscasters through negotiated employment contracts of between three to five years in duration, attractive compensation packages, high quality programs and production facilities, active publicity in support of talent and the recognized brand-name of Antenna. Current initiatives to improve the technical quality and reduce operating costs related to our program production include enhancements to our filming and editing facilities, investment in digital production, news gathering and transmission equipment.

   News Programs. Our news programming includes news broadcasts in the morning, afternoon, early evening, prime time and late-night time slots. We place great emphasis on producing news programs that will be viewed as the authoritative source in terms of accuracy and objectivity, and we strive to be the first to report breaking news stories. Our news programs usually have drawn the highest average audience shares in the market. Since 1990, we have been a principal contributor from Greece to CNN for news relating to Greece, a regular contributor to CNN's Sunday World Report and a contributor of news feeds relating to areas outside of Greece, such as the Balkan countries. In addition, we undertake in-depth analysis and investigative reporting to produce high-profile news stories and documentaries concerning historical events and contemporary issues of interest to our target audience and of significant archive value.

   As one of the largest news gathering organizations in Greece, we maintain 30 news-gathering (ENG) crews in Athens, and approximately 26 in other major cities in Greece, as part of our news gathering operation. We can rapidly deploy additional ENG crews in response to particularly newsworthy events. We also have exclusively contracted news correspondents stationed in London, Brussels, Moscow, New York, Washington, D.C., Sydney, Bonn, Rome, Istanbul, Sophia, Tokyo and Nicosia, and a network of 35 correspondents throughout Greece, including 14 reporters at our Thessaloniki premises and studios.

   We are centralizing our news gathering operations across our radio and television operations, with the expectation of distributing news products through other outlets including our internet and digital satellite television initiatives. We expect that this will result in greater cost savings, greater efficiencies and increased ability to attract talent.

   We are a member of the European Association of Private Television (ACT), a European Union lobbying organization representing Europe's leading private television networks. We are also a founding member and the only Greek partner of ENEX, an organization established for the gathering and exchange of news among Europe's leading private television networks. ENEX, whose members include ITV (UK), TF1 (France), RTL/CLT (Luxembourg), SAT1 (Germany), Telecinco (Spain) and Fininvest (Italy), is the private commercial counterpart to the European Broadcast Union, which performs similar news-gathering and exchange functions for state-owned networks in Europe. Membership helps us contain the cost of news production. We have two satellite news gathering vans. We intend to strengthen existing arrangements with leading networks such as CBS, CNN, APTN, Reuters and other international media companies.

   Talk Shows and Current Affairs. We provide commentary on various contemporary topics through our live talk shows and current affairs programs. Talk shows include the highly rated daily morning talk show Kalimera Ellada (Good Morning Greece), which holds the record for daytime audience share and ratings, a daily afternoon talk show, and Minima Elfithi (Message Received). Current affairs programs include two week night talks shows, 9th Entoli (9th Commandment) and Me Ta Matia Tis Ellis (With Elli's Eyes), both of which focus on social issues and current domestic and international issues. The weekend program includes a talk show, 2000-2004, which focuses on issues regarding the preparations for the Athens Olympic Games and is hosted by a well-known TV journalists. On Sunday, a more specialized talk show, Home Cinema, focuses on cinema topics, hosting famous Greek and foreign TV and cinema personalities and presenting new feature films.

   Variety Shows. We produce various daily and weekly variety shows generally hosted by popular entertainers. These include Proinos Kafes (Morning Coffee) and Katse Kala (Behave). Such shows typically feature games, interviews, and singing, dancing and other light entertainment. Morning Coffee, a three and one half-hour program aired daily on weekdays, has been an integral part of our line-up since 1990 and is the highest rated show during its scheduling slot.

   Greek Prime-Time Dramas, Situation Comedies, Comedy Programs and Soap Operas. We produce a variety of weekly drama series, a number of situation comedies and three weekly comedy programs, Aman ta Katharmata (Aman the Bustarts), The Sefrlee Show and Stin Priza (In the Socet), which are satires of current events popular among young adults. We also produce a weekly entertainment show, Mpam (Boom), the show's host organizes and executes practical jokes on famous personalities. We currently produce two Greek soap operas, the highly rated Kalimera Zoe (New Life) and Lampsi (Reaching for the Light). These two daily soap operas are produced at our two largest studios. We film two episodes daily on eight-hour shifts, typically with 500 half-hour episodes being produced each year. Our soap operas have consistently been among Greece's 20 highest rated television shows.

   Sports Programs and Live Sporting Events. We air a variety of sporting events, such as basketball games and track and field events. During the next two years, we have the rights to broadcast seven events yearly of the Golden League, a worldwide track and field competition under the auspices of the International Amateur Athletic Federation (IAAF). We also have the exclusive rights, until July 2002, to broadcast the games of the Greek Basketball Cup plus the home games of the Greek men's national basketball team (24 games).

   Game Shows. We air Super Game, a daily, three-minute live game show in which viewers compete for prizes, which is produced in cooperation with Audiotex. We also air Joker, a five-minute combination game show/variety program subsidized by the Greek national lottery (one of the larger advertisers in Greece), which features entertainment and the live drawings of one of the lotteries organized and sponsored by the Greek national lottery, and Andres Eteme Gia Ola (Man to Man), a highly rated weekend game and variety show.

   Other. We began producing made-for-television movies in 1994. We seek to ensure the success of these movies and further enhance the brand-name appeal of our programming by producing movies based on our most popular drama series. We have capitalized on the success of two of our popular action series (Tmima Ethon (Vice Squad) and Anatomia enos Eglimatos (Thou Shalt Not Kill)) by producing nine movies based on these series and have also produced ten independent movies. These movies, which are rerun periodically, create a profitable continuing source of revenue.

   Special events programming includes exclusive broadcast rights to the Greek beauty pageant, which currently holds two events annually (Miss Greece and Miss Young). We also produce special programs for Christmas, Easter, political elections and other major events, including the Greek music awards. We also produce documentaries on a number of contemporary, historical and cultural subjects.

   We are also a member of the Permanent Conference of Mediterranean Audiovisual Operators, a 34-member group of networks from 27 countries in the Mediterranean region that addresses co-production and other issues relevant to the audiovisual industry.

 Acquired Programming

   We purchase programming, consisting principally of content produced in the United States, from approximately 54 suppliers, including MGM/UA, Paramount, Fox, Columbia TriStar, Warner Brothers, Turner Entertainment, ABC, NBC and CBS. Our acquired programming includes Greek and foreign feature films, television series, children's programming, game show formats and CBS news broadcasts.

   In March 2001, we announced that we had entered into an agreement with Endemol Entertainment International BV to broadcast Big Brother in Greece and Cyprus. This agreement also provides for related television, merchandising and e-commerce rights. Also in March 2001, we announced that we had entered into an agreement with Twentieth Century Fox Television Limited which will provide us a six year exclusive right, in Greece, to purchase and broadcast films and television programming from the Fox library, as well as to purchase and broadcast new Fox productions.

   Acquired programming is licensed directly from suppliers or from Greek distributors under separately negotiated agreements, the terms of which vary. Generally, we acquire rights to broadcast these programs via television in Greece within a specified time period. We arrange for Greek subtitles, which are preferred by Greek audiences to Greek language dubbing, to be added to acquired programming, other than children's programming.

Scheduling

   Our scheduling is based on the following key time slots:

  . weekday mornings (7:00 a.m.-2:00 p.m.);

  . weekday afternoons (2:00 p.m.-6:00 p.m.);

  . weekday evenings (6:00 p.m.-9:00 p.m.);

  . weekday prime time (9:00 p.m.-11:00 p.m.);

  . weekday late evenings (11:00 p.m.-1:00 a.m.); and

  . weekends.

   The table below presents the weekday programming for the 2000 mid-season:

         Time                          Name                        Program Type
         ----                          ----                        ------------
 7:00 a.m.-10:00 a.m.  Kalimera Ellada (Good Morning Greece) A live, current-affairs morning magazine, hosted
                                                             by a well-known
                                                             journalist
 10:00 a.m.-11:00 a.m. Proinos Kafes (Morning Coffee)        A live, morning variety
                                                             show
 11:00 a.m.-11:05 a.m. News                                  Headlines
 11:05 a.m.-1:10 p.m.  Proinos Kafes (Morning Coffee)        A live, morning variety
                                                             show
 1:10 p.m.-1:15 p.m.   Super Game                            Live game show, produced
                                                             in cooperation with
                                                             Audiotex
 1:15 p.m.-2:00 p.m.                                         Reruns of Greek
                                                             situation comedies
 2:00 p.m.-2:40 p.m.   News                                  National and
                                                             international news,
                                                             special reports, sports
                                                             and weather
 2:40 p.m.-2:45 p.m.   Hrima & Hrimatistirio                 Stock market news
 2:45 p.m.-3:40 p.m.                                         Reruns of Greek
                                                             situation comedies
 3:40 p.m.-3:45 p.m.   Super Game                            Live game show, produced
                                                             in cooperation with
                                                             Audiotex
 3:45 p.m.-4:40 p.m.   The Young and the Restless            United States soap opera
 4:40 p.m.-4:45 p.m.   Super Game                            Live game show, produced
                                                             in cooperation with
                                                             Audiotex
 4:45 p.m.-5:50 p.m.   Minima Elifthi (Message Received)     Day time talk show
                                                             hosted by a well-known
                                                             television personality
 5:50 p.m.-6:00 p.m.   News                                  Headlines
 6:00 p.m.-6:50 p.m.   Kalimera Zoe (New Life)               Daily Greek soap opera
 6:50 p.m.-7:30 p.m.   Lampsi (Reaching for the Light)       Daily Greek soap opera
 7:30 p.m.-9:00 p.m.   News                                  National and
                                                             international news,
                                                             special reports, sports
                                                             and weather
 9:00 p.m.-12:00 a.m.  Prime time series                     Late night programming
                                                             includes Greek situation
                                                             comedies, Greek dramas
                                                             (first runs and reruns),
                                                             Greek movies, foreign
                                                             movies and series, talk
                                                             shows, comedy and
                                                             entertainment programs
                                                             and live sporting events
                                                             coverage and a one-
                                                             minute news bulletin
 12:00 a.m.-12:10 a.m. News                                  National and
                                                             international news,
                                                             special reports, sports
                                                             and weather
 12:10 a.m.-12:15 a.m. Hrima & Hrimatistirio                 Stock market news
 12:15 a.m.-1:30 a.m.  Late night programming                Continuation of prime
                                                             time programming, or
                                                             foreign series and films

   Between 1:00 a.m. and 7:00 a.m., we principally broadcast infomercial productions, public domain foreign movies and reruns. Between 6:00 a.m. and 6:30 a.m. we broadcast the CBS Evening News. Between 6:30 a.m. and 7:00 a.m., we broadcast children's programming and closed-captioned news for the hearing impaired.

   Our weekend morning programming consists of two parts. The first part is geared toward children and consists primarily of U.S. programs, particularly cartoons such as Extreme Dinosaurs, Dragon Ball, Looney Tunes and action series such as Power Rangers, Beetleborgs and Animorphs. Weekend afternoon and evening programming includes talk shows, Greek features, foreign series and films, game shows and Greek reruns.

   In addition, scheduling varies during the year, with the full season consisting of the following:

  . the fall premiere season, which begins in October and features new series and other programs;

  . the mid-season, which runs from January through June and may feature new series, especially in prime time; and

  . the summer reruns.

Programs with high production costs that are not shown on a regular basis, such as feature films, generally are aired during high revenue months. Scheduling is adjusted on a monthly basis.

   Our transmission network has the technical capability to broadcast different programs to different regions of the country at the same time. We are currently using this capability to increase advertising revenue by broadcasting different advertisements in northern Greece. In October 1998, at the time of the Greek municipal elections, we increased the level of simultaneous advertising. We now have a Northern Greece sales department to support this effort as well as advertising in our radio and publishing operations.

Ratings and Audience Share

   Audience survey data are used by television broadcasters and advertisers to determine how many and what type of viewers watch a particular program. The principal supplier of audience survey data in Greece is AGB, which covers nine national television networks in Greece. AGB conducts its operations by using "people meters" to record the television preferences of viewers. A "people meter" is a small computer attached to the television set that records channels watched and family members keyed in, as viewing television during any particular time period, along with other statistics that are useful for both television broadcasters and advertisers. As of December 2000, the AGB sample size is 1,200 households (an estimated 3,500 individuals), a sample size considered to be consistent relative to that used in other countries.

   We, like our private commercial competitors, derive a substantial portion of our revenue from advertising and, consequently, we seek to maximize our share of audience and ratings. Audience share figures are expressed as a percentage of active viewing Greek television households during the time of broadcast. Ratings figures are expressed as a percentage of total Greek television households. Consequently, ratings figures are directly affected by the number of television sets that are turned on and, for this reason, tend to increase during the course of the day. Peak viewing occurs weekdays between 6:00 p.m. and 11:00 p.m. and tends to decrease during summer months. "Average audience share" for a period refers to the average daily audience share during that period, and "average ratings" for a period refers to the average daily ratings during that period.

   Since 1997, we have had the leading market share among Greek television broadcasters, reflecting our success in attracting talent and our success in television marketing. The table below presents our average share of audience, generally and during prime time only (9:00 p.m.-11:00 p.m. weekdays), as compared to our principal national competitors for the periods indicated:

                                                                                Average Audience Share
                                    Average Audience Share                          for Prime Time
                          ------------------------------------------------- -----------------------------------
Network                   1995   1996   1997   1998   1999   2000   2001(1) 1997   1998   1999   2000   2001(1)
-------                   -----  -----  -----  -----  -----  -----  ------- -----  -----  -----  -----  -------
Antenna.................   25.7%  23.0%  22.9%  23.8%  23.0%  21.8%   22.4%  22.4%  24.1%  26.5%  21.8%   22.3%
Mega Channel............   25.8   23.0   21.0   20.9   20.5   21.2    22.3   24.9   26.3   23.5   21.2    25.1
ET1 and NET.............    7.9    8.5    8.2   10.0    9.5   10.6     9.8    9.6   11.1    9.9   10.6    11.8
Alpha...................   10.9   14.0   15.9   14.5   16.7   15.8    15.4   16.1   14.2   14.3   15.8    11.8
Star Channel............   12.5   14.5   14.3   13.7   13.7   13.7    13.6   13.3   12.1   12.9   13.7    12.6
Other(1)................   17.2   17.0   17.7   17.1   16.6   16.9    16.5   13.7   12.2   12.9   16.9    16.4
                          -----  -----  -----  -----  -----  -----   -----  -----  -----  -----  -----   -----
 Total..................  100.0% 100.0% 100.0% 100.0% 100.0% 100.0%  100.0% 100.0% 100.0% 100.0% 100.0%  100.0%
                          =====  =====  =====  =====  =====  =====   =====  =====  =====  =====  =====   =====

--------
(1) Through March 2001.
(2) Includes VCRs, satellite, Tempo, Makedonia TV, ET3 and Alter 5.

   The table below presents our average ratings figures, generally and during prime time only (9:00 p.m.-11:00 p.m. weekdays), as compared to our principal national competitors for the periods indicated:

                                                               Average Rating for
                          Average Ratings                          Prime Time
               ------------------------------------------- -------------------------------
Network        1995  1996  1997  1998  1999  2000  2001(1) 1997  1998  1999  2000  2001(1)
-------        ----  ----  ----  ----  ----  ----  ------- ----  ----  ----  ----  -------
Antenna......  3.5%  3.3%  3.4%  3.6%  3.6%  3.3%    3.9%  7.5%  8.3%  9.1%  7.2%    8.8%
Mega
 Channel.....  3.5   3.3   3.1   3.2   3.2   3.2     3.9   8.3   9.1   8.1%  7.2     9.9
ET1 and NET..  1.0   1.2   1.3   1.5   1.5   1.5     1.7   3.2   3.9   3.4%  3.6     4.6
Alpha........  1.5   1.9   2.3   2.2   2.6   2.4     2.7   5.4   4.9   4.9%  4.1     4.7
Star
 Channel.....  1.7   2.0   2.1   2.1   2.2   2.0     2.4   4.5   4.2   4.4%  4.5     5.0

--------
(1) Through March 2001.

Television Advertising

 General

   Substantially all of our revenue is derived from the sale of national advertising. During 2000, approximately 62.8% of our total net revenue came from broadcast television advertisements. Sales are made for advertising over a specific period of time. We have approximately 110 separate advertising rates ranging from GRD 1,200 ($3.31) to GRD 132,000 ($363.69) per second, which we set monthly. In setting advertising rates, which are tied to specific programs, we consider, among other factors, the rating of the program during which advertisements will run and the likely impact of rate increases on advertising volume. The highest prices for advertisements that we broadcast are for certain prime time series and for talk shows, soap operas, special events and movies, which are aired during both prime time and non-prime time. Advertising prices tend to be higher during the peak viewing months of April through June and October through December than during the late summer months when many Greeks are on vacation. As is common in the industry, we provide certain advertising agencies with an incentive rebate of up to a maximum of 9.9% of the cost of the airtime purchased, as permitted by law (see "--Regulation"). These rebates are negotiated at the time such advertising arrangements are made.

   We sell advertising time to a broad and diverse group of advertisers. Of the revenue derived from advertising in 2000, approximately 93% was generated through advertising agencies representing multiple advertisers. The balance was generated directly from individual advertisers that negotiate their own advertising arrangements and are not represented by advertising agencies. In 2000, our top 10 advertisers accounted for approximately 19% of our gross advertising revenue. In the same year, our top 50 advertisers accounted for approximately 50% of our gross advertising revenue. No single advertiser accounted for 4% or more of our 2000 gross advertising revenue. The table below presents the percentages of our advertising revenue generated by particular sectors during 1998, 1999 and 2000:

Sector                                                      1998   1999   2000
------                                                      -----  -----  -----
Food and drink.............................................  22.3%  22.7%  21.5%
Personal care and household................................  16.1   13.2   14.2
Automobiles................................................   7.1    8.8   11.0
Alcoholic beverages........................................   6.4    7.4    7.2
Cosmetics..................................................   5.0    4.9    5.8
Government.................................................   7.9    7.5    6.0
Electronics................................................   3.9    4.3    5.1
Services...................................................   1.2    0.7    0.9
Toys.......................................................   4.8    1.1    1.6
Paper products.............................................   1.0    1.3    0.4
Other......................................................  24.3   28.1   26.3
                                                            -----  -----  -----
  Total.................................................... 100.0% 100.0% 100.0%
                                                            =====  =====  =====

   Unilever, Procter & Gamble, Fage (Greek dairy company), United Distillers & Vinters, Delta (Greek dairy company), Stet Hellas, Germanos (electronics importer and retailer), Nestle, Auto Deal (Hyundai) and Panafon/Vodafone were our top 10 largest advertisers in 2000, accounting collectively for approximately 19% of our gross advertising revenue during 2000.

   We currently sell only a portion of our available advertising time. In addition, we use a variety of means to utilize unsold advertising time in all time periods, commonly referred to as "dead time," to improve our operating results and cash flow. See "--Other Sources of Revenue." The table below presents our estimate of total available advertising time sold during prime time, during viewing hours of 7:00 a.m. to 1:00 a.m., and total available advertising time sold, each measured in terms of time sold to advertising clients and time sold to advertising clients together with dead time allocated to audiotext, infomercials and home shopping for the periods indicated:

                                                     Measured by Time Sold to
                                                       Advertising Clients
                                                             Together
                                                     with Dead Time Allocated
                          Measured by Time Sold     to Audiotex, Infomercials
                          to Advertising Clients        and Home Shopping
                          ------------------------- --------------------------------
Time Slot                 1998  1999  2000  2001(1) 1998    1999    2000    2001(1)
---------                 ----  ----  ----  ------- ------  ------  ------  --------
Prime time (9:00 p.m. to
 11:00 p.m.)............  72.4% 81.4% 89.6%  91.1%    84.2%   96.8%   99.0%    98.0%
7:00 a.m. to 1:00 a.m...  51.9  62.5  67.3   67.5     70.2    80.6    84.4     92.3
Total available
 advertising time.......  40.3  50.6  54.2   54.7     63.3    74.8    79.9     87.5

--------
(1) Through March 2001.

   We currently use our own 38-person sales force to sell advertising time. In 2000, we strengthened our advertising sales team with the addition of new members, including a new head of sales and marketing who is responsible for all sales of advertising and marketing across our media group, and began to realize synergies from the integration of our advertising sales team across our media group. Our sales and marketing department is responsible for the sale of advertising time together with general coordination with advertising agencies, collecting information on audience ratings, developing new products and most importantly, fostering and enhancing relationships with our existing and potential clients. We seek to enhance our relationships with, and advertising revenue from, our clients by broadcasting programming which appeals to a variety of audience segments representing a broad cross-section of the Greek population. We place particular emphasis on attracting viewers from demographic groups that are most attractive to those clients. Our sales force endeavors to be responsive and flexible and to operate with the highest standards of client service.

   We also enter into barter sales arrangements (advertising in exchange for goods, services and other assets) with other media companies such as newspapers, radio stations and magazines, and with equipment suppliers and service providers such as insurance companies and advertising agencies. For 2000, barter sales represented 0.2% of our total net revenue.

   The sales and marketing department, together with the programming department, obtains television audience ratings data from AGB on a daily basis. The data are analyzed and compared by our research department with audience ratings of competitors to determine the appropriate strategy for scheduling advertising slots to reach most effectively the profile audience desired by advertising clients. In addition, the sales and marketing department conducts a wide range of market analyses, focusing on various sectors of the economy and target audiences. To ensure that advertising slots are broadcast to meet with client specifications concerning context and timing, our sales and marketing department is also responsible for quality control of the advertisements we broadcast.

   Clients generally are invoiced for advertising the day after advertisements are aired. Established clients generally pay either in cash, due within 30 days after the end of the month, or by credit with either a post-dated check or a supporting bank guaranty (within six months after the end of the month). New and smaller advertisers generally pay in advance or on credit with a supporting bank guaranty.

 Advertising Share

   We have had the leading share of net advertising expenditures among Greek television broadcasters since 1991. The table below presents the proportionate shares of advertising expenditures in the Greek broadcasting market for 1995, as published by Media Services, and our estimates of the proportionate shares of advertising revenue for 1996 through to 2000:

                                     Advertising
                                   Expenditures(1)   Advertising Revenue(2)
                                   ----------------  --------------------------
                                    1995     1996    1997   1998   1999   2000
                                   -------  -------  -----  -----  -----  -----
Antenna...........................    37.8%    36.9%  36.8%  38.0%  36.5%  34.8%
Mega Channel......................    29.9     34.8   36.0   36.0   35.7   34.0
ET1 and NET.......................     4.6      4.0    3.5    4.5    3.5    5.4
Alpha.............................     7.3      6.0    5.9    5.5    9.0    9.4
Star Channel......................    16.3     17.0   16.1   14.0   13.1   14.1
Other.............................     4.1      1.3    1.7    2.0    2.2    2.3
                                   -------  -------  -----  -----  -----  -----
  Total...........................   100.0%   100.0% 100.0% 100.0% 100.0% 100.0%
                                   =======  =======  =====  =====  =====  =====

--------
(1) Represents actual advertising revenue, taxes and advertising fees, discounts, rebates and bonuses, and includes free airtime which, before 1996, was undeclared for tax purposes.

(2) Our estimate of net advertising revenue based on public filings made by broadcasters with Greek tax authorities disclosing actual advertising rates, published annual statutory results (for years before 2000) and other sources. Regulatory changes that took effect at the beginning of 1996 had the effect of eliminating the use of free advertising by subjecting the value thereof, as disclosed to the Greek tax authorities, to tax and limited incentive rebates to a maximum of 9.9% of the cost of the airtime purchased. Consequently, the reported 1996 television advertising expenditures figures are not fully comparable to 1995, and, in any event, in our view comparisons of advertising expenditures do not provide as accurate an indication of relative market share as would net advertising revenue. These regulatory changes did not affect other media and consequently, newspapers and other media may continue to offer free advertising and to benefit from free advertising offered to them. See "-- Regulation."

Distribution of Programming

   A key element of our growth strategy is to build and capitalize on our programming library for broadcast in Greece and distribution internationally to reach the approximately five million Greeks outside of Greece. This strategy enables us to derive revenue generally from fully amortized programming through the airing of reruns and the distribution and syndication of our own programming. Our programming library consists of approximately 42,000 hours of our own programming, including approximately 12,000 hours of news and approximately 30,000 hours of other programming, including talk shows, variety shows, game shows, sports programming and other programming. Owned programming from the library is also sold for broadcast to Greek-speaking audiences in Cyprus, the United States, Canada and Australia, with sales expected in Germany, the United Kingdom, Belgium and South Africa. We also intend to sell programming from the library to countries neighbouring Greece, particularly the Balkan countries, whose populations share cultural and other similarities with Greeks. Dubbed programming is expected to be sold in Latin America, the Middle East and the Balkans. In addition, we have approximately 4,500 hours of acquired programming which we have the rights to air in Greece within specified time periods. Our acquired programming library currently includes approximately 1,800 hours of foreign films, approximately 1,100 hours of 60-minute series, approximately 1,000 hours of children's programming and approximately 600 hours of 30-minute series.

   Since 1995, we have derived revenues from providing programming to Antenna Cyprus. Antenna Cyprus, which was launched in June 1993, is one of five free-to-air television broadcasters operating in the Greek language in Cyprus. Antenna Cyprus operates from 7:00 a.m. to 3:00 a.m. weekdays and 8:15 a.m. to 3:00 a.m. weekends. We provide approximately 45% of Antenna Cyprus' programming. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Related Party Transactions."

   Since 1996, we have derived revenues from programming and distribution agreements with Antenna Satellite. A company affiliated with our Chairman, Mr. Minos Kyriakou, through indirect share ownership and membership on the board of directors, holds 50% of the shares of Antenna Satellite. The other 50% is held by an unrelated third party. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Related Party Transactions." Antenna Satellite broadcasts primarily our programming to Greek-speaking audiences in the United States and Canada. Our signal is transmitted to the United States via satellite and carried to viewers via direct broadcast satellite and cable television. Programming is aired 21 hours per day weekdays, 10 hours of which are original broadcasts and 11 hours of which are rebroadcasts.

   Since 1997, we have derived revenues from programming and distribution agreements with Pacific Broadcast. We used a portion of the proceeds of our initial public offering to acquire from a company affiliated with our Chairman, Mr. Minos Kyriakou, through 100% indirect share ownership, a 100% interest in Pacific Broadcast. See "Related Party Transactions." Pacific Broadcast was established in May 1997, and has a 50% interest in a joint venture which rebroadcasts our programming in Australia. The joint venture receives such programming via satellite transmission. The other 50% interest in the joint venture is held by an unrelated third party. Pacific Broadcast is responsible for providing the joint venture with programming, which it obtains primarily from us, and bears 30% of the transmission costs for the programming. The joint venture partner provides promotion, marketing and subscriber services and bears 70% of the transmission costs. The joint venture distributes programming in Australia through Optus Vision and Foxtel, the two leading Australian cable companies, and distributes programming via direct-to-home satellite through Foxtel. The two partners each receive 50% of the revenues of the joint venture. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Related Party Transactions."

   In February 2000, we entered into a cooperation agreement with Makedonia TV, one of the six other Greek commercial TV broadcasters with a nationwide license, under which we, in return for an annual fee based on Makedonia TV's revenues, advise on staffing, scheduling, broadcasting and advertising sales, thus leveraging our skills in these areas. We also plan to sell programming to Makedonia TV. In February 2000, we also advanced GRD 3 billion ($8.3 million) in exchange for the right to acquire a controlling interest in Makedonia TV. This right gives us, or third parties nominated by us, the ability to acquire a 51% interest in Makedonia TV from its

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three shareholders for a total consideration equal to the advance payment. We may acquire this interest within the next two years, which term may be extended, if and when Greek law permits a broadcaster, its shareholders or both, to own or control two licensed free-to-air television broadcast companies, otherwise we may nominate third parties to exercise this option on our behalf, or be refunded all amounts paid, plus accrued interest.

   Makedonia TV, the only non-Athens station holding a national license, operates out of a newly equipped production center in Athens and a broadcast center in Thessaloniki. With our guidance, and using, in part, programming from our library, Makedonia TV is in the process of preparing to launch a new format. This format will focus on local productions, news programming, sports programming, movies and foreign series.

   In August 2000, we acquired interests in three Bulgarian media companies for total consideration, including related expenses, of $3.7 million. The acquisition includes a 100% stake in Nova Television, a 100% interest in Multimex and a 92% interest in a Bulgarian radio station, which we increased to a 99% interest in November 2000. Nova Television, established in 1995, was the first, and is the leading, private television network in Bulgaria. Nova is a free-to-air television network that produces and broadcasts television programming. In November 2000, Nova was awarded a 15-year nationwide license and today broadcasts programming 24 hours a day, principally to the Sofia region, Bulgaria's capital. Nova also has a license for transmitting programming via cable and satellite nationwide. Nova's cable coverage includes the four largest cities in Bulgaria and other urban areas. Since being awarded a nationwide license, Nova began constructing a transmission network in order to be able to broadcast across all of Bulgaria. We expect this network will be completed in 2002. Multimex has a license for the transmission of television signals to the Sofia region. Its sole activity is to transmit Nova Television's programming exclusively.

   To further the distribution of our programming, we would consider acquiring interests in broadcasters in other neighboring countries if attractive opportunities were to present themselves and if such acquisitions were permitted under applicable law.

Radio

   We own 99.97% of the capital stock of Antenna Radio, which operates Antenna FM (97.1 FM). Antenna Radio was established in 1988 as one of the first commercial radio operators in Greece. Antenna Radio serves the greater Athens area, operating 24 hours a day, seven days a week. The station targets audiences aged 25 and over with a combination news/talk and music format. Programming includes local, national and international news, weather, traffic and sports, and commentary, analysis, discussion, interviews, call-ins and information shows. Antenna Radio's primary source of revenue is the sale of advertising airtime. Antenna Radio has positioned itself as the authoritative voice in radio news coverage in Greece. Radio stations in Greece are required to operate on a regional basis and there are no private commercial radio stations operating nationally. Antenna Radio sells national advertising based on its arrangements with local broadcasters throughout Greece extending its coverage to approximately 70% of Greece. Antenna Radio also cooperates with Voice of America in its news gathering and dissemination efforts. See "Related Party Transactions."

   We estimate that, of the 14 radio stations monitored by Media Services in 2000, Antenna Radio had the second highest gross advertising share for that year. Antenna Radio's share was 15.2%, as compared to 20.1% for Skai, which has a format similar to Antenna Radio. In terms of ratings for news radio stations operating in the greater Athens area, we had an 11% share, the second highest rating in 2000, compared to a 16% share for Skai.

   Upon the acquisition of Antenna Radio, we merged our sales forces and news operations with Antenna Radio to permit Antenna Radio to capitalize on our relationship with advertisers and derive synergies and cost savings from cross-promotion and brand strengthening and to reduce overhead and the costs of news programming.

   In August 2000, Antenna Radio entered into a consulting agreement, effective June 1, 2000, with Rythmos FM, a Greek radio station that targets young audiences as well as educated professionals. Under this agreement, Antenna Radio will provide Rythmos FM with expertise in production, advertising sales and promotion.

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

Antenna Radio will also advise on the format, development, direction and timing of programming for Rythmos FM and will provide content such as music, news information, sports results and entertainment updates. In addition, our marketing, sales and programming staffs will advise Rythmos FM on how best to target key demographics to better maximize advertising revenues. We will receive fees equal to 55% of the gross revenues of Rythmos FM generated during the next ten years and rental income from Rythmos FM's use of our technical equipment. See "Related Party Transactions."

   Also in August 2000, we acquired a 92% interest in Radio Express, a Bulgarian radio station. In November 2000, we acquired a further 7% interest in Radio Express. Radio Express broadcasts to 12 major cities in Bulgaria, including Sofia. It has news, music and information format, targeting 18 to 44 year olds.

Publishing

   In October 1999, we acquired a 51% interest in Daphne, a Greek publishing company, for total consideration of GRD 1,209 million. Daphne publishes a wide variety of Greek magazines focusing on subject matter ranging from style and fashion to parenting, from politics to astrology and from entertainment to shipping and defense. Daphne also owns a printing business which prints books, magazines, pamphlets and other publications for fees from third parties. The majority of Daphne's revenues are derived from circulation fees with the balance represented primarily by advertising fees and printing fees from third parties. Expansion into publishing is providing synergies in advertising sales, cross-promotion and support services.

New Media Markets

   In addition to strengthening our position in the terrestrial television and radio broadcast markets, we intend to use digital satellite television and the internet as further distribution channels for our content.

 Digital Satellite Television

   We intend to establish ourselves in the digital satellite television broadcast business in Greece. Our management believes this strategy will provide us with three important benefits:

  . it would allow us to participate significantly in the expected growth of multi-channel television in Greece, which would minimize the potential competitive impact of such services on our existing terrestrial television operations;

  . a digital satellite platform would give us a natural outlet for our extensive Greek-language programming library and brands through the sale of programming to the platform; and

  . such platform would provide us with an outlet for internet-related services.

   We have been evaluating our options for entering the digital satellite television market since early 1999. We expect that we will proceed in partnership, with one or more partners, to pursue digital satellite television opportunities. We are in negotiations with one party concerning a possible joint venture; however, to date we have not reached final agreement with that party and are continuing our discussions with an alternative party. For a discussion of the risks related to our intended entry into digital satellite television, see "Certain Investment Considerations--Risks relating to our entry into digital satellite television and the internet."

 Internet

   In April 2000, we signed a memorandum of understanding with Internet Gold International Ltd., a subsidiary of Internet Gold, to jointly undertake various internet-related activities. Internet Gold agreed to use its best efforts to cause one or more of the shareholders of CompuLink Networks S.A., a Greek internet service provider, to transfer to us a 20% interest in CompuLink for consideration of $1 million, $200,000 of which will be paid in cash and $800,000 of which will be paid in the form of advertising time on television and radio and in magazines. We and Internet Gold also plan to form two new joint ventures that will provide content for the internet and one new joint venture that will be an internet service provider in Cyprus.

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

   In May 2000, we entered into an agreement with CosmOTE, a mobile telephone company and a subsidiary of Hellenic Telecommunications Organization (OTE), to offer content for mobile-based value added services. Under the agreement, we will provide infotainment services, such as news information, sports results and horoscopes, to CosmOTE's subscribers. Our internet network will deliver content to end-users via CosmOTE's Smart Messaging System. In September 2000, we signed a memorandum of understanding with CosmOTE to offer content to CosmOTE's mobile phone subscribers using wireless application protocol services. In January 2001, we entered into an agreement with Stet Hellas, a subsidiary of Telestet, an Italian telecommunications company, to deliver content to Stet Hellas' mobile phone subscribers using wireless application protocol services.

   We intend to launch a broad-based internet portal, as well as our Exodos city guide portal, concurrently with the launch of our broadcasts of Big Brother in the fall of 2001.

Other Sources of Revenue

   In addition to our principal sources of revenue, we also generate revenue from various other sources. These include audiotext and infomercials which are promoted during dead time.

 Audiotex

   We are a party to two exclusive contracts with our subsidiary, Audiotex, a market leader in its sector. Under these contracts, in return for a royalty based on a percentage of revenue, we provide consulting and production services and air advertisements (known as audiotext) with telephone numbers which viewers may call to participate in quizzes or cast votes (some of which have the effect of promoting us) or to obtain horoscopes, weather forecasts or general information such as detailed news or national exam results.

   Audiotex became a wholly-owned subsidiary on February 7, 2000 and is a provider of both live and automated interactive telephone services, specializing in mass-market entertainment products. Audiotex provides its interactive expertise to broadcasters, publishers, telecommunications providers and mass advertisers. In addition to providing audiotext services, Audiotex provides direct marketing services, including preparation of databases, establishment of consumer help lines and classified advertising. Audiotex provides services to various advertisers, a number of local television and radio stations, and various magazines and newspapers. Audiotex derives its revenue principally from telephone calls to premium rate phone numbers. Audiotex has an agreement with Hellenic Telecommunications Organization (OTE), whereby Hellenic Telecommunications charges telephone callers a fee on behalf of Audiotex and handles Audiotex's network operation and billing system.

   We acquired a 51% interest in Audiotex from Holnest Investments Limited, a Cypriot company controlled by our Chairman, Mr. Minos Kyriakou, and the remaining 49% interest in Audiotex from Legion International on February 7, 2000. See "Related Party Transactions."

 Infomercials

   We also derive revenue from Epikinonia Ltd., which produces infomercials and pays us for production and technical support.

 Movie Production

   In 2000, we began the co-production of two Greek feature films. One film has been released, and the second is scheduled for release later this year. We are also co-producing various other films, which are expected to be released sometime next year. We are sole producers of two additional films, which are expected to be released in November 2001.

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 Training Center for Journalists and Other Media Personnel

   We own one of the leading training centers for journalists and other media personnel in Greece. The Antenna Training Center, which was founded in 1991 and is owned by Antenna Spoudastiki, a company which was indirectly owned by members of the Kyriakou family, provides courses of study for journalists, sound technicians, cameramen, public relations personnel, sales and marketing personnel and costume and clothing designers. Journalists, sound technicians and cameramen follow a two-year course of study, public relations personnel follow a one-year course of study and costume and clothing designers can pursue a two-year program. The training center has arrangements with several institutions of higher education outside of Greece, including the London School of Journalism, the University of Indianapolis and Accademia di Costume e di Moda in Rome, permitting students to continue their studies toward a bachelor's degree. We believe that the training center assists us in training and attracting qualified talent. To date, a number of graduates from the training center have joined us in a variety of positions from on-air personalities to sound technicians and cameramen.

 Other Complementary Businesses

   We generate revenue from other complementary businesses. We:

  . have an arrangement with the Commercial Bank of Greece, one of the largest banks in Greece, under which we receive 50% of gross fees and commissions and 30% of interest net of the bank's expenses and losses, generated by a co-branded Visa(R) credit card bearing our brand "ANT1;"

  . have a creative services group which, for a fee, provides third parties with promotional services and communications consulting;

  . have a contractual agreement, renewable upon mutual agreement every three months, under which we provide dead time to a home shopping company to advertise home shopping products, in return for a varying percentage of the revenues derived from the sale of such products; and

  . record and sell music soundtracks from a variety of our television shows and other productions.

Competition

 Television

   We compete for advertising revenue principally with Mega Channel and, to a lesser extent, with the other national private commercial networks operating in Greece, including Star Channel, Alpha (formerly Skai TV), Tempo (formerly New Channel), Makedonia TV, Alter 5 (formerly Channel 5), the subscription channels operated by NetMed Hellas and the three government-run channels (ET1, NET (formerly ET2) and ET3) that occasionally air commercial advertisements and with other advertising media, such as radio, newspapers and magazines and outdoor advertising. There are currently no subscription cable services operating in Greece. The table below presents, as of December 31, 2000, the household penetration and the hours of daily transmission of the state-owned networks and our principal competitors among the private broadcasting networks:

                                                         Household  Daily Hours
Network/Channel                                         Penetration Transmission
---------------                                         ----------- ------------
State Owned
  ET1..................................................     100%         24
  NET..................................................      99          24
  ET3..................................................      90          17
Private
  Antenna..............................................     100          24
  Mega Channel.........................................     100          24
  Alpha................................................      92          24
  Star Channel.........................................      97          24

--------
Source: Media Services and European Market and Media Facts.

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

   ERT is the state vehicle for radio and television in Greece and controls three television stations, four national radio stations and 25 local radio stations. Two of ERTs three television stations (ET1 and NET) are national channels and the third (ET3) focuses on programming for northern Greece, although its signal is retransmitted throughout Greece. The principal source of revenue for ERT's three television stations is a national television fee (GRD 1,000 per month) paid by all households as part of their electricity bills. Advertising is shown on all three channels, but represents a relatively small proportion of total income. Losses are covered by government subsidies.

   Mega Channel is our principal commercial competitor for audience share and advertising revenue. Mega Channel's four principal shareholders are Greek newspaper and magazine publishers. Mega Channel is also a generalist channel with programming generally comparable to our own. Star Channel, launched in September 1993 as an alternative television channel targeting a young audience, offers programming consisting principally of foreign (mainly United States) programs. Alpha (formerly Skai TV) was launched in October 1993 and currently offers current affairs programs, old Greek films, news, talk shows and some series and variety shows.

   NetMed Hellas, the only subscription television company in Greece, began operations in October 1994. NetMed's analog service provides three channels operating on two frequencies that offer a broad array of entertainment, including exclusive first-run movies, sports and children's programming. In July 1999, NetMed received a license from the Greek government that grants its subsidiary, Multichoice Hellas, the right to provide pay radio and television services via satellite. In December 1999, NetMed launched a digital satellite subscription service offering the Greek audience a bouquet of 30 channels, including two major movie channels, two major sports channels and a variety of thematic and free TV channels. NetMed Hellas, a subsidiary of NetMed, holds the exclusive rights to broadcast Greek league soccer and Greek league basketball, the two most popular sports in the county. Under NetMed Hellas' contract with the Greek soccer federation, NetMed currently broadcasts three live matches each week and then sells the matches for delayed rebroadcast on free-to-air television. NetMed Hellas has a contract with the Greek basketball league under which NetMed will televise two live matches and two delayed matches each week.

   Certain satellite television programming is rebroadcast terrestrially within Greece. ERT, for example, retransmits CNN, MTV, Euronews/Eurosport, TV5 Europe and RIK.

   Greece currently has no cable television infrastructure. The Hellenic Telecommunications Organization (OTE) has announced plans to develop a broadband network to modernize telephony services and support satellite and cable television, and other multimedia services. OTE also has announced plans to provide multi-channel television, home banking and shopping and other interactive services. Satellite and cable television services may be provided by OTE in partnership with a third-party service provider. To date, construction of the network has not commenced.

   A number of small local channels broadcast without regulatory approval. These stations have no significant impact on the national advertising market.

   Antenna TV also competes for revenue with other advertising media, such as newspapers, radio, magazines and outdoor advertising, and expects to compete in the future with other television distribution channels such as cable and direct-to-home satellite systems. Alternative sources of entertainment compete with us if they reduce the number of people watching broadcast television. Current and future technological developments may also affect competition within the television industry. Further advances in technology such as video compression, which would permit the same broadcast or cable channel or satellite transponder to carry multiple video and data services and programming delivered through fiber optic telephone lines or direct broadcast satellites, could result in lower entry barriers for new channels and an expanded field of competing services. In addition, the introduction of digital television, which can be transmitted by satellite, cable or a terrestrial network, could result in new competitors, particularly cable and satellite operators, for our own operations and the proposed operations of any digital satellite television platform in which we participate. We

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

regularly monitor opportunities to increase distribution of our programming, including opportunities presented by technological developments that have the potential to create alternative distribution platforms for us and our competitors.

 Radio

   Antenna FM competes for advertising revenue with other radio stations in the Athens metropolitan area. Antenna FM's principal competitor is Skai, which has a similar format to Antenna FM. Antenna FM also competes with Flash, which has a news and current affairs format. In addition, Antenna FM competes for revenue with other advertising media, such as television, newspapers, magazines and outdoor advertising, and expects to compete with other sources of entertainment to the extent they reduce radio listenership levels.

 Publishing

   Daphne competes for circulation and advertising revenue with other magazine publishers and other print media. Daphne's principal competitors, Lambrakis Press, Limberis Publications, Imako Media Net Group, Pegasus Publishing and Attikes Ekdoseis, each publish magazines with similar subject matter and target audiences as the 13 titles published by Daphne. Daphne also competes for revenue with other advertising media, such as television, newspapers, radio and outdoor advertising, and expects to compete with other sources of entertainment to the extent they reduce magazine readership levels.

Regulation

   These regulations, with the exception of the licensing and ownership requirements, apply to both private channels and government-owned channels.

 Television Broadcasting (free-to-air)

   We are subject to regulation under Greek law, which must be consistent with the minimum standards under EU laws and regulations.

 Licensing

   Greek Regulation. Since private commercial television stations began operating in Greece in 1989, various steps, short of the outright grant of licenses, have occurred:

  . in 1993, formal regulation of commercial television stations and frequency allocations by Greek authorities began in the form of Ministerial decisions issued in favor of Mega Channel, Star TV, Alpha, New Tempo and Antenna, which contemplated licenses having a seven-year term running from the issuance by the government of formal license agreements; however, no such license agreements were issued to any broadcaster;

  . in 1995, the Greek law on mass media (or the Media Law), which contemplates renewal procedures for television station licenses, was enacted. These procedures have not yet been implemented;

  . in 1996, each private commercial television broadcaster's authorizations, including our own, were extended to May 29, 1997;

  . in 1997, a Ministerial decision allocated, on a region-by-region basis throughout Greece, frequency allocations to the government-owned stations, with the balance reserved for private networks and to be awarded at the time the licenses are renewed under the Media Law;

  . in 1997 and 1998, the Greek Ministry of Press and Mass Media requested television networks to submit applications for the further extension of television broadcast licenses. We filed our application in 1998 before the specified deadline; and


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  . a provision in the Greek legislation governing satellite broadcasts and other subscription broadcast services (or the Subscription Broadcast Law) confirms that existing television broadcast authorizations, or those broadcasters that have submitted applications for extensions of broadcast licenses, will remain in force until the Minister of Press and Mass Media formally acts on the applications.

   The Media Law currently contemplates the grant, upon renewal, of a license having a four-year term that may be renewed for further four-year periods. Licenses would be granted, renewed and revoked by the Greek Ministry of Press and Mass Media, based on recommendations of the National Council for Radio & Television (or NCRT). Under the Media Law, upon expiration, licenses would be automatically extended until the time the renewal application is formally accepted or rejected. The Media Law provides that a rejection of a license may be made only for cause and further provides that an applicant whose renewal application is denied may appeal to the Greek administrative courts. The annual license fee for a licensed broadcaster is 2% of gross revenue.

   European Union Regulation. The EU Broadcasting Without Frontiers Directive (or the Directive) of October 3, 1989 describes basic principles for the regulation of broadcasting activity in the EU. In essence, it provides, that:

  . each EU broadcasting service should be regulated by the authorities of one member state (the home member state); and

  . certain minimum standards should be required by each member state of all broadcasting services which are regulated by that state's authorities.

Greece, which is our "home member state," has, through Presidential Decree No. 236 issued in July 1992, given effect to the requirements of the Directive. The EU Commission is responsible for monitoring compliance and can initiate infringement proceedings against member states that fail properly to implement the Directive.

   The Directive was amended on May 27, 1997. EU member states had to implement the amended Directive (or the Amended Directive) through national legislation within 18 months of the date. Greece has, through Presidential Decree No. 100 issued in March 2000, given effect to the requirements of the Amended Directive, with minor adjustments. The Amended Directive, as given effect to by the Presidential Decree, provides that:

  . member states must ensure access by the viewing public to sporting events of "major importance" through terrestrial transmission and to this end must proscribe arrangements granting exclusive broadcast rights to these events to operators of cable networks or other subscription-based television networks;

  . teleshopping programs (or windows as stated in the Directive) must be at least 15 minutes in length. Windows may not be interrupted by commercial breaks, and they may not sell products addressed to minors or medical products. The time allocated to teleshopping spots, which are differentiated from windows, must not exceed six minutes per hour for prime time (6:00 p.m. to 1:00 a.m.), with the exception of the months of January, July and August when they can extend to 12 minutes in prime time;

  . member states must ensure a right of reply to anyone whose reputation has been damaged by a television broadcast; and

  . broadcasters, through the use of symbols describing program content, are required to classify programs into categories ranging from "suitable for all audiences" to "suitable for adults only."

   The Directive currently requires member states to ensure "where practicable and by appropriate means" that broadcasters reserve "a majority proportion of their transmission time" for programs produced in Europe. In applying this rule, broadcast time covering news, games, advertisements, sports events, infomercials and teletext services is excluded. The Directive recognizes that member states are to move progressively towards requiring their broadcasters to devote a majority of relevant transmission time to programs produced in Europe,

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having regard to the broadcaster's informational, educational, cultural and entertainment responsibilities to its viewing public. In June 1996, ministers of the EU member countries voted to retain the existing system of voluntary restrictions. In doing so, they rejected amendments proposed by the European Parliament to replace the "where practicable" standard with an obligation on governments to ensure that broadcasters meet the quota. Greek television stations in general, and we in particular, devote a majority of relevant transmission time to works of European origin. In our case, we substantially exceed the minimum quotas imposed by law.

 Restrictions on Advertising

   Although the Media Law does not impose limitations on the duration of advertisements, it does provide that:

  . not more than 15% of daily transmission time (which may be increased to 20% for teleshopping spots, excluding teleshopping windows, provided spot advertising does not exceed 15% of daily transmission time) may be devoted to advertising;

  . spot advertising within a one-hour period may not exceed 20%;

  . feature films or films made for television exceeding 45 minutes in length may be interrupted by advertising only once every 45 minutes (and then only for a maximum of nine minutes), and further interruption is permitted if the duration exceeds 110 minutes;

  . advertising during any other program must be separated by intervals of at least 20 minutes and may not exceed four minutes;

  . news bulletins, current affairs programs and children's programs of less than 30 minutes duration may not be interrupted by advertising;

  . advertising is to be inserted between programs, unless breaks during programs do not affect the value and integrity of the program; and

  . advertising during televised sporting events and performances comprising
    "autonomous parts" may occur only during the intervals, and advertising during televised religious services is prohibited.

   Television advertising of tobacco products, prescription drugs and medical treatment requiring a prescription is prohibited, and television advertising of alcoholic beverages is subject to certain limitations on content. Over-the-counter medical products may be advertised on television.

   Limitations on advertisements aimed at protecting minors are described in the 1993 Consumer Protection Law. With the exception of certain educational toys, advertising of children's toys between 7:00 a.m. and 10:00 p.m. currently is prohibited.

   Sponsored programs must be clearly identified as such. Programs may not be sponsored by anyone or any entity whose main products or services are prohibited by the Media Law. News programs may not be sponsored. The Amended Directive provides that people involved in the sale or manufacture of medicinal products available only by prescription may not sponsor programs.

   Although there are no restrictions imposed on licensed broadcasters relating to political advertising, Greek law imposes restrictions on campaign spending by politicians.

   The Media Law was also designed to add transparency to negotiations between advertising agencies and broadcasters. The law had the effect of eliminating, effective January 1, 1996, discounts offered to advertisers, requiring advertisers to pay the full cost, and taxes based on such full cost, set out in the broadcaster's price list for a particular time slot, as filed with the Greek tax authorities. The Media Law permits broadcasters to offer cash rebates, up to 9.9% of the cost of airtime purchased, subject to certain conditions, including minimum levels of revenue paid per advertiser.

   Effective January 1, 1996, a joint directive of the Ministry of Press and Mass Media and the Ministry of Finance, for the purpose of clarifying the term "advertising" for purposes of Greek tax law, broadened the definition beyond spots aired in return for cash payments to cover all publicity aired. The decision also clarified a number of procedures relating to collection of taxes from advertising. Because of the decision, advertisers including promoters of musical events, theatrical performers and sound recordings among others, who, until this time, were able to place free advertising on television using barter arrangements, were faced with paying taxes on the value of such spots, at the rate imposed by the Media Law of 36% plus statutory assessments, or discontinuing the spots. Many of these advertisements, which for purposes of advertising statistics had been included as part of "advertising expenditures," were discontinued beginning in January 1996.

 Ownership

   Non-EU participation in the share capital of a licensed Greek broadcaster may not exceed 25%. Licensed broadcasters may acquire only one license for a television channel and no shareholder, irrespective of nationality, may hold more than 25% of the share capital of that broadcaster and may not invest in, or serve as director or officer of, any other television broadcaster or invest in, or serve as a director or officer of, more than one other type of media enterprise, such as press or radio. Loans to the broadcaster by shareholders, officers or directors may not exceed 5% of the share capital of the broadcaster.

   The Media Law generally requires that shares of a licensed broadcaster held by corporations must also be registered in the name of the natural persons who are shareholders of those corporations. However, this requirement will not apply to:

  . our ADSs, or to the shares underlying our ADSs held by the Depositary, so long as they are held by the Depositary and the Depositary holds not more than 25% of our share capital; or

  . shares held by open-ended mutual funds qualifying as Undertakings for Collective Investments in Transferable Securities (or UCITS) provided no single UCITS holds more than 2.5% of our share capital and UCITSs in aggregate hold not more than 10% of our share capital.

If a shareholder's holdings exceed any of these thresholds, the Media Law provides that such shareholder will not be eligible to exercise voting rights or receive dividends or other distributions which are attributable to any shares acquired which exceed such thresholds.

   A company that holds a broadcast license must manage and operate the network. It may not assign management to a third party or delegate to third parties the production or management of programs exceeding 30% of its monthly transmission.

 Programming Content

   Under Greek law, at least 25% of a licensed broadcaster's transmission time must be in the Greek language, and at least a majority of the transmission time must represent works of EU origin, which includes works of Greek origin. These minimums are exclusive of news, sports events, game shows, teletext, infomercials, trailers and advertising.

   The Directive also requires that member states should ensure "where practicable and by appropriate means" that broadcasters reserve at least 10% of their transmission time (excluding time covering news, sports events, games, advertising, infomercials and teletext services) or, at the option of the member state, 10% of their programming budget, for European works created by producers who are independent of broadcasters. An adequate proportion of the relevant works should be recent works (that is, works produced within the last five years preceding their transmission). We are in compliance with these provisions of the Directive.

 Subscription Broadcasting

 Licensing

   The Subscription Broadcast Law regulates television and radio broadcasts on a subscription basis. Different regulations apply depending on whether the broadcaster is broadcasting signals via satellite (a satellite broadcaster) or a terrestrial network (a terrestrial broadcaster). The Subscription Broadcast Law contemplates that an authorized broadcaster would obtain a license and would enter into a contract with the government.

   A broadcaster may hold a license for subscription satellite broadcasts and a license for subscription terrestrial broadcasts. A shareholder of a subscription satellite broadcaster or subscription terrestrial network may hold shares in another broadcaster that broadcasts in the other medium. A shareholder of a subscription terrestrial broadcaster cannot hold more than 40% of the stock or voting power of this type of broadcaster; no similar limitation applies to shareholders of subscription satellite broadcasters or cable broadcasters. A license holder under the Subscription Broadcast Law cannot itself hold a license for free television broadcasting, but can participate as a shareholder in a company that holds a broadcast license for free television. A free television broadcaster can hold up to 40% of the stock or voting power of a subscription terrestrial broadcaster and up to 100% of the stock or voting power of a subscription satellite broadcaster or a subscription cable broadcaster.

   Licenses will be granted under the Subscription Broadcast Law for periods ranging from five to fifteen years. Licenses will be granted by the Ministry of Press and Mass Media, and the duration of a license is within its discretion, based on its review of financial data and the investment plan of the proposed license holder. In addition, notice of a transfer of a license holder must be given to the Ministry of Press and Mass Media for approval unless the transferee is a listed company, in which case notification is required only if the transfer involves greater than 2.5% of the capital of a license holder. To date, one subscription broadcast license has been granted to NetHold and ERT, a government operated channel, has the right to obtain a further license.

   A license holder must pay GRD 15 million per 24 hours of total scheduled daily broadcasts. In addition, a satellite or terrestrial broadcaster must pay an annual fee of 0.5% of gross revenue, increasing by 0.5% every two years, and a terrestrial broadcaster must pay a flat fee of 3.5% of gross revenue. License holders must provide letters of credit in the amount of GRD 150 million per 24 hours of total broadcast time per day (up to a maximum of GRD 1.5 billion).

 Ownership

   To obtain a license, a subscription broadcaster must be a societe anonyme and its registered office, principal executive office and management must be located in the EU. The shares of these broadcasters must be in registered form. If the owner of these shares is a corporation, then the shares held by that corporation must also be registered on the shareholder register in the name of the individual shareholders of that corporation as well. This requirement does not apply to foreign corporations that have strong financial standing and have been engaged in audiovisual production for at least three years, a mutual fund or a company whose shares are listed on a recognized stock exchange or quotation system. The availability of any such exemption is subject to NCRT approval.

   Any company providing services such as subscriber management services, satellite facilities and encrypting or decoding equipment, must be a societe anonyme, with share capital meeting the same requirements as the share capital of a holder of a license under the Subscription Broadcast Law. Content providers, unless they are broadcasters of free television programming, properly licensed in their own jurisdictions, must meet certain requirements, depending upon whether they are broadcasters themselves or program suppliers.

 Programming Content for Subscription Television Broadcasts

   If a license holder transmits more than an aggregate of 120 hours of programming per day across all of its broadcast channels, it must dedicate 10% of its broadcast time to the State, up to a maximum of 24 hours per day. If a license holder broadcasts more than an aggregate of 240 hours of programming per day across all of its broadcast channels, for at least one year, it must allocate at least 10% of available air time to new entrants.

   At least 25% per month of total air time must represent programming in the Greek language. During the first year of operations, at least 30% of non-Greek programming must be dubbed or subtitled, with the percentage increasing each following year by 5%, up to a maximum of 50%. In calculating these requirements, broadcasts of exclusively musical content are excluded from total air time. At least 25% of yearly total air time broadcast must represent works produced in the EU, which percentage increases 5% each year up to a maximum of 45%. At least 10% of total yearly air time must represent independent works.

   The Subscription Broadcast Law contemplates that a presidential decree will be issued defining "major events," the broadcasts of which cannot be restricted to subscription broadcast.

 Radio Broadcasting (free-to-air)

   Free terrestrial radio broadcasting in Greece is subject to provisions of the Media Law. The restrictions on advertising on radio are substantially similar to the restrictions applicable to advertising on television. Although any one person can hold up to 100% of the share capital of a radio broadcaster, the provisions of the Media Law concerning concentrations in ownership of other media apply to radio broadcasters as well, as do the provisions concerning registration of shares of a radio broadcaster.

   The provisions of the Media Law concerning licensing apply to radio broadcasters. As is the case for various radio broadcasters, including ourselves, Antenna Radio and Rythmos FM, have filed their applications for a license under the Media Law. In March 2001, Antenna Radio and Rythmos FM, and 26 other applicants, formally received broadcast licences to operate a radio stations in the Athens metropolitan area. We believe that Antenna Radio has all approvals necessary for its operations and satisfies all requirements for the continuing renewal of its licenses, and that it is in compliance in all material respects with all applicable laws, rules and regulations governing its operations.

 Publishing

   Under Greek law, a "magazine" is defined as a periodical publication distributed to the public at least once every three months. Magazine publishers, including Daphne, are not subject to cross-media ownership restrictions, nor are there any percentage restrictions on shareholder participation in a magazine publishing company's share capital.

   Greek law generally requires that shares of a Greek magazine publishing company held by corporations must also be registered in the name of the natural persons who are shareholders of those corporations. However, this requirement will not apply to shares of a magazine publishing company held by UCITSs provided no single UCITS holds more than 2.5% of its share capital and UCITSs in aggregate hold not more than 10% of its share capital.

 Cross-Media Restrictions

   The Media Law provides:

  . no shareholder of a licensed broadcaster may invest in, or serve as director or officer of, any other television broadcaster. However:

   . a shareholder, director or officer of a licensed free-to-air television broadcaster may also participate in no more than two subscription broadcasters, provided that each such subscription broadcaster transmits under a different platform. The different platforms are cable, satellite or terrestrial; and

   . a shareholder, director or officer of a subscription broadcaster may also participate in no more than one other subscription broadcaster, provided that such other subscription broadcaster transmits under a different platform.

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

  . no shareholder of a licensed broadcaster may invest in, or serve as a director or officer of, more than two types of media enterprises. Media enterprises mean:

   . television broadcasters of any kind;

   . radio broadcasters of any kind; and

   . press publishers (excluding all types of magazines and newspapers that do not circulate on a daily and/or weekly basis).

   A licensed free-to-air television broadcaster may not directly own a license for a subscription television network or a radio broadcaster. A subscription television license holder may not hold a license for a free-to-air television or radio broadcaster, however such a company may be a shareholder in the capital of a free-to-air television or radio broadcaster.

Human Resources

   At the end of March 2001, we employed 1,582 full-time employees through a number of businesses. Our main businesses, television and radio, employed 775 and 172 persons, respectively. Of our 1,582 employees, 1,133 were production, programming and news personnel, 358 were administrative personnel and 91 were sales and marketing personnel. Several unions represent our employees, including for example, the Greek Accountants Federation, but none of these unions are established on our premises. We believe that our relationship with our employees is excellent and we have not experienced any work stoppages due to labor unrest. We emphasize teamwork, flexibility, local decision making and the free flow of information to ensure a unique corporate culture that attracts highly qualified and motivated employees.

Properties

   Our properties consist primarily of broadcasting, production, warehouse, publication and office facilities, most of which are located in the Athens metropolitan area. Our principal office and nearby studio, where we produce and air our daily talk shows and current affairs programs, contain 4,055 square meters of leased office and studio space. We operate four additional leased studios in Athens aggregating approximately 2,500 square meters, supporting studio space of approximately 2,050 square meters. All of these studios have both production and on-air capabilities with fiber optic and microwave links to our principal office facilities.

   During 2000, we acquired 32,629 square meters of land in a northern suburb of Athens, where we intend to relocate our offices and production facilities. A portion of the land (6,000 square meters) was purchased directly from the owner, and the balance was acquired indirectly through our acquisition of Part Time S.A. (now Part Time Simvouleftiki S.A.) We also acquired new office and studio space of approximately 1,656 square meters in Thessaloniki, in northern Greece.

   We own approximately 150 transmission facilities (towers and relay stations), which provide coverage to approximately 99% of Greek households. In addition, we make use of approximately 350 additional transmission facilities (typically provided by local municipalities) to enhance reception in other more remote areas of Greece. Our private and state-run competitors generally operate separate transmission facilities. We use satellite relay facilities to reduce the costs of operating our terrestrial relay facilities. We are exploring opportunities to make use of our transmission towers for telecommunication services provided by third parties.

   Our radio broadcasting facilities are located within our principal office. We have one broadcasting studio, three production studios and an editing studio, all of which are fully digitized. We also own three radio transmitters that transmit our radio signal throughout the Athens metropolitan area.

   Daphne leases approximately 7,000 square meters of office, warehouse and factory space, which houses our printing facilities, as well as a photography studio, in the Athens metropolitan area, from which it conducts its operations.

Insurance

   We maintain comprehensive insurance coverage that covers our offices, equipment and other property (subject to customary limits) from damage due to natural disasters or other similar events.

Legal Proceedings

   We are involved in litigation arising in the normal course of our business. Management does not believe that any legal proceedings pending against us will, individually or in the aggregate, adversely harm our business.

                                   Management

   Our directors are elected for a term of five years, the current term for all Directors ending in July 2003. Officers are appointed by our Board of Directors. The members of our Board of Directors, our senior officers and our other officers are as follows:

     Name                 Age            Position with the Company
     ----                 ---            -------------------------
Directors and senior
 officers:
  Minos Kyriakou.........  59 Chairman
  Theodore Kyriakou......  27 Chief Executive Officer (Managing Director);
                              Director
  Spilios Charamis.......  64 TV Group General Manager; Director
  Nikolaos Angelopoulos..  53 Group Chief Financial Officer; Director
  Maurice Avdelas........  47 General Manager Antenna TV
  George Antypas.........  56 Director
  Panagiotis Fotilas.....  57 Director
  Sifis Glyniadakis......  65 Director
  Athina Kyriakou........  21 Director
  Xenophon Kyriakou......  29 Director

Other officers:
  John Papoutsanis.......  47 Group News Manager
  Alkistis Marangoudaki..  37 TV Group Programming Manager
  Dimitrios Dallas.......  54 TV Group Technical Manager
  Vagelis Moraitis.......  35 Group Sales and Marketing General Manager
  Michael Poulos.........  43 Group Human Resources and Administration Manager
  Jonathan Procter.......  40 Pay TV Group General Manager
  Kostas Kibouropoulos...  44 Radio Group General Manager

   Mr. Minos Kyriakou founded Antenna in December 1989 and has served as our Chairman since then. Mr. Kyriakou was our Chief Executive Officer from December 1989 until March 1999. He is also a shipowner, and the President of the Aegean Foundation and Honorary Consul General of Singapore to Athens and of Poland to Thessaloniki. He is also a director of Antenna Productions S.A. (a holding company), Antel S.A. (a developer of computer software and provider of data transmission services), Antenna Satellite (which broadcasts and distributes television programming in the United States), Antenna Satellite Radio (which operates radio stations in the United States), Antenna RT Satellite Services Ltd. (a holding company), Pacific Broadcast (which broadcasts television programming in Australia through a joint venture) and Athenian Capital Holdings S.A. (a holding company).

   Mr. Theodore Kyriakou, a son of Minos Kyriakou, has served as our Executive Vice President since 1995, our Chief Operating Officer since September 1998, a Director since September 1998 and our Chief Executive Officer (Managing Director) since March 1999. He is also Executive Vice Chairman of our Board and a director of Athenian Capital Holdings S.A. (a holding company). Before that, he worked for the CBS affiliate in Washington, D.C. owned by Gannett Broadcasting. He has also worked for Antenna Satellite in New York. He holds a degree in International Business and Finance and a degree in Physics, from Georgetown University where he graduated cum laude.

   Mr. Spilios Charamis has over 30 years experience in broadcasting and joined us as Antenna TV's General Manager in 1989. He has been our TV Group General Manager since September 2000. He has served as our Vice Chairman since September 1998. He also serves as an officer of Antenna Cyprus. His previous employment includes general manager of Mole-Richardson Ltd., deputy general manager of ERT, vice president of Hellas Radio and managing director of Bioplastic S.A. Mr. Charamis studied Law at the University of Athens and Cinema and Television at the University of California at Los Angeles.

   Dr. Nikolaos Angelopoulos has served as our Chief Financial Officer since June 1996 and has 22 years of experience in the business and finance sectors. Before June 1996, he was financial director of Olympic Airways, S.A., corporate treasurer and management controls and planning manager of British Petroleum in Greece and an economist with Societe d'Etudes et Developpement Economique et Social, S.A. in Paris. He is also a director of Athenian Capital Holdings S.A. (a holding company). He holds a masters and a Ph.D. degree from the University of Paris I--Sorbonne.

   Dr. Maurice Avdelas has been our General Manager Antenna TV since September 2000. He was our Deputy General Manager from December 1997 to September 2000 and has worked for us since 1990 as head of the Marketing and Research team where he served as Director since 1991. Before that, he worked as Director of Marketing for the radio station Flash 96.1 and as a Research Advisor of the Greek Cinematography Center. He holds a degree from the School of Business and Economics and has completed graduate studies in the field of mass media. He also holds a doctorate degree from the Universite Paris VIII and has been involved in several research projects and lectures on the subject of mass media in Greece.

   Mr. George Antypas joined our Board in December 2000. He has over 30 years experience in international markets. From 1967 to 1996, he was Chairman of the Board and Chief Executive Officer of Antypas Co S.A. From 1980 to 1986, he also served as planning and marketing advisor of O.M.C. Group of Companies Ltd., England. Since 1997, he has been a member of Board of Directors of Vardas AEBEE, as special market advisor as well as in senior management positions in private industry. Since 2000, he has been a Vice President of Lekatsa S.A. Medical Center. He is also a director of Athenian Capital Holdings S.A. (a holding company).

   Dr. Panagiotis Fotilas joined our Board of Directors in September 1998. He is the Chairman of the Department of Industrial Management of the University of Piraeus and a director of Antel S.A. From 1983 to 1988, he served as chairman and managing director of the Hellenic Aerospace Industry. He is a member of the General Council of the Hellenic Industrial Association and has represented Greece on the NATO Scientific Committee. He is also a director of Athenian Capital Holdings S.A. (a holding company).

   Mr. Sifis Glyniadakis joined our Board of Directors in August 1998. Before that he served as Advisor to our Chairman of the Board. He is also chairman of the board and chief operating officer of the Athens-based consulting firm of 3Z Strategic Management Services LLC and was chairman of the board and chief executive officer of the Greek tobacco company, A.G. Keranis. He also served as chairman of the board and chief executive officer of the Commercial Bank of Greece (from 1991 to 1993), as chairman of the board and chief executive officer of Ionian Bank of Greece (from 1989 to 1990) and as special advisor to the Governor of the National Bank of Greece and in senior management positions in private industry. He is also a director of Athenian Capital Holdings S.A. (a holding company).

   Ms. Athina Kyriakou, a daughter of Mr. Minos Kyriakou, joined our Board in December 2000. She has served in our Television Programming Department, Sales and Marketing Department and New Business Development Department. From January 2000 to May 2000 she was an Editorial Assistant at "Mediterranean Quarterly," a journal of global issues in Washington D.C. From July 2000 to August 2000, she worked for "Maxim Magazine," a Daphne publication. Currently, she is in her senior year at Georgetown University where she is studying International Business and Marketing.

   Mr. Xenophon Kyriakou, a son of Mr. Minos Kyriakou, joined our Board of Directors in September 1998. He is a shipowner, a director of a Greek shipping company and a director of Antel S.A. and a director of Athenian Capital Holdings S.A. (a holding company).

   Mr. John Papoutsanis joined us in 1991, and became our Group News Director in September 2000. Before joining us, he worked for Mega Channel. Before that time, he was an Editor-in-Chief and a political reporter and commentator for a variety of Greek magazines and newspapers, including Kathimerini, Vima and Tahedromos. He studied Advertising and Economics at the Economic University of Athens.

   Ms. Alkistis Marangoudaki has over 10 years of experience in both newspaper and television programming and joined us in 1989. Before joining us, she worked for the newspapers "Antilogos" and "Evdomi." She holds a degree in Political Science from the University of Athens and has a postgraduate degree in Communication Policy from the City University in London.

   Mr. Dimitrios Dallas is an electrical engineer with over 20 years experience in the radio and television sector. He is a specialist in the design, installation and operation of television equipment. Before joining us in 1989, he was manager of the television department of Telmaco in Greece for five years.

   Mr. Vangelis Moraitis joined us on March 15, 2000. Before joining us, he was the Advertising Sales Manager of Mega Channel, and before that was the Marketing and Sales Director of Desmi Publications (Greek City Guide and Life Style Magazines & Publications). Prior to that, he worked for several years as a media manager and director in the Greek advertising industry. He has done postgraduate modules in Media at New York University, holds a postgraduate degree in Advertising from the Hellenic Advertising Agency Association in Greece and his bachelors in economics from the University of Athens.

   Mr. Michael Poulos joined us in September 1999. Before joining us, he was a human resources manager at Fort James Hellas. He studied economics at the University of Salonica and he also holds a masters degree in Business Administration from the University of Virginia.

   Mr. Jonathan Procter joined us in May 2000 as Pay TV Group General Manager. Before joining us, he served as chief executive officer of the first privately owned licensed television channel in South Africa, e.tv. Prior to that, he was chief executive officer of Bop Broadcasting Corp., which operated two television networks and three radio stations. Mr. Procter is a graduate of the University of Cape Town.

   Mr. Kostas Kibouropoulos joined us in October 1994 and was appointed Radio Group General Manager in September 2000. Before joining us, he worked for Skai Radio and TV as Director General. Prior to that, he was a political reporter. Mr. Kibouropoulos studied Law and Political Science at the University of Athens.

Board of Directors

   We are managed by our Board of Directors, which is made up of a minimum of three directors and a maximum of nine directors. The Board currently has nine members. Directors are elected by the shareholders' General Assembly (or the General Assembly) for a term of five years, with the current term for all Directors ending in July 2003.

   The Board of Directors meets at least once a month and may convene an extraordinary meeting of the General Assembly whenever our interests require it or when at least three Directors request a meeting in writing. Decisions of the Board of Directors must be passed by a majority of Directors at a meeting at which at least a majority quorum of Directors is present, three of which must be present in person.

   If a vacancy on the Board of Directors were to occur by reason of death, resignation or other reason, the remaining Directors shall elect a substitute for the remainder of the term. This election is subject to the approval of the next regular or extraordinary meeting of the General Assembly. The absence of a Director from meetings of the Board of Directors without due cause for a period exceeding six months shall be considered a resignation from the Board of Directors. Directors may be removed from the Board of Directors at any time by the General Assembly.

   Messrs. Angelopoulos, Fotilas and Glyniadakis are members of the Audit Committee, which is responsible for making recommendations to the Board of Directors concerning the selection of independent auditors, reviewing the results and scope of the audit and reviewing and evaluating the Company's audit and control functions. Before August 1998, the Board of Directors undertook the responsibilities of the Audit Committee.

   The Board of Directors has no other committees.

Compensation of Directors and Senior Officers

   The Company paid cash compensation of an aggregate of GRD 96 million ($0.3 million) in 2000 to our senior officers. In addition, we contributed GRD 9 million ($0.02 million) to state-sponsored pension plans on behalf of three executive officers in 2000. Messrs. Minos Kyriakou and Theodore Kyriakou do not receive any compensation for their services to the Company. It is our corporate policy that no compensation, fees or other payments are made to members of our Board in their capacity as Board members.

                             Principal Shareholders

   The following table sets forth certain information with respect to the beneficial ownership of our share capital, represented by 19,849,440 shares.

                                                                    Percent of
                                                         Number of Capital Stock
Shareholders                                              Shares    Outstanding
------------                                             --------- -------------
Holnest Investments Limited(1).......................... 4,192,360     21.3%
Globecast Holdings Limited(2)........................... 3,752,162     18.9%
Altavista Global Holdings Limited (3)................... 3,752,162     18.9%
Praxis Global Investments Limited(4).................... 3,752,162     18.9%

--------
(1) Mr. Minos Kyriakou, our Chairman of our Board of Directors, owns 100% of the share capital of Holnest Investments Limited, an Irish company, the address of which is Russel Court, St. Stephans Green, Dublin 2 Ireland. Mr. Kyriakou has sole voting and dispositive power over the shares held by Holnest Investment Limited.
(2) Mr. Theodore Kyriakou, our Managing Director (Chief Executive Officer) and the son of Mr. Minos Kyriakou, owns 100% of the share capital of Globecast Holdings Limited, an Irish company (or Globecast), the address of which is Russel Court, St. Stephans Green, Dublin 2 Ireland. Mr. Kyriakou has sole voting and dispositive power over the shares held by Globecast.
(3) Mr. Xenophon Kyriakou, the son of Mr. Minos Kyriakou, owns 100% of the share capital of Altavista Global Holdings Limited, an Irish Company (or Altavista), the address of which is Russel Court, St. Stephans Green, Dublin 2 Ireland. Mr. Kyriakou has sole voting and dispositive power over the shares held by Altavista.
(4) Ms. Athina Kyriakou, the daughter of Mr. Minos Kyriakou, owns 100% of the share capital of Praxis Global Investments Limited, an Irish Company (or Praxis), the address of which is Russel Court, St. Stephans Green, Dublin 2 Ireland. Ms. Kyriakou has sole voting and dispositive power over the shares held by Praxis.

                           Related Party Transactions

   Acquisitions. On May 6, 1999, we acquired the following interests:

  .  a 51% interest in Audiotex for a purchase price of $7.25 million;

  . a 99.97% interest in Antenna Radio for a purchase price of $16.25 million plus the assumption of approximately $5.2 million of indebtedness;

  . a 100% interest in Antenna Spoudastiki for a purchase price of $6.0 million; and

  . a 100% interest in Pacific Broadcast for a purchase price of $3.5 million.

   Each of the companies whose interests were acquired was previously affiliated with or controlled by members of the family of Mr. Minos Kyriakou, our Chairman. See note 2 and note 6 to our consolidated financial statements.

   Audiotex. We are a party to two exclusive contracts with our subsidiary, Audiotex. On February 7, 2000, Audiotex became a wholly-owned subsidiary. Under these contracts we:

  . provide consulting and production services to Audiotex related to sales and promotions in media, other than for Antenna, in return for a royalty of 7.8% of the gross annual revenue arising from such activities; and

  . air promotional messages with telephone numbers which viewers may call to participate in quizzes or to obtain horoscopes, weather forecasts or general information such as detailed news or national exam results, in return for a royalty (expressed as a percent of Audiotex's annual gross revenue) of:

    .  15% from December 1, 1995 to June 30, 1998;

    .  30% from July 1, 1998 to August 31, 1998;

    .  40% from September 1, 1998 to December 31, 1998; and

    . 50% from January 1, 1999 to January 1, 2005.

   The contracts terminate on January 1, 2005 but may be renewed on substantially similar terms. We had revenue under these contracts of GRD 435 million ($1.1 million) in 1999 and GRD 48 million ($0.13 million) in 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and note 6 of the notes to our consolidated financial statements.

   Antenna Satellite. We are a party to a programming agreement and a distribution agreement with Antenna Satellite, a company affiliated with Mr. Minos Kyriakou, through 50% indirect share ownership and membership on the board of directors. Under the programming agreement, which has a term ending May 23, 2002, subject to our right to renew for another three years, we provide Antenna Satellite with television programs for broadcast in the United States and Canada, in consideration for a license fee of $9,020 per day for 1998 for 10 hours of programming and $9,020 per day for 1999. We reported revenue of GRD 306 million ($0.8 million) in 2000 under the programming agreement. On January 1, 2000, the license fee was computed on a total subscriber basis (currently the total monthly fee ranges from $75,000 to $80,000).

   Under the distribution agreement, which has a term of four years subject to termination by either party in certain circumstances, we have granted Antenna Satellite a license to distribute, subdistribute or license specified television programming for broadcast by television stations located in the United States and Canada for a license fee of $5,500,000 which has partially been paid. We recorded the entire $5,500,000 license fee payable as revenue in 1996. Antenna Satellite's obligation to us under the programming agreement and the distribution agreement have been guaranteed by Mr. Kyriakou. See note 6 of the notes to our consolidated financial statements.


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

   Antenna Cyprus. We are a party to an agreement to provide technical support and television programming to Antenna Cyprus. Our TV Group General Manager was also the General Manager of Antenna Cyprus. The agreement provides for royalty payments equal to a percentage of revenue derived by Antenna Cyprus during broadcasts of programming supplied by us. The royalty payment percentage was:

  .  9% in the period September 1992-1993;

  .  11% in the period September 1994-1997; and

  .  12% from 1998 through the present.

   We had revenue from Antenna Cyprus of GRD 539 million ($1.5 million) in 2000. See note 6 of the notes to our consolidated financial statements. We have advanced funds to Antenna Cyprus in prior years of GRD 467 million ($1.3 million) for production. Advances outstanding at December 31, 2000 amount to GRD 121 million ($0.3 million). These advances do not bear interest.

   In 2000, we entered into various transactions with related parties:

   Rythmos FM. Antenna Radio is party to an agreement with Rythmos FM to provide expertise in production, advertising sales and promotion, and to advise on format, development, direction and timing of programming for Rythmos. Our marketing, sales and programming staffs will advise Rythmos FM on targeting key demographics. We will receive fees equal to 55% of gross revenues of Rythmos FM generated during the next ten years and rental income from the use of our technical equipment. Revenue generated from Rythmos FM in 2000 totaled GRD 42 million. The company that owns Rythmos FM is owned by the sister of our Chairman.

   Athenian Capital. During 2000, we purchased in various open market transactions shares of Athenian Capital Holdings S.A. for an aggregate purchase price of GRD 15,543 million ($42.8 million). Athenian is a diversified investment company listed on the Athens Stock Exchange, whose investments include majority investments in three Greek companies. We currently own approximately 14.5% of Athenian's share capital. Our principal shareholders own an additional approximately 15% of Athenian. Seven of Athenian's 11 directors are directors of ours, including our Chairman, our Chief Executive Officer and our Chief Financial Officer. The value of our investment in Athenian has been adversely impacted in line with the general decline in prices on the Athens Stock Exchange. At December 31, 2000, our investment in Athenian was valued at GRD 4,114 million ($11.3 million). We have accounted for this investment on our balance sheet as available-for-sale marketable securities with the unrealized loss, net of tax, being recorded in other comprehensive income in shareholders' equity. On March 5, 2001, we announced that, in order to protect the value of this investment, our Chairman, Mr. Minos Kyriakou, has agreed to underwrite our investment such that in the event that we continue to hold shares in Athenian on December 31, 2003, and the value of the investment on such day (as measured based on average closing prices for the preceding 20 trading days) does not exceed our aggregate purchase price, our Chairman will purchase our entire stake in Athenian for an amount equal to such purchase price. Furthermore, if we elect at any time prior to December 31, 2003 to dispose of the investment, and the sale price at that time is less than our purchase price, our Chairman will pay us the difference between the sale price and our purchase price. In all cases our Chairman will pay these amounts plus interest reflecting our return on bank deposits. We will continue to monitor opportunities to maximize the value of this investment.

   We believe that the terms of our contracts with affiliated parties are comparable to those that could have been obtained through arm's-length bargaining between us and third parties.

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

                               The Exchange Offer

Purpose of the Exchange Offer

   In connection with the issuance of the initial notes, on June 18, 2001 we entered into a registration rights agreement. The registration rights agreement requires us to file the registration statement of which this prospectus is a part for a registered exchange offer with respect to an issue of exchange notes in exchange for the initial notes. The exchange notes will be substantially identical in all material respects to our initial notes, except that the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to registration rights under our registration rights agreement. This summary of the registration rights agreement does not contain all the information that you should consider and we refer you to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part and a copy of which is available as indicated under the heading "Where You Can Find More Information."

   We are required to:

  . use our best efforts to cause the registration statement to be declared effective no later than November 15, 2001, which is 150 days after the date of issuance of the initial notes; and

  . use our best efforts to consummate the exchange offers no later than 30 business days after the date on which the registration statement is declared effective.

   The exchange offer, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the registration rights agreement. For each note validly tendered to us in the exchange offer and not withdrawn by the holder, the holder of an initial note will receive an exchange note having a principal amount equal to the principal amount of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the initial note surrendered in exchange for the exchange note, or if no interest has been paid on the initial note, from the date of original issuance of the initial notes.

   This prospectus, together with the letter of transmittal, is being sent to
all record holders of initial holders as of      , 2001.

Resale of Exchange Notes

   Based on existing interpretations of the Securities Act by the staff of the SEC in several no-action letters issued to third parties, and subject to the following paragraph, we believe that the exchange notes issued as part of the exchange offer may be offered for resale, resold and otherwise transferred by each holder of exchange notes without further compliance with the registration and prospectus delivery provisions of the Securities Act, so long as the holder:

  .  is acquiring the exchange notes in the ordinary course of its business;

  . is not participating in, and does not intend to participate in, a distribution of the exchange notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act; and

  . is not an "affiliate" of ours. An affiliate is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, us.

   The previous paragraph does not apply to:

  . a broker-dealer who acquires the initial notes directly from us for resale under Rule 144A under the Securities Act or any other available exemption under the Securities Act; and

  . any holder that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, us.

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

   By tendering the initial notes in exchange for exchange notes, each holder, other than a broker-dealer, will be required to make representations that it complies with the conditions contained in the preceding two paragraphs. If a holder of initial notes is our affiliate or is participating in or intends to participate in, a distribution of the exchange notes, or has any arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired in these exchange offers, the holder may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the SEC. That holder will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

   Each broker-dealer that acquired initial notes for its own account as a result of market-making activities or other trading activities and that receives exchange notes in connection with the exchange offer may be deemed to be an underwriter within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by acknowledging that a prospectus must be delivered and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. The SEC has taken the position that those broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the initial notes) with this prospectus, as it may be amended or supplemented from time to time. We have agreed that we will make this prospectus available for this purpose to any broker-dealer for a period of 90 days after the consummation of the exchange offer. Please refer to the section in this prospectus entitled "Plan of Distribution."

Shelf Registration Statement

   Under the registration rights agreement, we have agreed to file a shelf registration statement, which may be an amendment to the exchange offer registration statement, on or prior to 60 days after such filing obligation arises, and to use our best efforts to cause such shelf registration statement to become effective on or prior to 90 days after the deadline for filing the shelf registration statement, if:

  .  the exchange offer is not permitted by applicable law;

  . the exchange offer is not consummated no later than December 15, 2001, which is 180 days after the date of issuance of the initial notes;

  . any holder of transfer restricted securities notifies us within 20 business days following the deadline for consummation of the exchange offer that such holder;

    . was prohibited by law or SEC policy from participating in the exchange offer;

    . may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder; or

    . is a broker-dealer and holds notes acquired directly from us or any of our affiliates; or

  .  a holder of notes issued in a private exchange so requests.

   In connection with any such required shelf registration statement, we have agreed, subject to customary exceptions to use our best efforts to keep the shelf registration statements continuously effective for a period of at least two years, or such shorter period as will terminate when all transfer restricted securities covered by the shelf registration statement have been sold pursuant to such registration. We also have agreed to take various other actions to permit unrestricted resales of the notes under the shelf registration statement. We and the selling holders may be subject to civil liability under the Securities Act in connection with resales of exchange notes under the shelf registration statement. Under the registration rights agreement, we and the selling holders have agreed to be subject to customary indemnification and contribution obligations will respect to such liability.

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

   Under the registration rights agreement, we have agreed to pay liquidated damages if;

  . any registration statement required under the registration rights agreement is not filed on or prior to the applicable filing deadline;

  . any such registration statement has not been declared effective on or prior to the applicable effectiveness deadline;

  . the exchange offer has not been consummated on or prior to the consummation deadline; or

  . any registration statement required under the registration rights agreement is filed and declared effective but thereafter ceases to be effective or fails to be usable for its intended purpose without being succeeded immediately by a post-effective amendment to such registration statement that cures such failure and that is itself declared effective immediately.

   Liquidated damages will accrue from the date of such default on the principal amount of the notes at a rate of .25% per annum for the first 90-day period immediately following the occurrence of such a default, increasing by an additional .25% per annum with respect to each subsequent 90-day period until all such defaults have been cured, up to a maximum amount of liquidated damages of 1.0% per annum. Upon the cure of all such defaults, liquidated damages cease to accrue. Liquidated damages are payable in the manner provided for the payment of interest in the indenture governing the notes.

   Holders of notes will be required to furnish information to be used in connection with any shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and to receive liquidated damages as described above.

Terms of the Exchange Offer

 Expiration Date; Extensions; Amendments; Termination

   The exchange offer will expire at 5:00 p.m., London time, on      , 2001,
unless we extend it in our reasonable discretion. The expiration date of the exchange offer will be at least 30 calendar days after the commencement of the exchange offer in accordance with our registration rights agreement.

   To extend the expiration date, we will need to notify the exchange agent of any extension by oral, promptly confirmed in writing, or written notice. We will also need to notify the holders of the initial notes by mailing an announcement or by means of a press release or other public announcement communicated, unless otherwise required by applicable law or regulation, before 9:00 a.m., London time, on the next business day after the previously scheduled expiration date.

   We expressly reserve the right, subject to the terms of the registration rights agreement:

  . to delay acceptance of any initial notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of initial notes not previously accepted, by giving oral or written notice of this delay, extension or termination to the exchange agent, or

  .  to amend the terms of the exchange offers in any manner.

   If we amend the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the initial notes of this amendment, including providing public announcement, or giving oral or written notice to the holders of the initial notes. A material change in the terms of the exchange offer could include, among other things, a change in the timing of the exchange offer, a change in the exchange agent, and other similar changes in the terms of the exchange offer. If any material change is made to terms of the exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement of which this prospectus is a part and will distribute an amended or supplemented prospectus to each registered holder of initial notes.

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

 Interest on the Exchange Notes

   The exchange notes will bear interest from June 18, 2001 payable semiannually in arrears on January 1 and July 1 of each year, commencing on January 1, 2002, at the rate of 9 3/4%per annum. Holders of initial notes whose initial notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the initial notes accrued from June 18, 2001 until the date of the issuance of the exchange notes. Consequently, holders who exchange their initial notes for exchange notes will receive the same interest payment on January1, 2002, which is the first interest payment date with respect to the initial notes and the exchange notes that they would have received had they not accepted the exchange offer.

 Procedures for Tendering

   To tender initial notes in the exchange offer, a holder must effect the tender pursuant to the standard operating procedures of Euroclear or Clearstream, Luxembourg, as the case may be, for book-entry transfers, prior to 5:00 p.m., London time.

   Any financial institution that is a participant in the Euroclear or Clearstream, Luxembourg system, as the case may be, may make book-entry delivery of the initial notes by causing Euroclear or Clearstream, Luxembourg to transfer those initial notes in accordance with Euroclear or Clearstream, Luxembourg standard procedures for the transfer. In lieu of deliver a letter of transmittal to the exchange agent, a computer-generated message, in which the holder of the initial notes acknowledges and agrees to be bound by the terms of the letter of transmittal, must be transmitted and received or confirmed by Euroclear or Clearstream, Luxembourg, as the case may be, prior to 5:00 p.m., London time, on the expiration date.

   The tender by a holder of initial notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

   Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect tenders for them.

   The method of delivery of initial notes and the letters of transmittal and all other required documents, to the relevant exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No letter of transmittal or initial notes should be sent to us.

   Only a holder of initial notes may tender such initial notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose initial notes are held of record by Euroclear or Clearstream, Luxembourg, who desires to deliver the initial notes by book-entry transfer at Euroclear or Clearstream, Luxembourg, as the case may be.

   Any beneficial holder whose initial notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his behalf. If the beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the letter of transmittal and delivering his initial notes, either make appropriate arrangements to register ownership of the initial notes in the holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm or a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the U.S. Exchange Act, unless the initial notes tendered pursuant to the that letter of transmittal are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" on the letter of transmittal or
(ii) for the account of an eligible guarantor institution.

   If the letter of transmittal is signed by a person other than the registered holder of any initial notes listed on it, the initial notes must be endorsed or accompanied by appropriate bond powers which authorize that person to tender the initial notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the initial notes.

   If the letter or transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity those persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of the authority to so act must be submitted with the letter of transmittal.

   All the questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of the tendered initial notes will be determined by us in our sole discretion, which determinations will be final and binding. We reserve the absolute right to reject any and all initial notes not validly tendered or any initial notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular initial notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. Neither us, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of initial notes nor shall any of them incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until any irregularities have been cured or waived. Any notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of the initial notes unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

   In addition, we reserve the right in our sole discretion to

  (a) provide or make offers for any initial notes that remain outstanding subsequent to the expiration date, or, as set forth under "-- Termination," to terminate the exchange offer; and

  (b) to the extent permitted by applicable law, purchase initial notes in the open market, in privately negotiated transactions or otherwise.

   The terms of any of these purchases or offers may differ from the terms of the exchange offer.

   By tendering, each holder of initial notes will represent to us that, among other things, the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not such person is the holder, that neither the holder nor any other person has an arrangement or understanding with any person to participate in the distribution of the exchange notes and that neither the holder nor the person is an "affiliate" of ours within the meaning of Rule 405 under the U.S. Securities Act.

 Withdrawal of Tenders

   Except as otherwise provided in this prospectus, tenders of initial notes may be withdrawn at any time prior to 5:00 p.m., London time on the expiration date unless previously accepted for exchange.

   To withdraw a tender of notes in the exchange offer, a notice of withdrawal must be transmitted to Euroclear and Clearstream, Luxembourg, as the case may be, in accordance with the standard operating

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

procedures of Euroclear or Clearstream, Luxembourg, as the case may be, prior to 5:00 p.m. London time, on the business day prior to the expiration date and prior to acceptance for exchange by us. Any notice of withdrawal must

  (1) specify the name of the person having deposited the initial notes to be withdrawn;

  (2) identify the initial notes to be withdraw, including the certificate number or numbers and principal amount of the initial notes;

  (3) be signed by the depositor in the same manner as the original signature on the letter of transmittal by which the initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfers sufficient to permit the trustee with respect to the initial notes to register the transfer of initial notes in to the name of the depositor withdrawing the tender; and

  (4) specify the name in which the initial notes are to be registered, if different from that of the depositor.

   All questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices will be determined by us, whose determination shall be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no notes will be issued with respect thereto unless the initial notes so withdrawn are validly tendered. Any initial notes that have been tendered but that are not accepted for exchange will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn initial notes may be tendered by following one of the procedures for tendering described above at any time prior to the expiration date.

 Termination

   Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any initial notes not accepted for exchange, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the initial notes if:

  (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

  (2) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the Staff of the SEC or court of competent jurisdiction in a manner, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.

   If we determine that we may terminate the exchange offer, as set forth above, we may:

  (1) refuse to accept any initial notes and return any initial notes that have been tendered to the holders of these initial notes;

  (2) extend the exchange offer and retain all initial notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders of tendered initial notes to withdraw their tendered initial note; or

  (3) waive such termination event with respect to the exchange offer and accept all properly tendered initial notes that have not been withdrawn.

   If the waiver constitutes a material change in the exchange offer, we will disclose that change by means of a supplement to this prospectus that will be distributed to each registered holder of initial notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during such period.

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

 Exchange Agent

   We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct all questions and requests for assistance or additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

     By Mail:

                              The Bank of New York
                         Corporate Trust Administration
                               Lower Ground Floor
                                30 Cannon Street
                                London EC4M 6XH
                              Attn: Julie McCarthy

     By Overnight Courier and By Hand after 4:30 p.m. on the expiration date:

                              The Bank of New York
                         Corporate Trust Administration
                               Lower Ground Floor
                                30 Cannon Street
                                London EC4M 6XH

                           By Hand before 4:30 p.m.:

                              The Bank of New York
                         Corporate Trust Administration
                               Lower Ground Floor
                                30 Cannon Street
                                London EC4M 6XH

           Facsimile Transmission: 44-20-7964-6369 or 44-20-7964-6513
                           Attention: Julie McCarthy
                     Confirm by Telephone: 44-20-7964-6513

 Fees and Expenses

   The expenses soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by officers and regular employees of our and our affiliates in person, by telegraph or telephone.

   We will not make any payment to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the solicitation. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and in handling or forwarding tenders for exchange.

   We will pay expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and the trustee and accounting and legal fees.

   Your Failure to Participate in the Exchange Offers Will Have Adverse Consequences. You should refer to the section of this prospectus entitled "Risk Factors--Your failure to participate in the exchange offers will have adverse consequences."

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

                       Description of the Exchange Notes

   We will issue the exchange notes under an indenture dated as of June 18, 2001 (the "Indenture") between Antenna and The Bank of New York, as trustee (the "Trustee"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). A copy of the Indenture is available from the Exchange Agent upon request. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

   Unless otherwise specifically indicated, all references in this section to "Antenna" are to Antenna TV S.A., a Greek societe anonyme, and not to any of its Subsidiaries.

General

   The Notes are limited to (Euro)250,000,000 in aggregate principal amount, of which (Euro)150,000,000 will be issued in the exchange offer. Additional Notes may be issued from time to time subject to the limitations set for thereunder "--Certain Covenants--Limitation on Additional Indebtedness." The Notes will be issued only in registered form, without coupons, in denominations of
(Euro)1,000 principal amount and integral multiples of (Euro)1,000. Initially, the Notes will be issued in the form of one or more global notes. See "--Form of the Notes, Clearance and Settlement." Principal of and interest on the Notes will be payable at the office or agency of the Trustee in The City of New York or Luxembourg, as applicable, maintained for such purposes. No service charge will be made for any registration of transfer or exchange of the Notes, but Antenna may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

   Notes that remain outstanding after the completion of the Exchange Offer, if any, together with the Exchange Notes issued in connection with the Exchange Offer will be treated as a single class of securities under the Indenture.

   The Notes will be unsecured senior obligations of Antenna and will mature on July 1, 2008. The Notes will bear interest from the date of issuance at the rate per annum set forth on the cover page hereof payable in cash semiannually in arrears on each January 1 and July 1, commencing January 1, 2002 to Holders of record of the Notes at the close of business on the next preceding June 15 and December 15. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will continue to accrue at the above rate.

Paying Agent

   Antenna has appointed The Bank of New York, as transfer agent and as paying agent in respect of the Global Notes (the "Principal Paying Agent"), and Banque Internationale a Luxembourg, as paying agent in Luxembourg (the "Luxembourg Paying Agent"). The Principal Paying Agent and the Luxembourg Paying Agent are collectively referred to herein as the "Paying Agents." Antenna has undertaken to ensure that for as long as any Notes are outstanding there will always be a transfer agent and a paying agent to perform the functions assigned to them in the Indenture. Antenna may, at its option, appoint additional paying agents and/or replace the current paying agents to the extent it deems it necessary or appropriate.

Luxembourg Listing

   Application has been made to list the Notes on the Luxembourg Stock Exchange. So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, a Paying Agent will be maintained in Luxembourg at all times that payments are required to be made in respect

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

of the Notes. So long as the Notes are listed on the Luxembourg Stock Exchange, any change in the Paying Agents shall be notified to Holders in accordance with the procedures described in "--Notices."

Additional Amounts

   All payments made by Antenna under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the government of the Hellenic Republic or of any prefecture or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter, "Taxes"), unless Antenna is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If Antenna is required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, Antenna will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted, provided that no Additional Amounts will be payable with respect to any Tax imposed, levied, payable or due (i) by reason of the Holder's or beneficial owner's present or former connection with the Hellenic Republic or any prefecture or territory thereof, other than through the mere receipt or holding of Notes or by reason of the receipt of payments thereunder, (ii) by reason of the failure of the Holder or beneficial owner of Notes to satisfy any certification, identification, information or other reporting requirements which the Holder or such beneficial owner is legally required to satisfy, or
(iii) by reason of the presentation (where presentation is required in order to receive payment) of such Notes for payment more than 30 days after the date such payment became due and payable or was duly provided for under the terms of the Notes, whichever is later. Antenna's obligation to pay Additional Amounts shall not apply with respect to (x) any estate, inheritance, gift, sales, transfer, personal property or similar Taxes; (y) any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes; or (z) Taxes imposed on or with respect to any payment by Antenna if the beneficial owner of, or person ultimately entitled to obtain an interest in, the Notes had been the Holder thereof and such beneficial owner would not have been entitled to the payment of Additional Amounts by reason of clause (i), (ii) or (iii) above. Antenna will also (i) make such withholding or deduction compelled by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Indenture will further provide that, if Antenna conducts business in any jurisdiction (the "Taxing Jurisdiction") other than the Hellenic Republic in a manner which causes Holders to be liable for taxes on payments under the Notes for which they would not have been so liable but for such conduct of business in the Taxing Jurisdiction, the provision of the Notes described above shall be considered to apply to such Holders as if references in such provision to "Taxes" included taxes imposed by way of deduction or withholding by such Taxing Jurisdiction. The Indenture will provide that Antenna will not take any action or fail to act in any manner which will have the effect of requiring the payment of any Additional Amounts such that it may exercise its option to effect a Tax Redemption (as defined); provided, however, that Antenna and its Subsidiaries will not be required to change their jurisdiction of conformation or alter their operations in any manner and will not be required to take any other unreasonable act thereunder.

   Whenever in the Indenture or in this "Description of the Notes" there is mentioned, in any context the payment of principal interest, if any, or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context Additional Amounts are, were or would be payable in respect thereof.

Redemption

   Optional Redemption. Except as set forth in the following two paragraphs, the Notes will not be redeemable at the option of Antenna prior to July 1, 2005. Thereafter, the Notes will be redeemable, in whole or in part, at any time and from time to time, at the option of Antenna upon not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 1 of the years set forth below:

                                                                      Redemption
Year                                                                    Price
----                                                                  ----------
2005.................................................................  104.875%
2006.................................................................  102.438%
2007 and thereafter..................................................  100.000%

   Optional Redemption upon Public Equity Offerings. At any time, and from time to time, prior to July 1, 2004, Antenna may, at its option, use the Net Proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the Notes at a redemption price equal to 109.75% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, provided, that at least 65% of the principal amount of Notes originally issued remain outstanding immediately after any such redemption. For purposes of determining whether the condition in the proviso is satisfied, Notes owned by Antenna or any of its Affiliates shall be deemed not to be outstanding. Antenna must make such redemption not more than 90 days after receipt of the proceeds of any such Public Equity Offering.

   As used in the preceding paragraph, "Public Equity Offering" means a public offering of Common Stock (other than Disqualified Capital Stock) of Antenna which is either (i) undertaken pursuant to a registration statement filed with the Commission in accordance with the Securities Act or (ii) registered with the Greek Capital Markets Commission and listed on the Athens Stock Exchange.

   Redemption for Changes in Greek Withholding Tax. The Notes will be subject to redemption as a whole, but not in part, at the option of Antenna (a "Tax Redemption") at any time upon not less than 30 nor more than 60 calendar days' notice mailed to each Holder of Notes to be redeemed, at 100% of the principal amount thereof on the date of redemption, together with accrued and unpaid interest thereon, if any, to the redemption date, in the event Antenna has become or would be obligated to pay, on any date on which any amount would be payable with respect to the Notes, any material Additional Amount as a result of any change in or amendment to the laws or treaties (including any regulation or ruling promulgated thereunder) of the Hellenic Republic (or any prefecture, territory or taxing authority thereof or therein), or any change in or amendment to any official position or administration or assessing practices regarding the application or interpretation of such laws, treaties, rulings or regulations, which change or amendment is announced or becomes effective on or after the Issue Date; provided, that the Notes will not be subject to a Tax Redemption in the event of any change in or amendment to Law No. 128 of 1975 or in the application or interpretation thereof that results in the imposition of any Tax not exceeding 0.6% per annum of the aggregate outstanding principal amount of the Notes; and provided, further, that, prior to any such Tax Redemption, Antenna will use reasonable efforts to cause the reduction or elimination of the obligation to pay any such material Additional Amounts. Notice of a Tax Redemption will be published in accordance with the procedures described under "--Notices."

   Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate; provided, that no Note of (Euro)1,000 principal amount or less shall be redeemed in part. Notwithstanding the foregoing, any redemption following a Public Equity Offering will be made on a pro rata or on as nearly a pro rata basis as practicable. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 calendar days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption of the Notes will be published in accordance with the procedures described under "--Notices." If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new
Note in a principal amount equal to the

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

unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

Change of Control

   Upon the occurrence of a Change of Control, Antenna will notify the Holders in writing of such occurrence and will make an offer to purchase (the "Change of Control Offer"), on a Business Day (the "Change of Control Payment Date") not later than 60 Business Days following the Change of Control, all Notes then outstanding at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the Change of Control Payment Date. All Notes properly tendered pursuant to such Change of Control Offer and not withdrawn pursuant thereto will be purchased on the Change of Control Payment Date.

   Notice of a Change of Control Offer will be given by Antenna to the Holders not less than 30 calendar days nor more than 60 calendar days before the Change of Control Payment Date. Notice of a Change of Control Offer will be published in accordance with the procedures described under "--Notices." The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date. Holders electing to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Trustee at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date. Holders will be entitled to withdraw their tendered Notes and their election to require Antenna to purchase such Notes; provided that the Trustee receives, no later than the close of business on the last day of the offer period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase and a statement that such Holder is withdrawing his tendered Notes and his election to have such Notes purchased. Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to (Euro)1,000 in principal amount or an integral multiple thereof. Unless Antenna defaults in the payment of the Change of Control payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date. Any Note not properly tendered will remain outstanding and continue to accrue interest.

   Antenna will comply with any tender offer rules under the Exchange Act which may then be applicable, including, but not limited to, Rule 14e-1 thereunder, and any other applicable laws, rules and regulations, in connection with any Change of Control Offer. To the extent that the provisions of any United States federal or state securities laws and regulations conflict with the "Change of Control" provisions of the Indenture, Antenna will comply with such applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

   Further Indebtedness of Antenna may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover the exercise by the Holders of their right to require Antenna to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Antenna. Finally, Antenna's ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by Antenna's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

   The existence of a Holder's right to require Antenna to repurchase such Holder's Notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire Antenna in a transaction that could result in a Change of Control.


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

Ranking

   Indebtedness of Antenna evidenced by the Notes will be senior obligations of Antenna. The Notes will rank senior in right of payment to all existing and future subordinated Indebtedness of Antenna and will rank pari passu in right of payment with all other existing or future Indebtedness of Antenna, including the Existing Notes, that is not by its terms subordinate to the Notes. Notwithstanding the foregoing however, the Notes will be effectively subordinated to all secured Indebtedness of Antenna to the extent of the value of the assets securing such Indebtedness and will be effectively subordinated to all Indebtedness and other obligations of Antenna's Subsidiaries.

   The Notes will rank pari passu among themselves.

   The Notes will not be guaranteed by or otherwise be obligations of any Subsidiary of Antenna.

Provision For Financial Information

   The Indenture provides that Antenna shall deliver to the Trustee within 15 calendar days after the filing of the same with the Commission, copies of the quarterly and annual reports and other reports, if any, which Antenna is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, at all times when Antenna is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Antenna will nonetheless file with the Commission, to the extent permitted, and nonetheless provide the Trustee with such quarterly and annual reports and other reports specified for a foreign private issuer in Sections 13 and 15(d) of the Exchange Act. Such information shall include annual reports containing consolidated financial statements and notes thereto (prepared in accordance with U.S. GAAP, together with a report thereon expressed by an independent accounting firm and management's discussion and analysis of financial condition and results of operations as well as quarterly reports containing unaudited condensed consolidated financial statements (prepared in accordance with U.S. GAAP) and management's discussion and analysis of financial condition and results of operations for the first three quarters of each fiscal year. Antenna will also comply with the other provisions of Trust Indenture Act (S) 314(a).

Notices

   All notices will, if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange so require, be published in a daily newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort). For Notes which are represented by global certificates held on behalf of Euroclear or Clearstream Banking, notices may be given by delivery of the relevant notices to Euroclear or Clearstream Banking for communication to entitled account holders in substitution for the aforesaid publication. If and so long as the Notes are listed on any other securities exchange, notices will also be given in accordance with any applicable requirements of such securities exchange.

Governing Law

   The Indenture is and the Notes will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

Enforceability of Judgments

   Service of process upon Antenna in an action to enforce the Indenture or the Notes may be obtained within the United States by service upon the Trustee or CT Corporation System, Antenna's designated agent. Since substantially all of Antenna's assets are outside the United States, any judgment obtained in the United States against Antenna, including judgments with respect to the payment of principal, premium, if any, and interest on the Notes, may not be collectible within the United States.

   Although Antenna has agreed under the terms of the Indenture to accept service of process in the United States by an agent designated for such purpose, it may not be possible for investors to (i) effect service of process within the United States upon Antenna's officers and directors and (ii) realize in the United States upon judgments against such persons obtained in such courts predicated upon civil liabilities of such persons, including any judgments predicated upon United States federal securities laws, to the extent such judgments exceed such person's United States assets. Antenna has been advised by Constantine Xydias & Partners, Greek counsel to Antenna, that strict conditions apply to, and, consequently, there is doubt whether Greek courts would apply, the civil liability provisions of the U.S. federal securities laws in original actions in Greek courts. Constantine Xydias & Partners has also advised that there is doubt whether Greek courts would enforce a judgement of a U.S. court based solely upon the civil liability provisions of the U.S. federal securities laws. See also "Enforceability of Civil Liabilities."

Consent to Jurisdiction and Service

   The Indenture provides that Antenna will appoint CT Corporation System as Antenna's agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes brought in any United States federal or state court located in The City of New York and submit to such jurisdiction.

Certain Covenants

   Set forth below are certain covenants which are contained in the Indenture.

   Limitation on Additional Indebtedness. The Indenture provides that Antenna will not, and will not permit any of its Subsidiaries to, create, incur, assume, issue, guarantee or in any manner become, directly or indirectly, liable for or with respect to the payment of ("incur"), any Indebtedness, including, without limitation, any Acquired Indebtedness, except for Indebtedness falling within at least one of the following categories:

      (a) Indebtedness under the Notes and the Indenture in the aggregate principal amount of (Euro)150,000,000;

      (b) Indebtedness of Antenna and its Subsidiaries outstanding on the Issue Date after giving effect to the application of the proceeds from the sale of the Notes;

      (c) Indebtedness of Antenna and its Subsidiaries under one or more Bank Credit Agreements in an aggregate principal amount at any one time outstanding not to exceed (Euro)40,000,000;

      (d) Indebtedness of Antenna, if at the time of incurrence and after giving effect thereto, no Default or Event or Default exists and Antenna's Fixed Charge Coverage Ratio would have been at least 2.0 to 1;

      (e) Indebtedness of Antenna or any of its Subsidiaries, not to exceed
  (Euro)10,000,000 in aggregate principal amount at any one time outstanding, incurred in connection with or arising out of Capitalized Lease Obligations or purchase money Indebtedness;

      (f) obligations under Interest Rate Protection Obligations and Currency Protection Obligations incurred in the ordinary course of business to the extent that such obligations have been entered into for bona fide hedging purposes and not for speculation or other purposes; provided, that, with respect to Interest Rate Protection Obligations, the notional principal amount of such Indebtedness does not exceed, at the time of the incurrence of such Indebtedness, the principal amount of Indebtedness to which such Interest Rate Protection Obligations relate;

      (g) replacements, renewals, refinancings and extensions of the Indebtedness incurred under the immediately preceding clauses (b) or (d); provided, that (x) any such replacement, renewal, refinancing or extension is scheduled to mature either (a) no earlier than the Indebtedness being replaced, renewed, refinanced or extended, or (b) after the maturity date of the Notes, (y) the portion, if any, of such replacement, renewal, refinancing or extension that is scheduled to mature on or prior to the maturity date of the Notes has a weighted average life to maturity at the time such Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being replaced, renewed, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, and (z) any such replacement, renewal, refinancing or extension shall not exceed the principal amount (plus accrued interest and prepayment premium, if any) of the Indebtedness being replaced, renewed, refinanced or extended plus the amount of reasonable fees incurred to incur such debt;

      (h) Indebtedness of Antenna owing to and held by any Subsidiary of Antenna or Indebtedness of a Subsidiary owing to and held by Antenna or any other Subsidiary of Antenna, provided, however, that any subsequent transfer or any other event which results in any such Subsidiary ceasing to be a Subsidiary of Antenna or any subsequent transfer of any such Indebtedness (except to Antenna or another Subsidiary) would be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof;

      (i) Indebtedness not to exceed (Euro)500,000 at any time outstanding incurred by Antenna or any of its Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 calendar days following such incurrence;

      (j) guarantees by Antenna of Indebtedness of one or more Persons engaged in the media and entertainment businesses and businesses reasonably related thereto and with whom Antenna has a cooperation agreement in an aggregate principal amount at any one time outstanding pursuant to this clause (j) not to exceed (Euro)10,000,000; and

      (k) Indebtedness not otherwise permitted to be incurred pursuant to clauses (a) through (j) above, which, together with any other outstanding Indebtedness incurred pursuant to this clause (k) has an aggregate principal amount not in excess of (Euro)10,000,000 at any one time outstanding.

   Antenna will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of Antenna unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes pursuant to subordination provisions that are substantively identical to the subordination provisions of such Indebtedness (or such agreement) that are most favorable to the holders of any other Indebtedness of Antenna.

   Indebtedness shall be deemed to have been incurred by the survivor of a merger, at the time of such merger, and with respect to an acquired Subsidiary, at the time of such acquisition.

   Limitation on Investments, Loans and Advances. The Indenture provides that Antenna will not, and will not permit any of its Subsidiaries to, make any capital contributions, advances or loans to, or investments in (including by way of guarantee) or purchases of Capital Stock or other securities of any Person (collectively, "Investments"), except: (i) Investments by Antenna in or to any Subsidiary of Antenna and Investments by a Subsidiary of Antenna in or to Antenna or a Subsidiary of Antenna (or a person who becomes a Subsidiary as a result of such Investment or who merges or consolidates into Antenna or a Subsidiary of Antenna); provided, that Antenna will not transfer to any of its Subsidiaries or such Person broadcast assets (other than transfers of inventory in the ordinary course of business), or proceeds from the sale of broadcast assets to third parties except in a transaction that complies with the "-- Disposition of Proceeds of Asset Sales" covenant; (ii) Investments represented by accounts receivable created or acquired in the ordinary course of business and Investments received in respect thereof upon the bankruptcy, reorganization or insolvency of the payor; (iii) Investments under or pursuant to Interest Rate Protection Obligations or Currency Protection Obligations, in each case, entered into for hedging and not for speculative purposes; (iv) the making of Investments in joint ventures, partnerships or Persons that are not Subsidiaries of Antenna (a) in which Antenna owns not less than

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

20% of the Capital Stock (including not less than 20% of the voting power of the Common Stock) of such Person and otherwise Antenna has the right to designate a majority of the directors of the board of directors (or such similar governing body) entitled to vote on all matters of general corporate governance of such Person, in an amount not to exceed (Euro)20,000,000 at any one time outstanding, plus (b) investments in an entity or entities that own or operate a digital satellite platform to distribute programming content in Greece, in an amount not to exceed (Euro)30,000,000 at any one time outstanding, plus (c) such that after giving effect thereto, the aggregate amount of such Investments made after the Issue Date, less any amounts received in cash as a return of capital or income with respect to any such Investment (but not in excess of the amount of the initial Investment), would not exceed
(Euro)10,000,000; provided, that any such Investment pursuant to clause (a),
(b) or (c) above may be made solely in a business related to Antenna's business; (v) Investments in another Person which were received as consideration for an Asset Sale in accordance with the "--Disposition of Proceeds of Asset Sales" covenant, (vi) Investments in Cash Equivalents; (vii) Investments permitted to be made in accordance with the "--Limitation on Restricted Payments" covenant; (viii) advances to employees in the ordinary course of business not in excess of (Euro)1,000,000 at any one time outstanding; (ix) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; (x) Investments the payment for which consists exclusively of Capital Stock (excluding Disqualified Capital Stock) of Antenna; (xi) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of
(a) the second paragraph of the covenant described under "--Limitations on Transactions with Affiliates" (except transactions described in clause (iii) of such paragraph) or (b) clause (j) of the covenant described under "--Limitation on Additional Indebtedness;" and (xii) an Investment in a joint venture, other entity or Person that is not a Subsidiary of Antenna, the consideration of which consists of Antenna's publishing business; provided that (a) such joint venture or other entity is primarily engaged in the publishing business and (b) Antenna has the right to designate the majority of the board of directors (or similar governing body) entitled to vote on all matters of general corporate governance of such Person.

   Limitation on Restricted Payments. The Indenture provides that Antenna will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment, unless:

      (a) no Default or Event of Default will have occurred and be continuing at the time of or after giving effect to such Restricted Payment,

      (b) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (1) 50% of Antenna's cumulative Consolidated Net Income (or in the event such cumulative Consolidated Net Income is a deficit, minus 100% of such deficit) from the Issue Date, (2) 100% of the aggregate Net Proceeds received by Antenna (other than from a Subsidiary of Antenna) as a capital contribution to the common equity of Antenna after the Issue Date and from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock) of Antenna (excluding any such Net Proceeds received from issuances and sales financed directly or indirectly using funds borrowed from Antenna or any Subsidiary of Antenna, until and to the extent such borrowing is repaid) or any Indebtedness or other securities of Antenna convertible into or exercisable for Capital Stock (other than Disqualified Capital Stock) of Antenna which has been so converted or exercised, as the case may be and (3)
  (Euro)5,000,000; and

      (c) at the time of such Restricted Payment, Antenna could incur
  (Euro)1.00 of additional Indebtedness pursuant to clause (d) of the "-- Limitation on Additional Indebtedness" covenant.

   For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

   The provisions of this covenant will not prohibit the following (each, a "Permitted Payment"): (i) the payment of any dividend within 60 calendar days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture, (ii) the payment, defeasance, purchase, redemption, prepayment, acquisition or retirement of any Capital Stock of Antenna or Indebtedness of Antenna that is subordinate in right of payment to the Notes, by conversion into or by an exchange for, Capital Stock of Antenna that is not Disqualified Capital Stock or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of Antenna and other than such issuances or sales financed directly or indirectly by Antenna or its Subsidiaries except to the extent such financing has been repaid) of other Capital Stock (other than Disqualified Capital Stock) of Antenna; provided, that such proceeds are not included in paragraph (b) above, (iii) the redemption or retirement of Indebtedness of Antenna that is subordinate in right of payment to the Notes in exchange for, by conversion into, or out of the Net Proceeds of, a substantially, concurrent sale of Indebtedness of Antenna (other than to a Subsidiary of Antenna) that is contractually subordinated in right of payment to the Notes and that is permitted to be incurred in accordance with clause (g) of the "--Limitation on Additional Indebtedness" covenant, (iv) purchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof, (v) at any time while Antenna's Common Stock is listed on the Athens Stock Exchange, so long as no Default shall have occurred and be continuing, dividends on such Common Stock in an amount mandated by applicable law, and (vi) any required purchase of subordinated Indebtedness in connection with a change of control, provided that any such change of control also constitutes a Change of Control under the Indenture; provided, however, that such purchase shall only be made after Antenna has first satisfied its obligations under the Change of Control provisions of the Indenture.

   In determining the amount of Restricted Payments permissible under clause
(b) above, amounts expended pursuant to clauses (i), (iv), (v) and (vi) in the preceding paragraph shall be included, but without duplication, as Restricted Payments.

   Limitation on Liens. The Indenture provides that Antenna will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) of any kind upon any of its property or assets now owned or hereafter acquired by it unless the Notes are equally and ratably secured by such Lien; provided, that if the Indebtedness secured by such Lien is subordinate or junior in right of payment to the Notes then the Lien securing such Indebtedness shall be subordinate or junior in priority to the Lien securing the Notes at least to the same extent as such Indebtedness is subordinate or junior to the Notes.

   Limitation on Sale-Leaseback Transactions. The Indenture provides that Antenna will not, and will not permit any of its Subsidiaries to, enter into, renew or extend any Sale-Leaseback Transaction unless (i) (a) after giving effect to such Sale-Leaseback Transaction on a pro forma basis, Antenna is in compliance with the "--Limitation on Liens" covenant and could incur Indebtedness pursuant to the "--Limitation on Additional Indebtedness" covenant at least equal in amount to the Attributable Debt associated with such Sale-Leaseback Transaction, and (b) the sale price in such Sale-Leaseback Transaction is at least equal to the Fair Market Value of such property, and Antenna or such Subsidiary shall apply the Net Asset Sale Proceeds of such sale in the manner provided under the "--Disposition of Proceeds of Asset Sales" covenant below, or (ii) the lease is between Antenna and a Wholly-Owned Subsidiary of Antenna or between Wholly-Owned Subsidiaries of Antenna.

   Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that Antenna will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective or enter into any agreement with any Person that would cause any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Antenna to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits owned by Antenna or a Subsidiary of Antenna, (b) make any loans or advances to or pay any Indebtedness owed to, Antenna or any Subsidiary of Antenna or (c) transfer any of its properties or assets to Antenna or to any Subsidiary of Antenna, except for (i) encumbrances or restrictions existing under or contemplated by or by reason of the Notes and the Indenture, (ii) encumbrances or restrictions existing under or contemplated by agreements as in effect on the Issue Date,
(iii) encumbrances or restrictions with respect to a Person that is not a Subsidiary of Antenna on the Issue Date, in existence at the time such Person becomes a Subsidiary of Antenna (but not created in contemplation of such Person becoming such a

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Subsidiary), (iv) encumbrances or restrictions existing under or by reason of applicable law, (v) encumbrances or restrictions existing under or by reason of customary non-assignment provisions of agreements entered into in the ordinary course of business and consistent with past practices, (vi) encumbrances or restrictions existing by reason of any Lien permitted under the "--Limitations on Liens" covenant, (vii) encumbrances or restrictions existing under any agreement for the sale of assets of Antenna or any Subsidiary of Antenna, or the Capital Stock of any Subsidiary of Antenna, (viii) encumbrances or restrictions existing under any agreement that refinances, replaces, renews or extends an agreement containing a restriction permitted by clause (i), (ii) or
(iii) above; provided, that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the Holders than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced, or (ix) in the case of (c) above, encumbrances or restrictions that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, arising by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or asset of Antenna or any Subsidiary not otherwise prohibited by the terms of the Indenture or arising from or agreed to in the ordinary course of business that, in such case, does not individually or in the aggregate, detract from the value of property or assets of Antenna or any Subsidiary in any manner material to Antenna and its Subsidiaries, taken as a whole.

   Disposition of Proceeds of Asset Sales. The Indenture provides that Antenna will not, and will not permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale unless (i) the consideration received in respect of such Asset Sale is at least equal to the Fair Market Value of the assets subject to such Asset Sale and (ii) at least 75% of the value of the consideration therefrom received by Antenna or such Subsidiary is in the form of (A) cash or Cash Equivalents, (B) assets to be owned by and used in the business of Antenna or any of its Subsidiaries or (C) the assumption by the person acquiring the assets in such Asset Sale of Indebtedness of Antenna or any of its Subsidiaries with the effect that none of Antenna or any of its Subsidiaries will have any obligation with respect to such Indebtedness. Antenna or the applicable Subsidiary, as the case may be, will either (x) within 270 calendar days apply the Net Asset Sale Proceeds from such Asset Sale to permanently repay Indebtedness under a Bank Credit Agreement, including a permanent reduction in any related loan commitment thereunder, and, to the extent required, to tender for and repurchase any Existing Notes or (y) commit within 270 calendar days of such Asset Sale to apply the Net Asset Sale Proceeds from such Asset Sale, and within 360 calendar days thereof (the "Reinvestment Date") apply such Net Asset Sale Proceeds, to invest in a Permitted Related Investment or (z) apply any Net Asset Sale Proceeds from any Asset Sale that are not applied pursuant to clause (x) or (y) above (such amounts, "Excess Proceeds") as provided below.

   When the aggregate amount of Excess Proceeds equals or exceeds
(Euro)5,000,000, Antenna will make an offer to purchase (an "Asset Sale Offer") ratably from all Holders of the Notes and all holders of notes of Antenna which rank pari passu with the Notes and which notes require an equivalent asset sale offer (the "Other Notes"), not more than 60 calendar days thereafter (the "Excess Proceeds Payment Date") that portion of outstanding Notes and Other Notes purchasable with such Excess Proceeds, at a price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the purchase date. To the extent that the Asset Sale Offer is not fully subscribed, Antenna may use the unutilized portion of such Excess Proceeds for general corporate purposes. If the aggregate principal amount, plus accrued and unpaid interest, if any, thereon of Notes validly tendered and not withdrawn by Holders thereof exceeds the Excess Proceeds available to purchase such Notes, Notes to be purchased will be selected by the Trustee on a pro rata basis based upon amounts tendered. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds will be reset to zero. Notice of an Asset Sale Offer will be mailed to the Holders as shown on the register of Holders not less than 30 calendar days nor more than 60 calendar days before the Excess Proceeds Payment Date, with a copy to the Trustee. Notice of an Asset Sale Offer will be published in accordance with the procedures described under "-- Notices." Upon notice of the Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of (Euro)1,000 principal amount in exchange for cash. An Asset Sale Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

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   In the event of the transfer of substantially all (but not all) of the property and assets of Antenna and its Subsidiaries as an entirety to a Person in a transaction permitted under "--Limitation on Mergers and Certain Other Transactions" below, the Surviving Entity shall be deemed to have sold the properties and assets of Antenna and its Subsidiaries not so transferred for purposes of the second paragraph of this covenant, and will comply with the Asset Sale provisions of the Indenture with respect to such deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of such properties and assets of Antenna or its Subsidiaries deemed to be sold pursuant to this paragraph will be deemed to be Net Asset Sale Proceeds for purposes of the Asset Sale provisions of the Indenture.

   If an offer is made to repurchase the Notes in an Asset Sale Offer, Antenna will comply with any tender offer rules under the Exchange Act, including, but not limited to, Rule 14e-1 thereunder, and any other applicable laws, rules and regulations in connection with any such offer. To the extent that the provisions of any United States federal or state securities laws and regulations conflict with the "Asset Sale" provisions of the Indenture, Antenna shall comply with the applicable United States federal or state securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

   Limitations on Transactions with Affiliates. The Indenture provides that Antenna will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, enter into any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service or the lending of any funds) with or for the benefit of any of its Affiliates (each, an "Affiliate Transaction"), other than such transactions as are entered into and conducted in good faith and which are on terms that are fair to Antenna or such Subsidiary and materially no less favorable to Antenna or such Subsidiary than those that could have been obtained in a comparable transaction on an arm's-length basis from a Person that is not an Affiliate. All Affiliate Transactions or series of Affiliate Transactions involving aggregate payments or other market value in excess of
(Euro)1,000,000 per calendar year must also be approved, prior to the consummation thereof, by a majority of the disinterested members of the Board of Directors of Antenna and evidenced by a Board Resolution. Any Affiliate Transaction or series of Affiliate Transactions involving aggregate payments or other market value in excess of (Euro)5,000,000 per calendar year, or as to which there are no disinterested directors, is also subject to the further requirement that Antenna obtain an opinion of an Independent Financial Advisor with experience in appraising the terms and conditions of the relevant type of transaction (or series of transactions) stating that the transaction (or a series of transactions) is fair, from a financial point of view, to Antenna or such Subsidiary.

   The foregoing restrictions will not apply to (i) transactions between Antenna and any of its Wholly-Owned Subsidiaries or among its Wholly-Owned Subsidiaries, (ii) reasonable and customary fees and compensation and indemnification and similar arrangements with officers, directors, employees or consultants of Antenna and its Subsidiaries and payments thereunder, (iii) arrangements in effect on the Issue Date and amendments or renewals thereof that are not more disadvantageous to the Holders in any material respect than the original arrangements as in effect on the Issue Date and that, in any case, are on terms materially no less favorable to Antenna or such Subsidiary than those that could have been obtained in a comparable transaction on an arm's-length basis from a Person that is not an Affiliate, (iv) transactions permitted by, and complying with the provisions of the covenant described under "--Limitation on Mergers and Certain Other Transactions," (v) transactions with a Person that is an Affiliate of Antenna solely because Antenna owns voting securities of such Person, and (vi) Restricted Payments (including Permitted Payments) made in accordance with the "Limitation on Restricted Payments" covenant.

   Limitation on Business Activities. The Indenture provides that (i) Antenna and its Subsidiaries will not, directly or indirectly, engage in any business other than the media and entertainment businesses and businesses reasonably related thereto and (ii) Antenna will not, and will not cause or permit any of its Subsidiaries, directly or indirectly, to become an "investment company" or a company "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

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   Limitation on Mergers and Certain Other Transactions. The Indenture provides that Antenna will not consolidate with or merge with or into or sell, assign, convey, lease or transfer all or substantially all of its properties and assets as an entirety to any Person in a single transaction or through a series of transactions, unless: (a) Antenna shall be the continuing Person or the Person formed by such consolidation or into which Antenna is merged or transferred
(the "Surviving Entity") shall be a corporation or partnership organized and existing under the laws of the United States, any state thereof or the District of Columbia or any member state of the European Union as in existence on the date hereof; (b) the Surviving Entity shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all of the obligations of Antenna under the Notes and the Indenture; (c) immediately before and immediately after giving effect to such transaction, or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default, shall have occurred and be continuing; (d) immediately after giving effect to such transaction or series of transactions, Antenna or the Surviving Entity could incur (Euro)1.00 of additional Indebtedness pursuant to clause (d) of the "Limitation on Additional Indebtedness" covenant; and (e) Antenna or such Surviving Entity shall have delivered to the Trustee an Officers' Certificate and Opinion of Counsel stating that such consolidation, merger, sale, assignment, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction or series of transactions, such supplemental indenture, complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied.

Events of Default

   The following will be Events of Default under the Indenture:

      (a) Default in the payment of any interest on the Notes when it becomes due and continuance of such Default for a period of 30 calendar days;

      (b) Default in the payment of the principal of, or premium, if any, on the Notes when due;

      (c) the failure of Antenna to comply with any of the terms or provisions of "--Change of Control" or "--Disposition of Proceeds of Asset Sales";

      (d) Default in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clauses (a), (b) or (c) above), and continuance of such Default or breach for a period of 30 calendar days after written notice specifying the Default to Antenna by the Trustee or to Antenna and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

      (e) failure by Antenna or any Subsidiary of Antenna (i) to make any payment when due with respect to any other Indebtedness under one or more classes or issues of Indebtedness in an aggregate principal amount of
  (Euro)5,000,000 or more; or (ii) to perform any term, covenant, condition, or provision of one or more classes or issues of Indebtedness in an aggregate principal amount of (Euro)5,000,000 or more, which failure, in the case of this clause (ii), results in an acceleration of the maturity thereof;

      (f) one or more judgments, orders or decrees for the payment of money in excess of (Euro)5,000,000, either individually or in an aggregate amount (unless covered by insurance by a reputable insurer as to which the insurer has acknowledged coverage) shall be entered against Antenna or any Subsidiary of Antenna or any of their respective properties and shall not be discharged and there shall have been a period of 60 calendar days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

      (g) certain events of bankruptcy or insolvency with respect to Antenna or any Material Subsidiary of Antenna shall have occurred.

   If an Event of Default (other than an Event of Default specified in clause
(g) relating to Antenna) occurs and is continuing, then the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may, by written notice to Antenna and the Trustee, which notice shall specify the respective

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Event of Default, declare the entire principal amount of all the outstanding
Notes to be due and payable immediately, together with all accrued and unpaid interest and premium, if any, thereon (such aggregate principal amount, together with accrued and unpaid interest and premium, if any, thereon, the "Default Amount"). Upon any such declaration, the Default Amount shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (g) relating to Antenna occurs and is continuing, then the Default Amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

   After a declaration of acceleration, the Holders of a majority in aggregate principal amount of outstanding Notes may, by notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default have been cured or waived (other than nonpayment of the Default Amount that has become due solely as a result of such acceleration) and if the rescission of acceleration would not conflict with any judgment or decree. The Holders of a majority in aggregate principal amount of the outstanding Notes also have the right to waive past defaults under the Indenture except a default in the payment of the principal of, or interest or premium, if any, on any Note which cannot be waived without the consent of the Holder of such Note, or in respect of a covenant or a provision which cannot be modified or amended without the consent of all Holders.

   No Holder has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 15 calendar days after receipt of such notice and the Trustee has not within such 15-day period received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, or accrued interest (if any) on, any Note held by such Holder on or after the respective due dates expressed in such Note.

   During the continuance of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions of the Indenture concerning the rights of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Defeasance

   Antenna may at any time terminate all of its obligations with respect to the Notes ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes, and to maintain agencies in respect of the Notes. Antenna may at any time terminate its obligations under certain covenants set forth in the Indenture, some of which are described under "--Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). In order to exercise either defeasance or covenant defeasance, Antenna must irrevocably deposit in trust with the Trustee, for the benefit of the Holders, money or Euro government obligations, or a combination thereof, in such aggregate amounts as will be sufficient to pay the principal of, interest and premium, if any, on the Notes to maturity and comply with certain other conditions, including the delivery of an Opinion of Counsel as to certain tax matters.


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Satisfaction and Discharge

   The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of Notes) as to all outstanding Notes when either (a) all Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Antenna and thereafter repaid to Antenna or discharged from such trust) have been delivered to the Trustee for cancellation; or (b)(i) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable and Antenna has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for that purpose an aggregate amount of money sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal, interest and premium, if any; (ii) Antenna has paid all sums payable by it under the Indenture; and (iii) Antenna has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity. In addition, Antenna must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Replacement of Notes

   If any Note is lost, stolen, mutilated, defaced or destroyed it may be replaced at the specified office of the Trustee upon payment by the claimant of the expenses, taxes and duties incurred in connection therewith and on such terms as to evidence and indemnity as Antenna may reasonably require. Mutilated or defaced Notes must be surrendered before replacements will be issued.

Amendments and Waivers

   From time to time Antenna, when authorized by a Board Resolution, and the Trustee may, without the consent of the Holders, amend, waive or supplement the Indenture and the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any Holder. Other amendments and modifications of the Indenture or the Notes may be made by Antenna and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby, (i) reduce the principal of, change the fixed maturity of, alter the provisions in any manner adverse to the Holders relating to the payment of Additional Amounts on or alter the redemption provisions of, the Notes, (ii) change the currency in which the principal of any Note or the accrued interest or premium (if any) thereon is payable, (iii) reduce the percentage in principal amount of outstanding Notes whose Holders must consent to an amendment, supplement or waiver, or consent to take any action under the Indenture or the Notes, (iv) impair the right set forth in the Indenture to institute suit for the enforcement of any payment on or with respect to the Notes (other than any such payment that has become due solely as a result of the acceleration of the maturity of the Notes), (v) waive a Default in payment with respect to the Notes, (vi) reduce the rate of or change the time for payment of interest (including liquidated damages, if any) on the Notes, (vii) adversely affect the ranking of the Notes or (viii) reduce the amount payable upon a Change of Control or, at any time after a Change of Control or Asset Sale, respectively, has occurred, amend, change or modify, in any material respect, the obligation of Antenna to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer in the event of an Asset Sale or modify, in any material respect, any of the provisions or definitions with respect thereto.

Regarding the Trustee

   The Bank of New York will serve as Trustee under the Indenture.

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Certain Definitions

   Set forth below is a summary of defined terms used herein and certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms to be used therein.

   "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of Antenna or at the time it merges or consolidates with Antenna or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of Antenna or such acquisition, merger or consolidation.

   "Additional Amounts" has the meaning ascribed to such term under "-- Additional Amounts."

   "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing; provided, that, for purposes of the covenant described under "-- Certain Covenants--Limitations on Transactions with Affiliates," beneficial ownership of at least 10% of the voting securities of a Person, either directly or indirectly, shall be deemed to be control.

   "Affiliate Transaction" has the meaning ascribed to such term under "-- Certain Covenants--Limitations on Transactions with Affiliates."

   "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (including by means of sale-leaseback), assignment or other transfer or disposition outside of the ordinary course of business to any Person other than Antenna or any Subsidiary of Antenna, in one transaction or a series of related transactions, of (i) any Capital Stock of any Subsidiary of Antenna (including by way of issuance by such Subsidiary) or (ii) any other property or asset of Antenna or of any Subsidiary of Antenna, in each case, other than such isolated transactions which do not exceed (Euro)500,000. For the purposes of this definition, the term "Asset Sale" will not include (a) any disposition of Capital Stock, properties or assets of Antenna or any Subsidiary of Antenna that is governed under and complies with the requirements set forth in "--Certain Covenants--Limitation on Mergers and Certain Other Transactions," "--Limitation on Sale-Leaseback Transactions" or "--Limitation on Restricted Payments" above, (b) the surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims of any kind determined in good faith by two Officers of Antenna to be in the best interest of Antenna,
(c) the incurrence of any Permitted Lien and the disposition of assets pursuant to any such Permitted Lien by any secured party under such Permitted Lien, and
(d) disposals of obsolete equipment or other equipment no longer required for the purposes of the business carried on by it.

   "Asset Sale Offer" has the meaning ascribed to such term under "--Certain Covenants--Disposition of Proceeds of Asset Sales."

   "Attributable Debt" means, in respect of a Sale-Leaseback Transaction, as at the time of determination, the greater of (i) the fair value of the property subject to such arrangement (as determined in good faith by the Board of Directors of Antenna or the applicable Subsidiary, as the case may be) or (ii) the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended).

   "Bank Credit Agreement" means any agreement or agreements, including any replacements, renewals, refinancings and extensions thereof, between Antenna and/or one or more of its Subsidiaries and a financial institution or institutions, providing for the making of loans, on a term or revolving basis, the issuance of letters of credit and/or the creation of bankers' acceptances.

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   "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Person appointed to act as secretary at the meeting of the Board of Directors at which such resolution was adopted or by any director present at the meeting of the Board of Directors at which such resolution was adopted to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

   "Business Day" means a day other than a Saturday, a Sunday or day which banking institutions in the City of New York or London are not required to be open.

   "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of any Person, including Common Stock or Preferred Stock and including any rights, options or warrants with respect thereto.

   "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with GAAP.

   "Cash Equivalents" means, at any time (i) euros, Greek drachmae, United States dollars or a claim on the European central bank; (ii) any evidence of Indebtedness with a maturity of 365 calendar days or less issued or directly and fully guaranteed or insured by the United States of America (provided that the full faith and credit of the United States of America is pledged in support thereof) or a member state of the European Union as of the Issue Date or any agency or instrumentality thereof; (iii) certificates of deposit or bankers' acceptances or money market deposits with a maturity of 365 calendar days or less of any financial institution that is a member of the United States Federal Reserve System or any corporation authorized to conduct banking activities in a member state of the European Union as of the Issue Date, in each case, having combined capital and surplus and undivided profits of not less than
(Euro)500,000,000; (iv) commercial paper with a maturity of 365 calendar days or less issued by a corporation (except Antenna or any Affiliate of Antenna) organized under the laws of any state of the United States, the District of Columbia or a member state of the European Union as of the Issue Date and rated at least A-1 by S&P or at least P-1 by Moody's; (v) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or any member state of the European Union, as the case may be, or issued by any agency thereof and backed by the full faith and credit of the United States or such member state, as the case may be, in each case maturing within 365 calendar days from the date of acquisition; provided that, in the case of obligations issued or guaranteed by the United States of America, the terms of such agreements comply with the Guidelines set forth in the United States Federal Financial Agreements of Depository Institutions with Securities and Others, as adopted by the United States Comptroller of the Currency; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in (i) through (v) above.

   "Change of Control" means (a) all or substantially all of the assets of Antenna are sold, leased, exchanged or otherwise transferred to any person or entity or group of persons or entities acting in concert as a partnership or other group (a "Group of Persons") other than a Permitted Holder or a Wholly-Owned Subsidiary of Antenna in compliance with the covenant described under "-- Certain Covenants--Limitations on Mergers and Certain Other Transactions," (b) Antenna is merged or consolidated with or into another corporation with the effect that the Permitted Holders hold less than 50% of the combined voting power of the then outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors, (c) the first day within any two-year period on which a majority of the members of the Board of Directors of Antenna are not Continuing Directors (as defined below), or (d) (x) any Person or Group of Persons other than the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all

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securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the voting power of Antenna's outstanding Voting Capital Stock and (y) the Permitted Holders "beneficially own" (as defined above), directly or indirectly, in the aggregate a lesser percentage of Voting Capital Stock than such other Person or Group of Persons. For purposes of this definition, "Continuing Directors" shall mean, as of the date of any determination, any member of the Board of Directors of Antenna who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is a designee of the Permitted Holders or their Affiliates or was nominated by the Permitted Holders or their Affiliates or any designees of the Permitted Holders or their Affiliates on the Board of Directors.

   "Change of Control Offer" has the meaning ascribed to such term under "-- Change of Control."

   "Change of Control Payment Date" has the meaning ascribed to such term under "--Change of Control."

   "Closing Date" has the meaning ascribed to such term under "--General."

   "Commission" means the United States Securities and Exchange Commission.

   "Common Stock" means, with respect to any Person, any and all shares, interests (including partnership interests) or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock or ordinary shares or interests, whether or not outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock or ordinary shares or interests.

   "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense (including amortization or write-off of deferred financing costs of such Person and its consolidated Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring, Indebtedness or any series of Disqualified Capital Stock or Preferred Stock of Antenna and its consolidated Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness, Disqualified Capital Stock or Preferred Stock, as the case may be) and (ii) the product of (x) the amount of all dividend payments on any series of Disqualified Capital Stock of such Person and any series of Disqualified Capital Stock or Preferred Stock of its Subsidiaries (other than dividends paid in Capital Stock which is not Disqualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated national, state and local tax rate of such Person, expressed as a decimal.

   "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the interest expense (including a deduction for cash interest income) of such Person and its Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including (a) all amortization of original issue discount and deferred financing costs; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period; (c) net cash costs under all Interest Rate Protection Obligations (including amortization of fees); (d) all capitalized interest; and (e) the interest portion of any deferred payment obligations for such period.

   "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP consistently applied; provided, that (a) the Net Income of any other Person in which the Person in question or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the Net Income of such other Person to be consolidated into the Net Income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person

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in question or the Subsidiary, (b) the Net Income of any Subsidiary of the
Person in question that is subject to any legal, consensual or other restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c)(i) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain or loss resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall, in each case, be excluded, and (d) extraordinary gains and losses (and any related tax effects) and any one-time increase or decrease to Net Income which is required to be recorded because of the adoption of new accounting practices, policies or standards required by GAAP, shall in each case be excluded.

   "covenant defeasance" has the meaning, ascribed to such term under "-- Defeasance."

   "Currency Protection Obligations" means obligations under any foreign exchange contract, currency swap agreement, or other similar agreement or arrangement designed to protect Antenna and its Subsidiaries against fluctuations in currency values and entered into for hedging and not speculative purposes.

   "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

   "Default Amount" has the meaning ascribed to such term under "--Events of Default."

   "defeasance" has the meaning ascribed to such term under "--Defeasance."

   "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable or required to be purchased at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes.

   "EBITD" means for a period ending at the close of any fiscal quarter, the sum of: (i) Consolidated Net Income for such period, plus (ii) to the extent deducted in determining Consolidated Net Income, the sum of all expenses of Antenna and its Subsidiaries, on a consolidated basis, in accordance with GAAP for such period in respect of (A) depreciation, (B) amortization including, without limitation, amortization of capitalized debt issuance costs, but excluding the amortization of programming costs for such period, (C) Consolidated Interest Expense, (D) national, state and local income taxes and any other applicable income taxes (including United States federal, state and local taxes), and (E) any other non-cash charges to the extent deducted from or reflected in Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period.

   "Event of Default" has the meaning ascribed to such term under "--Events of Default."

   "Excess Proceeds" has the meaning ascribed to such term under "--Certain Covenants--Disposition of Proceeds of Asset Sales."

   "Excess Proceeds Payment Date" has the meaning ascribed to such term under "--Certain Covenants--Disposition of Proceeds of Asset Sales."

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Exchange Notes" means senior debt securities of Antenna with substantially identical terms to the Notes (except that such debt securities will not contain terms with respect to transfer restrictions under the Securities Act) to be exchanged for the Notes in the Exchange Offer.


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

   "Exchange Offer" means the offer to exchange the Exchange Notes for the Notes pursuant to the terms and conditions of the Registration Rights Agreement.

   "Existing Notes" means Antenna's 9% Senior Notes due 2007.

   "Fair Market Value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of Antenna acting in good faith and shall be evidenced by a Board Resolution.

   "Fixed Charge Coverage Ratio" means the ratio of (a) EBITD for the four fiscal quarters immediately preceding the determination date to (b) Consolidated Fixed Charges calculated on a pro forma basis for such four fiscal quarters. For purposes of this definition, if the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio (the "Transaction Date") occurs prior to the date on which Antenna's consolidated financial statements for the four full fiscal quarters subsequent to the Issue Date are first available, EBITD and Consolidated Fixed Charges shall be calculated, in the case of Antenna, after giving effect on a pro forma basis as if the Notes outstanding on the Transaction Date were issued on the first day of such four full fiscal quarter period and the assets and liabilities of Antenna as of the Transaction Date had been contributed to or assumed by Antenna on such first day. In addition to and without limitation of the foregoing, for purposes of this definition, EBITD and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of such Person or any of its Subsidiaries at any time during the period (the "Reference Period") (A) commencing on the first day of the four full fiscal quarter period for which financial statements are available that precedes the Transaction Date and (B) ending on and including the Transaction Date, including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence occurred on the first day of the Reference Period; provided, that if such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or Subsidiary had directly incurred such guaranteed Indebtedness, (ii) any Asset Sales occurring during the Reference Period (it being expressly understood that such calculations shall also give effect on a pro forma basis to any increase or decrease in Consolidated Net Income of Antenna attributable to such Asset Sale and any retirement of Indebtedness in connection with such Asset Sale, as if such Asset Sale and/or retirement occurred on the first day of the Reference Period), (iii) any repayment, retirement or refinancing of Indebtedness occurring during the Reference Period, as if such repayment, retirement or refinancing had occurred on the first day of the Reference Period and (iv) any acquisition of a Person, business or assets occurring during the Reference Period, as if such acquisition had occurred on the first day of the Reference Period. Furthermore, in calculating the denominator (but not the numerator) of this "Fixed Charge Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to accrue at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to be in effect during the Reference Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

   "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

   "Group of Persons" has the meaning ascribed to such term in the definition of "Change of Control."

   "Holders" means the Persons in whose name Notes are registered on the Registrar's books.

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   "incur" has the meaning ascribed to such term under "--Certain Covenants--
Limitation on Additional Indebtedness."

   "Indebtedness" means, with respect to any Person, without duplication, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, debenture or similar instrument or letters of credit (including a purchase money obligation or other obligation relating to the deferred purchase price of property and any Capitalized Lease Obligations); (ii) any liability of others of the kind described in the preceding clause (i) which the Person has guaranteed or which is otherwise its legal liability; (iii) any obligation secured by a Lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; (iv) Currency Protection Obligations and Interest Rate Protection Obligations; (v) the Attributable Debt of any Sale-Leaseback Transaction; and (vi) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii),
(iii), (iv) or (v).

   "Independent Financial Advisor" means an accounting, appraisal or investment banking or consulting firm of national recognition within the United States or similarly recognized within the European Union that is, in the reasonable judgment of the Board of Directors of Antenna, qualified to perform the tasks for which such firm has been engaged and independent with respect to Antenna and its Affiliates.

   "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements and, in each case, entered into for hedging and not for speculative purposes.

   "Investment" has the meaning ascribed to such term under "--Certain Covenants--Limitation on Investments, Loans and Advances."

   "Issue Date" means June 18, 2001.

   "Lien" means, with respect to any Person, any mortgage, deed of trust, pledge, lien, lease, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal (tangible or intangible) property or any interest therein of such Person, or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction other than to reflect ownership by a third party of property leased to the referent Person or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

   "Material Subsidiary" has the meaning ascribed to "Significant Subsidiary" in Rule 1.02(w) of Regulation S-X under the Securities Act as such Rule is in effect on the Issue Date.

   "Moody's" means Moody's Investors Service, Inc. and its successors.

   "Net Asset Sale Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations with respect to Indebtedness are financed or sold with recourse to Antenna or any of its Subsidiaries) net of (i) brokerage commissions and other reasonable fees and expenses (including reasonable fees and expenses of counsel and investment bankers)

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incurred in connection with such Asset Sale; (ii) provisions for all taxes payable as a result of such Asset Sale; (iii) payments made to retire Indebtedness secured by the assets subject to such Asset Sale to the extent required pursuant to the terms of such Indebtedness; (iv) appropriate amounts to be provided by Antenna or any of its Subsidiaries, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Antenna or any of its Subsidiaries, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and (v) in the case of a sale of cash or Cash Equivalents, the amount reinvested in cash or Cash Equivalents.

   "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

   "Net Proceeds" means (a) in the case of any capital contributions or any sale of Capital Stock by Antenna, the aggregate net proceeds received by Antenna, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash, marketable securities or in property (valued at the Fair Market Value thereof, as determined in good faith by the Board of Directors, at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind of Antenna for or into shares of Capital Stock of Antenna which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to Antenna upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by Antenna in connection therewith).

   "Officer" means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, the Treasurer or the Controller of such Person.

   "Officers' Certificate" means, with respect to any Person, a certificate signed by two Officers or by an Officer and an Assistant Treasurer of such Person.

   "Opinion of Counsel" means a written opinion from legal counsel reasonably acceptable to the Trustee. Such legal counsel shall be outside counsel and not an employee of or in-house counsel to Antenna and, in the case of Greek counsel, may be the law firm of Constantine Xydias & Partners.

   "Other Notes" has the meaning ascribed to such term under "--Certain Covenants--Disposition of Proceeds of Asset Sales."

   "Participating Broker-Dealers" has the meaning ascribed to such term under "Exchange Offer; Registration Rights."

   "Permitted Holder" means (i) Minos Kyriakou; (ii) Theodore Kyriakou; (iii) Athina Kyriakou; (iv) Xenophon Kyriakou (each Person listed in (i) through (iv) an "Individual"); and (v) any spouse of an Individual, any lineal descendants of an Individual, any trust or estate the sole beneficiaries of which are Individuals, spouses of Individuals or any lineal descendants of Individuals, or any entity owned or controlled by any of the foregoing.

   "Permitted Liens" means (i) Liens in favor of Antenna, or a Subsidiary of Antenna; (ii) Liens existing on the Issue Date after giving effect to the use of proceeds from the sale of the Notes; (iii) Liens on accounts receivable or the proceeds therefrom of Antenna securing Indebtedness incurred under a Bank Credit Agreement, provided, that the incurrence of such Indebtedness is otherwise permitted under the Indenture; (iv) Liens to secure Capitalized Lease Obligations; provided that (a) any such Lien does not extend or cover any other property other than the property that is the subject of such Capitalized Lease Obligation and (b) such

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Capitalized Lease Obligation is otherwise permitted under the Indenture; (v)
Liens on assets of a Person when it becomes a Subsidiary and Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Additional Indebtedness" covenant; provided, that in each case (A) such Liens secured such assets or Acquired Indebtedness at the time of and prior to such Person becoming a Subsidiary or the incurrence of such Acquired Indebtedness by Antenna or a Subsidiary of Antenna and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Antenna or a Subsidiary of Antenna and (B) such Liens do not extend to or cover any property or assets of Antenna or of any of its Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Antenna or a Subsidiary of Antenna and are no more favorable to the lien holders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Antenna or a Subsidiary of Antenna; (vi) leases and subleases of real property which do not interfere with the ordinary conduct of the business of Antenna or any of its Subsidiaries, and which are made on customary and usual terms applicable to similar properties; (vii) purchase money Liens to finance property or assets of Antenna or any Subsidiary of Antenna acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Antenna or any Subsidiary of Antenna other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 calendar days of such acquisition; (viii) any interest or title of a lessor or sublessor, or any lien in favor of a landlord, arising under any real or personal property lease under which Antenna or any of its Subsidiaries is a lessee, sublessee or subtenant (other than any interest or title and/or any lien securing any Capitalized Lease Obligation); (ix) Liens to secure Indebtedness consisting of Interest Rate Protection Obligations and Currency Protection Obligations; provided, that the incurrence of such Indebtedness is otherwise permitted under the Indenture;
(x) with respect to any Person, any Lien arising by reason of (a) any judgment, decree or order of any court, so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings which may have been duly initiated for the retirement of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired, (b) taxes not yet delinquent or which are being contested in good faith, (c) security for payment of workers' compensation or other insurance, (d) security for the performance of tenders, contracts (other than contracts for the payment of money) or leases, (e) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds, (f) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof, (g) security for surety or appeal bonds, and (h) easements, rights-of-way, zoning and similar covenants and restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Antenna or any of its Subsidiaries; (xi) Liens to secure Indebtedness incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Indebtedness secured by any Lien referred to in the foregoing clauses (v) and (vii) so long as such Lien does not extend to any other property and the principal amount of Indebtedness so secured is not increased except as otherwise permitted under clause (g) of "--Limitation on Additional Indebtedness;" (xii) liens securing the Notes and liens securing the Existing Notes in accordance with the terms of the Existing Notes as in effect on the Issue Date; and (xiii) other liens securing Indebtedness if the Indebtedness secured by the Lien, plus all other Indebtedness secured by Liens (excluding Indebtedness secured by Liens permitted by (i) through (xii) above) at the time of determination do not exceed (Euro)1,000,000.

   "Permitted Payments" has the meaning ascribed to such term under "--Certain Covenants--Limitation on Restricted Payments."

   "Permitted Related Investment" means the acquisition or construction or improvement of property or assets, or an interest in any Person that is merged with Antenna or a Subsidiary or becomes a Subsidiary, in each case in lines of business reasonably related to the business of Antenna and its Subsidiaries at the time of such acquisition or construction or improvement.


                                      106
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   "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other class of Capital Stock of such Person with respect to dividends or redemptions or upon liquidation or otherwise.

   "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of Antenna or any Subsidiary of Antenna or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of Antenna or any Subsidiary of Antenna (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital Stock), and (y) in the case of Subsidiaries of Antenna, dividends or distributions payable to Antenna or to a Wholly-Owned Subsidiary of Antenna),
(ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Antenna, (iii) the making of any principal payment on, purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness of Antenna that is subordinate or junior in right of payment to the Notes (other than Indebtedness acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) and (iv) the making of any Investment other than an Investment permitted under clauses (i) through (vi) and (viii) through (xi) of the "Limitation on Investments, Loans and Advances" covenant.

   "Reinvestment Date" has the meaning ascribed to such term under "--Certain Covenants--Disposition of Proceeds of Asset Sales."

   "Sale-Leaseback Transaction" means any direct or indirect arrangement, or series of related arrangements, with any Person or to which any Person is a party, providing for the leasing to Antenna or to a subsidiary of Antenna of any property, whether owned by Antenna or by any Subsidiary of Antenna at the Issue Date or later acquired, which has been or is to be sold or transferred by Antenna or such Subsidiary of Antenna to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

   "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Shelf Registration Statement" has the meaning ascribed to such term under "The Exchange Offer."

   "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or any Subsidiary of such Person or by such Person and a Subsidiary of such Person or (ii) any other Person (other than a corporation) including a partnership in which the Person in question, a Subsidiary of the Person in question or the Person in question and a Subsidiary of the Person in question, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.

   "Surviving Entity" has the meaning ascribed to such term under "--Certain Covenants--Limitations on Mergers and Certain Other Transactions."

   "Tax Redemption" has the meaning ascribed to such term under "--Redemption-- Redemption for Changes in Greek Withholding Tax."

   "Taxes" has the meaning ascribed to such term under "--Additional Amounts."

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   "Taxing Jurisdiction" has the meaning ascribed to such term under "--
Additional Amounts."

   "Trustee" has the meaning ascribed to such term in the first paragraph under the caption "Description of the Notes."

   "Trust Indenture Act" has the meaning ascribed to such term in the first paragraph under the caption "Description of the Notes."

   "Voting Capital Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other members of the governing body of such Person.

   "Wholly-Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Subsidiary of such Person or by such Person and a Wholly-Owned Subsidiary of such Person.

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                        Description of the Initial Notes

   The initial notes were issued and sold on June 18, 2001, in a private transaction that was exempt from, and in an offshore offering not subject to, the registration requirements of the Securities Act. The form and terms of the initial notes are the same as the form and terms of the exchange notes, except that:

  . the initial notes are not registered under the Securities Act and bear legends restricting their transfer; and

  . holders of initial notes have rights under a registration rights agreement that will terminate upon the consummation of the exchange offer.

   Please refer to the section of this prospectus entitled "Description of the Exchange Notes."

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                  Form of the Notes, Clearance and Settlement

   Except as set forth below, exchange notes will be issued in registered, global form in minimum denominations of (Euro)1,000 and integral multiples of
(Euro)1,000.

   Notes will be represented by one or more global notes in fully registered form without interest coupons and will be deposited with a common depositary (or Common Depositary) for Morgan Guaranty Trust Company of New York as operator of the Euroclear system (Euroclear) and Clearstream Banking S.A. (Clearstream, Luxembourg) and registered in the name of a nominee of the Common Depositary.

   Except in the limited circumstances described below, owners of beneficial interests in global notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of Euroclear and Clearstream, Luxembourg and their respective direct or indirect participants, which rules and procedures may change from time to time.

   Global Notes. The following description of the operations and procedures of Euroclear and Clearstream, Luxembourg are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Antenna takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

   Upon the issuance of the global notes, the Common Depositary will credit, on its internal system, the respective principal amount of the beneficial interests represented by such global notes to the accounts of Euroclear and Clearstream, Luxembourg. Euroclear and Clearstream, Luxembourg will credit, on their internal systems, the respective principal amounts of the individual beneficial interests in such global notes to the accounts of persons who have accounts with Euroclear and Clearstream, Luxembourg. Such accounts initially will be designated by or on behalf of the initial purchasers. Ownership of beneficial interests in the global notes will be limited to participants or persons who hold interests through participants in Euroclear or Clearstream, Luxembourg. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by Euroclear and Clearstream, Luxembourg or their nominees (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

   As long as the Common Depositary, or its nominee, is the registered holder of a global note, the Common Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global notes for all purposes under the indenture and the notes. Unless (1) Euroclear and Clearstream, Luxembourg notify Antenna they are unwilling or unable to continue as clearing agency, (2) the Common Depositary notifies Antenna that it is unwilling or unable to continue as Common Depositary and a successor Common Depositary is not appointed within 120 days of such notice or
(3) an event of default has occurred and is continuing with respect to the notes, described below under "Certificated Notes," owners of beneficial interests in a global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of the global note (or any notes represented thereby) under the indenture or the notes. In addition, no beneficial owners of an interest in a global note will be able to transfer that interest except in accordance with Euroclear's and Clearstream, Luxembourg's applicable procedures (in addition to those under the Indenture referred to herein).

   Investors may hold their interests in the global notes through Euroclear or Clearstream, Luxembourg if they are participant in such systems, or indirectly through organizations which are participants in such systems. Euroclear and Clearstream, Luxembourg will hold interests in the global notes on behalf of their participants through customers' securities accounts in their respective names on the books of the Common Depositary. All interests in a global note may be subject to the procedures and requirements of Euroclear and Clearstream, Luxembourg.


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   Payments of the principal of and interest on the global notes will be made to the order of the Common Depositary or its nominee as the registered owner thereof. None of Antenna, the trustee, the Common Depositary or any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   Antenna expects that the Common Depositary, in its capacity as paying agent, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit the accounts of Euroclear and Clearstream, Luxembourg, which in turn will immediately credit accounts of participants in Euroclear and Clearstream, Luxembourg with payment in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of Euroclear and Clearstream, Luxembourg. Antenna also expects that payments by participants to owners of beneficial interests in such global notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

   Because Euroclear and Clearstream, Luxembourg can only act on behalf of their respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the Euroclear or Clearstream, Luxembourg systems, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited.

   Transfers of interests in global notes between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   Euroclear and Clearstream, Luxembourg have advised Antenna that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with Euroclear or Clearstream, Luxembourg, as the case may be, interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, Euroclear and Clearstream, Luxembourg reserve the right to exchange the global notes for legended notes in certificated form, and to distribute such to their respective participants.

   Euroclear and Clearstream, Luxembourg have advised Antenna as follows:
Euroclear and Clearstream, Luxembourg each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

   Euroclear and Clearstream, Luxembourg each provide various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

   Account holders in both Euroclear and Clearstream, Luxembourg are worldwide financial institutions including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

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

   An account holder's overall contractual relations with either Euroclear or Clearstream, Luxembourg are governed by the respective rules and operating procedures of Euroclear or Clearstream, Luxembourg and any applicable laws. Both Euroclear and Clearstream, Luxembourg act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

   Although Euroclear and Clearstream, Luxembourg currently follow the foregoing procedures to facilitate transfers of interests in global notes among participants of Euroclear and Clearstream, Luxembourg, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither Antenna nor the trustee will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

   Certificated Notes. If any depositary is at any time unwilling or unable to continue as a depositary for notes for the reasons set forth above under "Global Notes," Antenna will issue certificates for such notes in definitive, fully registered, non-global form without interest coupons in exchange for global notes. Certificates for notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by Euroclear, Clearstream, Luxembourg or the Common Depositary (in accordance with their customary procedures).

   The holder of a non-global note may transfer such note by surrendering it at the office of agency maintained by Antenna for such purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the Trustee or at the office of the Transfer Agent in London.


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                                    Taxation

   The following summary generally describes certain income tax consequences of the exchange of initial notes for exchange notes and the purchase, beneficial ownership, and disposition of those exchange notes by a beneficial owner whose functional currency is the U.S. dollar and who or which is:

  .  a citizen or resident of the United States;

  . a corporation created or organized under the laws of the United States or any political subdivision thereof; or

  . a trust or estate subject to tax on its entire net income regardless of its source.

   For the purposes of this discussion, each of the foregoing is a "U.S.
Holder."

Greek Tax Considerations

   The following discussion summarizes the principal Greek income tax consequences of an investment in the notes by a U.S. Holder. This disclosure does not discuss consequences to a holder that is a citizen or resident of the Hellenic Republic for tax purposes or a company or other entity created or organized in or under the laws of the Hellenic Republic or that has a connection to the Hellenic Republic other than its investment in the notes. The following is a general description of certain Greek tax aspects of the notes and does not purport to be a comprehensive description of such tax aspects. In the opinion of Constantine Xydias & Partners, our Greek counsel, the discussion accurately reflects the material Greek income tax consequences of such an investment. No information is provided regarding the tax aspects of owning, holding or disposing of the notes under applicable tax laws of any jurisdiction other than the Hellenic Republic. The discussion is not intended as tax advice to any particular investor, which can be rendered only in light of that investor's particular tax situation.

   In accordance with Greek tax legislation, corporate bonds issued by a corporation registered in Greece enjoy the same treatment to that applying to Greek State bonds. Therefore, interest arising from such bonds is subject to withholding tax at 10% which extinguishes the tax liability of the individual bond holders in respect of such income. It should be noted that the tax applies to the nominal yield of the bond whereas any capital gains from the trading of the security in the secondary market will not be subject to withholding. The holders of the bonds who are not residents in Greece for tax purposes are exempt from the 10% withholding tax.

   Irrespective from the above, in accordance with the provisions of the income tax treaty for the avoidance of double taxation between Greece and the United States (the "Treaty") that supersedes the provisions of Greek law, interest on the notes paid to a U.S. Holder that is a United States resident or corporation within the meaning of the Treaty will be exempt from Greek income tax on condition that (i) the U.S. holder is not engaged in a trade or business in Greece through a "permanent establishment" and (ii) the interest on the notes does not exceed 9% per year. Consequently the US resident holder will be exempt from Greek tax in respect of the bond interest if the conditions set by the Treaty are satisfied irrespective of the treatment provided by Greek tax legislation. The mere holding of the notes or the enforcement of rights with respect thereto will not constitute a permanent establishment. The Company intends to treat all holders as U.S. Holders not permanently established in Greece unless it has information to the contrary.

   If taxes must be withheld by us or paid by the U.S. Holder, we, with certain exceptions, will be liable for the payment of Additional Amounts, so that the U.S. Holder receives the same amounts payable had no such Greek withholding or other taxes been imposed. Holders that are not United States residents or corporations within the meaning of the Treaty will not be entitled to Additional Amounts in excess of those that would have been payable had such Holders been United States residents or corporations within the meaning of the Treaty. See "Description of the notes--Additional Amounts."


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

   Any capital gain earned by U.S. Holders upon the sale or exchange of the notes is exempt from Greek income tax.

   There are no Greek inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of the notes by a U.S. Holder, except that such taxes will apply to the transfer at death of the notes by a U.S. Holder to a permanent resident of Greece. There are no Greek stamp, issue, registration, or similar taxes or duties payable by U.S. Holders of notes.

All investors are advised to consult their own tax advisors as to the Greek tax consequences of the ownership and disposition of the notes, including the effect of any regional or local tax laws.

United States Tax Considerations

   The following discussion presents the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, our U.S. counsel, regarding the material United States federal income tax consequences of the exchange of initial notes for exchange notes in accordance with the exchange offer and of the ownership and disposition of those exchange notes by a U.S. Holder who acquires the exchange notes in the exchange offer. The discussion is not a full description of all tax considerations that may be relevant to the holding or disposition of the notes. It does not describe any tax consequences arising under the tax laws of any state, locality or foreign jurisdiction. This discussion assumes that U.S. Holders hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

   The discussion is based upon the provisions of the Code, the applicable Treasury regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practices, all of which are subject to change, possibly on a retroactive basis.

   This discussion does not purport to address all aspects of federal income taxation that may be relevant to particular holders in light of their personal circumstances and does not deal with persons that are subject to special tax rules, such as partnerships or other pass-through entities, dealers in securities, financial institutions, life insurance companies, banks, thrifts, tax-exempt entities, persons holding the notes as a part of a hedging or conversion transaction or a straddle, persons whose "functional currency" is not the United States dollar and Non-U.S. Holders.

   Prospective purchasers of the exchange notes are advised to consult their own tax advisors as to the particular United States tax consequences to such prospective purchasers of the purchase, ownership, and disposition of the exchange notes, including the effect of state and local income tax and other tax laws.

 Federal Income Tax Consequences of the Exchange Offer

   The exchange of initial notes for exchange notes pursuant to the exchange offer will not be treated as an exchange or otherwise as a taxable event to U.S. Holders. Consequently, (1) no gain or loss will be realized by a U.S. Holder upon receipt of an exchange note, (2) the holding period of the exchange note will include the holding period of the initial note exchanged for the exchange note, (3) the adjusted tax basis of the exchange note will be the same as the adjusted tax basis of the initial note exchanged therefor immediately before the exchange and (4) any market discount or bond premium (discussed below) applicable to the initial notes should carry over to the exchange notes. Further, the tax consequences of the ownership and disposition of any exchange note should be the same as the tax consequences of ownership and disposition of an initial note.

 Stated Interest and Original Issue Discount

   Interest inclusion generally. Except as set forth below, interest on an exchange note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance your method of accounting for tax purposes.

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

   OID. Original issue discount ("OID") on an exchange note will generally equal the excess of its stated redemption price at maturity over its issue price, subject to a de minimis exception as described below. Because the exchange notes are treated for federal income tax purposes as if they were the same as the initial notes, the amount of OID on an exchange note will be calculated as if the exchange note and the initial note were a single note that was issued at the time the initial note was issued, for an issue price equal to the issue price of the initial note, and any accrued OID on the initial note at the time of the exchange offer will carry over and be treated as accrued OID on the exchange notes.

   Issue Price. The issue price of each debt instrument in a particular offering will generally be the first price at which a substantial amount of that particular offering is sold (ignoring sales to bond houses, brokers, or similar persons acting in the capacity of underwriters, placement agents, or wholesalers).

   Stated Redemption Price at Maturity. The stated redemption price at maturity of each debt instrument in a particular offering will generally be equal to the sum of all payments to be made on such debt instrument other than payments of qualified stated interest. Qualified stated interest on a debt instrument is stated interest that is unconditionally payable in cash or property (other than our debt) at least annually at a single fixed rate, or, in certain circumstances, a "qualified floating rate" or "objective rate" on a variable-rate note.

   De Minimis Exception. De minimis OID is OID that is less than 1/4 of 1% of an instrument's stated redemption price at maturity multiplied by the number of complete years to maturity from the issue date. If a note is issued with de minimis OID, then the note will be treated as having no OID. Subject to the election to treat all interest on a note as OID, see "U.S. Holders--Taxation of OID--Election to Treat All Interest as OID" below, you generally include such de minimis OID in your income as stated principal payments are made and treat it as capital gain upon the sale, exchange, or retirement of the exchange note.

 Taxation of OID

   Generally. If you hold an exchange note with an original maturity of more than one year, you must include in income for each taxable year the sum of the daily portions of OID for each day on which you held the exchange note during the taxable year, regardless of whether you are a cash-basis or accrual-method taxpayer. To find the daily portions of OID, you determine the amount of OID allocable to an accrual period and allocate a ratable portion of that OID to each day in the accrual period. Under the constant-yield method, the amount of OID allocable to an accrual period will equal the product of the exchange note's adjusted issue price at the beginning of the accrual period and the exchange note's yield (adjusted to reflect the length of the accrual period), less the amount of any qualified stated interest allocable to the period. An exchange note's adjusted issue price at any time generally will be its original issue price, increased by the amount of OID on such note accrued by any holder in a prior period and decreased by the amount of any payment (other than a payment of qualified stated interest) previously made on the exchange note. An exchange note's yield is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the exchange note, produces an amount equal to the exchange note's issue price. You may select an accrual period of any length and may vary the length of the accrual periods over the life of the exchange note, but no accrual period may be longer than one year, and each scheduled payment of interest or principal on the exchange note must occur on either the first day or the last day of an accrual period. Under the foregoing rules, you generally recognize increasingly greater amounts of OID in each successive period that you hold an exchange note with OID, regardless of whether you have received interest payments (or increased interest payments) corresponding to that income.

   Election to Treat All Interest as OID. Subject to certain limitations, you may elect to use the constant-yield method to include in your income all interest that accrues on an exchange note issued with OID. For purposes of the election, interest includes all stated and unstated interest, OID and de minimis OID. In applying the constant-yield method to an exchange note with respect to which you have made an election, the exchange note's issue price will equal your adjusted basis in the exchange note immediately after acquisition, the issue date of the exchange note will be the date of its acquisition, and no payments on the exchange note will be treated as payments of qualified stated interest. This election applies only to the exchange note with respect to

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which it is made and may not be revoked without the consent of the IRS. If you make such an election, it will constitute an election to include market discount in income or apply acquisition premium or amortizable bond premium against interest, as the case may be, currently on all debt instruments you hold during or after the taxable year in which you make the election.

   Foreign Tax Credit. For purposes of determining your allowable foreign tax credit, interest and the amount of OID on an exchange note will be treated as income from sources outside the United States and will, with certain exceptions, be treated as "passive income" or "financial services income" or "high-withholding tax interest," as applicable. To the extent that payments of principal or payments of interest are not subject to Greek income or withholding tax, see "Greek Tax Consideration," you will not be treated as having paid Greek tax eligible for crediting. However, payments of interest and OID on an exchange note generally will constitute foreign-source income, which may affect the creditability of foreign taxes imposed on other items you may have of "passive income," "financial services income," or "high withholding tax interest."

   If we were required to withhold taxes, we would, with certain exceptions, be liable for the payment of Additional Amounts so that you would receive the same amounts payable if no such withholding taxes had been imposed. See "Description of the Notes--Additional Amounts." If we pay Additional Amounts due to the imposition of Greek withholding taxes, you will be treated as if you actually received the amount of Greek taxes withheld by us and then paid over the withheld taxes to the Greek taxing authorities. As a result, with respect to a particular interest payment you may be required to include more interest in gross income than the amount of cash you actually receive. Further, if we pay Additional Amounts as described above, those Additional Amounts will also be included in your gross income.

   Subject to certain limitations, generally you will be entitled to a credit against your U.S. federal income tax liability, or a deduction in computing your U.S. federal taxable income, for Greek withholding taxes withheld by us and paid over to the Greek taxing authorities or for any taxes you pay directly to the Greek taxing authorities.

 Foreign Currency Aspects of Stated Interest and OID

   Cash-Basis Holders. If you are a cash-basis holder, upon receipt of a payment on an exchange note you will generally be required to include in income an amount of stated interest equal to the U.S.-dollar value of the euro amount paid (determined using the spot rate on the date such payment is received), regardless of whether you in fact convert the payment into U.S. dollars. A spot rate is a rate that reflects a fair-market rate of exchange available to the public for currency under a spot contract in a free market and involving representative amounts. Your tax basis in euro you receive generally will equal the U.S.-dollar value of such euro when paid. If you subsequently exchange such euro for U.S. dollars or for another foreign currency, or if you use such euro to purchase property, you will generally recognize exchange gain or loss equal to the difference between your tax basis in the euro and the amount of U.S. dollars you receive or, if you purchase property, the U.S.-dollar value of the euro you pay for such property based on the U.S.-dollar spot rate on the date of the exchange. Generally you should recognize no exchange gain or loss if you receive euro and exchange them for U.S. dollars on the same day.

   Accrual-Basis Holders. If you are an accrual-basis holder, the amount of income you recognize will not be dependent upon whether you in fact convert a payment on an exchange note into U.S. dollars. You may determine the amount of income you recognize with respect to an interest payment using either of two methods. Under the first method, you determine interest (including OID) on an exchange note for any accrual period in euro and then translate it into U.S. dollars using the average exchange rate for the accrual period or, with respect to an accrual period that spans two taxable years, using the average rate for the partial period within each taxable year. The average rate of exchange for an interest accrual period is generally the simple average of the exchange rates for each business day of the period.

   You may elect to use a second method, under which you determine the amount of income accrued on the basis of the spot rate on the last day of the accrual period (and in the case of a partial accrual period, the spot

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

rate on the last day of the taxable year). Additionally, if you have made the election and actually receive a payment of interest within five business days of the last day of the accrual period or taxable year, you may translate that interest into U.S. dollars at the exchange rate in effect on the day you receive the payment. Any such election will apply to all debt instruments you hold during or after the taxable year in which you make the election and will be irrevocable without the consent of the IRS.

   If you are an accrual-basis holder, you will generally be required to recognize ordinary exchange gain or loss with respect to accrued interest income when you actually receive an interest payment on an exchange note. You calculate the amount of gain or loss by first translating the actual payment received into U.S. dollars using the spot rate on the date you receive payment and then subtracting from that amount the U.S.-dollar value of interest accrued during the period, as determined using the average rate (or, if you have made an election, the spot rate as described above).

   For purposes of computing exchange gain and loss, payments received on an exchange note generally will be treated first as payments of stated interest; second as payments of OID to the extent accrued in the period; and third as payments of principal.

 Effect of Optional Redemptions on OID

   Under certain circumstances, we may be entitled to redeem the notes. See "Description of the Notes--Redemption." Applicable Treasury regulations provide that computation of yield and maturity of an exchange note is not affected by such redemption rights and obligations if, based on all the facts and circumstances as of the issue date, the potential occurrence of such contingencies is remote. We have determined that, based on all of the facts and circumstances that are expected to exist as of the issue date, the possibility that such a redemption will occur is remote and that the stated payment schedule of the exchange notes therefore need not be adjusted for such contingencies.

   The exchange notes may be redeemed at our option prior to the exchange notes' stated maturity date. Treasury regulations provide that, solely for purposes of accruing OID, we will be assumed to exercise our option(s) to redeem an exchange note if such exercise will lower the exchange note's yield to maturity. Because the exercise of our option would not lower the exchange notes' yield to maturity, we anticipate that we will not be presumed to redeem the exchange notes prior to their stated maturity.

 Market Discount and Bond Premium

   If a U.S. Holder purchased an initial note prior to this exchange offer for an amount that is less than its principal amount, then, subject to a statutory de minimis rule, the difference generally will be treated as market discount. If a U.S. Holder exchanges an initial note, with respect to which there is market discount, for an exchange note pursuant to the exchange offer, the market discount applicable to the initial note should carry over the exchange note so received. In that case, any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, including dispositions which are nonrecognition transactions under certain provisions of the Code, the exchange note will be included in gross income and characterized as ordinary income to the extent of the market discount that (1) has not previously been included in income and (2) is treated as having accrued on the exchange note prior to the payment or disposition. Market discount generally accrues on a straight-line basis over the remaining term of the exchange note. Upon an irrevocable election, however, market discount will accrue on a constant yield basis. A U.S. Holder might be required to defer all or a portion of the interest expense on indebtedness incurred or continued to purchase or carry an exchange note. A U.S. Holder may elect to include market discount in gross income currently as it accrues. If such an election is made, the preceding rules relating to the recognition of market discount and deferral of interest expense will not apply. An election made to include market discount in gross income as it accrues will apply to all debt instruments acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

   If a U.S. Holder purchased an initial note prior to this exchange offer for an amount that is in excess of all amounts payable on the initial note after the purchase date, other than payments of qualified stated interest, the excess will be treated as bond premium. If a U.S. Holder exchanges an initial note, with respect to which there is bond premium, for an exchange note pursuant to the exchange offer, the bond premium applicable to the initial note should carry over to the exchange note so received. In general, a U.S. Holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. The amount of bond premium allocable to any accrual period is offset against the qualified stated interest allocable to the accrual period. If, following the offset determination described in the immediately preceding sentence, there is an excess allocable bond premium remaining, that excess may, in some circumstances, be deducted. An election to amortize bond premium applies to all taxable debt instruments held at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

 Sale or Redemption

   You will generally recognize gain or loss on the sale or redemption of an exchange note equal to the difference between the amount you realize on the sale or redemption (other than amounts attributable to accrued interest or OID, which would be taxable as interest) and your adjusted basis in the exchange note. Your adjusted tax basis in an exchange note will generally be your U.S.- dollar cost for the initial note, increased by the amount of any OID or de minimis OID you have included as income with respect to the initial note or the exchange note and reduced by the amount of any payments on the initial note or the exchange note that are not qualified stated interest payments. If you sell an exchange note or it is redeemed, you will generally recognize capital gain or loss, subject to the discussion of market discount above on the rules governing the treatment of foreign currency exchange gain or loss. Such capital gain or loss is long term if at the time of sale or redemption you held the exchange note for more than one year. Capital losses are generally subject to deductibility limitations.

   If you are a cash-basis holder, you recognize exchange gain or loss with respect to the principal amount of an exchange note on the date you receive such principal. If you are an accrual-basis holder, you recognize such gain or loss upon disposition of the exchange note. Generally you determine exchange gain or loss by reference to the difference between (1) the U.S.-dollar amount of the principal on the date you receive the principal amount or dispose of the exchange note, as the case may be, determined using the spot rate on that date, and (2) the U.S.-dollar amount of the principal on the date you acquired the exchange note, determined using the spot rate on that date. Upon the sale, exchange, or retirement of your exchange note you take exchange gain or loss into account only to the extent of the total gain or loss you recognize on the transaction.

   For purposes of calculating your foreign tax credit limitation, if you are a U.S. resident (as defined in section 865 of the Code), your gain upon disposition of an exchange note generally will be U.S.-source income, and your disposition losses generally will be allocated to reduce U.S.-source income. If you are a U.S. citizen or resident alien with a foreign "tax home," or if under section 865 of the Code your disposition losses are attributable to a foreign office, your disposition losses generally will be foreign source if a disposition gain would have been taxable by the foreign country and if that country's highest marginal tax rate on such gains is at least 10 percent. Special rules apply for determining the source of other types of loss (such as foreign currency gain and loss and accrued but unpaid interest), and you should consult your tax advisor regarding the treatment of such items in your particular situation.

   THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY OR MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF OWNING, HOLDING AND DISPOSING OF AN INITIAL NOTE OR AN EXCHANGE NOTE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              Plan of Distribution

   Each broker-dealer that receives exchange notes for its own account in the exchange offer in exchange for initial notes acquired by it as a result of market-making or other trading activities, may be deemed to be an underwriter within the meaning of the Securities Act, and therefore must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offer to resell or other transfers of the exchange notes received by it in the exchange offer. Accordingly, each applicable broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the commencement of the exchange offer and ending on the close of business 90 days after the completion of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

   We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter markets, in negotiated transactions, through the writing of options on the exchange notes or through a combination of these methods of resale. Exchange notes may be resold by broker-dealers at market prices prevailing at the time of resale at prices related to the prevailing market prices, or at negotiated prices. Resales may be made directly to purchasers or to or throughout the applicable broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of the exchange notes, may be deemed to be an underwriter within the meaning of the Securities Act, and any profit of any resale of exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act.

                                 Legal Matters

   Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, will pass upon matters of United States law related to the exchange notes for Antenna and Constantine Xydias & Partners, Athens, Greece will pass upon matters of Greek law related to the exchange notes for Antenna.

                      Where You Can Find More Information

   We have filed a registration statement on Form F-4 with the SEC. This prospectus is part of our registration statement. For further information about us and the exchange notes, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus might not contain all of the information that you might find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

   We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. Under the Exchange Act, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. These reports and other information can be inspected without charge and copied at established rates at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material are also available by mail from the Public Reference

Section of the SEC, at 450 Fifth Street, N.W., Washington D.C. 20549, at established rates. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The site's address is http://www.sec.gov.

   In addition, the indenture governing the exchange notes requires that we furnish information to the trustee and holders of the exchange notes. See "Description of the Exchange Notes--Provision for Financial Information."

   You can obtain copies of the documents referred to in this prospectus from us at Kifissias Avenue 10-12, Maroussi 151 25, Athens, Greece.

                                    Experts

   Our audited financial statements included in this prospectus have been included herein and in the registration statement in reliance upon the report of KPMG Kyriacou Certified Auditors S.A., independent accountants, appearing elsewhere in this prospectus, and upon authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditors' Report.............................................   F-2

Consolidated Statements of Operations for the years ended December 31,
 1998, 1999 and 2000.....................................................   F-3

Consolidated Balance Sheets as of December 31, 1999 and 2000.............   F-4

Consolidated Statements of Shareholders' Equity for the years ended
 December 31, 1998, 1999 and 2000........................................   F-6

Consolidated Statement of Cash Flows for the years ended December 31,
 1998, 1999 and 2000.....................................................   F-7

Notes to the Consolidated Financial Statements as of December 31, 2000...   F-8

Consolidated Statements of Operations for the three months ended March
 31, 2000 (unaudited)
 and 2001 (unaudited)....................................................  F-40

Consolidated Balance Sheet as of December 31, 2000 and March 31, 2001
 (unaudited).............................................................  F-41

Consolidated Statement of Shareholders' Equity for the three months ended
 March 31, 2001 (unaudited)..............................................  F-43

Consolidated Statements of Cash Flows for the three months ended March
 31, 2000 (unaudited)
 and 2001 (unaudited)....................................................  F-44

Notes to the Consolidated Financial Statement as of March 31, 2001
 (unaudited).............................................................  F-45

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Antenna TV S.A.

We have audited the accompanying consolidated balance sheets of Antenna TV S.A. and its subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Antenna TV S.A. and its subsidiaries as of December 31, 1999 and 2000, and the consolidated results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with generally accepted accounting principles in the United States.

KPMG
Athens, Greece
February 12, 2001

                                ANTENNA TV S.A.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              For the years ended December 31, 1998, 1999 and 2000
      (In thousands of drachmae and US dollars, except earnings per share)

                                             Year Ended December 31,
                                     -------------------------------------------
                            Notes       1998        1999        2000      2000
                            -----    ----------  ----------  ----------  -------
                                       (GRD)        (GRD)       (GRD)      ($)
Advertising revenue.....             29,287,940  35,126,406  39,590,700  109,080
Related party revenue...      6       2,612,974   2,005,550   1,653,057    4,555
Publication revenue.....                    --    1,805,768   7,706,182   21,232
Other revenue...........      23        422,008     842,397   6,314,862   17,399
                                     ----------  ----------  ----------  -------
Total net revenue.......      31     32,322,922  39,780,121  55,264,801  152,266
                                     ----------  ----------  ----------  -------
Cost of sales...........              5,391,548   7,976,394  16,253,580   44,782
Selling, general and
 administrative
 expenses...............              4,026,577   4,780,493   7,197,228   19,830
Amortization of
 programming costs......      8      12,383,100  12,095,871  13,571,549   37,392
Depreciation and
 amortization...........   9,10,12      628,072     852,561   1,418,849    3,909
                                     ----------  ----------  ----------  -------
Operating income........              9,893,625  14,074,802  16,823,595   46,353
Interest expense, net...  2,14,15,16 (2,858,331) (2,699,564) (3,306,297)  (9,109)
Foreign exchange
 (losses), net..........      24     (4,023,784) (1,973,089) (2,984,412)  (8,223)
Equity in net income in
 unconsolidated
 affiliate..............      7          20,986      24,680       2,287        6
Related party commission
 income.................      6         143,459     434,534      47,875      132
Other income (expense),
 net....................      25          9,851   1,529,045    (435,060)  (1,199)
Minority interest in
 (income) of
 consolidated
 subsidiaries, net......                    --      (58,119)    (85,313)    (235)
                                     ----------  ----------  ----------  -------
Earnings before income
 taxes..................              3,185,806  11,332,289  10,062,675   27,725
Provision for income
 taxes..................      18      2,084,916   4,570,336   3,011,400    8,297
                                     ----------  ----------  ----------  -------
Earnings before
 extraordinary gain.....              1,100,890   6,761,953   7,051,275   19,428
Extraordinary gain on
 repurchase of Senior
 Notes (net of income
 taxes of GRD 83,244)...      15            --          --      124,867      344
                                     ----------  ----------  ----------  -------
Net income..............              1,100,890   6,761,953   7,176,142   19,772
                                     ==========  ==========  ==========  =======
Basic and diluted
 earnings per share
 before extraordinary
 gain...................      2            65.6       354.4       355.2      1.0
                                     ==========  ==========  ==========  =======
Basic and diluted
 extraordinary gains per
 share..................                    --          --          6.3      --
                                     ==========  ==========  ==========  =======
Basic and diluted
 earnings per share.....      2            65.6       354.4       361.5      1.0
                                     ==========  ==========  ==========  =======

     Exchange rate for the convenience translation of the December 31, 2000 balances is GRD 362.95 to $1.00

   The accompanying notes are an integral part of the consolidated financial statements.

                                ANTENNA TV S.A.

                          CONSOLIDATED BALANCE SHEETS
                        As of December 31, 1999 and 2000
      (In thousands of drachmae and US dollars, except earnings per share)

                                     ASSETS

                                                          December 31,
                                                  -----------------------------
                                            Notes    1999       2000     2000
                                            ----- ---------- ---------- -------
                                                    (GRD)       (GRD)     ($)
Current assets:
  Cash and cash equivalents................       31,772,162  8,426,343  23,216
  Marketable equity securities.............    7         --   4,113,740  11,334
  Restricted cash..........................          425,266    251,184     692
  Accounts receivable, less allowance for
   doubtful accounts of GRD 1,834,794 in
   1999 and GRD 1,604,281 in 2000..........    4  21,873,360 24,931,314  68,691
  Inventories..............................    5     438,006    703,847   1,939
  Due from related parties.................    6   3,300,360  4,200,857  11,574
  Programming costs, net...................    8  11,824,168 16,238,222  44,740
  Advances to related parties..............    6     156,660    335,194     923
  Advances to third parties................        1,201,061  3,515,043   9,685
  Prepaid expenses and other current
   assets..................................           89,214    381,722   1,052
  Income and withholding tax advances......          780,264  1,157,072   3,188
                                                  ---------- ---------- -------
    Total current assets...................       71,860,521 64,254,538 177,034
                                                  ---------- ---------- -------

Investments................................    7      75,806      7,610      21
Property and equipment, net................    9   3,475,745  7,302,374  20,120
Broadcast, transmission and printing
 equipment under capital leases, net.......   10   1,649,742  1,390,750   3,832
Deferred charges, net......................        1,677,084  1,213,055   3,342
Programming costs, excluding current
 portion...................................    8   7,652,672 10,470,065  28,847
Other receivable less allowance for
 doubtful accounts and fair value of GRD
 480,000 in 1999 and GRD 736,498 in 2000...   11     272,998        --      --
Due from related party.....................    6   3,276,667  3,573,606   9,846
Advances to related parties................    6     173,137    201,257     555
Intangible assets, net.....................   12     970,561  2,293,163   6,318
Deferred tax assets........................   18     396,702  1,473,649   4,060
Other assets...............................   13     137,849  3,107,763   8,563
                                                  ---------- ---------- -------
    Total assets...........................       91,619,484 95,287,830 262,538
                                                  ========== ========== =======

     Exchange rate for the convenience translation of the December 31, 2000 balance is GRD 362.95 to $1.00

   The accompanying notes are an integral part of the consolidated financial statements.

                                ANTENNA TV S.A.

                          CONSOLIDATED BALANCE SHEETS
                        As of December 31, 1999 and 2000
      (In thousands of drachmae and US dollars, except earnings per share)

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                       December 31,
                                               -------------------------------
                                         Notes    1999        2000      2000
                                         ----- ----------  ----------  -------
                                                 (GRD)       (GRD)       ($)
Current liabilities:
  Bank overdrafts and short-term
   borrowings...........................  14    3,278,111  13,297,921   36,638
  Current portion of obligations under
   capital leases.......................  16      385,856     307,972      848
  Trade accounts, notes and cheques
   payable..............................        9,793,645   9,838,473   27,107
  Program license payable...............        2,538,945   1,968,949    5,425
  Payable to related parties............   6       68,823         --       --
  Customer advances.....................          327,370     432,276    1,191
  Accrued interest...................... 14,15  1,411,003   1,252,434    3,451
  Accrued expenses and other current
   liabilities..........................  17    4,184,880   4,144,440   11,419
  Income taxes payable..................  18      237,525   1,824,823    5,028
  Deferred tax liability................  18    1,965,298     839,761    2,314
  Current portion of other long-term
   liability............................  19    1,003,116     559,483    1,541
                                               ----------  ----------  -------
    Total current liabilities...........       25,194,572  34,466,532   94,962
                                               ----------  ----------  -------
Long-term liabilities:
  Long-term debt........................  15   36,479,831  32,633,513   89,912
  Long-term obligations under capital
   leases...............................  16      704,971     605,239    1,668
  Deferred tax liability................  18    1,599,096         --       --
  Other long-term liability.............  19      532,483         --       --
  Payable to related parties............   6      185,000     185,000      510
  Employee retirement benefits..........  20      520,832     541,043    1,491
  Long-term provisions..................  30      203,270     253,249      698
                                               ----------  ----------  -------
    Total liabilities...................       65,420,055  68,684,576  189,241
                                               ----------  ----------  -------
Minority interests......................          650,969     736,282    2,028
                                               ----------  ----------  -------
Shareholders' equity:
  Share capital.........................  21    1,984,944   1,984,944    5,469
  Additional paid-in capital............ 21,22 28,714,904  28,714,904   79,115
  Accumulated (deficit) retained
   earnings.............................       (5,151,388)  2,024,754    5,579
  Accumulated other comprehensive
   (loss)...............................              --   (6,857,630) (18,894)
                                               ----------  ----------  -------
    Total shareholders' equity..........       25,548,460  25,866,972   71,269
                                               ----------  ----------  -------
Commitments and contingencies........... 29,30
  Total liabilities and shareholders'
   equity...............................       91,619,484  95,287,830  262,538
                                               ==========  ==========  =======

           Exchange rate used for the convenience translation of the December 31, 2000 balance is GRD 362.95 to $1.00.

   The accompanying notes are an integral part of the consolidated financial statements.

                                ANTENNA TV S.A.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
              For the years ended December 31, 1998, 1999 and 2000
                           (In thousands of drachmae)

                                                   Accumulated (Deficit) Retained Earnings
                       --------------------------------------------------------------------------------------------------
                                            Legal, Tax Accumulated                Accumulated
                                 Additional  Free and   (Deficit)                    Other
                         Share    Paid-in     Other     Retained                 Comprehensive    Grand     Comprehensive
                        Capital   Capital    Reserves   Earnings       Total      Income(loss)    Total      Income(loss)
                       --------- ---------- ---------- -----------  -----------  ------------- -----------  -------------
Balance, December 31,
 1997................  1,676,944  3,752,500 2,545,215   (2,590,056)     (44,841)         --      5,384,603          --
Net income for the
 year................        --         --        --     1,100,890    1,100,890          --      1,100,890          --
Transfer of statutory
 earnings to legal,
 tax free and other
 reserves ...........        --         --     78,972      (78,972)         --           --            --           --
Dividends declared...        --         --        --    (1,000,000)  (1,000,000)         --     (1,000,000)         --
Excess of purchase
 price over net book
 value of acquired
 entities............        --         --        --   (11,969,390) (11,969,390)         --    (11,969,390)         --
                       --------- ---------- ---------  -----------  -----------   ----------   -----------   ----------
Balance, December 31,
 1998................  1,676,944  3,752,500 2,624,187  (14,537,528) (11,913,341)         --     (6,483,897)         --
Net income for the
 year................        --         --        --     6,761,953    6,761,953          --      6,761,953          --
Issuance of 3,080,000
 common shares.......    308,000 24,962,404       --           --           --           --     25,270,404          --
Transfer of statutory
 earnings to legal,
 tax free and other
 reserves............        --         --    228,418     (228,418)         --           --            --           --
                       --------- ---------- ---------  -----------  -----------   ----------   -----------   ----------
Balance December 31,
 1999................  1,984,944 28,714,904 2,852,605   (8,003,993)  (5,151,388)         --     25,548,460          --
Net income for the
 year................        --         --        --     7,176,142    7,176,142          --      7,176,142    7,176,142
Unrealized loss on
 available for sale
 equity securities,
 net of GRD 4,571,596
 tax benefit.........                                                             (6,857,395)   (6,857,395)  (6,857,395)
Currency translation
 adjustment..........        --         --        --           --           --          (235)         (235)        (235)
                                                                                                             ----------
Total comprehensive
 income..............        --         --        --           --           --           --            --       318,512
                                                                                                             ==========
Transfer of statutory
 earnings to legal,
 tax free and other
 reserves............        --         --    252,709     (252,709)         --           --            --
                       --------- ---------- ---------  -----------  -----------   ----------   -----------
Balance December 31,
 2000................  1,984,944 28,714,904 3,105,314   (1,080,560)   2,024,754   (6,857,630)   25,866,972
                       ========= ========== =========  ===========  ===========   ==========   ===========


   The accompanying notes are an integral part of the consolidated financial statements.

                                ANTENNA TV S.A.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              For the years ended December 31, 1998, 1999 and 2000
                   (In thousands of drachmae and US dollars)

                                          Year Ended December 31,
                                ----------------------------------------------
                                   1998         1999         2000       2000
                                -----------  -----------  -----------  -------
                                   (GRD)        (GRD)        (GRD)       ($)
Cash flows from operating
 activities
Net income....................    1,100,890    6,761,953    7,176,142   19,772
  Adjustments to reconcile net
   income to net cash
  Extraordinary gain on
   repurchase of Senior
   Notes......................          --           --      (124,867)    (344)
  Deferred income taxes.......    1,906,380    4,380,122      772,410    2,128
  Minority interest in profit
   of consolidated entity.....                    58,119       85,313      235
  Equity in net income of
   unconsolidated affiliate...      (20,986)     (24,680)      (2,287)      (6)
  Amortisation of debt
   issuance expenses..........      226,731      226,731      218,982      603
  Amortisation of premium on
   foreign exchange contract
   and loss on option.........    1,558,597    1,224,719          --       --
  Depreciation of property and
   equipment and capital
   leases and amortization of
   programming costs, goodwill
   and other intangibles......   13,011,172   12,948,432   14,990,398   41,302
  Provision for other long-
   term liabilities...........       49,435       37,000      112,979      311
  Provision for employee
   retirement benefits........       54,692       56,000       70,000      193
  Change in current assets and
   liabilities
   (Increase) in accounts and
    other receivables.........   (5,032,459)  (1,005,224)  (2,476,587)  (6,823)
   (Increase) in due from/to
    related parties...........   (1,399,255)    (848,743)  (1,173,641)  (3,234)
   (Increase) in programming
    costs.....................  (13,078,150) (13,204,588) (17,063,658) (47,014)
   (Increase) decrease in
    prepaid and licensed
    programming expenditures..   (1,322,475)     514,877   (3,739,338) (10,303)
   (Decrease) increase in
    trade accounts, notes and
    cheques payable...........     (496,354)     665,373     (194,873)    (537)
   Increase (decrease) in
    licensed program payable..      217,244      (68,375)    (569,996)  (1,570)
   (Increase) in inventories..          --       (99,102)    (265,316)    (731)
   Increase (decrease) in
    customer advances.........      130,728     (142,762)     104,906      289
   Increase (decrease) in
    accrued expenses and other
    liabilities...............    5,824,444   (6,901,883)  (1,261,247)  (3,475)
   Increase in income taxes
    payable...................          --       131,417    1,440,583    3,969
   Other, net.................      (46,468)    (375,726)  (2,780,116)  (7,660)
                                -----------  -----------  -----------  -------
   Total adjustments..........    1,583,276   (2,428,293) (11,856,355) (32,667)
                                -----------  -----------  -----------  -------
Net cash provided (used) in
 operating activities.........    2,684,166    4,333,660   (4,680,213) (12,895)
                                -----------  -----------  -----------  -------
Cash flows from investing
 activities
 Acquisition and right of
  acquisition of businesses,
  net of cash.................       31,631  (11,160,154)  (5,468,876) (15,068)
 Acquisition of marketable
  equity securities...........          --           --   (15,542,731) (42,823)
 Dividends received...........          --        38,759       70,890      195
 Purchase of fixed assets.....     (396,556)    (915,627)  (3,687,890) (10,161)
                                -----------  -----------  -----------  -------
Net cash (used) in investing
 activities...................     (364,925) (12,037,022) (24,628,607) (67,857)
                                -----------  -----------  -----------  -------
Cash flow from financing
 activities
 Issuance of common shares....          --    25,270,404          --       --
 Redemption of Senior Notes...          --    (1,185,994)  (7,055,210) (19,439)
 Increase (decrease) in bank
  overdrafts and short term
  borrowings, net.............    1,468,155     (487,604)  10,019,810   27,606
 (Increase) decrease in
  restricted cash.............          --      (425,266)     174,082      480
 Repayments of capital lease
  obligations.................      (76,094)    (116,928)    (177,616)    (489)
 Dividends paid...............   (1,000,000)         --           --       --
 Premium of foreign exchange
  contract....................   (2,088,000)         --           --       --
 Purchase of foreign currency
  option......................     (695,316)         --           --       --
 Debt issuance costs of Senior
  Notes.......................     (108,503)         --           --       --
                                -----------  -----------  -----------  -------
Net cash (used) provided by
 financing activities.........   (2,499,758)  23,054,612    2,961,066    8,158
                                -----------  -----------  -----------  -------
Effect of exchange rate
 changes on cash..............      (52,670)   5,120,825    3,001,935    8,271
(Decrease) increase in cash...     (233,187)  20,472,075  (23,345,819) (64,323)
Cash and cash equivalents at
 beginning of year............   11,533,274   11,300,087   31,772,162   87,539
                                -----------  -----------  -----------  -------
Cash and cash equivalents at
 end of year..................   11,300,087   31,772,162    8,426,343   23,216
                                ===========  ===========  ===========  =======
Supplemental disclosure of
 cash flow information
 Cash paid for interest.......    3,083,545    3,380,494    3,991,294   10,997
 Cash paid for income taxes...          --           --       789,029    2,174



           Exchange rate used for the convenience translation of the December 31, 2000 balances is GRD 362.95 to $1.00.

   The accompanying notes are an integral part of the consolidated financial statements.

                                ANTENNA TV S.A.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)

1. Operations of the Company

   Antenna TV S.A. ("Antenna"), a Greek societe anonyme, was founded by Mr. Minos Kyriakou, the Chairman of the Company. The Company began operations at the end of 1989 after the introduction of private commercial television in Greece. The principal activity of Antenna and its operating subsidiaries (the "Company") is the sale of advertising spots on television and radio. These activities are primarily conducted through subsidiaries in Greece.

   Until September 1, 1998, the principal activities included sale of advertising spots on television (see below). After September 1, 1998, the consolidated financial statements include the results of other businesses. See acquisitions of entities under common control.

2. Summary of Significant Accounting Policies

 Basis of Financial Statements

   The Company primarily maintains its accounting records and publishes its statutory financial statements in accordance with Greek tax and corporate regulations and has made certain adjustments to these records to present the accompanying financial statements in accordance with U.S. generally accepted accounting principles. The amounts are in thousands of drachmae and U.S. dollars, except share data and exchange rates.

 Acquisitions of entities under common control

   On May 6, 1999, the Company acquired the following interests (the "Acquisition"): a 51% interest in Audiotex S.A. ("Audiotex"), a company that generates revenue from the sale of audiotext (for a purchase price of $7.25 million); a 99.97% interest in Antenna R.T. Enterprises ("Antenna Radio"), which owns Antenna FM (97.1 FM), a combination news/talk and music radio station serving the greater Athens area (for a purchase price of $16.25 million plus the assumption of approximately $5.2 million of indebtedness); a 100% interest in Antenna Spoudastiki Ltd. ("Antenna Spoudastiki"), which operates a training centre for journalists and other media personnel (for a purchase price of $6.0 million); and a 100% interest in Pacific Broadcast Distribution Ltd. ("Pacific Broadcast"), which rebroadcasts the Company's programming in Australia through a joint venture (for a purchase price of $3.5 million). Each of the companies whose interests were acquired was previously affiliated with or controlled by members of the family of Mr Minos Kyriakou, the Company's Chairman and Chief Executive Officer.

   These business combinations were among companies under common control and have been accounted for "as if" a pooling of interest had occurred for periods subsequent to September 1, 1998, the date that the companies came under common control for accounting purposes. Accordingly, the balance sheet as at December 31, 1998 and the consolidated statements of operations, cash flows and shareholders' equity for the year ended December 31, 1998 have been restated. Because the business combinations are among companies under common control they have been consolidated based upon their book value and historical results of operations, respectively. The cash amounts paid for the companies acquired, in excess of their book values, have been treated as a dividend to the selling shareholders.

   The total purchase price of all the businesses amounting to $38.2 million, comprised of cash consideration of $33.0 million and the assumption of $5.2 million of debt. The total cash purchase price of GRD 10,040 million exceeded the book value of the acquired companies by GRD 11,969 million ($37.9 million), resulting in a deemed dividend to the shareholders.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)

 Acquisitions of unrelated businesses

i)Year ended 31 December 1999

   On October 27, 1999, Antenna TV purchased a 51% interest in Daphne Communications S.A. ("Daphne"), a Greek publishing company, for a total consideration of GRD 1,210 million. This acquisition was accounted for using the purchase method and accordingly, the net assets acquired have been recorded at their fair value and the results of their operations included from the date of acquisition. Based on fair value GRD 300 million has been allocated to net tangible assets, GRD 200 million to magazine rights and GRD 787 million to goodwill. On a proforma basis, reflecting this acquisition as if it had taken place at the beginning of the 1999 year and after giving effect to adjustments recording the acquisitions, unaudited net revenues, net earnings and basic and diluted earnings per share would have been GRD 46,490,693, GRD 6,313,429 and GRD 318.6, respectively. These proforma results are not indicative of either future performance or actual results which would have occurred had these acquisitions taken place at the beginning of the respective period.

ii)Year ended 31 December 2000

   On February 7, 2000 Antenna TV acquired the 49% interest in Audiotex that it did not already own from Legion International S.A., a Lagardere Group company, for total consideration of GRD 55 million and an increase in the royalty fee to Legion International S.A. from 7.5% to 12.0% of Audiotex's annual revenue for 10 years. The term of the amended royalty agreement is from January 1, 2000 to January 1, 2010. This acquisition was accounted for using the purchase method and accordingly, the net assets acquired have been recorded at their fair value and the results of their operations included from the date of acquisition. Based on estimates of fair value GRD 84 795 has been allocated to goodwill. The incremental increase in the royalty payment of 4.5% for the next 5 years and the payment of 12% royalty for an additional five years, represents the additional consideration payable for the acquired interest and will be recorded as additional element of the cost of the acquired entity, (i.e. goodwill), and will be amortized over 10 years. Audiotex's revenues for the year ended December 31, 2000 amounted to GRD 912 million. Assuming the revenues remained the same over the next 10 years the additional consideration paid would be approximately GRD 775 million. However, the ultimate amount to be paid will only be determined at the end of each period. The additional elements of cost are recorded when the contingency is resolved and the consideration is issuable.

   On March 2, 2000, the Company entered into an agreement with MEAGA S.A., a Greek company listed on the Athens Stock Exchange, to acquire approximately 70% of MEAGA, subject to the completion of due diligence by Antenna and receipt of regulatory approvals and consents. In connection with this transaction, MEAGA will sell its existing businesses to third party purchasers and the proceeds will be applied to repay all of its outstanding indebtedness. As a result, just prior to the acquisition, MEAGA will have no assets or liabilities. In exchange for its interest in MEAGA, the Company will transfer stakes in four of its subsidiaries, Antenna Radio, Antenna Spoudastiki, Audiotex and Daphne, to MEAGA. Following the completion of the acquisition, the assets and liabilities of MEAGA will be comprised of historical book values of the businesses contributed by Antenna. The consolidated financial statements of Antenna will reflect a charge to recognize the cost of the disposition of the interest transferred to the minority shareholders, and a corresponding recognition of a minority interest in the consolidated balance sheet. The transaction has not yet materialized.

   On April 13, 2000, the Company announced that it had entered into a memorandum of understanding with Internet Gold International Ltd, a subsidiary of Internet Gold, to jointly undertake various internet-related activities. Internet Gold agreed to use its best efforts to cause one or more of the shareholders of CompuLink Networks S.A., a Greek internet service provider, to transfer to the Company a 20% stake in CompuLink for

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)

consideration of $1 million, $200,000 of which will be paid in cash and $800,000 of which will be paid in the form of advertising time on television and radio and in magazines. The Company and Internet Gold will also form two new joint ventures that will provide content for the internet and one new joint venture that will be an internet service provider in Cyprus. To date the undertaking of internet related activities has not yet materialized nor have the joint ventures been formed.

   In August 2000, Antenna TV became a 40% shareholder in a newly established company, Antenna Optima S.A. whereby GRD 8 million was contributed as an initial investment. This investment is accounted for by the equity method as Antenna TV does not own a controlling interest.

   On August 4, 2000, the Company acquired interests in three Bulgarian media companies for total consideration including related expenses of GRD 1,368 million. The acquisition includes a 100% interest in Nova Television AD, a 100% interest in Multimex I.D. AD and a 92% interest in Radio Express. In November, 2000 the 7% minority interest in Radio Express was purchased for GRD 11,988. This acquisition was accounted for using the purchase method and accordingly, the net assets acquired have been recorded at their fair value and the results of their operations included from the dates of acquisition. Based on estimates of fair value GRD 1,335 million has been allocated to goodwill.

   On October 9, 2000 the Company acquired a 100% interest in Part Time S.A. (now Part Time Simvouleftiki S.A.) for total cash consideration of GRD 883.4 million. This acquisition was accounted for using the purchase method and accordingly net assets acquired have been recorded at their fair value and the results of their operations included from the date of acquisition. Based on estimates of fair value GRD 644.6 million has been allocated to land and GRD 53.3 million to goodwill.

   On a proforma basis, reflecting the acquisitions of the three Bulgarian media companies and Part Time S.A. as if it had taken place at the beginning of the year and after giving effect to adjustments recording the acquisitions, unaudited net revenues, net earnings and basic and diluted earnings per share would have been GRD 56,030 million, GRD 7,112 million and GRD 358.3, respectively. These proforma results are not indicative of either future performance or actual results which would have occurred had these acquisitions taken place at the beginning of the respective period.

 Principles of Consolidation

   The consolidated financial statements of the Company include all of its significant majority-owned subsidiaries. Affiliated companies in which the Company does not own a controlling interest or for which the minority shareholders have significant veto rights over operating decisions (participating rights requiring unanimous shareholder approval, including: transactions in excess of GRD 20 million, operating budgets, senior management positions, borrowing and amendments to contractual obligations) are accounted for using the equity method. All significant intercompany balances and transactions have been eliminated.

 Use of Estimates

   The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used in the amounts reflected as allowance for doubtful accounts, amortization of programming costs, ultimate recoverability of other receivables, contingencies, including tax contingencies, and deferred tax assets. Actual results could differ from those estimates.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


   The Company refers receivable balances that exceed their credit terms to a lawyer for collection. Management, in conjunction with input from their lawyer, provides an allowance for the estimated amount of doubtful accounts. Periodically, the Company writes-off balances that are deemed to be uncollectible.

   The other receivable described in Note 11 is an amount due from a political party which has experienced financial difficulties. Therefore, it is reasonably possible that the allowance for doubtful accounts may change. Management cannot estimate the amount of such a change at this time.

 Foreign Currency Translation

   The Company's functional currency is the drachma. Transactions involving other currencies are converted into drachmae using the exchange rates which are in effect at the time of the transactions. Monetary assets and liabilities which are denominated in other currencies are stated at the Greek drachma equivalent prevailing at year-end. Gains and losses resulting from foreign currency remeasurements are reflected in the accompanying consolidated statements of operations. Gains and losses resulting from the translation of financial statements are components of other comprehensive earnings.

 Revenue

   The Company's primary source of revenue is the sale of advertising time. Advertising revenue is recognized in the period that the spots are aired.

   The Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements, in December 1999. The SAB summarizes certain of the SEC staff's views in applying US generally accepted accounting principles to revenue recognition in financial statements. During the fourth quarter of the current year, the Company performed a review of its revenue recognition policies and believes that the Company is in compliance with SAB 101.

   Revenue from licensing and distribution agreements is recognized when all of the following conditions are met: the license period begins, the license fee for each program is known, the cost of each program is known, each program becomes available for broadcast and has been accepted by the licensee, and collectibility of the full license fee is reasonably assured.

   Revenue earned under distribution and licensing agreements with payment terms in excess of one year is discounted to its present value.

   Revenue from commissions and royalties earned on third (including related) parties' annual revenue or advertising revenue is recognized when such parties air the program or advertising.

   Revenue from barter transactions whereby goods, services or assets are exchanged for television advertising time is recognized when the advertising spots have been aired.

   Revenue from publications (magazine sales), less provisions for returns, are recorded at the time of shipment.

   Revenue earned from infomercial services (included in other revenue) is recognized as revenue in the period that the infomercial services are rendered.

   Revenue earned from telemarketing (included in other revenue) is recognized as revenue when the products are shipped and the services are rendered.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


 Deferred Charges

   The expenses incurred in connection with the issuance and distribution of the Senior Notes issued on August 12, 1997, (see Note 15), were capitalized and are amortized on a straight line basis over the term of the Senior Notes. Amortization for the years ended December 31, 1998, 1999 and 2000 totalled GRD 226,731, GRD 226,731 and GRD 218,982 respectively, and is included in interest expense in the accompanying consolidated statements of operations.

 Comprehensive Income (Loss)

   Comprehensive income (loss) is comprised primarily of gains and losses arising on the translation of foreign currency financial statements and also includes unrealized gains and losses on certain available for sale investments, net of tax.

 Programming Costs

   Programming costs include produced programming and programming produced under contract with third-party production companies, licensed program rights and rights to sporting events. Programming costs are stated at the lower of cost less accumulated amortization or estimated net realizable value in accordance with SFAS 53.

   Produced programming includes talk shows, dramas, situation comedies, soap operas, sporting events and game shows. The related produced programming costs consist of direct production costs and production overhead.

   Licensed program rights represent amounts paid or payable to program suppliers for the right to broadcast the supplier's programs. Such rights are limited to a contract period or a specific number of showings. The portion of licensed program rights available for use at year-end that are expected to be amortized within one year are classified as current assets.

   Rights of sporting events represent amounts paid or payable to suppliers for the right to broadcast sporting events. Rights for sporting events expected to be amortized within one year are classified as current assets.

   Prepaid licensed program and sports rights represent licensed program and sports rights for which payments have been made prior to their availability. As these programs become available for use they are reclassified to licensed program rights or rights for sporting events.

   Distribution expenses are charged to expense when incurred.

   Programming produced for radio broadcast is charged to cost of goods sold when incurred.

   The amortization of programming costs, excluding licensed program rights, are charged to operations using the ratio of current period's gross revenue to estimated gross revenue to be derived from all sources. The amortization rates used for periods after actual gross revenue have been received are based on estimates and are reviewed periodically and revised when necessary to reflect historical patterns.

   Unamortized production and exploitation costs are compared with net realizable value each reporting period on a film-by-film basis. If estimated future gross revenues from a film are not sufficient to recover unamortized film costs, other direct distribution expenses and participations, the unamortized film costs are written down to net realizable value.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


   Licensed program rights are amortized to expense based on broadcasts.

 Cash and Cash Equivalents

   The Company considers cash or cash equivalents to be highly liquid investments such as cash, time deposits and certificates with original maturities of three months or less.

 Investments

   Marketable equity securities are classified as "available-for-sale", and are recorded at fair value with unrealized gains and losses included in stockholders' equity. All other equity securities are accounted for using the equity method.

   The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary. If the decline in fair value is judged to be other than temporary, the cost basis of the security is written down to fair value and the amount of the write-down is included in the consolidated statements of operations.

 Inventories

   Inventories are valued at the lower of cost (weighted-average) or market.

 Property and Equipment

   Property and equipment are stated at cost, less accumulated depreciation. Major renewals and improvements that extend the useful life of an asset are capitalized. Maintenance and repairs which do not improve or extend the lives of the respective assets are expensed when incurred.

   Depreciation of property and equipment are calculated on the straight-line basis over the estimated useful lives of the assets (see Note 9).

 Broadcasting, Transmission and Printing Equipment under Capital Leases

   Broadcasting equipment under capital leases is stated at the present value of the future minimum lease payment at the inception of the lease, less accumulated depreciation.

   Equipment under capital leases is depreciated over its estimated useful life (see Note 10).

 Intangible Assets, Net

   Intangible assets, net are composed of magazine rights, as well as the excess of costs over the fair value of net assets of acquired businesses. The excess of cost over the fair value of the business acquired is amortized, on a straight-line basis over 5 to 20 years. Other acquired intangibles are amortized, on a straight-line basis, over their estimated useful lives, not in excess of five years. The Company continually evaluates the recoverability of its intangible assets to determine whether current events or circumstances warrant adjustments to the carrying value. Such evaluation may be based on current and projected income and cash flows from operations of related businesses on an undiscounted basis as well as other economic and market variables.

 Advances to Third Parties

   The Company makes payments to artists, producers and script writers for services in connection with future programs and promotions. Such payments are included in production costs when services have been rendered.

                                ANTENNA TV S.A.

  (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


 Employee Retirement Benefits

   As more fully discussed in Note 20, employee retirement benefits are provided for on an accrual basis.

 Income Taxes

   Income taxes have been accounted for using the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. Deferred tax assets and liabilities are recorded for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. Deferred taxes are measured using currently applicable tax rates.

 Barter Transactions

   Barter transactions represent non-cash transactions in which the Company sells advertising time or space to a third party in return for goods, services or assets (including rights to sporting events). These transactions are accounted for on the basis of the fair market value of the goods, services or assets received or advertising surrendered, whichever is more readily determinable. During the years ended December 31, 1998, 1999 and 2000 net revenue derived from barter transactions amounted to GRD 381,183, GRD 309,919 and GRD 108,940, respectively.

   The Company's major source of revenue is derived in Greece (see Note 31).

 Concentration of Credit Risk

   Concentration of credit risks with respect to current trade accounts, are managed as the Company obtains letters of guarantee from banks to support receivable balances. At December 31, 1999 and 2000, the Company had obtained letters of guarantee in respect of approximately 3.8% and 1.5% of receivables, respectively.

   The Company earned 8.1% (GRD 2,612,974), 5.0% (GRD 2,005,550) and 3% (GRD
1,653,057) of net revenues from related companies for the years ended December 31, 1998, 1999 and 2000, respectively. Accounts receivable relating to related parties as of December 31, 1999 and 2000 represented 13.2% and 16.8% of accounts receivable, respectively. Related party revenue denominated in foreign currency amounted to GRD 1,874,385, GRD 1,561,400 and GRD 883,598 for the years ended December 31, 1998, 1999 and 2000, respectively. The related receivables are subject to foreign currency risk.

   Advances to related parties represent 22% and 13% of total advances at December 31, 1999 and 2000, respectively.

   No one supplier accounts for more than 10% of purchases.

   The Company's significant source of revenue is generated from selling advertising spots to local advertisers. In the years ended December 31, 1998, 1999 and 2000 no one advertiser accounted for 10% or more of total net revenue.

 Impairment of Long-Lived Assets

   The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


 Earnings Per Share

   The earnings per common share is computed by dividing net income applicable to common stock by the weighted average number of issued shares of common stock for the years ended December 31, 1998, 1999 and 2000. Basic earnings per share and diluted earnings per share are equal as the Company does not have any dilutive securities outstanding. The earnings per share for the year ended December 31, 1999 have been adjusted to properly calculate using the weighted average number of shares.

 Costs of Start-Up Activities

   The Company expenses as incurred costs of start-up activities and organisation costs.

 Recent and New Accounting Pronouncements

 Derivative Instruments

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"). "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This statement requires the Company to recognise all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value though earnings. If the derivative is an effective hedge, changes in its fair value will be offset against the change in the fair value of the hedged item in either other comprehensive income or earnings. The ineffective portion of a derivative classified as a hedge will be immediately recognized in earnings. This statement, as amended, is effective for all fiscal years beginning after June 15, 2000 and is not required to be applied retroactively to financial statements of prior periods. The Company does not have any freestanding derivatives as at December 31, 2000 and is in the process of reviewing its operating contracts for embedded derivatives. The ultimate effect of adoption of SFAS 133 has not yet been quantified.

 Accounting for Computer Software

   During January 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 which became effective for all fiscal years beginning after December 15, 1998 requires the Company to capitalize certain internal-use software costs once certain criteria are met. The adoption of SOP 98-1 did not have a material impact on the Company's financial statements.

 Accounting by Producers or Distributors

   The AICPA issued Statements of Position 00-2, "Accounting by Producers or Distributors of Films", in June 2000, and it is in effect for fiscal years beginning after December 15, 2000, with earlier application encouraged. SOP 00-2 establishes new accounting standards for producers and distributors of films, including changes in revenue recognition and accounting for advertising, development and overhead costs. It requires advertising costs for television products to be expensed as incurred, certain indirect overhead costs to be charged directly to expense instead of being capitalized to film costs, and all film costs to be classified on the balance sheet as non-current assets. The Company for the quarter ending March 31, 2001 believes it will record a one-time after-tax charge for the initial adoption of the standard which will not exceed GRD 250 million to GRD 600 million.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


 Accounting for Transfers and Servicing in Financial Assets and
 Extinguishments of Liabilities

   In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing in Financial Assets and Extinguishments of Liabilities (A Replacement of SFAS No. 125)". SFAS No. 140 provides guidance on accounting for
(1) securitization transactions involving financial assets; (2) sales of financial assets (including loan participations); (3) factoring transactions;
(4) wash sales; (5) servicing assets and liabilities; (6) collateralized borrowing arrangements; (7) securities lending transactions; (8) repurchase agreements; and (9) extinguishment of liabilities. While most of the provisions of SFAS No. 140 will become effective for transactions entered into after March 31, 2001, companies with calendar fiscal year ends that hold beneficial interests from previous securitizations will be required to make additional disclosures in their December 31, 2000 financial statements. Management does not believe that the adoption of SFAS No. 140 will have a significant impact on the Company's consolidated financial statements.

 Accounting for Shipping and Handling Fees and Costs

   In October 2000, the Emerging Issues Task Force (EITF) of FASB issued EITF 00-10, "Accounting for Shipping and Handling Fees and Costs", and EITF 00-14, "Accounting for Certain Sales Incentives". EITF 00-10 addresses the income statement classification for shipping and handling fees and costs. EITF 00-14 addresses recognition, measurement, and income statement classification for certain sales incentives including discounts, coupons, rebates, and free products or services. The adoption of EITF 00-10 and EITF 00-14 did not have a material impact on the Company's consolidated financial statements.

3. Translations of Drachmae into US Dollars

   The consolidated financial statements are stated in drachmae. The translations of drachmae into U.S. Dollars are included solely for the convenience of the reader, using the noon buying rate in New York on December 31, 2000, which was GRD 362.95 to $1.00. The convenience translations should not be construed as representations that the drachma amounts have been, could have been, or could in the future be, converted into U.S. Dollars at this or any other rate of exchange.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


4. Accounts Receivable

   Accounts receivable are analyzed as follows:

                                                             December 31,
                                                         ----------------------
                                                            1999        2000
                                                         ----------  ----------
   Trade................................................ 22,607,924  25,837,533
   Less: allowance for doubtful accounts................ (1,834,794) (1,604,281)
                                                         ----------  ----------
                                                         20,773,130  24,233,252
                                                         ----------  ----------
   Other:
     Value added tax....................................    860,715     387,062
     Employee advances..................................    239,515     311,000
                                                         ----------  ----------
                                                          1,100,230     698,062
                                                         ----------  ----------
                                                         21,873,360  24,931,314
                                                         ==========  ==========
   Allowance for doubtful accounts:
     Beginning balance..................................  1,161,396   1,834,794
     Acquisitions through business combination..........    630,000         --
     Recoveries.........................................    (39,124)        --
     Write offs.........................................   (105,047)   (597,596)
     Provision for bad debts............................    187,569     367,083
                                                         ----------  ----------
     Ending balance.....................................  1,834,794   1,604,281
                                                         ==========  ==========

   Accounts receivable relating to the magazine distributors amounting to GRD 302,338 as at December 31, 1999 secure the capital lease obligations relating to the printing equipment (see Note 16).

5. Inventories

   Inventories are analyzed as follows:

                                                                  December 31,
                                                                 ---------------
                                                                  1999    2000
                                                                 ------- -------
   Raw materials................................................  47,182 120,893
   Work-in-progress.............................................   5,768  43,285
   Merchandise.................................................. 385,056 539,669
                                                                 ------- -------
                                                                 438,006 703,847
                                                                 ======= =======

   Inventories include paper, ink, packaging materials, telemarketing products and gifts which are sold with the magazines and books.

6. Due from (to) Related Parties

   The Company sells advertising spots, licensing and distribution rights to certain related parties in the ordinary course of business. Furthermore, the Company also derives revenue from related parties by charging fees for the use of the Company's production facilities and technical and administrative services for the production of infomercials. Such related parties consist of companies which have common ownership and/or management with the Company. The Company believes that, in each case, the terms of such transactions are no less favourable than those that would be attainable by the Company in the ordinary course from unaffiliated third parties under similar circumstances.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


   As a result of the Acquisitions, Antenna R.T. Enterprises, Pacific Broadcast Distribution Ltd. and Antenna Spoudastiki Ltd. came under common control with Antenna (for accounting purposes) as of September 1, 1998. The related party revenue from these entities was eliminated upon consolidation or reclassified.

   Balances from related companies are as follows:

                                                              December 31,
                                                           -------------------
                                                             1999      2000
                                                           --------- ---------
   Accounts Receivable
     Current:
       Antenna Satellite TV (USA) Inc..................... 1,882,116 2,228,016
       Audiotex S.A.......................................    76,208       --
       Epikinonia EPE.....................................   314,172    86,418
       Antenna TV Ltd. (Cyprus)...........................   938,770 1,252,148
       Catalogue Auctions Hellas S.A......................    30,439       --
       Antenna Satellite Radio............................    58,655    99,632
       Echos and Rhythmos EPE.............................       --     49,600
       Makedonia TV S.A. .................................       --    485,043
                                                           --------- ---------
                                                           3,300,360 4,200,857
                                                           ========= =========
     Long-term:
       Antenna Satellite TV (USA) Inc..................... 3,276,667 3,573,606
                                                           ========= =========
   Advances
     Current:
       Echos and Rhythmos EPE.............................       --    168,165
       Catalogue Auctions Hellas S.A......................   156,660   167,029
                                                           --------- ---------
                                                             156,660   335,194
                                                           ========= =========
     Long-term:
       JVFM-Epikinonia....................................    18,000    46,120
       Epikinonia Ltd.....................................    34,158    34,158
       Antenna TV Ltd. (Cyprus)...........................   120,979   120,979
                                                           --------- ---------
                                                             173,137   201,257
                                                           ========= =========
   Accounts payable
     Current:
       Payable to minority shareholders of Dafne
        Communications S.A. ..............................    68,823       --
                                                           ========= =========
     Long-term:
       Payable to minority shareholders of Dafne
        Communications S.A. ..............................   185,000   185,000
                                                           ========= =========

   Antenna has entered into two agreements (licensing and distribution) with Antenna Satellite TV (USA) Inc., a company in which the Chairman of the Company is a director. The programming agreement provided for a daily license fee of $9.02 for the years ended December 31, 1998 and 1999 for 10 hours of daily television programming payable to the Company. Effective January 1, 2000 the license fee is computed on a total subscriber basis (currently the monthly fee ranges between $75--$80 per month). In 1998, 1999 and 2000 Antenna recognized GRD 927,514, GRD 1,089,868 and GRD 306,199, respectively of license fees. The accounts receivable of Antenna Satellite TV (USA) Inc. have been personally guaranteed by Mr Minos Kyriakou.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


   Antenna has entered into an agreement with Audiotex S.A., a company of which 51% was indirectly owned by Mr Minos Kyriakou prior to September 1, 1998 and which had a common director with the Company, to provide dead time pursuant to which the Company receives a commission of 7.8% on Audiotex's revenue for the period July 1, 1995 through November 30, 1995, December 1, 1995 through to June 30, 1998 a commission of 15%, July 1, 1998 to August 31, 1998, a commission of 30%, September 1, 1998 to December 31, 1998 a commission of 40%, and from January 1, 1999 to January 1, 2005 a commission of 50%. Antenna has also entered into an agreement to provide management consulting and production services to Audiotex related to sales and promotions in media other than Antenna in return for a royalty of 7.8% of the gross annual revenue arising from such activities payable from July 1, 1995 through January 1, 2005. Antenna also subleases its office and studio space to Audiotex for a monthly rental fee of GRD 695 for the period January 1, 1997 to December 31, 1998, GRD 850 for the period January 1, 1999 to December 31, 1999 and GRD 1,000 for the period January 1, 2000 to December 31, 2000. Studio equipment and other machinery are leased to Audiotex for a fee of GRD 270 per hour for the period January 1, 1997 to December 31, 1998 and GRD 430 for the period January 1, 1999 to December 31, 1999 and GRD 270 for the period January 1, 2000 to December 31, 2000.

   The Company provides production facilities and technical and administrative services to Epikinonia EPE, a company where one of the previous shareholders of the Company was a shareholder and director, through August 1998 for a fee of up to 75% of Epikinonia's revenue commencing January 11, 1996. As of January 1, 1997 the fee was 85%.

   The Company has entered into an agreement with Antenna R.T. Services Ltd. (now known as Antenna TV Ltd. (Cyprus)), a company to which the General Manager of the Company was a General Manager, pursuant to which the Company earned royalties of 9% up to August 31, 1994 and commencing September 1, 1994 11% for the next three years and 12% thereafter on the advertising revenues of Antenna TV Ltd. (Cyprus). In addition, the Company has given advances to this company for future programming.

   The Company, in July 1997, entered into a program agreement with Pacific Broadcast Distribution Ltd., a company where the President of the Company is a shareholder and member of the Board of Directors. The programming agreement provides that a daily license fee of $5.0 for a 9 hour television program has been charged to the Company up to March 31, 1999. Effective September 1, 1998, the account balances are eliminated upon consolidation.

   During 1997, the Company acquired a 50% share in a newly formed company called Catalogue Auctions Hellas S.A. ("Catalogue Auctions"). Advances are receivable from this company.

   The Company rents production facilities and equipment to Echos and Rhythmos EPE, a company where the main shareholder is the sister to the Chairman of the Company, for a monthly fee of GRD 6,000 commencing on June 1, 2000. Revenue earned for the year ended December 31, 2000 amounted to GRD 42,000.

   The payable to the minority shareholders of Dafne represents a short-term advance payable of GRD 68,823 and a long-term loan of GRD 185,000 bearing interest at a rate of ATHIBOR +3% per annum. The loan matures on May 24, 2004. Interest expense for the year ended December 31, 1999 and 2000 amounted to GRD 18,773 and GRD 10,251, respectively.

   During 2000, the Company acquired a 14.49% interest in Athenian Capital Holdings S.A. in various open market transactions for an aggregate purchase price of GRD 15,543 million. Approximately 15% of Athenian Capital Holdings S.A. is collectively owned by the principal shareholders of the Company. The Chairman, the Chief Executive Officer, the Chief Financial Officer and four other senior executive officers who are all directors of Antenna TV represent seven out of eleven board members of Athenian Capital Holdings S.A. (Refer to Note 7).

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


   A summary of transactions with related companies for 1998, 1999 and 2000 are analyzed as follows:

                                                Revenue from related parties
                                                -----------------------------
                                                   Year Ended December 31,
                                                -----------------------------
                                                  1998      1999      2000
                                                --------- --------- ---------
   Epikinonia EPE (Production facilities and
    technical and administrative services).....   378,000   444,150   449,000
   Antenna Satellite TV (USA) Inc. (License
    fees)......................................   927,514 1,089,868   306,199
   Pacific Broadcast Distribution Ltd. ........   392,526       --        --
   Antenna TV Ltd. (Cyprus) (Royalties)........   542,080   440,966   538,641
   Audiotex S.A. (Commissions and other).......   231,507       --        --
   Antenna R.T. Enterprises S.A. (Other).......   141,347       --        --
   Antenna Satelline Radio (license fee).......       --     30,566    38,758
   Echos and Rhythmos E.P.E....................       --        --     42,000
   Macedonia TV S.A. (refer to Note 13)........       --        --    278,459
                                                --------- --------- ---------
                                                2,612,974 2,005,550 1,653,057
                                                ========= ========= =========
   Related party commission income:
     Audiotex S.A. (Commission income).........   131,194   434,534    47,875
     Antenna Satellite Radio (License fee).....    12,265       --        --
                                                --------- --------- ---------
                                                  143,459   434,534    47,875
                                                ========= ========= =========

7. Investments

                                                                December 31,
                                                             ------------------
                                                              1999     2000
                                                             ------ -----------
   Equity method investments................................ 75,806       7,610
                                                             ====== ===========
   Available-for-sale equity securities:
     Cost...................................................    --   15,542,731
     Allowance for unrealized loss on securities............    --  (11,428,991)
                                                             ------ -----------
                                                                --    4,113,740
                                                             ====== ===========

   At December 31, 1999, companies accounted for using the equity method included: Audiotex S.A. (51% owned). On February 7, 2000 Antenna TV acquired the 49% interest in Audiotex that it did not already own from Legion International S.A. Furthermore in August 2000 Antenna TV acquired the 40% interest in the newly established company named Antenna Optima S.A. (refer to Note 2 Acquisition of unrelated businesses).

   Refer to Note 6 regarding acquisition of 14.49% of Athenian Capital Holdings SA.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)

   Summarized below is the consolidated balance sheet and statement of operations as reported by equity investees.

                                                     Year Ended   Year Ended
                                     September 1,     December     December
                                     1998 through        31,          31,
                                   December 31, 1998    1999         2000
                                   ----------------- -----------  -----------
   Condensed Statement of
    Operations
   Net sales......................      268,239          854,943          --
   Gross profit...................       94,506          151,430          --
   Operating income (loss)........       45,465           74,191         (975)
   Income (loss) before income
    taxes.........................       66,637           86,414         (975)
   Net income.....................       41,149           48,392         (975)
                                                          December 31,
                                                     ------------------------
                                                        1999         2000
                                                     -----------  -----------
   Condensed Balance Sheet
   Current assets.................                       408,494       19,400
   Non-current assets.............                        37,463          --
                                                     -----------  -----------
     Total assets.................                       445,957       19,400
                                                     ===========  ===========
   Current liabilities............                       293,568          375
   Non-current liabilities........                         3,750          --
   Shareholders' equity...........                       148,639       19,025
                                                     -----------  -----------
     Total liabilities and
      shareholders' equity........                       445,957       19,400
                                                     ===========  ===========

8. Programming Costs

   The following table sets forth the components of the programming costs, net of amortization:

                                                          December 31,
                                                     ------------------------
                                                        1999         2000
                                                     -----------  -----------
   Produced programming...........                    13,929,446   17,721,486
   Purchased sports rights........                     1,861,640    1,628,611
   Licensed program rights........                     2,016,979    2,752,877
   Prepaid license program
    rights........................                       845,979    1,363,259
   Prepaid produced programs......                       822,796    3,242,054
                                                     -----------  -----------
                                                      19,476,840   26,708,287
   Less: current portion..........                   (11,824,168) (16,238,222)
                                                     ===========  ===========
                                                       7,652,672   10,470,065
                                                     ===========  ===========

   On the basis of the Company's amortization rates, 100% of produced programming, licensed program rights and purchased sports rights at December 31, 2000 will be amortized within a four-year period of time.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)

9. Property and Equipment

   Property and equipment is summarized as follows:

                                                                December 31,
                                                            --------------------
                                                              1999       2000
                                                            --------- ----------
   Cost
     Land..................................................     1,020    909,871
     Buildings and leasehold improvements..................   587,740  1,570,509
     Machinery and equipment............................... 1,903,951  2,499,349
     Broadcasting and transmission equipment...............   940,948    983,397
     Printing equipment.................................... 1,650,897  2,590,921
     Furniture and fixtures................................ 1,613,525  3,017,106
     Motor vehicles........................................   432,019    460,811
                                                            --------- ----------
                                                            7,130,100 12,031,964
                                                            ========= ==========
   Net book value
     Land..................................................     1,020    909,871
     Buildings and leasehold improvements..................   178,267  1,108,240
     Machinery and equipment...............................   693,128    957,888
     Broadcasting and transmission equipment...............   290,318    246,592
     Printing equipment.................................... 1,560,392  2,290,084
     Furniture and fixtures................................   544,722  1,560,410
     Motor vehicles........................................   207,898    229,289
                                                            --------- ----------
                                                            3,475,745  7,302,374
                                                            ========= ==========

   Depreciation is computed based on the straight-line method using rates which are substantially equivalent to average economic useful life rates. The depreciation expense for the years ended December 31, 1998, 1999 and 2000 was GRD 480,372, GRD 650,834 and GRD 988,322, respectively. The useful lives of property and equipment are as follows:

   Classification                                                  Useful lives
   --------------                                                 --------------
   Buildings and leasehold improvements..........................  8 to 10 years
   Machinery and equipment.......................................   5 to 7 years
   Printing machinery............................................        8 years
   Broadcasting and transmission equipment....................... 10 to 12 years
   Furniture and fixtures........................................   3 to 5 years
   Motor vehicles................................................   5 to 7 years

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


10. Broadcasting, Transmission and Printing Equipment under Capital Leases

                                                             December 31,
                                                         ----------------------
                                                            1999        2000
                                                         ----------  ----------
   Cost.................................................  2,658,767   2,658,767
   Less: accumulated depreciation....................... (1,009,025) (1,268,017)
                                                         ----------  ----------
                                                          1,649,742   1,390,750
                                                         ==========  ==========

   Depreciation is computed based on the straight-line method using rates which are substantially equivalent to average economic useful lives for broadcasting, transmission and printing equipment (8 and 10 years). The depreciation expense for the years ended December 31, 1998, 1999 and 2000 was GRD 147,700, GRD 185,727 and GRD 258,992 respectively.

11. Other Receivable

   Other long-term receivable includes a balance receivable from a political party (New Democracy) amounting to GRD 752,998 and GRD 736,498 as of December 31, 1999 and 2000, respectively. An allowance for doubtful debts and fair value of GRD 480,000 as of December 31, 1999 and GRD 736,498 as of December 31, 2000 has been recorded.

12. Intangible Assets

   Intangible assets are analyzed as follows:

                                                            December 31,
                                                          ------------------
                                                           1999      2000
                                                          -------  ---------
   Excess of cost over fair value of net assets of
    business acquired.................................... 786,561  2,280,698
   Magazine rights....................................... 200,000    200,000
                                                          -------  ---------
                                                          986,561  2,480,698
   Accumulated amortisation.............................. (16,000)  (187,535)
                                                          -------  ---------
                                                          970,561  2,293,163
                                                          =======  =========

13. Other Assets

   Other assets are analyzed as follows:

                                                            December 31,
                                                          ------------------
                                                           1999      2000
                                                          -------  ---------
   Advance for the right to acquire an interest in
    Makedonia TV S.A.....................................     --   3,000,000
   Guarantee deposits.................................... 137,849    107,763
                                                          -------  ---------
                                                          137,849  3,107,763
                                                          =======  =========

   On February 24, 2000 the Company advanced GRD 3 billion in exchange for the right to acquire a controlling interest in Makedonia TV S.A., one of the six Greek commercial TV broadcasters with a nationwide license. This right gives Antenna the ability to acquire a 51% interest in Makedonia TV S.A. from its three

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)

shareholders for a total consideration equal to the advance payment. The Company may acquire this interest within the next three years, but may only do so if and when Greek law permits a broadcaster and/or its shareholders to own or control two licensed free to air television broadcast companies. If the interest is not acquired, Antenna will be refunded all amounts paid and will be granted a right of first refusal over any future transfers of the 51% interest.

   The Company has signed a cooperation to provide management consulting production and technical services to Makedonia TV in return for a fee of 20% of the total gross annual revenue for the year 2000-2001, 22% for the year 2002-2003 and 25% for the year 2004. Such revenue amounted to GRD 279 million for the year ended December 31, 2000 and is included in other revenue in the consolidated statements of operations. The Company also sold Greek and foreign programs of GRD 456 million for the year ended December 31, 2000.

14. Bank Overdrafts and Short-Term Borrowings

   Short-term borrowings are primarily draw-downs under various lines of credit maintained by the Company with several banks. The aggregate amount of available lines of credit were GRD 10,940,000 as at December 31, 1999 and GRD 14,450,000 as at December 31, 2000.

   Bank overdrafts and short-term borrowings are secured by the assignment of advertisers' post-dated cheques, notes receivable from advertisers and letters of guarantee of obligations of advertisers and guaranteed by a minority shareholder and the Company.

   Such borrowings, based on their currency denominations, were as follows:

                                                   December 31,
                                      --------------------------------------
                                             1999               2000
                                      ------------------ -------------------
                                                   In                  In
                                                Foreign             Foreign
                                         GRD    Currency    GRD     Currency
                                      --------- -------- ---------- -------- ---
   Denominated in:
     Drachmae........................ 2,544,696     --   12,575,498     --
     Japanese Yen....................   733,415 226,855     722,423 226,855
                                      --------- -------  ---------- -------
                                      3,278,111     --   13,297,921     --
                                      ========= =======  ========== =======

   Included in the drachmae denominated short term borrowings as at December 31, 2000 is GRD 7,082,922 representing a bank facility, the proceeds of which were used to repurchase $20.8 million face amount of the Senior Notes. The facility bears interest at a variable rate and is due April 30, 2001.

   The weighted average interest rates on short-term borrowings in each of the years ended December 31, 1998, 1999 and 2000 were as follows:

                                                                December 31,
                                                               ----------------
                                                               1998  1999  2000
                                                               ----  ----  ----
   Currency:
     Drachmae................................................. 16.0% 13.1%  7.5%
     Japanese Yen.............................................  3.2%  2.8% 3.11%
     US$......................................................  8.1%  --    --
     ECU......................................................  6.5%  --    --
     CHF......................................................  3.5%  --    --
     DEM......................................................  5.5%  --    --

   Interest on short-term borrowings for 1999, and 2000 totalled GRD 301,441 and GRD 708,201 respectively. There was no interest in 1998 as the short term borrowings were obtained close to year end.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


15. Long-Term Debt

   Long-term debt consists of:

                                                             December 31,
                                                         ---------------------
                                                            1999       2000
                                                         ---------- ----------
   Senior Notes due 2007 (the "Notes") issued on August
    12, 1997. Interest on the Notes is paid semi-
    annually in February and August, commencing
    February 1, 1998, at a rate of 9% per annum. The
    Notes are redeemable, in whole or in part, at the
    option of the Company at any time on or after
    August 1, 2002.....................................  36,479,831 32,633,513
                                                         ========== ==========

   The Senior notes (the "Notes") issued in August 1997 at an aggregate face amount of $ 115,000 with maturity date on August 1, 2007 bear interest at a rate of 9% per annum, payable semi-annually on February 1 and August 1 each year, commencing on February 1, 1998.

   Interest expense for the years ended December 31, 1998, 1999 and 2000 totalled GRD 3,045,398 and GRD 3,197,972 and GRD 3,360,415 respectively, and is included in interest expense in the accompanying 1998, 1999 and 2000 consolidated statements of operations.

   On March 19, 1999 and March 25, 1999, the Company repurchased GRD 447 million ($1.5 million) and GRD 739 million ($2.4 million), respectively, of the Senior Notes, with accrued interest of GRD 17 million ($0.05 million) to the date of repurchase.

   On July 5, 2000, August 3, 2000 and October 10, 2000 the Company repurchased GRD 923 million ($2.785 million), GRD 5,077 million ($15.0 million) and GRD 1,082 million ($3.0 million) respectively of the Senior Notes, with accrued interest of GRD 157,224 ($0.44 million) to the date of repurchase.

   The early extinguishment of the Senior Notes resulted in the following:

                                                    Year ended December 31,
                                                    -------------------------
                                                       1999          2000
                                                    -----------  ------------
   Discount on prepayment of Senior Notes..........      36,890       452,955
   Write-off of related unamortised debt issuance
    costs..........................................     (55,809)     (244,844)
                                                    -----------  ------------
   (Charge) income.................................     (18,919)      208,111
                                                    ===========  ============

   The gain for the year ended December 31, 2000 has been recorded as an extraordinary item, net of tax of GRD 83,244.

   The indebtedness evidenced by the Senior Notes constitutes a general unsecured senior obligation of the Company and ranks pari passu in right of payment with all other senior indebtedness and senior in right of payment to all subordinated indebtedness of the Company. The indenture with respect to the Senior Notes contains certain covenants and restrictions that, among other things, limit the type and amount of additional indebtedness that may be incurred by the Company and impose certain limitations on investments, loans and advances, sales or transfers of assets, dividends and other payments, the ability of the Company to enter into sale-leaseback transactions, certain transactions with affiliates and certain mergers. Antenna is in compliance with the terms of the Indenture as at December 31, 1999 and 2000.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


16. Capital Lease Obligations

   The Company leases mainly broadcasting, transmission and printing equipment under capital leases which bear interest at average interest rates of 18.1%, 14.5% and 8.6%. Interest expense from capital leases was GRD 19,584, GRD 25,836 and GRD 98,006 in the years ended December 31, 1998, 1999 and 2000, respectively. Future obligations from the above leases are as follows:

                                                                        Total
                                                                      ---------
   2001..............................................................   307,972
   2002..............................................................   331,661
   2003..............................................................   184,505
   2004..............................................................   119,527
   2005..............................................................    92,690
   Thereafter........................................................    98,784
                                                                      ---------
                                                                      1,135,139
     Less: amount representing interest..............................  (221,928)
                                                                      ---------
                                                                        913,211
                                                                      =========

   The capital lease obligation is reflected on the consolidated balance sheets as of December 31, 1999 and 2000, as follows:

                                                                 December 31,
                                                               -----------------
                                                                 1999     2000
                                                               --------- -------
   Current portion............................................   385,856 307,972
   Long-term portion..........................................   704,971 605,239
                                                               --------- -------
                                                               1,090,827 913,211
                                                               ========= =======

   Trade accounts receivable relating to a magazine distributors secure the capital lease obligations relating to the printing equipment as at December 31, 1999 (see Note 4). From May 30, 2000 the capital lease obligations are guaranteed by two minority shareholders and the Company.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


17. Accrued Expenses and Other Current Liabilities

   The amount reflected in the accompanying consolidated balance sheets is analyzed as follows:

                                                                December 31,
                                                             -------------------
                                                               1999      2000
                                                             --------- ---------
   Value added tax..........................................       --    493,513
                                                             --------- ---------
   Taxes withheld:
     Payroll................................................   135,647   129,660
     Third parties..........................................    79,943    77,095
     Other..................................................   138,736   162,165
                                                             --------- ---------
                                                               354,326   368,920
                                                             ========= =========
   Broadcast license fee....................................   515,828   266,172
   Deferred revenue.........................................    93,623   129,133
   Other payables...........................................   547,079   900,781
   Social security funds payable............................   821,369   643,029
   Radio and television council fine........................    19,268       --
   Programming..............................................   249,864       --
   Other accruals........................................... 1,583,523 1,342,892
                                                             --------- ---------
                                                             4,184,880 4,144,440
                                                             ========= =========

18. Income Taxes

   The provision for income taxes reflected in the accompanying consolidated statements of operations is analyzed as follows:

                                                           December 31,
                                                   -----------------------------
                                                     1998      1999      2000
                                                   --------- --------- ---------
   Current........................................   178,536   190,214 2,238,990
   Deferred income taxes.......................... 1,906,380 4,380,122   772,410
                                                   --------- --------- ---------
   Provision for income taxes..................... 2,084,916 4,570,336 3,011,400
                                                   ========= ========= =========

   The reconciliation of the provision for income taxes to the amount determined by the application of the Greek statutory tax rate of 40% in 1998, 1999 and 2000 to pre-tax income is summarized as follows:

                                                       December 31,
                                              --------------------------------
                                                1998       1999        2000
                                              ---------  ---------  ----------
   Tax provision at the statutory rate......  1,274,322  4,532,916   4,025,070
   Effect of change in tax rate.............   (103,810)       --          --
   Goodwill amortization....................        --       4,000      52,614
   Interest income..........................   (124,560)  (101,258)   (185,323)
   Disallowed prior period expenses and non-
    deductible general expenses.............    326,181    195,222     303,020
   Loss not subject to income tax, net......     21,206     52,456       9,307
   Change in valuation allowance............    691,577   (113,000) (1,193,288)
                                              ---------  ---------  ----------
   Provision for income taxes...............  2,084,916  4,570,336   3,011,400
                                              =========  =========  ==========

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)

   Interest income is taxed at a lower rate (15%) than operating income. Disallowed prior period expenses relate to invoices for goods or services that were not received prior to the preparation of the tax returns and that relate to prior year expenses (i.e., invoices received in February that relate to services rendered in December of prior year). Non-deductible general expenses relate primarily to certain car and meals and entertainment expenses.

   In Greece the amounts reported to the tax authorities are provisional until such time as the books and records of an entity are inspected by the tax authorities. Greek tax laws and related regulations are subject to interpretations by the tax authorities. The Company has been audited by the tax authorities up to 1992. Management of the Company believes that the amounts accrued will be sufficient to meet its tax obligations.

   The ultimate outcome of additional tax assessments may vary from the amounts accrued, however management of the Company believes that any additional tax liability over and above the amount accrued would not have a material adverse impact on the Company's results of operations or financial position.

   The entities acquired in the Acquisitions have tax loss carry-forwards of approximately GRD 144,072 which expire in 2002.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


   The deferred income taxes relate to the temporary differences between the book values and the tax bases of assets and liabilities. Significant components of the Company's deferred tax liabilities and assets in 1999 and 2000 are summarized below:

                                                               December 31,
                                                           ---------------------
                                                              1999       2000
                                                           ----------  ---------
   Deferred tax liabilities
     Intangible and tangible assets.......................    200,000    169,600
     Programming costs....................................  4,250,918  5,346,841
     Reserves.............................................    430,348    685,707
     Reserves taxed in a special way......................    233,826    437,774
     Deferred charges.....................................    299,383    307,596
     Leased assets........................................    519,016    429,423
     Customer advances and accounts payable...............    528,673    497,334
     Other................................................     35,295    141,492
                                                           ----------  ---------
   Gross deferred tax liabilities.........................  6,497,459  8,015,767
                                                           ----------  ---------
   Deferred tax assets
     Property and equipment...............................     32,718    134,859
     Start up costs related to acquired entity............  1,134,659    853,758
     Long term liability..................................     17,600     17,600
     Long term lease liability............................    165,265    115,090
     Short-term lease liability...........................    130,962     97,056
     Long-term receivables................................  1,209,309    387,810
     Deferred revenue.....................................      5,000      2,200
     Accounts receivable..................................    555,788    577,122
     Employee retirement benefits.........................    208,333    216,417
     Other assets.........................................    407,126  1,097,790
     Marketable equity securities.........................        --   4,571,596
     Other provisions.....................................    233,532     95,132
     Accrued expenses and other...........................    329,413    425,596
     Net operating losses.................................     93,350     57,629
                                                           ----------  ---------
   Gross deferred tax assets..............................  4,523,055  8,649,655
                                                           ----------  ---------
   Less: valuation allowance.............................. (1,193,288)       --
                                                           ----------  ---------
   Net deferred tax (liability) asset..................... (3,167,692)   633,888
                                                           ==========  =========

   A valuation allowance as of December 31, 1999 had been provided on deferred tax assets which were not expected to fully reverse before its expiration. In addition, the entities acquired in the acquisitions had recorded a valuation allowance on deferred tax assets because management estimated that it was more likely than not that deferred tax assets would not fully reverse before its expiration.

   Long-term receivables at December 31, 1999 gave rise to a tax asset principally due to certain long-term agreements that had not satisfied all of the revenue recognition criteria of SFAS 53. Such agreements, however, were taxable by the local Greek authorities. During the year ended December 31, 2000 the conditions of SFAS 53 were satisfied as the Company received a cash payment and the valuation allowance related to the long term receivables was reversed.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


   Management believes that it is more likely than not that the results of future operations, will generate sufficient taxable income to realize the net deferred tax assets.

   The classification of deferred income taxes in the accompanying balance sheets is as follows:

                                                              December 31,
                                                          ---------------------
                                                             1999       2000
                                                          ----------  ---------
   Net current deferred tax (liability).................. (1,965,298)  (839,761)
                                                          ==========  =========
   Net non-current deferred tax (liability).............. (1,599,096)       --
                                                          ==========  =========
   Net non-current deferred tax asset....................    396,702  1,473,649
                                                          ==========  =========

19. Other Long-Term Liability

   Other long-term liability is analyzed as follows:

                                                              December 31,
                                                           --------------------
                                                              1999       2000
                                                           ----------  --------
   Other long-term liability..............................  1,535,599   559,483
   Less: current portion.................................. (1,003,116) (559,483)
                                                           ----------  --------
                                                              532,483       --
                                                           ==========  ========

   The Company has an outstanding balance due to the Pension Fund for Athens and Thessaloniki Newspaper Employees for advertiser contributions due by July 31, 2001. This liability has been classified as short term as at December 31, 2000.

20. Employment Retirement Benefits

 State Pension

   The Company's employees are covered by one of several Greek State sponsored pension funds. Each employee is required to contribute a portion of their monthly salary to the fund, with the Company also contributing a portion. Upon retirement, the pension fund is responsible for paying the employees' retirement benefits. The Company's contributions to the pension fund in the years ended December 31, 1998, 1999 and 2000 have been recorded to expenses and were GRD 921,692, GRD 1,015,971 and GRD 1,553,981 respectively.

 Employee Retirement Benefits

   In accordance with Greek law, a lump sum payment is payable to employees upon their retirement or involuntary termination. The amount of compensation payable for involuntary termination is based on the number of years of service and the amount of remuneration at the date of termination. If the employees remain in the employment of the Company until normal retirement age, they are entitled to receive a lump sum payment which is equal to a minimum of 40% of the involuntary termination benefit, as defined above. As the Company has no plans to terminate a portion of its workforce, the accrual reflects the minimum amount payable on retirement. The amount charged to expense in the years ended December 31, 1998, 1999 and 2000 is GRD 54,692, GRD 56,000 and GRD 70,000
respectively.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)

21. Share Capital

   The Company's share capital consists of the following:

                                                               December 31,
                                                            -------------------
                                                              1999      2000
                                                            --------- ---------
   Common shares, par value GRD 100 per share; authorized
    and issued 19,849,440 shares in 1999 and 2000.......... 1,984,944 1,984,944
                                                            --------- ---------
   Total common shares..................................... 1,984,944 1,984,944
                                                            ========= =========

   Effective September 1, 1998, three of the five shareholders of Antenna, Messrs. Sotirios Papadopoulos, George Xanthopoulos and Socrates Eliades, holding, in the aggregate, 12,409,386 shares of the Company (representing 74% of the outstanding capital stock of the Company) transferred 11,256,486 shares in the aggregate to three corporations--Globecast Holdings Limited ("Globecast"), Altavista Global Holdings Limited ("Altavista") and Praxis Global Investments Limited ("Praxis"). Each such corporation was established to hold such shares and acquired 3,752,162 shares of the Company (22.4% of the outstanding capital stock of the company). The outstanding shares of capital stock of Globecast are beneficially owned by Theodoros Kyriakou, Chief Executive Officer of the Company and a son of Minos Kyriakou, the Chairman of the Company. The outstanding shares of capital stock of Altavista and of Praxis are owned by two other members of the Kyriakou family, Xenophon Kyriakou and Athina Kyriakou. As a result of the foregoing, for accounting purposes, Antenna is controlled by a group of related shareholders (See Note 2).

   The transfers of shares were effected on the basis of a general understanding that they would be reciprocated by the transferee corporations at some unspecified time in the future. No written agreement was entered into in connection with the transfer, no valuation was placed on the shares and there is no obligation on the part of the transferee corporations or their owners, and no right on the part of the transferors to cause the transferees or their owners, to transfer the shares back to the transferors or to any other person.

   On March 12, 1999, the Company completed the issuance of 3,080,000 common shares through an initial public offering, resulting in net proceeds to the Company of GRD 25,270,404.

   The Company's share capital increased by GRD 308,000 and the excess over par value amounted to GRD 24,962,404, which has been recorded as additional paid-in capital.

22. Statutory, Tax Free and Other Reserves

   Statutory, tax free and other reserves are as follows:

                                                                December 31,
                                                             -------------------
                                                               1999      2000
                                                             --------- ---------
   Statutory reserve........................................   284,922   306,965
   Tax free reserves........................................ 1,229,567 1,229,567
   Reserves for income taxed at lower rates................. 1,162,874 1,273,134
   Reserve for non-taxable income...........................    81,485   201,891
                                                                93,757    93,757
   Special reserve.......................................... --------- ---------
                                                             2,852,605 3,105,314
                                                             ========= =========

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


 Statutory Reserve

   Under Greek corporate law, corporations are required to transfer a minimum of 5% of their annual net profit as reflected in their statutory books to a statutory reserve, until such reserve equals one-third of the outstanding share capital. The above reserve cannot be distributed during the existence of the Company, but can be used to eliminate a deficit.

 Tax Free and Other Reserves

   a) Under the provisions of Law 1828/1989 (Art. 22), corporations are allowed to set up a tax free reserve for which they are obliged to make productive investments of an amount equal to one hundred and thirty percent of the reserve within the three years (at least one third during the first year) following the year the respective reserve has been established. This reserve can be converted to share capital after the three-year period mentioned above. According to Greek tax regulations, no tax is due at the specified time this reserve is capitalized. In the case where the productive investments are not made within the time frame, the reserve is taxed and penalties are charged. The Company has not made the investment and has accrued for taxes and penalties. If upon completion of a tax audit such non-taxable reserves are disallowed, a reclassification would be required to remove such amounts from tax free reserves.

   b) Reserves for income taxed at lower rates represent interest income taxed at 15%. Upon distribution, these reserves will be taxed at the applicable current tax rate, with 15% credit given. Therefore, deferred taxation has been computed on these reserves.

   c) Reserve for non-taxable income represents interest earned on Greek Government bonds which were not taxable. Upon distribution, such reserve will be taxed at the applicable current tax rate.

   d) Special reserves represent a portion of the reserve as stated in (a) above, for which tax has been paid.

23. Other Revenue

   Other revenue included in the consolidated statements of operations are analyzed as follows:

                                                             December 31,
                                                       -------------------------
                                                        1998    1999     2000
                                                       ------- ------- ---------
   License and distribution fees......................     --      --  3,390,149
   Audiotex...........................................     --      --    823,239
   Telemarketing......................................     --    6,275   875,990
   Tuition fees....................................... 147,353 336,205   322,356
   Subscription fees..................................  55,023 294,506   194,426
   Other.............................................. 219,632 205,411   708,702
                                                       ------- ------- ---------
                                                       422,008 842,397 6,314,862
                                                       ======= ======= =========

   The license and distribution fees relate to the collection of fees for license and distribution rights sold to Latin America.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)

24. Foreign Exchange (Losses) Gains

   Foreign exchange (losses) gains included in the consolidated statements of operations are analyzed as follows:

                                                      December 31,
                                            ----------------------------------
                                               1998        1999        2000
                                            ----------  ----------  ----------
   Realised loss on forward contract.......        --   (2,777,096)        --
   Foreign exchange (loss) gain on forward
    contract representing difference
    between balance sheet rate and forward
    rate (US$)............................. (2,464,000)  4,605,000         --
   Amortization of the premium on forward
    contract............................... (1,305,000)   (783,000)        --
   Mark to market adjustment on option.....   (253,597)   (441,719)        --
   Unrealized foreign exchange (loss) on
    Senior notes (US$).....................     52,670  (5,120,825) (3,000,781)
   Unrealized foreign exchange gains and
    losses on cash, receivables and
    payables denominated in foreign
    currencies (US$) and realized (losses)
    gains on transactions, net.............    (53,857)  2,544,551      16,369
                                            ----------  ----------  ----------
                                            (4,023,784) (1,973,089) (2,984,412)
                                            ==========  ==========  ==========

25. Other Income/(Expense)

                                                           December 31,
                                                     -------------------------
                                                     1998    1999       2000
                                                     ----- ---------  --------
   Start-up costs related to direct-to-home
    business.......................................    --   (682,588) (373,582)
   Charge related to early extinguishment of Senior
    Notes..........................................    --    (18,919)      --
   Income from sale of marketable securities.......    --  2,228,472       --
   Other, net......................................  9,851     2,080   (61,478)
                                                     ----- ---------  --------
                                                     9,851 1,529,045  (435,060)
                                                     ===== =========  ========

26. Dividends

   Under Greek corporate law, companies are required each year to declare from their profits, dividends of at least 35% of after-tax profit, after allowing for statutory reserve, or a minimum of 6% of the paid-in share capital, whichever is greater. However, the Company can waive such dividend with the unanimous consent of its shareholders.

   Furthermore, Greek corporate law requires certain conditions to be met before dividends can be distributed which are as follows:

     a) No dividends can be distributed to the shareholders as long as the Company's net equity, as reflected in the statutory financial statements, is, or after such distribution will be, less than the share capital plus non-distributable reserves.

     b) No dividends can be distributed to the shareholders as long as the unamortized balance of "Pre-Operating Expenses," as reflected in the statutory financial statements, exceeds the aggregate of distributable reserves plus retained earnings.

   No dividends have been declared during 1999 and 2000. During 1998 dividends of GRD 1,000,000 were declared and paid.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)

27. Derivative Financial Instruments

 Foreign Exchange Contracts

   Antenna enters into foreign exchange contracts to manage its exposures to foreign currency exchange and interest rate risks. Financial instruments are recorded in the balance sheets at their fair values unless they meet, for accounting purposes, the following hedging criteria.

   A foreign exchange contract is considered a hedge of an identifiable foreign currency commitment if (i) the contract is designated as, and is effective as, a hedge of foreign currency commitment and (ii) the foreign currency commitment is firm. Gains and losses on foreign exchange contracts meeting these hedge accounting criteria are deferred and included in the measurement of the related foreign currency transaction. Losses are not deferred if, however, it is estimated that the deferral would lead to recognition of losses in later periods.

   Antenna was a party to an $87,000 forward contract with the Royal Bank of Scotland, to hedge elements of its currency exposure on a portion of the principal and interest payable of its US Dollar denominated debt. The term of the contract covered the period from May 15, 1998 to May 15, 1999. The forward rate was 334 drachmae to the dollar and the spot rate on the contract's effective date was 310 drachmae to the dollar. The premium (representing the difference between the spot rate on the contract's effective date and the forward rate), aggregating GRD 2,088,000, was being amortized over the term of the contract. Of this amount, GRD 1,305,000 was recognized for the year ended December 31, 1998 and GRD 783,000 for the year ended December 31, 1999. There was no amortization for the year ended December 31, 2000 as the forward contract expired on May 15, 1999. In addition, foreign exchange gains or losses on the Company's non-drachma denominated indebtedness (currently, the Senior Notes) were offset by corresponding losses or gains on the forward contract's notional amount. The fair value of the foreign exchange contract (the amount payable to settle) as of December 31, 1998 was GRD 533,310.

 Options

   Antenna was a party to an option agreement with the Royal Bank of Scotland to sell $103,902 at a rate of 280 to the dollar in May 1999. The option had a maturity date that coincided with the maturity of the foreign exchange contract described above. The option had been recorded in the balance sheet at its market value and was marked to market each accounting period with the resulting gain or loss being reflected in the consolidated statements of operations. The mark to market adjustment of the option for the year ended December 31, 1999 was GRD 441,719. There was no mark to market adjustment of the option for the year ended December 31, 2000 because the option matured on May 15, 1999.

28. Financial Instruments

   The Company's financial instruments include cash and cash equivalents, accounts receivable, advances, short and long-term borrowings accounts payable and accrued liabilities. The estimated fair values of cash and cash equivalents, short-term accounts receivable, advances and payables approximate their carrying value because of the short-term maturity of these instruments. The carrying value of receivables with maturities greater than one year have been discounted using a rate of 9%, which approximates the fair value. The Company's Senior Notes include a fixed interest rate of 9%; the fair value at December 31, 1999 has been calculated based upon bank-quoted market rates. The market rate at December 31, 1999 and 2000 was $104,406 and $84,416 as compared to the carrying value at December 31, 1999 and 2000 of $111,070 and $90,285, respectively.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


   The Company's financial instruments also included foreign currency forwards and options. The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market. In cases where quoted market prices are not available, fair value is based using present value or other valuation techniques.

29. Commitments

   In addition to long-term operating lease commitments for office, studio space and other equipment, the Company has entered into extended commitments integral to its operations.

   Amounts payable for commitments as of December 31, 2000 discussed below are:

                                                                     Office and
                                                                    Studio Space
                                                                    ------------
   2001............................................................  1,344,253
   2002............................................................  1,121,219
   2003............................................................  1,293,777
   2004............................................................  1,528,835
   2005............................................................    496,815
                                                                     ---------
     Total.........................................................  5,784,899
                                                                     =========

   The rental expense relating to long-term operating lease commitments for office and studio space amounted to GRD 850,810, GRD 880,571 and GRD 1,459,077 in 1998, 1999 and 2000, respectively.

   The Company has signed letters of guarantee for purchased licensed film and sports rights amounting to GRD 498,445 and GRD 2,577,590 as of December 31, 1999 and 2000, respectively.

30. Contingencies

   The Company is involved in various litigation in the normal course of business, with claims totalling approximately GRD 5,656,146. The Company has accrued GRD 254,525 as at December 31, 1998, GRD 203,270 as at December 31, 1999 and GRD 253,249 as at December 31, 2000 representing management's best estimate of the Company's probable liability in respect of such claims. The Company believes that none of these actions, individually or in the aggregate, will have a material adverse effect on the Company's results of operations or financial position.

   The Company is involved in a litigation claim for the non-payment of advertiser contributions payable to the Pension Fund for Athens and Thessaloniki Newspaper Employees amounting to GRD 1,314,512. The contribution is payable on invoices issued to advertisers. However, the relevant authorities, in determining the contributions not paid, did not take into consideration discounts given to advertisers through the issuance of credit notes at a later date, which therefore would create a lower advertising contribution liability. In the opinions of the Company's management and legal advisor the Company will not be liable for such amounts and therefore an accrual has not been made.

31. Segment and Geographic Information

   Effective at year end 1998, Antenna adopted Statement of Financial Accounting Standards No 131 (SFAS 131), Disclosures about Segments of an Enterprise and Related information as the last quarter of 1998 was the first time that the Company had reportable segments resulting from the acquisitions of entities operating in different businesses. Prior to September 1998 the Company had one reportable segment.

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


   The Company's reportable segments are: Television, Radio, Pay Television, Publishing and Other. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Identifiable assets by segment are those assets that are used in the operations of that business. Sales are attributed to countries based on selling location. Intersegment sales are accounted for at fair value as if the sales were to third parties.

 Year ended December 31, 1998

                                                                     Elimination of
                                                                      related party
                                                   Pay              revenue/expenses/    Total
                          Television   Radio    Television  Other        assets       consolidated
                          ---------- ---------  ---------- -------  ----------------- ------------
Advertising revenue.....  28,685,478   602,462       --        --            --        29,287,940
Related party sales.....   2,898,777       --        --        --       (285,803)       2,612,974
Other revenue...........     219,632       --     55,024   147,352           --           422,008
                          ---------- ---------   -------   -------      --------       ----------
Total revenues..........  31,803,887   602,462    55,024   147,352      (285,803)      32,322,922
Depreciation and
 amortization...........     600,265    13,262    11,635     2,910           --           628,072
Amortization of
 programming costs......  12,383,100       --        --        --            --        12,383,100
Operating income........   9,916,590   160,755   (85,788)   71,072      (169,004)       9,893,625
Equity in net income of
 unconsolidated
 affiliate..............      20,986       --        --        --            --            20,986
Related party commission
 income.................     143,459       --        --        --            --           143,459
Interest expense
 (income), net..........   2,846,445     2,820     9,113       (47)          --         2,858,331
Foreign exchange losses
 (gains) net............   4,027,652    17,051   (20,902)      (17)          --         4,023,784
Other income (expense),
 net....................      21,280   (11,534)      --        105           --             9,851
                          ---------- ---------   -------   -------      --------       ----------
Income (loss) before
 tax....................   3,228,218  129, 350   (73,999)   71,241      (169,004)       3,185,806
Net income (loss).......   1,006,385    99,263   (73,999)   69,241           --         1,100,890
                          ========== =========   =======   =======      ========       ==========
Total assets (December
 31, 1998)..............  58,964,240 1,615,650   472,821   124,114      (936,528)      60,240,297
                          ========== =========   =======   =======      ========       ==========

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)

 Year ended December 31, 1999

                                                  Pay                           Intersegment     Total
                          Television   Radio   Television  Other   Publications elimination   consolidated
                          ---------- --------- ---------- -------  ------------ ------------  ------------
Advertising revenue.....  32,849,140 1,920,210       --       --      357,056           --     35,126,406
Related party sales.....   2,649,190    40,408       --       --      104,698      (788,746)    2,005,550
Publication revenue.....         --        --        --       --    1,805,768           --      1,805,768
Other revenue...........     201,248     4,163   294,506  336,205       6,275           --        842,397
                          ---------- ---------  --------  -------   ---------   -----------    ----------
Total revenues..........  35,699,578 1,964,781   294,506  336,205   2,273,797      (788,746)   39,780,121
Depreciation and
 amortization...........     611,642    42,823    35,799    6,767     155,530           --        852,561
Amortization of
 programming costs......  12,095,871       --        --       --          --            --     12,095,871
Operating income........  13,637,351   511,974    68,378   30,683     445,235      (618,819)   14,074,802
                          ---------- ---------  --------  -------   ---------   -----------    ----------
Equity in net income in
 unconsolidated
 affiliate..............      24,680       --        --       --          --            --         24,680
Related party commission
 income.................     434,534       --        --       --          --            --        434,534
Interest expense, net...   2,408,284    96,903     4,211      (36)    190,202           --      2,699,564
Foreign exchange losses,
 net....................   1,613,678   163,918   195,306      187         --            --      1,973,089
Other income (expense),
 net (/1/)..............   1,460,613    11,474       --       --      (43,042)      100,000     1,529,045
Minority interest in
 profit of
 unconsolidated
 subsidiary, net........         --        --        --       --          --        (58,119)      (58,119)
                          ---------- ---------  --------  -------   ---------   -----------    ----------
Income (loss) before
 tax....................  11,535,216   262,627  (131,139)  30,532     153,872      (518,819)   11,332,289
Net income (loss).......   6,648,129   181,344  (131,139)  19,127     118,611       (74,119)    6,761,953
                          ========== =========  ========  =======   =========   ===========    ==========
Total assets
 (December 31, 1999)....  93,368,847 2,043,905   554,916  179,231   8,836,471   (13,363,886)   91,619,484
                          ========== =========  ========  =======   =========   ===========    ==========

--------
(1) Includes GRD 682,588 of start up costs related to direct-to-home business (see Note 25)

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


 Year ended December 31, 2000

                                                   Pay                             Intersegment     Total
                          Television    Radio   Television   Other    Publications elimination   consolidated
                          ----------  --------- ---------- ---------  ------------ ------------  ------------
Advertising revenue.....  35,324,724  1,911,776      --          --     2,354,200          --     39,590,700
Related party sales.....   2,314,890     85,877      --          --        52,954     (800,664)    1,653,057
Publication revenue.....         --         --       --          --     7,706,182          --      7,706,182
Other revenue...........   4,091,045      7,806  194,426   1,145,595      875,990          --      6,314,862
                          ----------  ---------  -------   ---------   ----------  -----------    ----------
Total revenues..........  41,730,659  2,005,459  194,426   1,145,595   10,989,326     (800,664)   55,264,801
Depreciation and
 amortization...........     856,236     44,466   35,898      77,633      404,616          --      1,418,849
Amortization of
 programming costs......  13,571,549        --       --          --           --           --     13,571,549
Operating income........  15,715,282    457,626  106,024     (73,255)     708,172      (90,254)   16,823,595
Equity in net income in
 unconsolidated
 affiliate..............       2,287        --       --          --           --           --          2,287
Related party commission
 income.................      47,875        --       --          --           --           --         47,875
Interest expense, net...   2,646,217     83,585    5,070      (2,407)     653,234      (79,402)    3,306,297
Foreign exchange losses,
 net....................   2,860,059        --   124,223         --           130          --      2,984,412
Other income (expense),
 net (/1/)..............    (445,201)    25,566  (15,663)        238          --           --       (435,060)
Minority interest in
 profit of
 unconsolidated
 subsidiary, net........         --         --       --          --           --      (85,313)      (85,313)
                          ----------  ---------  -------   ---------   ----------  -----------    ----------
Income (loss) before
 tax....................   9,766,092    399,607  (23,268)    (70,612)      39,145      (48,289)   10,062,675
Extraordinary gain on
 repurchase of Senior
 Notes (net of income
 taxes of GRD 83,244....     124,867        --       --          --           --           --        124,867
                          ==========  =========  =======   =========   ==========  ===========    ==========
Net income (loss).......   6,545,451    620,764  (23,268)    (50,272)     131,756      (48,289)    7,176,142
                          ==========  =========  =======   =========   ==========  ===========    ==========
Total assets
 (December 31, 2000)....  92,921,116  2,443,982  380,613   1,221,459   14,375,144  (16,054,484)   95,287,830
                          ==========  =========  =======   =========   ==========  ===========    ==========

--------
(1) Includes GRD 375,582 of start up expenses related to the direct-to-home business. (see Note 25)

Capital expenditures

Information as to capital expenditures is as follows:

                                                             December 31,
                                                       -------------------------
                                                        1998    1999     2000
                                                       ------- ------- ---------
Television............................................ 396,556 567,110 2,054,442
Radio.................................................     --   16,960    71,864
Pay-television........................................     --      --        --
Publications..........................................     --  314,070 1,483,489
Other.................................................     --   17,487    78,095
                                                       ------- ------- ---------
                                                       396,556 915,627 3,687,890
                                                       ======= ======= =========

                                ANTENNA TV S.A.

   (In thousands of drachmae and U.S. dollars, except share data and exchange rates)


Geographic areas

Information about geographic areas is as follows:

                                                         December 31,
                                               ---------------------------------
                                                  1998       1999        2000
                                               ---------- ----------- ----------
Revenues:
Greece........................................ 30,393,515 37, 924,215 50,169,822
United States.................................    927,514   1,120,434    344,957
Australia.....................................    392,526     294,506    194,426
Cyprus........................................    542,080     440,966    538,641
Bulgaria......................................        --          --     626,806
Other.........................................     67,287         --   3,390,149
                                               ---------- ----------- ----------
                                               32,322,922  39,780,121 55,264,801
                                               ========== =========== ==========

Note: Revenues are attributed to countries based on location of customer

Long lived assets are analyzed as follows:

                                                         December 31,
                                               ---------------------------------
                                                  1998       1999        2000
                                               ---------- ----------- ----------
Domestic......................................  9,446,787  12,424,105 17,770,795
International.................................    389,852     354,054    631,932
                                               ---------- ----------- ----------
Total.........................................  9,836,639  12,778,159 18,402,727
                                               ========== =========== ==========

32. Subsequent Events (unaudited)

   The MEAGA S.A. agreement as discussed under Note 2 has been conditionally cancelled on February 21, 2001.

   In February 2001, the Company commenced preparation for an additional debt financing, which is expected to be completed during the first half of 2001.

                                ANTENNA TV S.A.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               For the three months ended March 31, 2000 and 2001

      (In thousands of drachmae and US dollars, except earnings per share)

                                                 Unaudited Three Months Ended
                                                          March 31,
                                                 ------------------------------
                                           Notes    2000        2001      2001
                                           ----- ----------  ----------  ------
                                                   (GRD)       (GRD)      ($)
Advertising revenue......................         8,924,921   8,610,310  22,221
Related party revenue....................    2      312,326     278,204     718
Publication revenue......................         1,946,079   2,377,319   6,135
Other revenue............................           331,708     861,149   2,222
                                                 ----------  ----------  ------
Total net revenue........................   12   11,515,034  12,126,982  31,296
                                                 ----------  ----------  ------
Cost of sales............................         3,516,736   4,450,581  11,486
Selling, general and administrative ex-
 penses..................................         1,523,302   1,802,816   4,653
Amortization of programming costs........    3    3,148,751   3,286,961   8,483
Depreciation and amortization............  4,12     380,593     612,795   1,581
                                                 ----------  ----------  ------
Operating income.........................   12    2,945,652   1,973,829   5,093
Interest expense, net....................   8,9    (364,336)   (878,588) (2,267)
Foreign exchange (losses), net...........   10   (1,408,669) (1,741,902) (4,495)
Equity in net income in unconsolidated
 affiliate...............................    6        2,677         --      --
Relarty party commission income..........    2       47,875         --      --
Other expense............................   11       (7,238)   (100,589)   (260)
Minority interest in loss of consolidated
 entities................................            37,990      15,604      40
                                                 ----------  ----------  ------
Earnings (loss) before income taxes......         1,253,951    (731,646) (1,889)
Provision (benefit) for income taxes.....    7      503,991    (461,471) (1,191)
                                                 ----------  ----------  ------
Earnings (loss) before extraordinary gain
 and change in accounting principle......           749,960    (270,175)   (698)
Extraordinary gain on repurchase of
 Senior Notes (net of income taxes of GRD
 794)....................................               --        1,321       4
Cumulative effect of a change in
 accounting principle (net of income
 taxes of GRD 118,181)...................               --     (196,969)   (508)
                                                 ----------  ----------  ------
Net income (loss)........................           749,960    (465,823) (1,202)
                                                 ==========  ==========  ======
Basic and diluted earnings (loss) per
 share before extraordinary gain and
 cumulative effect of the change in
 accounting principle....................              37.8       (13.6)  (0.03)
                                                 ==========  ==========  ======
Basic and diluted extraordinary earnings
 per share on repurchase of Senior Notes
 ........................................               --          --      --
                                                 ==========  ==========  ======
Basic and diluted loss per share of the
 change in accounting
 principle...............................               --        (9.9)   (0.03)
                                                 ==========  ==========  ======
Basic and diluted earnings (loss) per
 share...................................              37.8       (23.5)  (0.06)
                                                 ==========  ==========  ======

   Exchange rate for the convenience translation of the March 31, 2001 balances is GRD 387.48 to $ 1.00

     The accompanying notes are an integral part of the consolidated financial statements.

                                ANTENNA TV S.A.

                          CONSOLIDATED BALANCE SHEETS

                   As of December 31, 2000 and March 31, 2001

         (In thousands of drachmae and US dollars, earnings per share)


                                                                  Unaudited
                                             December 31,         March 31,
                                          ------------------ -------------------
                                    Notes    2000     2000      2001      2001
                                    ----- ---------- ------- ----------- -------
                                            (GRD)      ($)      (GRD)      ($)
              ASSETS
Current assets:
  Cash and cash equivalents.......         8,426,343  21,746   6,086,305  15,707
  Marketable equity securities....     6   4,113,740  10,617   5,749,018  14,837
  Restricted cash.................           251,184     648     235,000     607
  Accounts receivable, less
   allowance for doubtful accounts
   of GRD 1,604,281 in 2000 and
   GRD 1,614,050 in March 2001....        24,931,314  64,342  28,149,204  72,647
Inventories.......................           703,847   1,817     702,439   1,813
Due from related parties..........     2   4,200,857  10,842   4,694,667  12,116
Advances to related parties.......     2     335,194     865     436,180   1,126
Advances to third parties.........         3,515,043   9,072   4,262,844  11,001
Deferred tax assets...............     7         --      --      333,545     861
Prepaid expenses and other current
 assets...........................           381,722     985     643,324   1,660
Income and withholding tax
 advances.........................         1,157,072   2,986   1,147,352   2,961
                                          ---------- ------- ----------- -------
    Total current assets..........        48,016,316 123,920  52,439,878 135,336
                                          ---------- ------- ----------- -------
Investment in unconsolidated
 affiliate........................     6       7,610      20       7,610      20
Property and equipment, net.......         7,302,374  18,846   7,657,235  19,762
Broadcast, transmission and
 printing equipment under capital
 leases, net......................         1,390,750   3,589   1,326,002   3,422
Deferred charges, net.............     1   1,213,055   3,131   1,116,883   2,882
Programming costs.................     3  26,708,287  68,928  27,450,190  70,843
Due from related party............     2   3,573,606   9,223   3,812,205   9,838
Advances to related parties.......     2     201,257     519     211,257     545
Intangible assets, net............     4   2,293,163   5,918   2,342,986   6,047
Deferred tax assets...............     7   1,473,649   3,803     859,490   2,218
Other assets......................     5   3,107,763   8,020   3,130,781   8,080
                                          ---------- ------- ----------- -------
    Total assets..................        95,287,830 245,917 100,354,517 258,993
                                          ========== ======= =========== =======

 Exchange rate for the convenience translation of the December 31, 2000 and the
                March 31, 2001 balances is GRD 387.48 to $ 1.00

   The accompanying notes are an integral part of the consolidated financial statements.

                                ANTENNA TV S.A.

                          CONSOLIDATED BALANCE SHEETS

                   As of December 31, 2000 and March 31, 2001

      (In thousands of drachmae and US dollars, except earnings per share)

                                                               Unaudited
                                        December 31,           March 31,
                                     -------------------  ---------------------
                               Notes    2000      2000        2001       2001
                               ----- ----------  -------  ------------  -------
                                       (GRD)       ($)       (GRD)        ($)
 LIABILITIES & SHAREHOLDERS'
            EQUITY
 Current liabilities:
 Bank overdrafts and short-
  term borrowings............        13,297,921   34,319    18,050,064   46,583
 Current portion of
  obligations under capital
  leases.....................           307,972      795       304,610      786
 Trade accounts, notes and
  cheques payable............         9,838,473   25,391     9,346,859   24,122
 Program license payable.....         1,968,949    5,081     2,608,550    6,732
 Customer advances...........           432,276    1,116       456,845    1,179
 Payable to related parties..     2         --       --            701        2
 Accrued interest............   8,9   1,252,434    3,232       505,781    1,305
 Accrued expenses and other
  current liabilities........         4,144,440   10,696     3,877,203   10,006
 Income taxes payable........     7   1,824,823    4,710     1,871,168    4,829
 Deferred tax liability......     7     839,761    2,167       839,761    2,167
 Current portion of other
  long-term liability........           559,483    1,444       275,483      711
                                     ----------  -------  ------------  -------
 Total current liabilities...        34,466,532   88,951    38,137,025   98,422
                                     ----------  -------  ------------  -------
 Long-term liabilities:
 Senior Notes................     8  32,633,513   84,220    33,433,712   86,285
 Long-term debt..............     9         --       --        366,373      946
 Long-term obligations under
  capital leases.............           605,239    1,562       567,398    1,464
 Payable to related parties..     2     185,000      477       185,000      477
 Employee retirement
  benefits...................           541,043    1,396       551,604    1,424
 Long-term provisions........           253,249      654       253,249      654
                                     ----------  -------  ------------  -------
   Total liabilities.........        68,684,576  177,260    73,494,361  189,672
                                     ----------  -------  ------------  -------
 Minority Interests..........           736,282    1,900       720,967    1,861
                                     ----------  -------  ------------  -------
 Shareholders' equity:
 Share capital...............         1,984,944    5,123     1,984,944    5,123
 Additional paid-in capital..        28,714,904   74,107    28,714,904   74,107
 Retained earnings...........         2,024,754    5,225     1,558,931    4,023
 Accumulated other
  comprehensive (loss).......        (6,857,630) (17,698)   (6,119,590) (15,793)
                                     ----------  -------  ------------  -------
   Total shareholders'
    equity...................        25,866,972   66,757    26,139,189   67,460
                                     ----------  -------  ------------  -------
   Total liabilities and
    shareholders' equity.....        95,287,830  245,917   100,354,517  258,993
                                     ==========  =======  ============  =======

 Exchange rate for the convenience translation of the December 31, 2000 and the
                March 31, 2001 balances is GRD 387.48 to $ 1.00

   The accompanying notes are an integral part of the consolidated financial statements.

                                ANTENNA TV S.A.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                   For the three months ended March 31, 2001

                           (In thousands of drachmae)

                                                   Accumulated (Deficit) Retained Earnings
                         ----------------------------------------------------------------------------------------------
                                               Legal,   Accumulated              Accumulated
                                   Additional Tax Free   (Deficit)                  Other
                           Share    Paid-in   and Other  Retained               Comprehensive   Grand     Comprehensive
                          Capital   Capital   Reserves   Earnings      Total    Income (loss)   Total     Income (loss)
                         --------- ---------- --------- -----------  ---------  ------------- ----------  -------------
Balance December 31,
 2000................... 1,984,944 28,714,904 3,105,314 (1,080,560)  2,024,754   (6,857,630)  25,866,972         --
Net loss for the three
 months (unaudited).....       --         --        --    (465,823)   (465,823)         --      (465,823)   (465,823)
Unrealized gain on
 available for sale
 equity securities net
 of GRD 898 744 tax
 charge (unaudited).....       --         --        --         --          --       736,324      736,324     736,324
Currency translation
 adjustment
 (unaudited)............       --         --                   --          --         1,716        1,716       1,716
                                                                                                            --------
Total comprehensive
 income (unaudited).....       --         --        --         --          --           --           --      272,217
                         --------- ---------- --------- ----------   ---------   ----------   ----------    ========
Balance March 31, 2001
 (unaudited)............ 1,984,944 28,714,904 3,105,314 (1,546,383)  1,558,931   (6,119,590)  26,139,189
                         ========= ========== ========= ==========   =========   ==========   ==========


   The accompanying notes are an integral part of the consolidated financial statements.

                                ANTENNA TV S.A.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               For the three months ended March 31, 2000 and 2001

                   (In thousands of drachmae and US dollars)

                                                  Unaudited Three Months
                                                      Ended March 31,
                                               -------------------------------
                                                  2000        2001      2001
                                               ----------  ----------  -------
                                                 (GRD)       (GRD)       ($)
Cash flows from operating activities
Net income (loss).............................    749,960    (465,823)  (1,202)
Adjustments to reconcile net income to net
 cash
 Extraordinary gain from repurchase of Senior
  Notes.......................................        --       (1,321)      (4)
 Cumulative effect of a change in accounting
  principle...................................        --      196,969      508
 Deferred income taxes........................    459,010    (500,159)  (1,290)
 Minority interest on acquired entities.......    (37,990)    (15,604)     (40)
 Equity in net income of unconsolidated
  affiliate...................................     (2,677)        --       --
 Amortization of debt issuance expenses.......     56,685      54,746      142
 Depreciation of property and equipment and
  capital leases and amortization of
  programming costs, goodwill and other
  intangibles.................................  3,529,344   3,899,756   10,064
 Provision for other long-term liabilities....      8,097         --       --
 Provision for employee retirement benefits...     16,996      10,561       27
Change in current assets and liabilities
 (Increase) in accounts and other
  receivable.................................. (3,046,926) (3,159,300)  (8,153)
 (Increase) in due from/to related parties....   (242,468)   (842,694)  (2,175)
 (Increase) in programming costs.............. (3,680,429) (4,036,424) (10,417)
 Decrease (increase) in prepaid and licensed
  programming expenditures....................     87,644    (307,590)    (794)
 (Decrease) in trade accounts, notes and
  cheques payable.............................   (565,802)   (554,809)  (1,432)
 (Decrease) increase in licensed program
  payable.....................................   (530,648)    639,601    1,651
 (Increase) decrease in inventories...........   (306,436)      1,408        4
 (Decrease) in accrued expenses and other
  liabilities................................. (1,327,812) (1,171,608)  (3,024)
 Increase in income taxes payable.............     13,342      46,345      120
 Other, net...................................     90,574  (1,252,422)  (3,232)
                                               ----------  ----------  -------
   Total adjustments.......................... (5,479,496) (6,992,545) (18,045)
                                               ----------  ----------  -------
Net cash (used) in operating activities....... (4,729,536) (7,458,368) (19,247)
                                               ----------  ----------  -------
Cash flows from investing activities
 Deposit for the right of acquisition......... (3,000,000)        --       --
 Acquisition of subsidiary, net of cash.......    (42,065)     (8,409)     (22)
 Dividends received...........................     70,890         --       --
 Purchase of fixed assets.....................   (867,619)   (772,284)  (1,993)
                                               ----------  ----------  -------
Net cash (used) in investing activities....... (3,838,794)   (780,693)  (2,015)
                                               ----------  ----------  -------
Cash flow from financing activities
 Proceeds from long-term debt.................        --      328,386      847
 Redemption of Senior Notes...................        --   (1,416,689)  (3,656)
 Increase in bank overdrafts and short term
  borrowings, net.............................    484,204   4,752,143   12,264
 Decrease in restricted cash..................    104,745      16,184       42
 Repayments of capital lease obligations......    (45,469)    (41,203)    (106)
                                               ----------  ----------  -------
Net cash provided by financing activities.....    543,480   3,638,821    9,391
                                               ----------  ----------  -------
Effect of exchange rate changes on cash.......  2,431,322   2,259,662    5,832
 Decrease in cash............................. (5,593,528) (2,340,578)  (6,039)
Cash at beginning of year..................... 31,772,162   8,426,343   21,746
                                               ----------  ----------  -------
Cash at end of year........................... 26,178,634   6,085,765   15,707
                                               ==========  ==========  =======
Supplemental disclosure of cash flow
 information
 Cash paid for interest.......................  1,950,067   1,702,490    4,394
 Cash paid for income taxes...................        --          --       --

Exchange rate for the convenience translation of the March 31, 2001 balances is
                              GRD 387.48 to $ 1.00

   The accompanying notes are an integral part of the consolidated financial statements.

                                ANTENNA TV S.A.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  (In thousands of drachmae, except share data and where otherwise indicated)

1. Summary of Significant Accounting Policies

 Basis of Presentation

   The consolidated financial statements and related notes at March 31, 2001 and for the three months ended March 31, 2000 and 2001 are unaudited and prepared in conformity with the accounting principles applied in the Company's 2000 Annual Report on Form 20-F for the year ended December 31, 2000. In the opinion of management, such interim financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for such periods. The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the full year or any other interim period.

 Acquisitions of unrelated businesses

   (i) Year 2000

   On February 7, 2000 Antenna TV acquired the 49% interest in Audiotex from Legion International S.A., a Lagardere Group company, that it did not already own for total consideration of GRD 55,045 and an increase in the royalty fee to Legion International S.A. from 7.5% to 12.0% of Audiotex's annual revenue for 10 years. The term of the amended royalty agreement is from January 1, 2000 to January 1, 2010. This acquisition was accounted for using the purchase method and accordingly, the net assets acquired have been recorded at their fair value and the results of their operations included from the date of acquisition. Based on estimates of fair value GRD 99,307 has been allocated to goodwill as at March 31,2001. The incremental increase in the royalty payment of 4.5% represents the additional consideration payable for the acquired interest and will be recorded as additional element of the cost of the acquired entity, that is goodwill, and will be amortized over 10 years. The additional elements of cost are recorded when the contingency is resolved and the consideration is issuable.

   On March 2, 2000, the Company entered into an agreement with MEAGA SA. a Greek company which is listed on the Athens Stock Exchange, to acquire approximately 70% of MEAGA, subject to the completion of due diligence by Antenna and receipt of regulatory approvals and consents. In connection with this transaction, MEAGA will sell its existing businesses to third party purchasers and the proceeds will be applied to repay all outstanding indebtedness of MEAGA. As a result, just prior to the acquisition, MEAGA will have no assets or liabilities. In exchange for its interest in MEAGA, Antenna will transfer 51% stakes in four of its subsidiaries, Antenna Radio, Antenna Spoudastiki, Audiotex and Daphne, to MEAGA. Following the completion of the acquisition, the assets and liabilities of MEAGA will be comprised of the historical book values of the businesses contributed by Antenna. The consolidated financial statements of Antenna TV will reflect a charge to recognize the cost of the disposition of the interest transferred to the minority shareholders and a corresponding recognition of a minority interest in the consolidated balance sheet. The transaction has not yet materialized.

   In August 2000 Antenna TV became a 40% shareholder in a newly established company, Antenna Optima S.A whereby GRD 8 million was contributed as an initial investment. The investment is accounted for by the equity method as Antenna TV does not own a controlling interest.

   On August 4, 2000 the Company acquired interests in three Bulgarian media companies for total consideration including related expenses of GRD 1,368 million. The acquisition includes a 100% interest in Nova Television AD, a 100% interest in Multimex I.D. AD and a 92% interest in Radio Express. In November 2000 the 7% minority interest in Radio Express was purchased for GRD 11,988. This acquisition was

                                ANTENNA TV S.A.

  (In thousands of drachmae, except share data and where otherwise indicated)

accounted for using the purchase method and accordingly, the net assets acquired have been recorded at their fair values and the results of their operations included from the dates of acquisition. Based on estimates of fair value GRD 1,335 million has been allocated to goodwill.

   On October 9, 2000 the Company acquired a 100% interest in Part Time S.A. (now Part Time Simvouleftiki S.A.) for cash consideration of GRD 883.4 million. This acquisition was accounted for using the purchase method and accordingly, the net assets acquired have been recorded at their fair value and the results of their operations included from the date of acquisition. Based on estimates of fair value GRD 644.6 million has been allocated to land and GRD 53.3 million to goodwill.

   On a proforma basis, reflecting the acquisitions of the three Bulgarian media companies and Part Time S.A. as if had taken place at the beginning of the year and after giving effect to the adjustments recording the acquisitions, unaudited net revenues, net earnings and basic and diluted earnings per share would have been GRD 56,030 million, GRD 7,112 million and GRD 358.3, respectively. These proforma results are not indicative of either future performance or actual results which would have occurred has these acquisitions taken place at the beginning of the respective period.

   (ii) Year 2001

   In January, 2001 the Company acquired a 51% interest in Blues Hall EPE for cash consideration of GRD 6.1 million. This acquisition was accounted for using the purchase method and accordingly, the net assets acquired have been recorded at their fair value and the results of their operations included from the date of acquisition. Based on estimates of fair value GRD 139.4 million has been allocated to goodwill.

 Principles of Consolidation

   The condensed consolidated financial statements of the Company include all of its significant majority-owned subsidiaries. Affiliated companies in which the Company does not own a controlling interest or for which the minority shareholders have significant veto rights over operating decisions (participating rights requiring unanimous shareholder approval, including: transactions in excess of GRD 20 million, operating budgets, senior management positions, borrowing and amendments to contractual obligations) are accounted for using the equity method.

 Deferred Charges

   The expenses incurred in connection with the issuance and distribution of the Company's 9% Senior Notes due 2007 (the "Senior Notes"), issued on August 12, 1997, were capitalised and are being amortized over the term of the Senior Notes. Amortization for the three months ended March 31, 2000 and 2001 totalled GRD 56,685 and GRD 54,746 respectively, and is included in interest expense in the accompanying unaudited consolidated statements of operations for the three months ended March 31, 2000 and 2001.

 Programming Costs

   During the first quarter of 2001 the Company adopted the AICPA Statement of Position 00-2 "Accounting by Producers or Distributors of Films". SOP 00-2 established new accounting SOP 00-2 establishes new accounting standards for producers and distributors of films, including changes in revenue recognition and accounting for advertising, development and overhead costs. It requires advertising costs for television products to be expensed as incurred, certain indirect overhead costs to be charged directly to expense instead of being

                                ANTENNA TV S.A.

  (In thousands of drachmae, except share data and where otherwise indicated)

capitalized to film costs, and all film costs to be classified on the balance sheet as non-current assets. The Company for the quarter ended March 31, 2001 recorded a one-time charge for the initial adoption of the standard. The charge, amounting to GRD 196,969, net of tax represents a cumulative effect of a change in accounting principle.

 Translations of Drachmae into U.S. Dollars

   The financial statements are stated in drachmae. The translations of drachmae into U.S. Dollars are included solely for the convenience of the reader, using the noon buying rate in New York on March 31, 2001, which was GRD
387.48 to $1.00. The convenience translations should not be construed as representations that the drachmae amounts have been, could have been, or could in the future be, converted into U.S. Dollars at this or any other rate of exchange.

                                ANTENNA TV S.A.

  (In thousands of drachmae, except share data and where otherwise indicated)


2. Due from Related Parties

   The Company sells advertising spots, licensing and distribution rights to certain related parties in the ordinary course of business. Furthermore, the Company also derives revenue from related parties by charging fees for the use of the Company's production facilities and technical and administrative services for the production of infomercials. Such related parties consist of companies which have common ownership and/or management with the Company. The Company believes that, in each case, the terms of such transactions are no less favourable than those that would be attainable by the Company in the ordinary course from unaffiliated third parties under similar circumstances.

   Balances from related companies are as follows:

                                                                       Unaudited
                                                          December 31, March 31,
                                                              2000       2001
                                                          ------------ ---------
   Accounts Receivable
     Current:
       Antenna Satellite TV (USA) Inc....................  2,228,016   2,386,500
       Echos and Rhythmos EPE............................     49,600      84,172
       Epikinonia EPE....................................     86,418     179,251
       Antenna Satellite Radio...........................     99,632     108,894
       Antenna TV Ltd. (Cyprus)..........................  1,252,148   1,261,322
       Makedonia TV S.A..................................    485,043     674,528
                                                           ---------   ---------
                                                           4,200,857   4,694,667
                                                           =========   =========
     Long-term:
       Antenna Satellite TV (USA) Inc....................  3,573,606   3,812,205
                                                           =========   =========
   Advances
     Current:
       Catalogue Auctions Hellas S.A.....................    167,029     167,142
       Echos and Rhythmos EPE............................    168,165     269,038
                                                           ---------   ---------
                                                             335,194     436,180
                                                           =========   =========
     Long-term:
       Antenna TV Ltd. (Cyprus)..........................    120,979     120,979
       Epikinonia Ltd....................................     34,158      34,158
       JVFM--Epikinonia..................................     46,120      56,120
                                                           ---------   ---------
                                                             201,257     211,257
                                                           =========   =========
   Accounts payable
     Current:
       Makedonia TV S.A..................................        --          415
       Echos and Rhythmos EPE............................        --          286
                                                           ---------   ---------
                                                                 --          701
                                                           =========   =========
     Long-term:
       Payable to minority shareholders of Dafne.........    185,000     185,000
                                                           =========   =========

                                ANTENNA TV S.A.

  (In thousands of drachmae, except share data and where otherwise indicated)


                                                      Unaudited Revenue from
                                                          related parties
                                                     -------------------------
                                                     Three months Three months
                                                        ended        ended
                                                      March 31,    March 31,
                                                         2000         2001
                                                     ------------ ------------
   Epikinonia Ltd. (Production facilities and
    technical and administrative services).........      149,000      109,100
   Antenna Satellite TV (USA) Inc. (License fees)..       72,450       81,021
   Antenna Satellite Radio.........................        9,018        9,055
   Antenna TV Ltd. (Cyprus) (Royalties)............       81,858       67,193
   Echos and Rhythmos EPE..........................          --         1,420
   Makedonia TV S.A................................          --        10,415
                                                      ----------   ----------
                                                         312,326      278,204
   Audiotex (Related party commission income)......       47,875          --
                                                      ----------   ----------
                                                         360,201      278,204
                                                      ==========   ==========

3. Programming Costs

   The following table sets forth the components of the programming costs, net of amortization:

                                                                   Unaudited
                                                     December 31,  March 31,
                                                         2000         2001
                                                     ------------ ------------
   Produced programming............................   17,721,486   19,468,825
   Purchased sports rights.........................    1,628,611    2,457,809
   Licensed program rights.........................    2,752,877    2,847,974
   Prepaid license program rights..................    1,363,259    1,277,492
   Prepaid produced programs and sports............    3,242,054    1,398,090
                                                      ----------   ----------
                                                      26,708,287   27,450,190
                                                      ==========   ==========

   Programming costs which are expected to be amortized within one year amount to GRD 16,238,222 and GRD 16,689,287 as at December 31, 2000 and March 31, 2001, respectively.

   In February 2001 the Company entered into an agreement with ENDEMOL ENTERTAINMENT INTERNATIONAL BV, to acquire the licence and production rights of an entertainment program "Big Brother". The total licence fee amounts to EURO 5,822 and the rights commence (the program is available for its first showing) in September 2001. As of March 31, 2001, the Company does not fulfil all the conditions of SFAS 63 and has not recorded the respective asset and liability.

                                ANTENNA TV S.A.

  (In thousands of drachmae, except share data and where otherwise indicated)


4. Intangibles

                                                                    Unaudited
                                                       December 31, March 31,
                                                           2000       2001
                                                       ------------ ---------
   Goodwill...........................................  2,280,698   2,434,620
   Magazine rights....................................    200,000     200,000
                                                        ---------   ---------
                                                        2,480,698   2,634,620
   Accumulated amortization...........................   (187,535)   (291,634)
                                                        ---------   ---------
                                                        2,293,163   2,342,986
                                                        =========   =========

5. Other Assets

   Other assets are analyzed as follows:

                                                                    Unaudited
                                                       December 31, March 31,
                                                           2000       2001
                                                       ------------ ---------
   Advance for the right to acquire an interest in
    Macedonia TV......................................  3,000,000   3,000,000
   Guarantee deposits.................................    107,763     130,781
                                                        ---------   ---------
                                                        3,107,763   3,130,781
                                                        =========   =========

   On February 24, 2000 the Company advanced GRD 3 billion in exchange for the right to acquire a controlling interest in Macedonia TV, one of the six Greek commercial TV broadcasters with a nationwide license. This right gives Antenna the ability to acquire a 51% interest in Macedonia TV from its three shareholders for a total consideration equal to the advance payment. The Company may acquire this interest within the next three years, but may only do so if and when Greek law permits a broadcaster and/or its shareholders to own or control two licensed free to air television broadcast companies. If the interest is not acquired, Antenna will be refunded all amounts paid and will be granted a right of first refusal over any future transfers of the 51% interest.

6. Investments

                                                                     Unaudited
                                                       December 31,  March 31,
                                                           2000         2001
                                                       ------------  ----------
   Equity method investments..........................       7,610        7,610
                                                       ===========   ==========
   Available-for-sale equity securities:
     Cost.............................................  15,542,731   15,542,731
     Allowance for unrealized loss on securities...... (11,428,991)  (9,793,713)
                                                       -----------   ----------
                                                         4,113,740    5,749,018
                                                       ===========   ==========

   During 2000, the Company acquired a 14.49% interest in Athenian Capital Holdings S.A. in various open market transactions for an aggregate purchase price of GRD 15,542,731. Approximately 15% of Athenian Capital Holdings S.A. is collectively owned by the principal shareholders of the Company. The Chairman, the Chief Executive Officer, the Chief Financial Officer and four other senior executives who are all directors of Antenna TV, represent seven out of eleven board members of Athenian Capital Holdings S.A.

                                ANTENNA TV S.A.

  (In thousands of drachmae, except share data and where otherwise indicated)


   On February 7, 2000 Antenna TV acquired the 49% interest in Audiotex that it did not already own from Legion International S.A. (refer to Note 1 Acquisition of unrelated businesses). Furthermore on September 6, 2000 Antenna TV acquired the 40% interest in the newly established company named Antenna Optima S.A.

7. Deferred Income Taxes

   The deferred income taxes relate to the temporary differences between the book values and the tax bases of assets and liabilities. Significant components of the Company's deferred tax liabilities and assets as at December 31, 2000 and March 31, 2001 are summarized below (the tax rate in effect at December 31, 2000 and March 31, 2001 was 40% and 37.5% respectively):

                                                                      Unaudited
                                                         December 31, March 31,
                                                             2000       2001
                                                         ------------ ---------
   Deferred tax liabilities
     Intangible and tangible assets.....................    169,600     152,438
     Programming costs..................................  5,346,841   4,009,781
     Reserves...........................................    685,707     685,707
     Reserves taxed in a special way....................    437,774     437,774
     Deferred charges...................................    307,596     294,819
     Leased assets......................................    429,423     381,586
     Customer advances and accounts payable.............    497,334     723,384
     Other..............................................    141,492     149,536
                                                          ---------   ---------
   Gross deferred tax liabilities.......................  8,015,767   6,835,025
                                                          ---------   ---------
   Deferred tax assets
     Property and equipment.............................    134,859      97,541
     Start up costs.....................................    853,758     742,992
     Long term liability................................     17,600      16,500
     Long term lease liability..........................    115,090     101,910
     Short-term lease liability.........................     97,056      89,845
     Long-term receivables..............................    387,810     363,572
     Deferred revenue...................................      2,200       1,406
     Accounts receivable................................    577,122     299,601
     Employee retirement benefits.......................    216,417     207,544
     Other assets.......................................  1,097,790   1,166,244
     Marketable equity securities.......................  4,571,596   3,672,852
     Accrued expenses and other provisions..............    520,728     370,663
     Net operating losses...............................     57,629      57,629
                                                          ---------   ---------
   Gross deferred tax assets............................  8,649,655   7,188,299
                                                          ---------   ---------
   Net deferred tax assets..............................    633,888     353,274
                                                          =========   =========

   The classification of deferred income taxes in the accompanying balance sheets is as follows:

                                                                      Unaudited
                                                         December 31, March 31,
                                                             2000       2001
                                                         ------------ ---------
   Net current deferred tax liability...................   (839,761)   (839,761)
                                                          =========   =========
   Net current deferred tax asset.......................        --      333,545
                                                          =========   =========
   Net non-current deferred tax asset...................  1,473,649     859,490
                                                          =========   =========

                                ANTENNA TV S.A.

  (In thousands of drachmae, except share data and where otherwise indicated)


   The provision for income taxes reflected in the accompanying statements of operation is analyzed as follows:

                                                           Unaudited Unaudited
                                                           March 31, March 31,
                                                             2000      2001
                                                           --------- ---------
   Current................................................   44,981    38,688
   Deferred income taxes..................................  459,010  (500,159)
                                                            -------  --------
   Provision (benefit) income taxes.......................  503,991  (461,471)
                                                            =======  ========

   The reconciliation of the provision for income taxes to the amount determined by the application of the Greek statutory tax rate of 40% and 37.5% in 2000 and 2001 respectively, to pre-tax income is summarized as follows:

                                                           Unaudited Unaudited
                                                           March 31, March 31,
                                                             2000      2001
                                                           --------- ---------
   Tax provision at statutory rate........................  501,580  (274,367)
   Effect of change in tax rate...........................      --   (246,147)
   Goodwill amortization..................................    4,450    32,764
   Interest income........................................  (49,632)  (28,969)
   Disallowed prior period expenses and non-deductible
    general expenses......................................   28,495    38,688
   Loss not subject to income tax.........................   19,098    16,560
                                                            -------  --------
                                                            503,991  (461,471)
                                                            =======  ========

   Interest income is taxed at a lower rate (15%) than operating income. Disallowed prior period expenses relate to invoices for goods or services that were not received prior to the preparation of the tax returns and that relate to prior year expenses (i.e. invoices received in February that relate to services rendered in December of prior year). Non-deductible general expenses relate primarily to certain car, meals and entertainment expenses.

   In Greece, amounts reported to the tax authorities are provisional until such time as the books and records of the entity are inspected by the tax authorities. Greek tax laws and related regulations are subject to interpretation by the tax authorities. The Company has been audited by the tax authorities up to 1992. Management believes that the amounts accrued will be sufficient to meet its tax obligations.

   The ultimate outcome of additional tax assessments may vary from the amounts accrued, but management believes that any additional tax liability over and above the amount accrued would not have a material adverse impact on the Company's results of operations or financial position.

   During the three months ended March 31, 2001 the deferred tax assets and liabilities were remeasured and the total effect of the change in the tax rate was a charge of GRD 39,617, of which GRD 285,724 was recorded as a charge to comprehensive income in the statement of shareholders equity and GRD 246,147 was recorded as a tax benefit in the consolidated statements of operation.

                                ANTENNA TV S.A.

  (In thousands of drachmae, except share data and where otherwise indicated)


8. Senior Notes

                                                                  Unaudited
                                                     December 31, March 31,
                                                         2000        2000
                                                     ------------ ----------
   Senior Notes due 2007 issued on August 12, 1997.
    Interest on the notes is paid semi-annually in
    February and August, commencing February 1,
    1998, at a rate of 9% per annum. The Senior
    Notes are redeemable, in whole or in part, at
    the option of the Company at any time on or
    after August 1, 2002............................  32,633,513  33,433,712
                                                      ==========  ==========

   Interest expense relating to the Senior Notes for the three months ended March 31, 2000 and 2001 totalled GRD 903 million and GRD 714 million, respectively, and is included in interest expense in the accompanying consolidated statements of operations.

   On March 22, 2001 the Company repurchased GRD 1,458 million ($4.0 million) of the Senior Notes, with accrued interest of GRD 19,265 ($0.05 million) to the date of repurchase.

   The early extinguishment of the Senior Notes resulted in the following:

                                                            Unaudited Unaudited
                                                            March 31, March 31,
                                                              2000      2001
                                                            --------- ---------
   Discount on prepayment of Senior Notes..................    --       51,268
   Write-off of related unamortized debt issuance costs....    --      (49,153)
                                                               ---     -------
   Income..................................................    --        2,115
                                                               ===     =======

   The gain for the three months ended March 31, 2001 has been recorded as an extraordinary item, net of tax of GRD 794.

   The indebtedness evidenced by the Senior Notes constitutes a general unsecured senior obligation of the Company and ranks pari passu in right of payment with all other senior indebtedness and senior in right of payment to all subordinated indebtedness of the Company. The indenture with respect to the Senior Notes contains certain covenants and restrictions that, among other things, limit the type and amount of additional indebtedness that may be incurred by the Company and impose certain limitations on investments, loans and advances, sales or transfers of assets, dividends and other payments, the ability of the Company to enter into sale-leaseback transactions, certain transactions with affiliates and certain mergers.

9. Other Long-term Debt

                                                                       Unaudited
                                                          December 31, March 31,
                                                              2000       2000
                                                          ------------ ---------
   Loan of GRD 333,333, due in annual instalments of GRD
    166,666, bearing interest at variable rates (7.7%
    for the three months ended March 31, 2001) and due
    in 2003. Guaranteed by the Company..................      --        333,333
   Loan of CHF 183, due in annual instalments of GRD
    6,960, bearing interest at variable rates (9.07% for
    the three months ended March 31, 2001) and due in
    2010. Secured by the building of the Company's
    subsidiary Blues Hall EPE...........................      --         33,040
                                                              ---       -------
                                                              --        366,373
                                                              ===       =======

                                ANTENNA TV S.A.

  (In thousands of drachmae, except share data and where otherwise indicated)


   Interest expense for the three months ended March 31, 2001 amounted to GRD 11,539. There was no interest expense for the three months ended March 31, 2000 as there were no other long-term borrowings.

10. Foreign Exchange (Losses) Gains

   Foreign exchange (losses) gains included in the consolidated statements of operations are analyzed as follows:

                                                        Unaudited   Unaudited
                                                        March 31,   March 31,
                                                           2000        2001
                                                        ----------  ----------
   Unrealized foreign exchange (loss) on Senior Notes
    (US$).............................................. (2,431,322) (2,258,314)
   Unrealized foreign exchange gain on cash,
    receivables and payables denominated in foreign
    currencies (US$) and realized (losses) gains on
    transactions.......................................  1,022,653     516,412
                                                        ----------  ----------
                                                        (1,408,669) (1,741,902)
                                                        ==========  ==========

11. Other income (expense)

                                                        Unaudited   Unaudited
                                                        March 31,   March 31,
                                                           2000        2001
                                                        ----------  ----------
   Other, net..........................................     (7,238)   (100,589)
                                                        ==========  ==========

                                ANTENNA TV S.A.

  (In thousands of drachmae, except share data and where otherwise indicated)


12. Segment Information

   The Company's reportable segments are Television, Radio, Pay Television, Journalism and Magazines. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Identifiable assets by segments are those assets that are used in the operation of that business. Sales are attributed to countries based on selling location.

   Three months ended March 31, 2000:

                                           Unaudited three months ended March 31, 2000
                          ----------------------------------------------------------------------------------
                                                    Pay                           Intersegment     Total
                          Television    Radio    Television Publications  Other   Elimination   consolidated
                          ----------  ---------  ---------- ------------ -------  ------------  ------------
Advertising revenue.....   8,195,009    418,779       --       311,133       --           --      8,924,921
Related party sales.....     528,907     10,455       --           699       --      (227,735)      312,326
Publication revenue.....         --         --        --     1,946,079       --           --      1,946,079
Other revenue...........      57,305      9,137    24,789       59,694   180,783          --        331,708
                          ----------  ---------   -------    ---------   -------  -----------    ----------
Total revenues..........   8,781,221    438,371    24,789    2,317,605   180,783     (227,735)   11,515,034
Depreciation and
 amortisation...........     168,601     10,746     8,966      183,361     8,919          --        380,593
Amortisation of
 programming costs......   3,148,751        --        --           --        --           --      3,148,751
Operating income........   2,924,521     78,945     4,415          720   (33,498)     (29,451)    2,945,652
Equity in net income in
 unconsolidated
 affiliate..............       2,677        --        --           --        --           --          2,677
Related party commission
 income.................      47,875        --        --           --        --           --         47,875
Interest expense, net...    (214,876)   (22,288)   (1,636)    (148,776)      (69)      23,309      (364,336)
Foreign exchange losses,
 net....................  (1,329,150)   (29,262)  (50,525)         268       --           --     (1,408,669)
Other income, (expense),
 net....................     (12,679)        38       --         5,413       (10)         --         (7,238)
Minority interest in
 losses of consolidated
 entities...............         --         --        --           --        --        37,990        37,990
                          ----------  ---------   -------    ---------   -------  -----------    ----------
Income (loss) before
 tax....................   1,418,368     27,433   (47,746)    (142,375)  (33,577)      31,848     1,253,951
Net income (loss).......     847,844     16,378   (47,746)     (77,530)  (20,834)      31,848       749,960
Segment assets
Total assets at March
 31, 2000...............  94,696,179  2,004,174   519,493    9,760,068   561,071  (14,128,188)   93,412,797
                          ==========  =========   =======    =========   =======  ===========    ==========

                                ANTENNA TV S.A.

  (In thousands of drachmae, except share data and where otherwise indicated)

   Three months ended March 31, 2001:

                                             Unaudited three months ended March 31, 2001
                          -------------------------------------------------------------------------------------
                                                     Pay                             Intersegment     Total
                          Television     Radio    Television Publications   Other    Elimination   consolidated
                          -----------  ---------  ---------- ------------ ---------  ------------  ------------
Advertising revenue.....    7,708,786    379,570       --        521,954        --           --      8,610,310
Related party sales.....      463,732     11,990       --          3,232      1,200     (201,950)      278,204
Publication revenue.....          --         --        --      2,377,319        --           --      2,377,319
Other revenue...........      146,853        --     42,483       176,861    494,952          --        861,149
                          -----------  ---------   -------    ----------  ---------  -----------   -----------
Total revenues..........    8,319,371    391,560    42,483     3,079,366    496,152     (201,950)   12,126,982
Depreciation and
 amortisation ..........      311,810     15,128     8,987       258,884     14,940        3,046       612,795
Amortisation of
 programming costs......    3,286,961        --        --            --         --           --      3,286,961
Operating income........    1,822,334      2,636    20,166       152,718    (21,786)      (2,239)    1,973,829
Equity in net income in
 unconsolidated
 affiliate..............          --         --        --            --         --           --            --
Related party commission
 income.................          --         --        --            --         --           --            --
Interest expense, net...     (743,259)   (16,661)     (551)     (130,363)      (838)      13,084      (878,588)
Foreign exchange losses,
 net ...................   (1,674,045)    26,078   (63,776)      (30,159)       --           --     (1,741,902)
Other income, (expense),
 net ...................      (61,321)    12,755       --        (52,037)        14          --       (100,589)
Minority interest in
 losses of consolidated
 entities...............          --         --        --            --         --        15,604        15,604
                          -----------  ---------   -------    ----------  ---------  -----------   -----------
Income (loss) before
 tax....................     (656,291)    24,808   (44,161)      (59,841)   (22,610)      26,449      (731,646)
Extraordinary gain on
 repurchase of Senior
 Notes (net of income
 taxes of GRD 794)......        1,321        --        --            --         --           --          1,321
Cumulative effect of a
 change in accounting
 principle (net of
 income taxes of GRD
 118,181)...............     (196,969)       --        --            --         --           --       (196,969)
Net income (loss).......     (241,290)    (1,132)  (44,161)     (188,239)   (17,450)      26,449      (465,823)
Segment assets
Total assets at March
 31, 2001...............  102,563,753  2,350,910   311,052    15,185,437  1,518,560  (21,575,195)  100,354,517
                          ===========  =========   =======    ==========  =========  ===========   ===========

                                ANTENNA TV S.A.

  (In thousands of drachmae, except share data and where otherwise indicated)


Geographic areas

   Information about geographic areas is as follows:

                                                           Unaudited  Unaudited
                                                           March 31,  March 31,
                                                              2000       2001
                                                           ---------- ----------
     Revenues:
       Greece............................................. 11,326,919 11,669,903
       United States......................................     81,468     90,076
       Australia..........................................     24,789     42,483
       Cyprus.............................................     81,858     67,193
       Bulgaria...........................................        --     257,327
                                                           ---------- ----------
                                                           11,515,034 12,126,982
                                                           ========== ==========

Note: Revenues are attributed to countries based on location of customer

   Long lived assets are analysed as follows:

                                                           Unaudited  Unaudited
                                                           March 31,  March 31,
                                                              2000       2001
                                                           ---------- ----------
     Domestic............................................. 13,146,987 18,451,260
     International........................................    345,088  1,292,880
                                                           ---------- ----------
       Total.............................................. 13,492,075 19,744,140
                                                           ========== ==========

13. Subsequent Events

   The MEAGA S.A agreement as discussed under Note 1, has been conditionally cancelled on February 21, 2001.

   The Company commences preparation for an additional debt financing, which is expected to be completed by the year end.

   The Company became a 100% shareholder in a newly established company Antenna Internet S.A, whereby GRD 20,000 was contributed as an initial investment.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Directors may be indemnified by the Registrant under general principles of civil law of the Hellenic Republic. Article 22a of Codifed law 2190/1920 of the Hellenic Republic establishes the applicable standard of conduct that directors must met in the exercise of their duties, namely, they must exercise the level of proper care that they would otherwise exercise if the Registrant had been their family business.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

   Exhibit
   Number                               Description
   -------                              -----------
    3.1*   Articles of Incorporation of Antenna TV S.A.
    4.1    Indenture, dated as of June 18, 2001, between the Registrant and The
           Bank of New York as Trustee
    4.2    Form of Existing Note (included in Exhibit 4.1 as Exhibit A-1)
    4.3**  Form of New Note
    4.4    Form of Exchange Agent Agreement
    5.1**  Opinion of Paul, Weiss, Rifkind, Wharton & Garrison regarding the legality of the New Notes under New York law
    5.2**  Opinion of Constantine Xydia & Partners regarding the legality of the New Notes under the laws of the Hellenic Republic
    8.1**  Opinion of Paul, Weiss, Rifkind, Wharton & Garrison regarding certain United States federal income tax matters
    8.2**  Opinion of Constantine Xydias regarding certain tax maters of the
           Hellenic Republic
   10.1    Registration Rights Agreement, June 18, 2001, among the Registrant and Salomon Brothers International Limited
   12.1**  Statements regarding computation of ratios
   15.1**  Letter re unaudited interim financial statements
   21.1**  List of Subsidiaries of Antenna TV S.A.
   23.1    Consent of KPMG Kyriacou
   23.2**  Consent of Paul, Weiss, Rifkind, Wharton & Garrison regarding
           Exhibit 5.1 (included in Exhibit 5.1)
   23.3**  Consent of Paul, Weiss, Rifkind, Wharton & Garrison regarding
           Exhibit 8.1 (included in Exhibit 8.1)
   23.4**  Consent of Constantine Xydias & Partners regarding Exhibit 5.2
           (included in Exhibit 5.2)
   23.5**  Consent of Constantine Xydias & Partners regarding Exhibit 8.2
           (included in Exhibit 8.2)
   24.1    Power of attorney (included on signature pages)
   25.1    Statement of Eligibility of The Bank of New York as Trustee on Form
           T-1
   99.1    Form of Letter of Transmittal

--------
* Incorporated by reference to the Registrant's Registration Statement on Form F-4 (Registration No. 333-7752), filed with the SEC on October 10, 1997.

**  To be filed by amendment

   (b) Financial Statement Schedules

   All schedules for which provision is made in the applicable accounting regulations of the SEC are not required, are inapplicable or have been disclosed in the notes to other financial statements and therefore have been omitted.

Item 22. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer nor controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

   The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a Prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Company undertakes that such reoffering Prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is sued in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The Registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph
(i) above include information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

   The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, Hellenic Republic on the 13th day of July, 2001.

                                          ANTENNA TV S.A.

                                                   /s/ Theodore Kyriakou
                                          By: _________________________________
                                                 Name: Theodore Kyriakou
                                                 Title: Chief Executive
                                                 Officer and Director

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Theodore Kyriakou and Nikolas Angelopoulos, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on July 13, 2001.

              Signature                                 Title
              ---------                                 -----

          /s/ Minos Kyriakou            Chairman
______________________________________
            Minos Kyriakou

        /s/ Theodore Kyriakou           Chief Executive Officer and Director
______________________________________   (Principal Executive Officer)
          Theodore Kyriakou

       /s/ Nikolas Angelopoulos         Group Chief Financial Officer and
______________________________________   Director (Principal Financial and
         Nikolas Angelopoulos            Accounting Officer)

         /s/ Spilios Charamis           Director
______________________________________
           Spilios Charamis

          /s/ George Antypus            Director
______________________________________
            George Antypus

        /s/ Panagiotis Fotilas          Director
______________________________________
          Panagiotis Fotilas

              Signature                 Title
              ---------                 -----

        /s/ Sifis Glyniadakis           Director
______________________________________
          Sifis Glyniadakis

                                        Director
______________________________________
           Athina Kyriakou

        /s/ Xenophon Kyriakou           Director
______________________________________
          Xenophon Kyriakou

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of Antenna TV S.A. and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 13th day of July, 2001.

                                          ANTENNA (NORTH AMERICA) INC.
                                          (Authorized U.S. Representative)

                                                    /s/ Mary Politis
                                          By: _________________________________
                                          Name:Mary Politis
                                          Title:Vice President